As filed with the Securities and Exchange Commission on December 24, 2009

Registration No. 333-163192

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE STEAK N SHAKE COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Indiana	5812	37-0684070
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

The Steak n Shake Company
36 South Pennsylvania Street, Suite 500
Indianapolis, Indiana 46204
(317) 633-4100

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Duane E. Geiger
Interim Chief Financial Officer
The Steak n Shake Company
36 South Pennsylvania Street, Suite 500
Indianapolis, Indiana 46204
Voice: (317) 633-4100
Facsimile: (317) 633-4105

(Name, Address Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Mark B. Barnes Ice Miller LLP One American Square, Suite 2900 Indianapolis, Indiana 46282-0200 Voice: (317) 236-2456 Facsimile: (317) 592-4868	Steven Wolosky Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Voice: (212) 451-2333 Facsimile: (212) 451-2222

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-Accelerated Filer ☐	Smaller Reporting Company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED , 2009

PROPOSED MERGER — PROXY STATEMENT/PROSPECTUS

Dear Western Sizzlin Stockholder:

The Steak n Shake Company (“Steak n Shake”) proposes to purchase Western Sizzlin Corporation (“Western Sizzlin”). This purchase would be accomplished pursuant to an Agreement and Plan of Merger, dated as of October 22, 2009, which we refer to herein as the merger agreement. The parties to the merger agreement are Steak n Shake, Western Sizzlin, and Grill Acquisition Corporation, a wholly-owned subsidiary of Steak n Shake (“Merger Sub”). The merger agreement provides that Merger Sub will be merged with and into Western Sizzlin, with Western Sizzlin continuing as the surviving entity and all outstanding shares of Western Sizzlin being converted into the right to receive the purchase price for their shares that is described below. If the merger is completed, Western Sizzlin will cease to be a publicly traded company and will become a wholly-owned subsidiary of Steak n Shake.

Pursuant to the merger agreement, on October 22, 2009, Western Sizzlin declared a special dividend payable to Western Sizzlin’s stockholders in the form of 1,322,806 shares of Steak n Shake common stock that were beneficially owned by an investment subsidiary of Western Sizzlin. Each stockholder of Western Sizzlin of record as of November 2, 2009 was entitled to receive this dividend, which was distributed on November 6, 2009. The dividend was paid at the rate of approximately 0.465 shares of Steak n Shake common stock for each share of Western Sizzlin common stock outstanding as of November 2, 2009 (fractional share interests were settled by a cash payment). All references to numbers of shares of Steak n Shake common stock in this paragraph are not retroactively adjusted to give effect to the 1-for-20 reverse split effected by Steak n Shake on December 18, 2009.

Under the terms of the merger agreement, the merger consideration payable by Steak n Shake to Western Sizzlin stockholders will be in the form of a new issue of 14% redeemable subordinated debentures due 2015 to be issued by Steak n Shake, which we refer to herein as the debentures, in an aggregate principal amount of $22,959,000. Subject to stockholder approval and satisfaction or waiver of the other conditions specified in the merger agreement, as described in the attached proxy statement/prospectus, at the effective time of the merger, each outstanding share of common stock of Western Sizzlin (other than shares held by Steak n Shake, Merger Sub or Western Sizzlin, or by Western Sizzlin’s stockholders who perfect and do not withdraw their appraisal rights under Delaware law) will be converted into the right to receive a pro rata portion of the debentures (approximately $8.07 principal amount of debentures per Western Sizzlin share, based upon the number of shares of Western Sizzlin common stock outstanding on
, 2010), with cash to be paid in lieu of fractional debenture interests.

The debentures will be unsecured debt obligations of Steak n Shake that are subordinated in right of payment (subject to certain limitations) to all of its other present and future senior debts and obligations. The debentures will bear interest at 14% per annum from the date of issuance (which will be the same date as the effective date of the merger), payable semiannually in cash, with principal and any accrued but unpaid interest to be paid in cash at maturity on the date that is the fifth anniversary of the date of issuance. Steak n Shake may, at its option, redeem the debentures, in whole or in part, without premium or penalty, on or after the date that is the first anniversary of the date of issuance thereof at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest to the date of redemption. The indenture governing the debentures contains covenants that restrict Steak n Shake’s ability to declare or pay dividends on its common stock or incur additional indebtedness under certain circumstances. Steak n Shake applied on December , 2009 to list the debentures on the New York Stock Exchange upon issuance; however, because the debentures will be issued without underwriting in a direct issue limited to stockholders of Western Sizzlin in a principal amount limited to $22,959,000, no assurance can be made that any active trading market will develop for the debentures.

The market price of Western Sizzlin common stock will fluctuate before the stockholder meeting. You should obtain current stock price quotations for Western Sizzlin’s common stock. Western Sizzlin’s common stock is quoted on the NASDAQ Capital Market under the symbol “WEST.” On , 2010, the last trading day before the distribution of the attached proxy statement/prospectus, the closing price of Western Sizzlin’s common stock was $ per share.

We cannot complete the merger unless Western Sizzlin’s stockholders adopt the merger agreement and approve the merger, which we refer to herein as the “merger proposal.” Western Sizzlin will hold a special meeting of its stockholders to vote on the merger proposal at , on , 2010, at , a.m., , time. Your vote is important. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in the attached proxy statement/prospectus. Failing to vote will have the same effect as voting “AGAINST” the merger proposal. You will also have an opportunity to vote to approve the postponement or adjournment of the special meeting, if necessary or appropriate in the judgment of the Chairman, to solicit additional proxies in favor of the approval of the merger proposal, referred to herein as the “adjournment proposal.”

Steak n Shake and Western Sizzlin are affiliated with each other by certain common directors, certain common executive officers, and certain common shareholders. In addition, at the time of approval of the merger agreement, Western Sizzlin beneficially owned more than five percent of the outstanding common stock of Steak n Shake. In recognition of this affiliation and these close relationships, the merger agreement was negotiated between special committees of the boards of directors of Steak n Shake and of Western Sizzlin, each of which was comprised entirely of directors who had no relationships with the other party. For a discussion of the special factors that apply to the merger in light of the close relationships of the parties to the merger and their affiliates and associates, and the conflicts of interest that may be deemed to result from those relationships, see “Special Factors” beginning on page 14 of the attached proxy statement/prospectus.

The special committee of Western Sizzlin’s board of directors, and, acting in part upon the recommendation of Western Sizzlin’s special committee, the Western Sizzlin board of directors, have recommended that Western Sizzlin stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

The attached proxy statement/prospectus describes the special meeting, the merger proposal, the adjournment proposal, the debentures to be issued in the merger, and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors” beginning on page 73 and “Special Factors” beginning on page 14, for a discussion of the risks relating to the merger proposal and the debentures and the special factors arising from the affiliation of Steak n Shake with Western Sizzlin. You also can obtain information about Western Sizzlin and Steak n Shake from documents that each of us has filed with the Securities and Exchange Commission.

The date of the attached proxy statement/prospectus is , 2010, and it is first being mailed to Western Sizzlin stockholders on or about , 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THE MERGER OR PASSED UPON THE FAIRNESS OF THE MERGER OR UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ATTACHED PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WESTERN SIZZLIN CORPORATION
401 Albemarle Ave SE
Roanoke, Virginia 24013

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Western Sizzlin Corporation:

Notice is hereby given that a Special Meeting of Stockholders of Western Sizzlin Corporation, a Delaware corporation (“Western Sizzlin”), will be held on , 2010 at  a.m.,  time, at .

Only holders of shares of Western Sizzlin’s common stock, par value $0.01 per share, of record at the close of business on , 2010, may vote at this meeting or at any adjournments or postponements thereof that may take place. At the meeting, stockholders will be asked:

•	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 22, 2009 (as it may be amended from time to time, the “merger agreement”), among The Steak n Shake Company (“Steak n Shake”), Grill Acquisition Corporation, a wholly-owned subsidiary of Steak n Shake (“Merger Sub”), and Western Sizzlin, a copy of which is attached as Annex A to the proxy statement/prospectus attached to this notice, and approve the merger of Merger Sub with and into Western Sizzlin (the “merger”), as a result of which Western Sizzlin will be the surviving corporation in the merger and will be a wholly owned subsidiary of Steak n Shake; pursuant to the merger agreement, each share of Western Sizzlin’s common stock (other than shares held by Steak n Shake, Merger Sub or Western Sizzlin, or by Western Sizzlin stockholders who perfect and do not withdraw their appraisal rights under Delaware law) will be cancelled and converted into the right to receive a pro rata portion of a new issue of 14% redeemable subordinated debentures due 2015 to be issued by Steak n Shake (the “debentures”) in the aggregate principal amount of $22,959,000 (approximately $8.07 principal amount of debentures per Western Sizzlin share, based upon the number of shares of Western Sizzlin common stock outstanding on , 2010), with cash to be paid in lieu of fractional debenture interests; and
•	To approve the adjournment or postponement of the meeting, if necessary or appropriate in the judgment of the Chairman, to solicit additional proxies if there are an insufficient number of votes at the meeting to approve the proposal described above.

The attached proxy statement/prospectus provides you with detailed information about the special meeting, the merger agreement and the merger. You are urged to read the entire document carefully. You may also obtain more information about Western Sizzlin from documents it has filed with the Securities and Exchange Commission.

A special committee of Western Sizzlin’s board of directors comprised entirely of three of Western Sizzlin’s directors who have no relationship to Steak n Shake (the “Western Sizzlin special committee”) was established to evaluate the proposed merger with Steak n Shake, negotiate the price and terms of the merger, and explore alternatives to the merger. After reviewing and considering the terms and conditions of the merger agreement, on October 22, 2009, the Western Sizzlin special committee and, acting in part upon the recommendation of the Western Sizzlin special committee, the Western Sizzlin board of directors unanimously resolved that the terms of the merger agreement and the merger are fair to, advisable and in the best interest of Western Sizzlin and its stockholders and recommended that Western Sizzlin’s stockholders adopt the merger agreement and approve the merger. In arriving at their recommendation of the merger agreement and the merger, the Western Sizzlin special committee and the Western Sizzlin board of directors carefully considered a number of factors which are described in the attached proxy statement/prospectus.

Each of the Western Sizzlin special committee and the Western Sizzlin board of directors have recommended that Western Sizzlin stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate in the judgment of the Chairman, to permit further solicitation of proxies for the adoption of the merger agreement and the approval of the merger.

When you consider the recommendation of the Western Sizzlin special committee and the Western Sizzlin board of directors to adopt the merger agreement and approve the merger, you should be aware that certain of Western Sizzlin’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as stockholders generally and that may present actual or apparent conflicts of interests. Three directors of Western Sizzlin, Sardar Biglari, Philip L. Cooley and Jonathan Dash, along with John K. H. Linnartz, the managing member of Mustang Capital Management, LLC, in which Western Sizzlin owns a 51% interest, exercise voting control over an aggregate of 1,243,319 shares of Western Sizzlin’s common stock, or approximately 43.8% of its currently outstanding common stock, based upon filings made by such persons with the Securities and Exchange Commission to date, and, at the time the merger agreement was executed, were members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, along with Western Sizzlin, that beneficially owned an aggregate of 2,753,155 shares of Steak n Shake’s common stock, or approximately 9.6% of its then outstanding common stock (including the 1,322,806 shares owned by an investment subsidiary of Western Sizzlin that were subsequently distributed to Western Sizzlin’s stockholders on November 6, 2009). Additionally, Mr. Biglari, Western Sizzlin’s Chairman and Chief Executive Officer, is also the Chairman and Chief Executive Officer of Steak n Shake and Mr. Cooley, Vice Chairman of Western Sizzlin’s board of directors, is also a director and Vice Chairman of the board of directors of Steak n Shake. These and other conflicting interests are described under the section of the attached proxy statement/prospectus entitled “Special Factors — Interests of Steak n Shake and Western Sizzlin Directors and Executive Officers in the Merger.”

Western Sizzlin’s stockholders will have the right to demand appraisal of their shares of Western Sizzlin common stock and obtain payment in cash for the fair value of such shares, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex D to the attached proxy statement/prospectus and a summary of those provisions can be found in the section of the attached proxy statement/prospectus entitled “Appraisal Rights.”

YOUR VOTE IS IMPORTANT

We cannot complete the merger unless Western Sizzlin’s stockholders adopt the merger agreement and approve the merger. Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of at least a majority of all of the outstanding shares of Western Sizzlin common stock entitled to vote is required to adopt the merger agreement and approve the merger. If you fail to vote on the merger agreement and the merger, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger.

WE HOPE YOU WILL BE ABLE TO ATTEND THE MEETING, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY: (1) MARKING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED; (2) CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD; OR (3) VIA THE INTERNET AS INSTRUCTED ON THE PROXY CARD.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement/prospectus if you subsequently choose to attend the special meeting. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by the record holder. If you hold your shares in “street name” through a bank, broker or custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting. You should not send in your certificates representing shares of Western Sizzlin’s common stock until you receive written instructions to do so.

The Western Sizzlin board of directors has chosen the close of business on , 2010 as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the Western Sizzlin special meeting or at any adjournment or postponement of the meeting. A list of the names of Western Sizzlin stockholders of record will be available at the meeting and for 10 days prior to the meeting for any purpose germane to the meeting during regular business hours at the offices of Western Sizzlin; 401 Albemarle Ave SE, Roanoke, Virginia 24013.

BY ORDER OF THE BOARD OF DIRECTORS,

Sardar Biglari
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Western Sizzlin’s Stockholders to be Held on , 2010: We are furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. This Notice of Special Meeting and the attached Proxy Statement/Prospectus are available for viewing, printing and downloading at: www..

ADDITIONAL INFORMATION

The attached proxy statement/prospectus incorporates important business and financial information about Steak n Shake from other documents that are not included in or delivered with the proxy statement/prospectus. If you are a Western Sizzlin stockholder of record as of the record date, you will not receive copies of the documents incorporated by reference herein, unless you request such documents from Western Sizzlin and Steak n Shake, as described below. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into the proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

The Steak n Shake Company 36 South Pennsylvania Street, Suite 500 Indianapolis, Indiana 46204 Attention: Duane Geiger Telephone: (317) 633-4100	Western Sizzlin Corporation 401 Albemarle Ave SE Roanoke, Virginia 24013 Attention: Robyn B. Mabe Telephone: (540) 345-3195

In addition, if you have questions about the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or the documents incorporated by reference into the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Morrow & Co., LLC, Western Sizzlin’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of these documents that you request.

Morrow & Co., LLC
470 West Avenue – 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

In order to receive timely delivery of the documents in advance of the special meeting of Western Sizzlin stockholders, you must request the information no later than , 2010.

For more information, see “Other Matters — Where You Can Find More Information” beginning on page 149.

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SUMMARY

The following summary, together with the section of the proxy statement/prospectus entitled “Questions and Answers About the Special Meeting and the Merger,” highlight selected information contained in this proxy statement/prospectus. It may not contain all of the information that might be important in your consideration of the merger agreement and the proposed merger. We encourage you to read carefully this proxy statement/prospectus and the documents we have incorporated by reference into this proxy statement/prospectus in their entirety before voting. See “Other Matters — Where You Can Find More Information.”

In this proxy statement/prospectus, the term “Western Sizzlin” refers to Western Sizzlin Corporation, the term “Steak n Shake” refers to The Steak n Shake Company, the term “Merger Sub” refers to Grill Acquisition Corporation, a wholly-owned subsidiary of Steak n Shake, the term “merger agreement” refers to that certain Agreement and Plan of Merger, dated as of October 22, 2009, as it may be amended from time to time, among Steak n Shake, Merger Sub, and Western Sizzlin, a copy of which is attached as Annex A to the proxy statement/prospectus, the term “merger” refers to the merger of Merger Sub with and into Western Sizzlin pursuant to the Merger Agreement, and the term “debentures” refers to the new issue of 14% redeemable subordinated debentures to be issued by Steak n Shake in the merger. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

Information about the Companies

The Steak n Shake Company (Page 85)

Steak n Shake, an Indiana corporation, is a holding company. Its primary restaurant operation is conducted through Steak n Shake Operations Inc. The Steak n Shake restaurant chain, founded in 1934, is a classic American brand serving premium burgers and milk shakes through its chain of 485 restaurants.

Steak n Shake’s common stock, par value $0.50 per share, is listed on the New York Stock Exchange under the symbol “SNS.” The principal executive offices of Steak n Shake are located at 36 South Pennsylvania Street, Suite 500, Indianapolis, Indiana 46204, and its telephone number is (317) 633-4100.

Additional information about Steak n Shake is included in documents incorporated by reference into this proxy statement/prospectus. See “Other Matters — Where You Can Find More Information.” See also “Recent Developments.”

Western Sizzlin Corporation (Page 85)

Western Sizzlin, a Delaware corporation, is a holding company owning subsidiaries engaged in number of diverse business activities. Western Sizzlin’s primary business activities are conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., which franchise and operate 101 restaurants in 19 states. Western Sizzlin currently operates and/or franchises the following brands: “Western Sizzlin,” “Western Sizzlin Wood Grill,” “Great American Steak & Buffet,” and “Quincy Steakhouses.”

Western Sizzlin’s common stock, par value $0.01 per share, is listed on the NASDAQ Capital Market under the symbol “WEST.” The principal executive offices of Western Sizzlin are located at 401 Albemarle Ave SE, Roanoke, Virginia 24013, and its telephone number is (540) 345-3195.

Additional information about Western Sizzlin is included in this proxy statement/prospectus, including under “Other Important Information Regarding Western Sizzlin, Steak n Shake and the Merger — Summary of Western Sizzlin’s Business,” “Other Important Information Regarding Western Sizzlin, Steak n Shake and the Merger — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Western Sizzlin” and “Recent Developments.” See also “Other Matters — Where You Can Find More Information.”

Merger Sub (Page 85)

Grill Acquisition Corporation, which we sometimes refer to as Merger Sub, is a Delaware corporation and a direct wholly-owned subsidiary of Steak n Shake. Merger Sub was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 36 South Pennsylvania Street, Suite 500, Indianapolis, Indiana 46204, and its telephone number is (317) 633-4100.

The Merger

Western Sizzlin’s stockholders are being asked to consider and vote on a proposal to adopt the merger agreement entered into on October 22, 2009, among Steak n Shake, Western Sizzlin and Merger Sub. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Western Sizzlin, with Western Sizzlin continuing as the surviving corporation. As a result of the merger, if completed, Steak n Shake will own all of Western Sizzlin’s common stock, you will no longer have an equity interest in Western Sizzlin’s future earnings or growth, Western Sizzlin will cease to be a publicly traded company, and Western Sizzlin may no longer be required to file periodic reports with the Securities and Exchange Commission which we refer to as the “SEC”.

Merger Consideration and Special Dividend (Page 88)

Subject to stockholder approval and satisfaction or waiver of the other conditions specified in the merger agreement, at the effective time of the merger, each outstanding share of common stock of Western Sizzlin (other than shares held by Steak n Shake, Merger Sub or Western Sizzlin, or by Western Sizzlin stockholders who perfect and do not withdraw their appraisal rights under Delaware law) will be converted into the right to receive a pro rata portion of a new issue of 14% redeemable subordinated debentures due 2015 to be issued by Steak n Shake, which we refer to herein as the debentures, in the aggregate principal amount of $22,959,000 (approximately $8.07 principal amount of debentures per Western Sizzlin share, based upon the number of shares of Western Sizzlin common stock outstanding on , 2010) with cash to be paid in lieu of fractional debenture interests.

Pursuant to the terms of the merger agreement, on October 22, 2009 Western Sizzlin declared a special dividend payable to Western Sizzlin’s stockholders in the form of 1,322,806 shares of Steak n Shake common stock that was beneficially owned by an investment subsidiary of Western Sizzlin. Each stockholder of Western Sizzlin of record as of November 2, 2009 was entitled to receive this dividend which was distributed on November 6, 2009. The dividend was paid at the rate of approximately 0.465 shares of Steak n Shake common stock for each share of the Western Sizzlin common stock outstanding as of November 2, 2009 (fractional share interests were settled by a cash payment). All references to numbers of shares of Steak n Shake common stock in this paragraph are not retroactively adjusted to give effect to the 1-for-20 reverse split effected by Steak n Shake on December 18, 2009.

Expected Timing of the Merger (Page 14)

Steak n Shake and Western Sizzlin currently expect to complete the merger in the first calendar quarter of 2010, subject to receipt of Western Sizzlin stockholder approval and the satisfaction or waiver of other closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Appraisal Rights (Page 140)

Under Delaware law, stockholders of Western Sizzlin have “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the merger. Please see “Appraisal Rights.”

No Steak n Shake Shareholder Approval (Page 14)

Steak n Shake shareholders are not required to adopt the merger agreement or approve the merger or the issuance of debentures in connection with the merger.

Board of Directors of Steak n Shake and Western Sizzlin Following Completion of the Merger (Page 132)

There are no changes to the composition of the Steak n Shake board of directors currently contemplated in connection with the merger. The directors of Merger Sub immediately prior to the effective time of the merger and such others as Steak n Shake shall have designated, if any, will be the directors of Western Sizzlin from and after the effective time of the merger. Information about the current Steak n Shake directors and executive officers can be found under “Other Important Information Regarding Western Sizzlin, Steak n Shake and the Merger — Steak n Shake Management.”

Anticipated Accounting Treatment (Page 61)

The merger will be accounted for under the acquisition method of accounting. Under the acquisition method, the purchase price will be allocated to identifiable assets and assumed liabilities based on their fair values. Any excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill and intangible assets determined to have indefinite lives will not be amortized, but will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of Steak n Shake determines that the value of goodwill or intangible assets has become impaired, an impairment charge will be recorded in the fiscal quarter in which such determination is made. Also, costs related to the merger will be expensed during the period in which they are incurred.

Material United States Federal Income Tax Consequences (Page 144)

The exchange of Western Sizzlin common stock for debentures (and/or cash in lieu of fractional interests in debentures) in the merger will be a taxable transaction for United States federal income tax purposes for those holders of Western Sizzlin common stock who are United States citizens or otherwise described as “U.S. holders” by the discussion of tax consequences included elsewhere in this document. Generally, and subject to certain exceptions, a U.S. holder whose Western Sizzlin common stock is converted into the right to receive debentures and/or cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (x) the sum of (1) fair market value of the debentures received by such holder in the merger, and (2) the amount of cash received by such holder in the merger, and (y) the U.S. holder’s adjusted tax basis in such Western Sizzlin common stock. For holders of Western Sizzlin common stock other than U.S. holders, the exchange of Western Sizzlin common stock for debentures (and/or cash in lieu of fractional interests in debentures) in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder); or the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met. See “Material U.S. Federal Income Tax Consequences” for a summary of the material U.S. federal income tax consequences of the merger and of the material U.S. federal income tax consequences to non-U.S. holders of holding and disposing of debentures received pursuant to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the stockholder and the particular tax effects to the stockholder of the merger and the holding or disposing of debentures in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans.

Recommendation of the Western Sizzlin Special Committee and Board of Directors (Pages 28 and 34)

A special committee of Western Sizzlin’s board of directors comprised entirely of three of Western Sizzlin’s independent directors, which we sometimes refer to herein as the Western Sizzlin special committee, was established to evaluate the proposed merger with Steak n Shake, negotiate the price and terms of the merger, and explore alternatives to the merger. After reviewing and considering the terms and conditions of the merger agreement, on October 22, 2009, the Western Sizzlin special committee and, acting in part upon the recommendation of the Western Sizzlin special committee, the Western Sizzlin board of directors unanimously resolved that the terms of the merger agreement and the merger are fair to, advisable and in the best interest of Western Sizzlin and its stockholders and recommended that Western Sizzlin’ stockholders adopt the merger agreement and approve the merger. In arriving at their recommendation of the merger agreement and the merger, the Western Sizzlin special committee and the Western Sizzlin board of directors carefully considered a number of factors which are described in this proxy statement/prospectus. Each of the Western Sizzlin special committee and the Western Sizzlin board of directors recommend that Western Sizzlin stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn the meeting, if necessary or appropriate in the judgment of the Chairman, to permit further solicitation of proxies for the adoption of the merger agreement and approval of the merger.

When you consider the recommendation of the Western Sizzlin special committee and the Western Sizzlin board of directors to approve the merger agreement and the merger, you should be aware that certain of Western Sizzlin’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as stockholders generally and that may present actual or apparent conflicts of interests. Three directors of Western Sizzlin, Sardar Biglari, Philip L. Cooley and Jonathan Dash, along with John K. H. Linnartz, the managing member of Mustang Capital Management, LLC, in which Western Sizzlin owns a 51% interest, exercise voting control over an aggregate of 1,243,319 shares of Western Sizzlin’s common stock, or approximately 43.8% of its currently outstanding common stock, based upon filings made by such persons with the SEC to date, and, at the time the merger agreement was executed, were members of a “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, which we refer to herein as the “Exchange Act.” The group, along with Western Sizzlin, beneficially owned at the time the merger agreement was executed, an aggregate of 2,753,155 shares of Steak n Shake’s common stock, or approximately 9.6% of its then outstanding common stock (including the 1,322,806 shares owned by an investment subsidiary of Western Sizzlin that were subsequently distributed to Western Sizzlin’s stockholders on November 6, 2009). Additionally, Mr. Biglari, Western Sizzlin’s Chairman, President and Chief Executive Officer, is also the Chairman, President and Chief Executive Officer of Steak n Shake and Mr. Cooley, Vice Chairman of Western Sizzlin’s board of directors, is also Vice Chairman of the board of directors of Steak n Shake. These and other conflicting interests are described below in “Special Factors — Interests of Steak n Shake and Western Sizzlin Directors and Executive Officers in the Merger.”

Western Sizzlin’s Reasons for the Merger (Pages 28 and 34)

In the course of reaching its decisions, and making its recommendation, in respect of the merger, the Western Sizzlin special committee consulted its legal and financial advisors and considered a wide range of factors in its deliberations. In the course of reaching its decision in respect of the merger, the Western Sizzlin board of directors considered, among other things, the unanimous recommendation of the Western Sizzlin special committee. Each of the Western Sizzlin special committee and the Western Sizzlin board of directors authorized and approved the merger based on the totality of the information presented to it and considered by it. See “Special Factors — Recommendation of the Western Sizzlin Special Committee; Reasons for, and Effects and Fairness of, the Merger” and “Special Factors — Approval of the Western Sizzlin Board of Directors; Reasons for, and Effects and Fairness of, the Merger,” which are not intended to be exhaustive.

Opinion of the Financial Advisor of the Western Sizzlin Special Committee (Page 35)

On October 22, 2009, B. Riley & Co., LLC, which we refer to herein as B. Riley, rendered its oral opinion to the Western Sizzlin special committee, which was subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by Western Sizzlin’s stockholders (other than Steak n Shake, Merger Sub or Western Sizzlin, or Western Sizzlin stockholders who perfect and do not withdraw their appraisal rights under Delaware law) in the merger, after giving effect to the pro rata distribution of the 1,322,806 shares of Steak n Shake common stock that were beneficially owned by an investment subsidiary of Western Sizzlin, in the aggregate, is fair to Western Sizzlin’s stockholders from a financial standpoint. The full text of the written opinion of B. Riley, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement/prospectus and is incorporated herein by reference. We encourage you to read B. Riley’s opinion, and the section entitled “Special Factors — Opinion of the Financial Advisor of the Western Sizzlin Special Committee” below, carefully and in their entirety. B. Riley provided its opinion to the Western Sizzlin special committee in connection with their consideration of the merger. B. Riley’s opinion is not a recommendation as to how any holder of Western Sizzlin common stock should vote with respect to the merger agreement, the merger or any other matter. Pursuant to the terms of the engagement letter with Western Sizzlin’s special committee, B. Riley was paid a $50,000 initial retainer for its financial advisory services and was paid a fee of $150,000 for rendering its Opinion on October 22, 2009. If the merger is completed, B. Riley will be paid an additional amount equal to approximately $100,000 for its financial advisory services.

Steak n Shake’s Reasons for the Merger (Pages 47 and 50)

On October 21, 2009, a special committee of the Steak n Shake board of directors (composed entirely of three directors with no relationship to Western Sizzlin), and the Steak n Shake board of directors (acting in part upon the recommendation of the Steak n Shake special committee), unanimously approved the merger agreement. In the course of reaching its decision, and making its recommendations, in respect of the merger, the Steak n Shake special committee consulted its legal, financial and other advisors and considered a wide range of factors, including (1) the financial presentation of Duff & Phelps, LLC, which we refer to as “Duff & Phelps,” that was prepared for the Steak n Shake special committee, as well as the oral opinion received by the Steak n Shake special committee from Duff & Phelps, subsequently delivered to the Steak n Shake special committee in writing dated October 21, 2009, to the effect that as of the date thereof, the merger consideration to be provided to Western Sizzlin stockholders was fair, from a financial point of view, to the public shareholders of Steak n Shake, and (2) those additional factors described under “Special Factors —  Recommendation of the Steak n Shake Special Committee; Reasons for, and Effects and Fairness of, the Merger,” which is not intended to be exhaustive. In the course of reaching its decision approving the merger, the Steak n Shake board of directors considered, among other factors, the unanimous recommendation of the Steak n Shake special committee and other factors. See “Special Factors — Recommendation of the Steak n Shake Board of Directors; Reasons for, and Effects and Fairness of, the Merger.” Each of the Steak n Shake special committee and the Steak n Shake board of directors authorized and approved the merger based on the totality of the information presented to it and considered by it.

Opinion of the Financial Advisor of the Steak n Shake Special Committee (Page 50)

In connection with the merger, Duff & Phelps delivered its written opinion, on October 21, 2009, to the Steak n Shake special committee to the effect that, as of October 21, 2009, the consideration to be paid by Steak n Shake in the merger was fair, from a financial point of view, to the public shareholders of Steak n Shake (other than Mr. Sardar Biglari, Mr. Philip Cooley and their affiliates and associates).

The full text of Duff & Phelps’s written opinion, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Duff & Phelps in connection with its opinion, is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference. We encourage you to read Duff & Phelps’s opinion, and the section entitled “Special Factors — Opinion of the Financial Advisor of the Steak n Shake Special Committee” below, carefully and in their entirety. Duff & Phelps’s opinion was directed to the Steak n Shake special committee for the information and assistance of the Steak n Shake special committee in connection with its evaluation of the merger and only addressed the fairness to the public shareholders of Steak n Shake (other than Mr. Sardar Biglari, Mr. Philip Cooley and their affiliates and associates), from a financial point of view, of the merger consideration to be paid by Steak n Shake in the merger as of the date of the opinion. Duff & Phelps’s opinion did not address any other aspect of the merger and was not intended to and does not constitute a recommendation to any holder of Western Sizzlin common shares as to how such holder should vote or act with respect to the merger or any matter relating thereto. In connection with Duff & Phelps’s services as financial advisor to the Steak n Shake special committee in connection with the merger, the Steak n Shake special committee agreed that Steak n Shake would pay Duff & Phelps an aggregate fee of $375,000, no portion of which is contingent on the consummation of the merger.

Interests of Western Sizzlin Directors and Executive Officers in the Merger (Page 58)

In considering the recommendations of the Western Sizzlin special committee and the Western Sizzlin board of directors that Western Sizzlin’s stockholders vote “FOR” the proposals to approve and adopt, as the case may be, the merger agreement, the merger and a postponement or adjournment of the Western Sizzlin special meeting to solicit additional proxies, if necessary or appropriate in the judgment of the Chairman, Western Sizzlin stockholders should be aware that certain of Western Sizzlin’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as Western Sizzlin stockholders generally and that may present actual or apparent conflicts of interests, including:

•	Three directors of Western Sizzlin, Sardar Biglari, Philip L. Cooley and Jonathan Dash, along with John K. H. Linnartz, the managing member of Mustang Capital Management, LLC, in which Western Sizzlin owns a 51% interest, exercise voting control over an aggregate of 1,243,319 shares of Western Sizzlin’s common stock, or approximately 43.8% of its currently outstanding common stock, based upon filings made by such persons with the SEC to date, and, at the time the merger agreement was executed, were members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, along with Western Sizzlin, that beneficially owned, at the time the merger agreement was executed, an aggregate of 2,753,155 shares of Steak n Shake’s common stock, or approximately 9.6% of its then outstanding common stock (including the 1,322,806 shares owned by an investment subsidiary of Western Sizzlin that were subsequently distributed to Western Sizzlin’s stockholders on November 6, 2009);
•	Mr. Biglari, Western Sizzlin’s Chairman, President, and Chief Executive Officer, is also Chairman, President, and Chief Executive Officer of Steak n Shake and Mr. Cooley, Vice Chairman of Western Sizzlin’s board of directors, is also Vice Chairman of the board of directors of Steak n Shake;
•	Western Sizzlin’s officers will continue to serve as officers of the surviving corporation after the merger is effective, as discussed in “The Merger Agreement — Directors and Officers of Western Sizzlin Following the Merger;”
•	certain of Western Sizzlin’s executive officers may be eligible to receive enhanced severance rights under their employment agreements if their employment is terminated as a result of the merger; and
•	continued indemnification of Western Sizzlin’s directors and officers and directors’ and officers’ liability insurance coverage is to be provided by Steak n Shake and the surviving corporation for at least six years following the effective time of the merger.

The special committee of the Western Sizzlin board of directors was aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement with the Steak n Shake special committee and in recommending that Western Sizzlin’s board of directors and Western Sizzlin’s stockholders approve and adopt, as the case may be, the proposals to be voted upon at the Western Sizzlin special meeting. These and other conflicting interests are described under the section of this proxy statement/prospectus entitled “Special Factors — Interests of Steak n Shake and Western Sizzlin Directors and Executive Officers in the Merger.”

Interests of Steak n Shake Directors and Executive Officers in the Merger (Page 59)

In considering the recommendations of the Steak n Shake special committee that Steak n Shake’s board of directors approve the merger, the Steak n Shake board of directors was aware that Sardar Biglari, Chairman, President and Chief Executive Officer of Steak n Shake, and Philip L. Cooley, Vice Chairman of the board of directors of Steak n Shake, have interests in the merger that may be different from, and/or in addition to, the interests of Steak n Shake stockholders generally, including:

•	Mr. Biglari is also Chairman, President, and Chief Executive Officer of Western Sizzlin and beneficially owns through private investment funds approximately 33% of the common stock of Western Sizzlin, and Mr. Cooley is also vice chairman of Western Sizzlin and beneficially owns common stock of Western Sizzlin representing less than one percent of its outstanding common stock.
•	Mr. Biglari and Mr. Cooley are also members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, that owned, as of the date of the merger agreement, an aggregate of 2,753,155 shares of Steak n Shake’s common stock, or approximately 9.6% of its then outstanding common stock (including the 1,322,806 shares owned by an investment subsidiary of Western Sizzlin that were subsequently distributed to Western Sizzlin’s stockholders on November 6, 2009), which group included, at the time the merger agreement was executed, among others, Western Sizzlin director and stockholder Jonathan Dash along with John K. H. Linnartz, the managing member of Mustang Capital Management, LLC, in which Western Sizzlin owns a 51% interest.

The Steak n Shake special committee was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the merger agreement with the Western Sizzlin special committee and in recommending that Steak n Shake’s board of directors approve and adopt the merger agreement and the merger. These and other conflicting interests are described under the section of this proxy statement/prospectus entitled “Special Factors — Interests of Steak n Shake and Western Sizzlin Directors and Executive Officers in the Merger.”

Position of the Schedule 13e-3 Filing Persons as to the Fairness of the Merger Agreement and the Merger (Page 26)

Under the rules of the Exchange Act and the SEC regulations promulgated thereunder governing “going-private” transactions, Western Sizzlin, Steak n Shake, Merger Sub, Sardar Biglari and Philip L. Cooley, which we refer to, collectively, as the “Schedule 13e-3 Filing Persons,” are engaged in a “going private” transaction. Accordingly, the applicable rules of the Exchange Act and the SEC regulations promulgated thereunder require the Schedule 13e-3 Filing Persons to express their beliefs as to the substantive and procedural fairness of the merger to Western Sizzlin’s stockholders.

The interests of Western Sizzlin’s unaffiliated stockholders were represented by the special committee comprised of independent and disinterested Western Sizzlin’s directors, which had the exclusive authority to review, evaluate and negotiate the terms and conditions of the merger agreement on Western Sizzlin’s behalf, with the assistance of the Western Sizzlin special committee’s independent financial and legal advisors. Accordingly, the Schedule 13e-3 Filing Persons relied upon the Western Sizzlin special committee to evaluate the merger and to engage a financial advisor for the purpose of reviewing and evaluating the merits of the proposed merger from Western Sizzlin’s stockholders’ viewpoint. On the basis of the beliefs of the Western Sizzlin special committee, the Schedule 13e-3 Filing Persons believe that (a) the merger consideration is substantively fair to the unaffiliated Western Sizzlin stockholders and (b) the merger is procedurally fair to Western Sizzlin’s unaffiliated stockholders on the basis of the factors described under “— Recommendation of the Western Sizzlin Special Committee; Reasons for, and Effects and Fairness of, the Merger” and “— Recommendation of the Western Sizzlin Board of Directors; Reasons for, and Effects and Fairness of, the Merger.” The Schedule 13e-3 Filing Persons agree with and expressly adopt the analyses and conclusions of the Western Sizzlin special committee and the Western Sizzlin board of directors, based upon the reasonableness of those analyses and conclusions, which they adopt, with respect to the fairness of the merger to such unaffiliated stockholders.

Governmental and Regulatory Matters (Page 60)

Steak n Shake and Western Sizzlin have agreed to use their respective reasonable best efforts to obtain as promptly as practicable all governmental or regulatory approvals or consents that may be required to complete the transactions contemplated in the merger agreement. Neither Steak n Shake nor Western Sizzlin is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, compliance with applicable corporate law of Delaware and compliance with applicable state “blue sky” laws.

The Rights of Western Sizzlin Stockholders Will Change as a Result of the Merger (Page 128)

There are material differences between the rights of a holder of Western Sizzlin’s common shares and the rights a holder of the debentures will have upon completion of the merger. This proxy statement/prospectus contains a summary description of rights under each of the Western Sizzlin common stock and Steak n Shake debentures and describes the material differences between them. See “Other Important Information Regarding Western Sizzlin, Steak n Shake and the Merger — Comparison of Stockholder’s and Debenture Holder’s Rights.”

Merger Agreement

The merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it, and not this proxy statement/prospectus, is the legal document that governs the merger.

Conditions to the Merger (Page 93)

The obligations of Western Sizzlin, Merger Sub and Steak n Shake to complete the merger are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

Restrictions on Solicitation of Other Offers (Page 94)

The merger agreement contains certain restrictions on Western Sizzlin’s ability to solicit offers for a proposed alternative transaction with a third party, and Western Sizzlin is now precluded from actively soliciting any additional interest from any third party. The Western Sizzlin special committee, however, may respond to unsolicited Acquisition Proposals (as defined in the merger agreement and described in this proxy statement/prospectus) that are reasonably likely to constitute or lead to a Superior Proposal, subject to the specified conditions described under “The Merger Agreement —  Restrictions on Solicitation of Other Offers.”

Change in Recommendation (Page 95)

The merger agreement contains provisions restricting the Western Sizzlin special committee and board of directors from changing their recommendations in connection with the merger in any manner adverse to Steak n Shake. The Western Sizzlin special committee may, however, make such an adverse recommendation change if, among other things, Western Sizzlin has received a Superior Proposal that has not been withdrawn or abandoned and, subject to the payment of a termination fee of $1,250,000 (or $837,500 under certain circumstances), may terminate the merger agreement in order to enter into a definitive agreement with respect to the Superior Proposal. Prior to making any change of recommendation with respect to any such Superior Proposal, Western Sizzlin is required to comply with certain terms of the merger agreement described under “The Merger Agreement — Change in Recommendation.”

Termination of the Merger Agreement (Page 96)

Western Sizzlin and Steak n Shake, acting through their respective special committees, may jointly agree to terminate the merger agreement at any time without completing the merger, even after approval by the Western Sizzlin stockholders of the merger agreement and the merger. In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, under circumstances as described under “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fees; Expense Reimbursement (Page 97)

Under certain specified circumstances set forth in the merger agreement and discussed herein, Western Sizzlin has agreed to pay to Steak n Shake, a non-refundable termination fee of $1,250,000 (or $837,500 under if the merger agreement is terminated under certain circumstances) or to reimburse Steak n Shake up to a maximum of $1 million for all reasonable out-of-pocket fees and expenses incurred in connection with the merger agreement. In addition, Steak n Shake will be required to pay a termination fee of $500,000 if Western Sizzlin terminates the merger agreement under specified circumstances. See the section entitled “The Merger Agreement — Expenses and Fees.”

Dividends and Distributions (Page 60)

Under the terms of the merger agreement, prior to the closing of the merger, Western Sizzlin is prohibited from declaring or paying any cash dividend or other distribution to Western Sizzlin stockholders, except for the special dividend payable in kind to Western Sizzlin’s stockholders of the shares of Steak n Shake common stock that were beneficially owned by an investment subsidiary of Western Sizzlin as of the date of the merger agreement and that were distributed by Western Sizzlin to its stockholders on November 6, 2009. The terms of the merger agreement prohibit Steak n Shake from declaring or paying dividends or distributions to Steak n Shake’s stockholders, where such action would reasonably be expected to constitute a breach of the covenants applicable to Steak n Shake set forth in the indenture, if the indenture were effective as of the date of the merger agreement.

Debentures

At the effective time of the merger, subject to approval by Western Sizzlin’s stockholders and the satisfaction or waiver of certain other conditions set forth in the merger agreement, each share of Western Sizzlin’s common stock (other than shares held by Steak n Shake, Merger Sub or Western Sizzlin, or by Western Sizzlin stockholders who perfect and do not withdraw their appraisal rights under Delaware law) will be cancelled and converted into the right to receive a pro rata portion of a new issue of 14% redeemable subordinated debentures due 2015 to be issued by Steak n Shake in the aggregate principal amount of $22,959,000 (approximately $8.07 principal amount of debentures per Western Sizzlin share, based upon the number of shares of Western Sizzlin common stock outstanding on , 2010), with cash to be paid in lieu of fractional debenture interests.

Indenture (Page 98)

Steak n Shake will issue the debentures under an indenture between it and Wells Fargo Bank, National Association, as trustee, which we sometimes refer to herein as the indenture. A copy of the indenture is attached hereto as Annex F. The indenture includes the protective provisions that are required to be included in a trust indenture qualified under the Trust Indenture Act of 1939, as amended.

Maturity Date; Principal and Interest Payments (Page 98)

The debentures will bear interest on the principal amount of the debentures at the rate per annum of fourteen percent (14%), which will accrue from the date on which the debentures are issued (which will be the same date as the effective date of the merger). Steak n Shake will pay accrued interest in cash semi- annually on June 30 and December 31 of each year, commencing on June 30, 2010, with principal and any accrued and unpaid interest to be paid in cash on the date that is the fifth anniversary of the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption by Steak n Shake is Possible Prior to Maturity (Page 99)

Steak n Shake may, at its option, redeem the debentures, in whole or in part, without premium or penalty, on or after the date that is the first anniversary of the date of issuance thereof at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest to the date of redemption, provided that Steak n Shake complies with applicable conditions specified by the indenture. If Steak n Shake redeems your debentures, you will receive the redemption amount of 100% of the principal amount of the debentures, plus any accrued and unpaid interest to the date of redemption.

Form of Debenture; No Fractional Interests (Page 99)

The debentures will be issuable at the effective time of the merger in registered form in whole multiples of $1,000. In the event that a debenture to be issued to a Western Sizzlin stockholder under the terms of the merger agreement would not be evenly divisible by 1,000, the amount in excess of the $1,000 principal amount of the debenture or the next whole multiple thereof shall be paid in cash to such Western Sizzlin stockholder. In the event that any Western Sizzlin stockholder’s portion of the merger consideration is less than $1,000, such stockholder will only be entitled to receive their portion of the merger consideration in cash, and such stockholder will not be entitled to receive a debenture.

A significant portion of Western Sizzlin’s common stock is held of record for the accounts of beneficial owners by banks, brokers or other nominees, and is registered in the name of Cede & Co, which is a nominee of the Depository Trust Company. Accordingly, under the terms of the indenture, Steak n Shake may, in its sole discretion, issue the debentures in the form of one or more global debentures to Cede & Co. and/or any other depository or its nominee. Beneficial owners of part or all of any such global debenture would be subject to the rules of the applicable depository as in effect from time to time. The laws of some states may require that the purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to own, transfer, or pledge beneficial interest in a global debenture.

Subordination (Page 102)

Because Steak n Shake is a holding company whose principal assets consist of cash and equity investments and equity of its subsidiaries, the debentures will be effectively subordinated to the claims of all creditors of the subsidiaries of Steak n Shake, including, but not limited to, the claims of the bank lenders and other creditors of Steak n Shake Operations, Inc., the subsidiary of Steak n Shake that owns and operates Steak n Shake’s restaurants. In addition, Steak n Shake’s obligations to pay principal and interest to the holders of Steak n Shake debentures will rank junior in priority to Steak n Shake’s obligations to pay Steak n Shake’s other existing and future indebtedness under its Senior Debt, as that term is defined in the indenture and described in the section of the proxy statement/prospectus entitled “Description of Debentures — Subordination of Debentures.” Therefore, if Steak n Shake becomes the subject of any liquidation, Steak n Shake will be obligated to pay first the entire amounts to which these other creditors are entitled before Steak n Shake will be obligated to pay any amounts to the holders of the debentures for principal or accrued and unpaid interest. Under the indenture, Steak n Shake is prohibited from paying any principal or interest on any debentures (i) after any Senior Debt becomes due and payable, unless and until all such Senior Debt has first been paid in full, or (ii) after a Senior Debt payment default, unless and until such default has been cured, waived, or otherwise has ceased to exist.

Restrictive Covenants (Page 100)

The indenture contains covenants of Steak n Shake relating to, among other things, (a) the payment of principal and interest on the debentures; (b) the declaration of dividends or the making of any other payment or distribution on account of its equity holders; (c) the incurrence of additional indebtedness; and (d) the prepayment of indebtedness that is subordinated to the debentures.

Unsecured Obligations; No Sinking Fund (Page 99)

The performance of Steak n Shake’s obligations under the debentures will not be secured by a pledge of, or other security interest in, any of Steak n Shake’s assets. The debentures will not be entitled to the benefit of any sinking fund.

No Assured Trading Market (Page 99)

Steak n Shake applied on December   , 2009 to list the debentures on the New York Stock Exchange upon issuance. However, because the debentures will be issued without underwriting in a direct issue limited to stockholders of Western Sizzlin in a principal amount limited to $22,959,000, no assurance can be made that any active trading market will develop for the debentures. The debentures are not expected to be rated by any securities rating agency.

For further discussion, see “Description of Debentures.”

Western Sizzlin Special Meeting

Date, Time and Place (Page 103)

The special meeting of the holders of common stock of Western Sizzlin will be held on , 2010 at  a.m.,  time, at . At the meeting, Western Sizzlin stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement and approve the merger and the other transactions contemplated thereby; and
•	to approve the postponement or adjournment of the meeting, if necessary or appropriate in the judgment of the Chairman, to solicit additional proxies if there is an insufficient number of votes to adopt the merger agreement and approve the merger at the time of the meeting.

Record Date (Page 103)

Only holders of record of Western Sizzlin common stock at the close of business on , 2010, the record date for the special meeting, will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof, provided that the shares remain outstanding on the date of the meeting. As of the close of business on the record date, there were 2,844,402 shares of Western Sizzlin common stock outstanding and entitled to vote at the meeting, held by  holders of record.

Attending In Person (Page 104)

All Western Sizzlin stockholders of record as of the record date for the special meeting, may attend the special meeting. Western Sizzlin stockholders who wish to attend the special meeting in person but who hold their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must bring proof of their ownership and identification with a photo to the special meeting. For example, you may bring an account statement showing that you beneficially owned shares of the Western Sizzlin’s stock as of the record date as acceptable proof of ownership. WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date, and return the enclosed proxy card, which will indicate your vote upon the matters to be considered. If you do attend the special meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

How to Vote (Page 104)

Western Sizzlin stockholders may vote their shares at the special meeting:

•	In Person: by attending the special meeting and voting their shares in person;
•	By Mail: by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope;
•	By Telephone: by following the instructions on your proxy card. The telephone number is toll-free, so voting by telephone is at no cost to you. If you vote by telephone, you do not need to return your proxy card. The number is ; or
•	On the Internet: by following the instructions on your proxy card and the onscreen instructions at the website www.. If you vote via the Internet, you do not need to return your proxy card.

Western Sizzlin’s board of directors is asking for your proxy. Giving the Western Sizzlin board of directors your proxy means you authorize it to vote your shares at the special meeting in the manner you direct. You may vote for or against the proposals, abstain from voting or withhold your vote for the proposals. All shares represented by a valid proxy received prior to the special meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” the adoption of the merger agreement and the approval of the merger, “FOR” the postponement or adjournment of the meeting, if necessary or appropriate in the judgment of the Chairman, to solicit additional proxies, and as the proxy holders may determine in their discretion with respect to any other matters that may properly come before the special meeting.

The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters which may properly come before the special meeting. As of the date of this proxy statement/prospectus, the Western Sizzlin board of directors knows of no such amendment or variation or of any matters expected to come before the special meeting that are not referred to in the accompanying Notice of Special Meeting.

Stockholders who hold their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy or voting instruction from the record holder to vote their shares at the special meeting.

If you need assistance, including help in submitting, changing or revoking your proxy, please contact Morrow & Co., LLC at (800) 607-0088.

Changing or Revoking a Proxy (Page 105)

Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (i) filing with Western Sizzlin’s Secretary (401 Albemarle Ave SE, Roanoke, Virginia 24013) a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequent proxy relating to the same shares, or (iii) attending the special meeting and voting in person.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instruction of your broker or other nominee to revoke a previously given proxy.

Quorum (Page 103)

The presence, in person or by proxy, of stockholders holding at least a majority of the issued and outstanding shares of the Western Sizzlin common stock entitled to vote on the record date will constitute a quorum for the special meeting.

Required Votes (Page 104)

To adopt the merger agreement, the holders of a majority of the shares of Western Sizzlin common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. Approval of the proposal to postpone or adjourn the special meeting, if necessary or appropriate in the judgment of the Chairman, requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal. Each holder of Western Sizzlin common stock is entitled to one vote. If you withhold a vote or abstain from voting on the proposals to adoption of the merger agreement and the approval of the merger and to postpone or adjourn the special meeting to solicit additional process, it will have the same effect as a vote “AGAINST” each of the proposals.

The directors and officers of Western Sizzlin exercise voting control, individually and through entities over for which they exercise voting control, in the aggregate, over approximately 42.6% of the outstanding shares of Western Sizzlin’s common stock. Of the shares of Western Sizzlin’s common stock beneficially owned by directors and officers of Western Sizzlin, the Lion Fund, L.P. and Dash Acquisitions, LLC, which are controlled by Messrs. Biglari and Dash, respectively, have agreed to vote all of the shares of Western Sizzlin common stock that they beneficially own or over which they exercise voting control, which comprise in the aggregate approximately 39.9% of Western Sizzlin’s outstanding common stock, to be voted “FOR” the adoption of the merger agreement and approval of the merger and the postponement or adjournment of the special meeting, described above. Approval of the merger and the adoption of the merger agreement does not require the separate vote of a majority of Western Sizzlin’s unaffiliated stockholders, and no separate vote of Western Sizzlin’s unaffiliated stockholders will be conducted. Consequently, we anticipate that the approval of the merger and the adoption of the merger agreement will be duly authorized at the special meeting.

Treatment and Effect of Abstentions and “Broker Non-Votes” (Page 104)

A broker “non-vote” occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. If you are a beneficial owner of Western Sizzlin common stock held by a broker or other nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions.

Broker “non-votes” and the shares of Western Sizzlin common stock as to which a stockholder abstains are treated as being present at the special meeting for purpose of determining whether a quorum of shares is present at the special meeting. Because approval of the merger and the adoption of the merger agreement requires the affirmative vote of a majority of the shares of Western Sizzlin common stock issued and outstanding, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger. Because approval of the proposal to postpone or adjourn the meeting to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the proposal, abstentions will have the same effect as a vote “AGAINST” this matter, but broker “non-votes” and failures to be present to vote will have no effect.

Cost of This Proxy Statement/Prospectus and Solicitation of Proxies (Page 105)

The cost of preparing, assembling, printing and mailing this proxy statement/prospectus and the accompanying form of proxy, and the cost of soliciting proxies related to the special meeting, will be borne by Western Sizzlin. Some banks and brokers have customers who beneficially own Western Sizzlin common stock listed of record in the names of nominees. Western Sizzlin intends to request banks and brokers to solicit such customers and will reimburse them for their reasonable out-of-pocket expenses for such solicitations. If any additional solicitation of the holders of Western Sizzlin’s outstanding shares of common stock is deemed necessary, Western Sizzlin (through its directors and officers) anticipates making such solicitation directly. The solicitation of proxies by mail may be supplemented by telephone, electronic and personal solicitation by officers, directors and other employees of Western Sizzlin, but no additional compensation will be paid to such individuals.

In addition, Western Sizzlin has engaged Morrow & Co., LLC, a proxy solicitation firm, to assist it in connection with the solicitation of proxies and will pay Morrow & Co., LLC a base fee of $4,000 plus reimbursement of out-of-pocket expenses. Morrow & Co., LLC will also charge a per call fee of $5.00 plus related telecommunications charges to respond to incoming inquiries.

Risk Factors (Page 73)

In evaluating the merger, the merger agreement and the debentures to be received in connection with the merger, you should carefully read this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Special Factors (Page 14)

Steak n Shake and Western Sizzlin are affiliated with each other by certain common directors, certain common executive officers, and certain common shareholders. In addition, at the time of approval of the merger agreement, Western Sizzlin beneficially owned more than five percent of the outstanding common stock of Steak n Shake. In recognition of this affiliation and these close relationships, the merger agreement was negotiated between special committees of the boards of directors of Steak n Shake and of Western Sizzlin, each of which was comprised entirely of directors who had no relationships with the other party. For a discussion of the special factors that apply to the merger in light of the close relationships of the parties to the merger and their affiliates and associates, and the conflicts of interest that may be deemed to result from those relationships, see “Special Factors.”

SPECIAL FACTORS

Structure of Merger

On October 21, 2009 and October 22, 2009, the special committees and boards of directors of Steak n Shake and of Western Sizzlin, respectively, adopted the merger and approved the merger agreement, which was executed and delivered on October 22, 2009 by the parties. The merger agreement provides for the acquisition by Steak n Shake of Western Sizzlin through a merger of Grill Acquisition Corporation, a wholly-owned subsidiary of Steak n Shake, with and into Western Sizzlin. After the merger, Western Sizzlin will be the surviving company and will succeed to and assume all the rights and obligations of Merger Sub. As a result of the merger, if completed, you will no longer have an interest in Western Sizzlin’s future earnings or growth, Western Sizzlin will cease to be a publicly traded company, and Western Sizzlin may no longer be required to file separate periodic reports with the SEC.

Pursuant to the terms of the merger agreement, on October 22, 2009, Western Sizzlin declared a special dividend payable to Western Sizzlin’s stockholders in the form of 1,322,806 shares of Steak n Shake common stock that was beneficially owned by an investment subsidiary of Western Sizzlin. Each stockholder of Western Sizzlin of record as of November 2, 2009 was entitled to receive this dividend which was distributed on November 6, 2009. The dividend was paid at the rate of approximately 0.465 shares of Steak n Shake common stock for each share of the Western Sizzlin common stock outstanding as of November 2, 2009 (fractional share interests were settled by a cash payment). The closing price of Steak n Shake common stock on November 6, 2009 was $12.03 per share. All share and per share information in this paragraph is presented without adjustment for the 1-for-20 reverse split effected by Steak n Shake on December 18, 2009.

At the effective time of the merger each Western Sizzlin common share, each outstanding share of common stock of Western Sizzlin (other than shares held by Steak n Shake, Merger Sub or Western Sizzlin, or by Western Sizzlin stockholders who perfect and do not withdraw their appraisal rights under Delaware law) will be converted into the right to receive a pro rata portion of a new issue of 14% redeemable subordinated debentures due 2015 to be issued by Steak n Shake, which we refer to herein as the debentures, in the aggregate principal amount of $22,959,000 (approximately $8.07 principal amount of debentures per Western Sizzlin share, based upon the number of shares of Western Sizzlin common stock outstanding on ______, 2010), with cash to be paid in lieu of fractional debenture interests.

The debentures will be unsecured debt obligations of Steak n Shake that are subordinated to certain of its other present and future debts and obligations. The debentures will bear interest at 14% per annum from the date of issuance (which will be the same date as the effective time of the merger), payable semiannually, and principal will be due in a single payment on the date that is the fifth anniversary of the date of issuance. Steak n Shake will be entitled at its option to redeem the debentures on or after the date that is the first anniversary of the date of issuance of the debentures at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest to the date of redemption.

Further details relating to the structure of the merger and the merger consideration are described in “Special Factors — Structure of the Merger” and “The Merger Agreement — Special Dividend and Merger Consideration” below. Further details relating to the terms and conditions of the debentures and the indenture governing debentures are described in “Description of Debentures.”

Expected Timing of the Merger

Steak n Shake and Western Sizzlin currently expect to complete the merger in the first calendar quarter of 2010, subject to receipt of Western Sizzlin stockholder approval and the satisfaction or waiver of other closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

No Steak n Shake Stockholder Approval

Steak n Shake stockholders are not required to adopt the merger agreement or approve the merger or the issuance of debentures in connection with the merger.

Merger Expenses, Fees and Costs

Generally, all expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring the expense. Under the merger agreement, however, termination fees are payable by Western Sizzlin if the merger agreement is terminated under certain circumstances, and Western Sizzlin is required to reimburse Steak n Shake for Steak n Shake’s expenses related to the merger transaction up to $1 million in certain circumstances if the Western Sizzlin stockholders do not approve the merger at the special meeting. Similarly, Steak n Shake is obligated to pay a termination fee to Western Sizzlin under certain circumstances. See “The Merger Agreement — Expenses and Fees.”

Appraisal Rights That May be Available in Connection with the Merger

Western Sizzlin stockholders have the right under Delaware law to dissent from the adoption of the merger agreement and approval of the merger, to exercise appraisal rights and to receive payment in cash of the judicially determined fair value for their shares, plus interest, if any, on the amount determined to be the fair value, in accordance with Delaware law. The fair value of shares of Western Sizzlin’s common stock, as determined in accordance with Delaware law, may be more or less than, or equal to, the merger consideration to be received by non-dissenting stockholders in the merger. To preserve their rights, Western Sizzlin stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and approval of the merger and must follow the specific procedures provided under Delaware law for perfecting appraisal rights. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement/prospectus, and a copy of Section 262 of the Delaware General Corporation Law (“DGCL”), which grants appraisal rights and governs such procedures, is attached as Annex D to this proxy statement/ prospectus. See “Appraisal Rights.”

Background of the Merger

Sardar Biglari, through Lion Fund, L.P. (which we refer to as the Lion Fund) a private investment fund controlled by Mr. Biglari, has been the beneficial owner of more than five percent of the outstanding common stock of Western Sizzlin since July 2005. In December 2005, Mr. Biglari and Philip L. Cooley (an advisory director of the Lion Fund) were elected as directors of Western Sizzlin. In March 2006, Mr. Biglari was named Chairman of the board of directors of Western Sizzlin and Mr. Cooley was elected Vice Chairman of the board of directors of Western Sizzlin. Mr. Biglari was appointed President and Chief Executive Officer of Western Sizzlin in May 2007.

In August 2007, a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, of which Western Sizzlin, the Lion Fund, and Messrs. Biglari and Cooley were the members (the “Investment Group”), disclosed in a Schedule 13D statement of beneficial ownership that the Investment Group had acquired a substantial position in the common stock of Steak n Shake. Mr. Biglari met with management of Steak n Shake on August 13, 2007, seeking representation of the interests of the Investment Group on the board of directors of Steak n Shake. In March 2008, Messrs. Biglari and Cooley won election by Steak n Shake's shareholders to Steak n Shake’s board of directors. On June 19, 2008, Mr. Biglari was named Chairman of Steak n Shake. In August 2008, Mr. Biglari was also named Chief Executive Officer of Steak n Shake and, in April 2009, Mr. Cooley was named Vice Chairman of Steak n Shake’s board of directors.

William J. Regan, Jr., a private investor, first joined the board of directors of Steak n Shake by action of Steak n Shake's board of directors in November 2008, and subsequently was elected a director by the shareholders of Steak n Shake at its annual meeting of shareholders held in April 2009.

At meetings of the Steak n Shake board of directors on January 8, 2009 and of the Western Sizzlin board of directors on January 14, 2009, Mr. Biglari proposed a potential strategic combination of Western Sizzlin and Steak n Shake. Prior to January 2009, neither the boards of directors of Steak n Shake or Western Sizzlin nor the other Schedule 13e-3 Filing Persons discussed a possible business combination of Western Sizzlin and Steak n Shake.

Formation of the Western Sizzlin Special Committee and the Steak n Shake Special Committee

At a meeting on January 14, 2009, the Western Sizzlin board of directors, in order to ensure a process that would be fair to Western Sizzlin’s unaffiliated stockholders, established a special committee of disinterested directors, consisting of Kenneth R. Cooper, as chairman, Martin S. Fridson and Titus W. Greene, to investigate and research the potential merger between Western Sizzlin and Steak n Shake proposed by Mr. Biglari. Messrs. Cooper, Fridson and Greene were not employees of Western Sizzlin. The Western Sizzlin board of directors determined that there were no relationships between the members of the Western Sizzlin special committee and Steak n Shake. In accordance with Western Sizzlin’s director compensation policy, Mr. Cooper is entitled to receive an additional $250 per quarter in consideration for his services as committee chair and each member of the special committee is entitled to receive $500 for each telephonic meeting or $1,500 and reimbursement for out-of-pocket expenses incurred for each meeting attended in person. The Western Sizzlin special committee was given the mandate of evaluating the fairness of the proposed merger and negotiating the terms of the merger. No limitations were placed on the authority of the Western Sizzlin special committee, including any limitation on its authority to consider alternatives to the merger.

Following Mr. Biglari's proposal at the Steak n Shake January 8, 2009 Board meeting, Messrs. Biglari and Cooley excused themselves from the meeting, and the other members of the board of directors who were present at that meeting conducted an initial discussion of Mr. Biglari's proposal. The directors asked Edward Wilhelm, then a member of the board of directors of Steak n Shake and then the Chairman of its Audit Committee, to lead an effort to consider Mr. Biglari's proposal, and Mr. Wilhelm accepted Mr. Regan's offer to assist with Mr. Wilhelm's analysis and investigation.

During the weeks that followed, Mr. Regan and Mr. Wilhelm discussed the Western Sizzlin proposal, and Mr. Wilhelm then discussed the proposal with Mr. Biglari. Based on those discussions, while Mr. Biglari believed that the turnaround of Steak n Shake’s business was underway and that a potential purchase by Steak n Shake of Western Sizzlin would be opportune, differences of opinion as to the stage of the turnaround resulted in Mr. Biglari advising the Board in February 2009, that further consideration of the Western Sizzlin opportunity should be deferred. Accordingly, no substantive discussion took place between the independent board representatives of the two companies regarding the specific terms and conditions of a possible merger of the two companies until May 2009.

In early May 2009, Mr. Biglari again raised and discussed with the Western Sizzlin board of directors the idea of a potential strategic combination of Western Sizzlin and Steak n Shake. At a meeting of the board of directors of Western Sizzlin on May 13, 2009, the board reaffirmed the formation of the independent special committee to investigate and research a potential merger of the two companies.

Mr. Biglari also convened a special telephonic meeting of the Steak n Shake board on May 13, 2009. At that meeting Mr. Biglari proposed that Steak n Shake consider an acquisition of Western Sizzlin by means of a merger. Mr. Biglari stated that, if Steak n Shake wished to consider the acquisition further, the consideration would have to be made by a committee of directors who were independent of Western Sizzlin, and he suggested that the independent members of the board convene separately after Dr. Cooley and he had left the telephonic meeting to consider whether to establish a special committee. Upon the departure from the telephonic meeting of Messrs. Biglari and Cooley, the remaining three directors (Ruth J. Person, John W. Ryan, and Mr. Regan), none of whom had any relationship with Western Sizzlin, voted to establish themselves as a special committee to consider the matter of a proposed transaction with Western Sizzlin, and appointed Mr. Regan the Chairman of the special committee. Mr. Regan discussed with the committee that he had recently met with Messrs. Biglari and Cooley concerning the benefits to Steak n Shake of the proposed merger transaction, and advised the committee that Mr. Biglari had prepared and discussed with Mr. Regan, Mr. Biglari’s preliminary assessment of the potential value of the proposed transaction to Steak n Shake.

The board of directors, at the May 13, 2009, meeting, also authorized the special committee, if and when formed, to retain counsel to represent it, at its sole discretion. The Board discussed the possibility that the special committee might consider engaging Steak n Shake's outside counsel, the law firm of Cline, Williams, Wright, Johnson, & Oldfather, L.L.P., of Omaha, Nebraska (which we refer to as Cline Williams), to serve as counsel to the special committee. During that telephonic meeting, in which Cline Williams also participated, Cline Williams advised the board that Cline Williams also represented Western Sizzlin and that Cline Williams would need to recuse itself from further representation of Western Sizzlin or, in the alternative, obtain consents of both companies to its continued representation of Western. The consensus of the special committee, when formed, was to consider engaging Cline Williams as its counsel, and the engagement by the special committee of Cline Williams as its counsel was confirmed in writing by Mr. Regan with Cline Williams on May 20, 2009. Both special committees waived the conflict of interest of Cline Williams by letters signed by their chairmen.

Mr. Regan first contacted Mr. Cooper on May 14, 2009.

On May 15, 2009, Mr. Regan discussed with Cline Williams attorneys and with members of the Steak n Shake special committee various legal, financial and other considerations applicable to the structure of the proposed merger transaction and the type of consideration to be offered to the Western Sizzlin shareholders. On the basis of those discussions, Mr. Regan and the Cline Williams attorneys called Mr. Biglari to update him on those discussions. During this conference call, Mr. Biglari stated that he desired that the Special Committee should remain open to transaction structures other than stock-for-stock mergers. Upon Mr. Regan's request, Mr. Biglari agreed to formulate alternative structures for the special committee to analyze.

On May 18, 2009, Mr. Regan delivered a letter to Mr. Cooper advising that Steak n Shake had formed a special committee of directors who had no relationships to Western Sizzlin for the purposes of exploring the possibility of a strategic transaction between Steak n Shake and Western Sizzlin. The letter also recommended that the parties enter into a mutual nondisclosure agreement so that information could be shared and discussions had on a confidential basis. To that end, Steak n Shake and Western Sizzlin entered into a letter agreement, dated May 28, 2009, providing that all information exchanged between the parties in connection with their respective diligence reviews was to be kept confidential in accordance with the terms thereof.

On May 21, 2009, the Western Sizzlin special committee retained Olshan Grundman Frome Rosenzweig & Wolosky LLP (which we refer to as Olshan) to represent the special committee in connection with advice relating to strategic alternatives, including but not limited to, the potential transaction with Steak n Shake. Olshan has previously acted as special counsel to Western Sizzlin from time to time in connection with certain previous transactions unrelated to the merger. Additionally, Olshan has represented a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, of which Western Sizzlin, the Lion Fund, and Messrs. Biglari and Cooley, among others, are members, in connection with a proxy solicitation seeking representation of the group on Steak n Shake’s board of directors, and Olshan continues to represent the group in a limited capacity in connection with the group’s securities laws filings relating to its investment in Steak n Shake. Olshan was not involved in any discussions relating to a potential merger or other business combination between Western Sizzlin and Steak n Shake prior to the engagement of Olshan by the Western Sizzlin special committee. The Western Sizzlin special committee was aware of these past relationships when it retained Olshan and consented to the firm’s retention, waiving any possible conflicts that may result therefrom. In mid-June 2009, Olshan discussed with the Western Sizzlin special committee the basic legal and fiduciary obligations of the Western Sizzlin special committee with respect to a transaction involving the potential sale of the company, including the retention and scope of services to be provided by a financial advisor to the special committee. After reviewing proposals from recognized investment banking firms, on June 25, 2009, the Western Sizzlin special committee retained B. Riley & Co., LLC, which we refer to herein as B. Riley, to serve as the special committee’s financial advisors and to provide an opinion as to the fairness to Western Sizzlin stockholders of the consideration to be offered in a potential transaction with Steak n Shake, from a financial point of view. The Western Sizzlin special committee selected B. Riley primarily due to its confidence in B. Riley’s familiarity with and transactional experience in the restaurant industry and its extensive experience with and reputation for providing investment banking services to middle market companies in connection with mergers and acquisitions.

On May 23, 2009, Mr. Biglari and Mr. Regan spoke by telephone concerning a proposal that Mr. Biglari had developed on behalf of Steak n Shake management to structure the acquisition of Western Sizzlin using consideration other than the issuance of Steak n Shake common stock. Mr. Biglari suggested that Western Sizzlin could first distribute to Western Sizzlin's stockholders the shares of Steak n Shake beneficially owned by an investment subsidiary of Western Sizzlin, thereby reducing the transaction size by 30% to 35%, and requested that the special committee consider the issuance by Steak n Shake of debt, preferred stock or similar instruments to finance the balance of the consideration to be offered to the Western Sizzlin stockholders in the transaction.

Upon the signature on May 28, 2009, by both parties to the letter agreement of confidentiality that had been proposed by Mr. Regan to Mr. Cooper on May 18, 2009, the chief financial officers of both Western Sizzlin and Steak n Shake were authorized and directed to communicate with each other to begin exchanging the information that each party would need to review the business, assets, liabilities, operations and affairs of the other party.

On June 3, 2009, the Steak n Shake special committee conducted a telephonic meeting at which Chairman Regan updated the members of the committee as to recent developments. The special committee reviewed the potential interest of four financial advisory firms in providing services to the committee. The committee also discussed the type of service and advice needed by the special committee from the chosen firm, and determined that the committee would require both valuation assistance and a fairness opinion. The committee unanimously authorized Mr. Regan as Chairman to proceed to interview two of these firms, and recommend to the full committee his choice.

On June 5, 2009, the Steak n Shake special committee reported to the full board of Steak n Shake concerning the progress of its negotiations with the Western Sizzlin special committee and the selection of a financial advisor. At that meeting the Board authorized the committee to begin interviewing candidates for providing a valuation and for providing a fairness opinion, and requested that the committee also interview another firm in addition to the two firms that had been identified by the special committee on June 3, 2009. In addition, the special committee was authorized to discuss with Western Sizzlin's special committee, and consult with the chosen financial advisor, concerning an alternative to a stock-for-stock merger, involving a debt security with a maturity not exceeding five years. Subsequently, Mr. Regan, accompanied by Duane E. Geiger, Steak n Shake's Interim Chief Financial Officer, interviewed each of the three financial advisory firms discussed at the June 5, 2009 board of directors meeting. Mr. Regan reported to the special committee on the results of such interviews at a special committee meeting held June 19, 2009, and the special committee unanimously selected Duff & Phelps, LLC (which we refer to as Duff & Phelps), as the special committee's financial advisor. On June 26, 2009, the Steak n Shake special committee retained Duff & Phelps, as its financial advisor for the proposed transaction, and to provide a fairness opinion, if requested. The special committee selected Duff & Phelps on the basis of its confidence that Duff & Phelps had broad experience and capability advising middle market companies regarding valuation issues and structuring mergers and acquisitions and had specific knowledge and experience in the restaurant industry.

In mid-June 2009, Olshan discussed with the Western Sizzlin special committee the basic legal and fiduciary obligations of the Western Sizzlin special committee with respect to a transaction involving the potential sale of the company, including the retention and scope of services to be provided by a financial advisor to the special committee. After reviewing proposals from recognized investment banking firms, on June 25, 2009, the Western Sizzlin special committee retained B. Riley & Co., LLC (which we refer to as B. Riley) to serve as the special committee’s financial advisors and to provide an opinion as to the fairness to Western Sizzlin stockholders of the consideration to be offered in a potential transaction with Steak n Shake, from a financial point of view.

On Friday, July 24, 2009, representatives of Duff & Phelps called Mr. Regan to discuss with him the tentative summary results of their review of the value to Steak n Shake of Western Sizzlin. On Friday, July 24, 2009, representatives of Duff & Phelps called Mr. Regan to discuss with him the tentative summary results of their review of the value to Steak n Shake of Western Sizzlin. During this telephone call, Duff & Phelps suggested that, although the review was ongoing and conclusions were still being evaluated, the value of a combination of Western Sizzlin with Steak n Shake (including expected synergies) would likely fall in the range of about $11.00 per Western Sizzlin share to about $13.50 per Western Sizzlin share.

On the morning of July 27, 2009, Mr. Regan convened a special meeting of the Steak n Shake special committee to discuss valuation issues. Duff & Phelps did not participate in this meeting and no materials prepared by Duff & Phelps were prepared for or presented at this meeting. Mr. Regan reported to the special committee that he believed that Duff & Phelps's preliminary and tentative valuation work would likely suggest a value of Western Sizzlin to Steak n Shake (including synergies) in the range of $11.00 to $13.50 per Western Sizzlin share. The committee discussed at length certain valuation methodologies utilized by Duff & Phelps in its preliminary work. The committee also discussed at this meeting the relative merits of the use of

Steak n Shake common stock as the consideration to be issued in the merger compared to a debt security to be issued by Steak n Shake as the merger consideration. Mr. Regan reported to the Committee that, on the basis of his preliminary discussions with Duff & Phelps and his review of financial data regarding the restaurants and food service industries, he believed that the appropriate interest rate on a five-year debenture with all principal due in a single installment at maturity would be in the range of 12% to 15% per annum. The special committee concluded that the use of Steak n Shake debt as the merger consideration, as an alternative to a structure the transaction with common stock as the merger consideration, could also result in a transaction that would be in Steak n Shake's best interests.

The full board of directors of Steak n Shake then met the afternoon of July 27, 2009 by conference telephone. Mr. Regan, as Chairman of the special committee, reported concerning the special committee's discussions with Duff & Phelps, and, without sharing with the full board the specific preliminary valuation range suggested by Duff & Phelps, Mr. Regan reported that the special committee would be comfortable in proceeding with an offer in the range of $12.00 to $13.00 per Western Sizzlin share. Further, Mr. Regan noted the special committee's thoughts concerning the use of stock as the merger consideration rather than debt, but reported that the committee understood Mr. Biglari's opinion that the Steak n Shake stock was undervalued. Mr. Regan reported to the board that, on the basis of his preliminary discussions with Duff & Phelps, and his review of financial reports, a debt instrument issued by Steak n Shake with a five year maturity, to be “valued at par,” would likely carry an interest rate of 12% to 15% per annum. After discussion, the three directors who were also members of the special committee adopted a resolution, with Messrs. Biglari and Cooley abstaining, that Steak n Shake should make an offer to exchange five year 14% debentures of Steak n Shake with interest payable semiannually for all of Western Sizzlin's shares; that Western Sizzlin's shares should be valued for purposes of the transaction at $13.00 per share, before giving effect to the distribution by Western Sizzlin to all of its stockholders of all Steak n Shake shares beneficially owned by an investment subsidiary of Western Sizzlin; and that the transaction would be contingent on a fairness opinion from Duff & Phelps.

On July 28, 2009, Mr. Regan received an oral update from representatives of Duff & Phelps in which they reported that the high end of the valuation range in the preliminary report to be delivered to the Committee would likely be $13.25 per Western Sizzlin share. Mr. Regan then reported that conversation to members of the special committee and advised them that he believed that the value of the Steak n Shake stock to be distributed by Western Sizzlin to its stockholders (for purposes of measuring how much of the $13.00 per share proposal should be allocable to that special dividend) should be based on Steak n Shake's then current value in the market (at the time of the extension of the offer to Western Sizzlin) and not an average price over a specified prior period of time, and that he believed that the debentures to be issued in the merger should be redeemable at Steak n Shake's option without penalty or premium as early as the date that was six months after the date of initial issuance. He also reported that Duff & Phelps would be comfortable with those two changes based on his July 28 telephone conversation with Duff & Phelps.

Duff & Phelps on July 29, 2009, delivered to Mr. Regan a draft presentation which he forwarded to the other members of the special committee. That draft presentation reflected a further narrowing of range of values of Western Sizzlin to Steak n Shake (including synergies) to a range of $11.30 to $13.10 per Western Sizzlin share.

Mr. Regan sought and received authorizations from both of the other members of the special committee to proceed to extend a non-binding proposal to Mr. Cooper, as Chairman of the Western Sizzlin special committee on July 28, 2009, and a letter expressing that non-binding proposal was delivered by Mr. Regan to Mr. Cooper that same day.

Negotiation of the Letter of Intent

Messrs. Regan and Cooper had discussions during the period from May 18, 2009 through July 28, 2009 regarding the exchange of information between advisors to their respective companies, the treatment of the Steak n Shake common stock held by Western Sizzlin, the potential that the consideration to be issued in the proposed merger could take the form of preferred stock or debentures, and the benefits of the potential combination of the two companies. During this period, however, Messrs. Regan and Cooper had no discussion of the financial terms or values of the transaction to Steak n Shake or to the Western Sizzlin shareholders.

The indication of interest that Mr. Regan delivered to Mr. Cooper on July 28, 2009, proposed that Steak n Shake would acquire all outstanding shares of Western Sizzlin’s common stock in a reverse triangular merger of Western Sizzlin with a newly formed subsidiary of Steak n Shake, with Western Sizzlin surviving the merger. The indication of interest provided that in connection with the proposed merger, Western Sizzlin would be required to distribute all shares of Steak n Shake common stock beneficially owned by Western Sizzlin’s subsidiaries at or prior to the closing of the merger. The indication of interest further provided that the purchase price per share, after giving effect to the distribution of the shares of Steak n Shake stock beneficially owned by Western Sizzlin’s subsidiaries, would be approximately $8.11 per share (based upon the number of shares of Western Sizzlin common stock then reported to be outstanding), which would be paid through the delivery of debentures to be issued by Steak n Shake. The indication of interest provided that the proposed debentures would carry a term of five years, be pre-payable without penalty at the option of Steak n Shake after six months and would bear interest at a rate of 14% per annum from the date of issuance (which will be the same date as the effective date of the merger), payable semi-annually in cash with principal and any accrued but unpaid interest to be paid in cash at maturity. This letter indicated that it was the Steak n Shake's special committee's “last and best offer.”

The Western Sizzlin special committee met on July 29, 2009 to discuss the terms set forth in the Steak n Shake indication of interest with its legal counsel and financial advisors. A representative of B. Riley advised that, based upon a preliminary analysis, the purchase price would likely be in the range of prices that would be fair to Western Sizzlin’s stockholders. A representative of the special committee’s legal counsel discussed with the special committee the importance of certain terms of the proposed debentures that were not fully addressed in the indication of interest such as the inclusion of restrictive covenants and the potential terms of subordination to senior debt of Steak n Shake. Legal counsel also reiterated the fiduciary duties of the members of the special committee under Delaware law with respect to a potential transaction with Steak n Shake. Thereafter, the Western Sizzlin special committee directed Mr. Cooper to call Mr. Regan to negotiate the purchase price of the proposed transaction and to clarify certain terms of the proposed debentures. The special committee also authorized representatives of B. Riley to speak with Mr. Regan and the Steak n Shake special committee’s financial advisors regarding the basis of and valuations underlying the proposed purchase price contained in the indication of interest.

Over the course of July 29th and 30th, both Mr. Cooper and representatives of B. Riley had conversations with Mr. Regan regarding the terms of the proposed merger.

On July 30, 2009, at a meeting of the Western Sizzlin special committee, Mr. Cooper reported to the special committee the status of his discussions with Mr. Regan with respect to the proposed merger. A representative of B. Riley also reported on his discussion with Mr. Regan and recommended that the special committee respond to the July 28th indication of interest with a proposal to increase the purchase price and provide for certain covenants with respect to the debentures to be issued by Steak n Shake in the merger including covenants restricting Steak n Shake’s ability to incur additional indebtedness and declare or pay dividends. The Western Sizzlin special committee discussed further the terms of the proposed merger set forth in the indication of interest. The special committee also discussed advising the board of directors of Western Sizzlin of the receipt of the indication of interest from Steak n Shake. A special meeting of the full board of directors of Western Sizzlin was held July 30, 2009 for this purpose. At the board of directors’ meeting, Mr. Cooper informed the board that the special committee had received the non-binding indication of interest from Steak n Shake. Mr. Cooper did not discuss the specific terms of the letter and advised that the special committee would be independently reviewing the indication of interest consistent with its fiduciary duties and the mandate given to the special committee by the board. The board of directors of Western Sizzlin agreed that the special committee should continue with discussions and negotiations with Steak n Shake, and with the assistance of the advisors selected by the special committee, respond to the July 28th indication of interest or proceed as otherwise determined by the special committee.

The Western Sizzlin special committee met again on August 1, 2009 to discuss the terms of the proposed transaction and the special committee’s response to the July 28th indication of interest with the special committee’s financial advisors and legal counsel. Representatives of B. Riley recommended certain terms that should be included in the response to Steak n Shake’s indication of interest. The board of directors of Western Sizzlin also met again on August 1, 2009 and reaffirmed the special committee’s full authority to negotiate the terms and conditions of a non-binding Letter of Intent with Steak n Shake and to take any and all actions that the special committee deemed appropriate in fulfilling its fiduciary duties, provided that the special committee was not authorized to enter into a binding agreement without the full board’s approval, which would be sought at such time and if the special committee deemed appropriate.

On August 2, 2009, Mr. Cooper and Mr. Regan had further conversations regarding the proposed transaction.

On August 3, 2009, Mr. Cooper responded by letter to Mr. Regan on behalf of the Western Sizzlin special committee. Mr. Cooper’s letter indicated that the Western Sizzlin special committee was in the process of continuing to conduct research with its advisors regarding the valuation and terms of the proposed transaction. Based on research to date, however, Mr. Cooper advised that the Western Sizzlin special committee would be willing to move forward with a transaction with Steak n Shake upon the following principal terms: (a) an increase in the purchase price to $14.00 per share; (b) the debentures to be issued by Steak n Shake in the merger would not contain any call feature permitting the prepayment thereof without penalty; and (c) the Steak n Shake debentures would contain certain covenants related to restrictions on the total leverage, subordination only to senior secured debt and restrictions on the payment of dividends.

The Steak n Shake special committee met by telephone to consider the August 3 letter from Mr. Cooper, and determined that Western Sizzlin's proposal was not in the best interests of Steak n Shake. Mr. Regan then responded to Mr. Cooper's letter by a letter to Mr. Cooper, dated August 4, 2009, which re-affirmed that Steak n Shake’s July 28th indication of interest represented its last and best offer and that Steak n Shake had no room to negotiate on price. With respect to the terms of the debentures, however, Mr. Regan indicated that the covenants requested in Mr. Cooper’s August 3rd letter were not necessarily contrary to Steak n Shake’s proposal, but that the right to prepay the debenture to be issued by Steak n Shake was of significant importance to the Steak n Shake special committee.

The Western Sizzlin special committee met on August 4, 2009 to consider Mr. Regan’s response and discuss its position and whether it should continue to negotiate the terms of the proposed transaction other than the purchase price. Upon the special committee’s request, a representative B. Riley advised that it would provide its preliminary analysis of the valuation of Western Sizzlin’s common stock to the special committee. The special committee directed Mr. Cooper to inform Mr. Regan that it was discussing the purchase price and other terms of the proposal with its advisors.

Following the meeting, Mr. Cooper contacted Mr. Regan and informed him that the Western Sizzlin special committee was discussing the purchase price and other terms of the proposal with its advisors.

On August 6, 2009, B. Riley submitted a draft summary of its preliminary analysis of the valuation of Western Sizzlin’s common stock to the special committee. A low, mean and high purchase price per share for Western Sizzlin’s common stock of $11.64, $12.44 and $13.45 per share (based upon the number of shares outstanding as of August 6, 2009) were presented and B. Riley noted that the purchase price proposed by Steak n Shake fell between the mean and high prices of such range. Following a thorough discussion, and with the advice of the special committee’s legal counsel and financial advisors, the special committee directed Mr. Cooper to respond in writing to Mr. Regan that Western Sizzlin would be willing to enter into a non-binding Letter of Intent containing the price set forth in the July 28, 2009 indication of interest, a one year no-call period on the debentures to be issued by Steak n Shake, registration under the Securities Act of the debentures and the covenants for the debentures that Mr. Cooper requested in his August 3, 2009 letter. Mr. Cooper delivered a letter to Mr. Regan later that day along the lines approved by the Western Sizzlin special committee.

Later on August 6, 2009, the Steak n Shake special committee met by telephone to discuss the August 6, 2009 letter from Mr. Cooper, and concluded that it was in Steak n Shake's best interest to proceed with negotiations with Western Sizzlin's special committee on the terms of that letter and authorized Cline Williams to prepare a draft of a letter of intent.

On August 9, 2009, the Steak n Shake special committee met by telephone to review the draft of a proposed non-binding Letter of Intent with respect to a reverse triangular merger of a Steak n Shake subsidiary with Western Sizzlin, and authorized Mr. Regan to work with Cline Williams to finalize the draft letter and deliver the draft letter to Mr. Cooper. Mr. Regan, on behalf of the Steak n Shake special committee, delivered the proposed Letter of Intent to Mr. Cooper on August 9, 2009. The proposed Letter of Intent contained substantially the same principal terms that Mr. Cooper indicated would be acceptable to the Western Sizzlin special committee in his August 6, 2009 letter.

The Western Sizzlin special committee met on August 10, 2009 to discuss with its legal counsel and financial advisors the terms of the proposed Letter of Intent that was received from Mr. Regan. After discussion and based upon the advice of the special committee’s legal counsel and financial advisors, the Western Sizzlin special committee authorized Mr. Cooper to execute the Letter of Intent on behalf of the special committee, with such changes suggested by the special committee’s legal counsel and financial advisors, and to enter into negotiations for a definitive agreement. While the boards of directors of Western Sizzlin and Steak n Shake have evaluated and reviewed strategic alternatives from time to time, neither company’s board of directors nor any of the other Schedule 13e-3 Filing Persons had considered any specific alternatives to the transaction contemplated by the proposed Letter of Intent, other than the alternative of not proceeding with the proposed transaction. Following the meeting, Mr. Cooper sent to Mr. Regan proposed changes to the draft Letter of Intent based on comments from the Western Sizzlin special committee’s advisors.

Following Mr. Regan's receipt of the proposed changes, the Steak n Shake special committee met by telephone on August 10, 2009, and concluded that the proposed changes were acceptable, and authorized Mr. Regan to sign the Letter of Intent, subject to receipt of a verbal update from Duff & Phelps of its comfort with the special committee's proceeding on those terms on the basis of an updated financial analysis that Duff & Phelps was then undertaking.

On August 11, 2009, Western Sizzlin and Steak n Shake entered into the non-binding Letter of Intent relating to the proposed merger of Western Sizzlin into a wholly-owned subsidiary of Steak n Shake. The Letter of Intent provided for the following principal terms: (a) on or prior to closing of the proposed merger, Western Sizzlin would distribute to its stockholders all of the Steak n Shake shares beneficially owned by Western Sizzlin; (b) the consideration payable to Western Sizzlin’s stockholders would be based on a net transaction valuation of $22,959,000 and, at closing, each share of Western Sizzlin’s common stock would be converted into the right to receive an amount equal to approximately $8.11 per share (based upon the number of shares of Western Sizzlin common stock outstanding on August 11, 2009) in the principal amount of debentures issued by Steak n Shake; and (c) the Steak n Shake debentures would have a term of five (5) years, would bear interest at the rate of 14 percent per annum, would be pre-payable without penalty at the option of Steak n Shake after one year from the date of issuance and would contain certain restrictive covenants along the lines outlined in Mr. Cooper’s letter on August 3, 2009.

On August 12, 2009, the Steak n Shake Special Committee met to consider the issuance of a joint press release and, in conjunction with that public announcement, a proposed amendment to the Letter of Intent to relieve Western Sizzlin of an obligation in the Letter of Intent not to solicit the interest of other potential interested parties until after September 11, 2009, so that Western Sizzlin would be permitted immediately to shop Western Sizzlin for sale to other potentially-interested purchasers from and after the public announcement. The Special Committee authorized Mr. Regan to execute an amendment to the Letter of Intent that would relieve Western Sizzlin of its obligation to avoid soliciting proposals other than from Steak n Shake in return for an expense reimbursement clause or other protections of Steak n Shake in that regard acceptable to Mr. Regan in his discretion. On August 12, 2009, Steak n Shake and Western Sizzlin amended the Letter of Intent to remove Western Sizzlin's agreement prohibiting it from shopping Western Sizzlin but requiring Western Sizzlin to reimburse Steak n Shake for up to $300,000 of its expenses incurred in connection with the proposed transaction if Western Sizzlin should be sold within the next twelve months to another company.

On August 13, 2009, Western Sizzlin and Steak n Shake issued a joint press release publicly announcing the execution of the Letter of Intent.

Negotiation of the Merger Agreement and the Indenture

Following the execution of the Letter of Intent, during August 2009, legal counsel and financial advisors for each of the Steak n Shake and Western Sizzlin special committees performed their due diligence review and discussed the principal provisions of the definitive agreement. Steak n Shake's special committee hired the law firm of Ice Miller LLP, Indianapolis, Indiana (which we refer to as Ice Miller), as successor counsel to Cline Williams during a special meeting held by telephone on August 18, 2009. During that meeting, Ice Miller attorneys advised the special committee that Ice Miller also represented Steak n Shake as to employee benefit law matters. No limitations were placed on the authority of the Western Sizzlin special committee with respect to its authority to negotiate the terms of the definitive agreement.

Also following the execution of the Letter of Intent, at the Special Committee’s request, B. Riley conducted a market test to solicit alternative acquisition proposals and address Western Sizzlin’s strategic alternatives. As part of this market test, B. Riley developed a confidentiality agreement, one page executive summary and descriptive memorandum. The firm also created an electronic data room to facilitate the due diligence process.

B. Riley contacted a number of candidates to assess their interest in a transaction with Western Sizzlin. The firm discussed the opportunity with restaurant concepts in the casual dining and family dining space and consumer oriented private equity firms with active and/or past portfolio investments in the restaurant industry. B. Riley executed a confidentiality agreement and delivered a descriptive memorandum to one potential target in the family dining space. The party declined to pursue the opportunity after reviewing the descriptive memorandum. The majority of the parties contacted declined to pursue the opportunity beyond early-stage discussions and a review of the one page executive summary. Targeted parties who declined to pursue the opportunity cited:

•	lack of interest in the family dining and buffet segment;
•	a desire to focus on organic growth;
•	limited capital to pursue acquisitions;
•	a need to address their own internal operating issues;
•	the state of the U.S. economy; and
•	volatility in the U.S. credit markets.

In addition, B. Riley did not receive any inquiries regarding Western Sizzlin from outside parties after the announcement that Western Sizzlin had received an unsolicited offer from Steak n Shake.

On August 31, 2009, the Steak n Shake special committee met by telephone with legal counsel for the Steak n Shake special committee to discuss the terms and conditions of a draft merger agreement that Ice Miller had circulated among the special committee members. The special committee authorized Ice Miller to deliver the draft agreement to Olshan as counsel for the Western Sizzlin special committee. On September 16, 2009, legal counsel for the Steak n Shake special committee also provided the Western Sizzlin special committee and its legal counsel with a draft of the proposed voting agreements to be executed by certain Western Sizzlin stockholders and of the indenture governing the debentures to be issued by Steak n Shake in the merger.

During the period from September 3, 2009 through October 20, 2009, each of the Steak n Shake and Western Sizzlin special committees held several meeting concerning terms and status of negotiations with respect to the merger agreement and the indenture. During this same period, legal counsel for each of the Steak n Shake and Western Sizzlin special committees negotiated the terms of the merger agreement and indenture and circulated several revised drafts of the documents, each of which was discussed at length by the respective special committees or their chairmen. In addition, between such dates, counsel for the Steak n Shake special committee and each of the parties to the voting agreements negotiated the final terms and provisions of the voting agreements.

The Steak n Shake special committee (represented by Ice Miller in such negotiations) proposed to the Western Sizzlin special committee (represented by Olshan in such negotiations) the initial terms of the merger agreement, the indenture and the voting agreements. While the merger agreement that was ultimately executed and delivered did not vary fundamentally from the initial draft of merger agreement that was proposed by Ice

Miller on behalf of the Steak n Shake special committee to Olshan for consideration by the Western Sizzlin special committee, the initial draft of merger agreement:

•	contemplated that the debentures to be issued to each of Western Sizzlin's shareholders would be subject to offset in the event that Steak n Shake were damaged after the effective date of the merger by reason of any breach of the merger agreement by Western Sizzlin or on account of certain types of claims (this offset request was rejected by Western Sizzlin's special committee and that rejection was accepted by Steak n Shake's special committee);
•	fixed the termination fee to be payable by Western Sizzlin to Steak n Shake in certain events at a higher figure than the figure that ultimately was negotiated between the parties and fixed by the merger agreement; and
•	contemplated that the distribution by Western Sizzlin of its shares of Steak n Shake to Western Sizzlin's shareholders would occur immediately prior to effectiveness of the merger (the parties ultimately agreed in the merger agreement that this distribution would be made as soon as practicable after execution of the merger agreement).

Similarly, the indenture as initially proposed by Ice Miller on behalf of the Steak n Shake special committee to Olshan on behalf of the Western Sizzlin special committee did not vary fundamentally from the terms of the indenture ultimately agreed to, in form, by the parties as part of the merger agreement; principal terms of negotiation between Ice Miller and Olshan on behalf of their respective clients centered upon:

•	the appropriate value of the minimum pro forma fixed charge coverage ratio of Steak n Shake within which Steak n Shake would have freedom under the indenture to incur other debt or to purchase its own stock or pay dividends to its stockholders;
•	the determination of what types (and in what amount) of debt that Steak n Shake could incur that would be senior in right of payment to the debentures; and
•	the types of events that would constitute events of default under the indenture.

The form of voting agreement as initially proposed by Ice Miller on behalf of the Steak n Shake special committee did not vary fundamentally from the form of voting agreement ultimately accepted by the parties to such voting agreements at the request of the special committee of Western Sizzlin.

The parties completed negotiations and came to agreement on all remaining open issues relating to the merger agreement and the indenture on or about October 20, 2009 and revised drafts of the merger agreement and indenture were circulated to all parties by the Steak n Shake special committee’s legal counsel on October 17, 2009.

Recommendations and Approvals of the Western Sizzlin Special Committee and Board of Directors

On October 22, 2009, the Western Sizzlin special committee met to consider the proposed merger and its potential benefits to the company and its stockholders. The special committee and representatives of its legal counsel discussed the recent developments with respect to the negotiations and the resolution of the principal terms of the merger agreement and the indenture. B. Riley provided to the special committee its financial analysis of the proposed transaction, and then delivered to the special committee its oral opinion (subsequently confirmed in writing) to the effect that, as of October 22, 2009, and subject to and based upon the assumptions made, matters considered and limits of the review set forth in its opinion, the consideration to be received by Western Sizzlin stockholders in the form of debentures to be issued by Steak n Shake in the principal amount of approximately $8.07 per share was, after giving effect indirectly to the distribution by Western Sizzlin of all shares of Steak n Shake common stock that it owned, fair to Western Sizzlin’s stockholders from a financial point of view. The Western Sizzlin special committee’s legal counsel reviewed with the members of the special committee their fiduciary duties under Delaware law, as well as the terms and provisions of the merger agreement and the indenture. After extensive discussion, including an in-depth analysis of the reasons for engaging in the transaction, the Western Sizzlin special committee unanimously determined that the merger and the merger agreement were advisable and fair to Western Sizzlin and in the best interest of Western Sizzlin’s stockholders. Accordingly, the Western Sizzlin special committee unanimously recommended that the full board of directors adopt the merger agreement and approve the transactions contemplated thereby.

Later that day, the full board of directors of Western Sizzlin met to consider the proposed merger and its potential benefits to Western Sizzlin and its stockholders. Mr. Cooper updated members of the board concerning recent developments with respect to the proposed merger with Steak n Shake. Mr. Cooper presented the board of directors with drafts of the merger agreement and the indenture and discussed the terms and conditions thereof. Mr. Cooper advised the full board of directors that B. Riley had delivered to the special committee its oral opinion to the effect that, as of October 22, 2009, and subject to and based upon the assumptions made, matters considered and limits of the review set forth in its opinion, the consideration to be received by Western Sizzlin stockholders in the form of debentures to be issued by Steak n Shake in the principal amount of approximately $8.08 per share (based upon the number of shares of Western Sizzlin commn stock outstanding on October 22, 2009) was, after giving effect to the distribution by Western Sizzlin of all shares of Steak n Shake common stock that it owned indirectly, fair to Western Sizzlin’s stockholders from a financial point of view. Mr. Cooper further advised that the special committee had unanimously recommended that the full board of directors adopt the merger agreement and approve the transactions contemplated thereby. Following a discussion, the full board of directors of Western Sizzlin, acting upon the recommendation of the special committee, unanimously determined that the merger and the merger agreement were advisable and are fair to Western Sizzlin and in the best interest of Western Sizzlin’s stockholders. Accordingly, the Western Sizzlin board of directors unanimously approved the merger agreement and resolved to recommend that its stockholders adopt the merger agreement and approve the transactions contemplated thereby. In doing so, the Western Sizzlin board of directors believed that:

•	having attempted unsuccessfully to negotiate an increase of the purchase price, it could not expect Steak n Shake to offer more in the merger;
•	any significant delay in signing a definitive agreement with Steak n Shake could cause Steak n Shake to withdraw its expression of interest;
•	Western Sizzlin had not received any competing indications of interest from other interested parties since the public announcement of the transaction or in connection with the limited market check performed by B. Riley and, as a result of the recent deterioration of general economic conditions and the current uncertainty with respect to the timing and scope of a sustained recovery of the general economy as well as the negative trends in the casual dining restaurant market in recent years, Western Sizzlin might not be able to attract a comparable bid to acquire the company for a significant period of time, or at all (see “— Recommendation of the Western Sizzlin Special Committee; Reasons for, and Effects and Fairness of, the Merger” and “— Recommendation of the Western Sizzlin Board of Directors; Reasons for, and Effects and Fairness of, the Merger” for a full description of the Board’s considerations in approving the transaction price);
•	despite the fact that the special committee had tried unsuccessfully to negotiate an increase in the purchase price with Steak n Shake and Western Sizzlin had not received any competing indications of interests from other interests parties, a business combination with a strategic acquirer such as Steak n Shake would, nonetheless, be in the best interest of Western Sizzlin and its stockholders at this juncture and would maximize stockholder value in light of substantial current uncertainty regarding Western Sizzlin’s future earnings and future prospects resulting from various challenges to Western Sizzlin’s current business plan, including increased competition in the restaurant industry in which Western Sizzlin operates, increases in the prices of key commodities and certain food supplies and the general economic downturn and downward trend of consumer spending throughout the United States since 2008; and
•	as a result of the relatively low volume of trading activity in the market for Western Sizzlin’s common stock, Western Sizzlin’s stockholders may not be able to sell their shares without significantly decreasing the market price for those shares and Western Sizzlin’s stockholders may not have another opportunity in the foreseeable future, if at all, to realize the full value of their shares of Western Sizzlin common stock.

Recommendation and Approvals of the Steak n Shake Special Committee and Board of Directors

On the morning of October 20, 2009, the Steak n Shake special committee met by telephone to consider the proposed merger and its potential benefits to Steak n Shake. The special committee and representatives of its legal counsel discussed the recent developments with respect to the negotiations and the resolution of the principal terms of the merger agreement and the indenture, and the results of the investigation that had been undertaken by counsel and tax advisors to Steak n Shake of certain legal and tax matters relating to Western Sizzlin or the merger proposal. The special committee adjourned the telephone meeting until the afternoon of October 21, 2009, to be reconvened in Indianapolis, Indiana.

On the afternoon of October 21, 2009, Duff & Phelps provided to the special committee its financial analysis of the proposed transaction, and then delivered to the special committee its oral opinion (subsequently confirmed in writing) to the effect that, as of October 21, 2009, and subject to and based upon the assumptions made, matters considered and limits of the review set forth in its opinion, the terms of the merger agreement were fair, from a financial point of view, to the public shareholders of Steak n Shake. After extensive discussion, including an in-depth analysis of the reasons for engaging in the transaction, the Steak n Shake special committee unanimously determined that the merger and the merger agreement were in the best interests of Steak n Shake and unanimously recommended that the full board of directors approve the merger agreement and approve the transactions contemplated thereby.

After the adjournment of the special committee meeting, the full board of directors of Steak n Shake met to consider the proposed merger. Mr. Regan discussed with the members of the board of directors the drafts of the merger agreement and the indenture that had been provided to each of them in advance of the meeting, and advised the full board of directors that Duff & Phelps had delivered to the special committee its oral opinion to the effect that, as of October 21, 2009, the terms of the merger agreement were fair, from a financial point of view, to the public shareholders of Steak n Shake. Mr. Regan further advised that the special committee had unanimously recommended that the full board of directors approve the merger agreement and the transactions contemplated thereby including the issuance of the debentures. Following a discussion, the full board of directors of Steak n Shake, in reliance in part upon the recommendation of the special committee, unanimously determined that the merger and the merger agreement were advisable and in the best interests of Steak n Shake and unanimously approved the merger agreement.

Execution of the Merger Agreement and Voting Agreements

On October 22, 2009, Steak n Shake, Merger Sub and Western Sizzlin executed the merger agreement. In addition, in connection with the merger agreement, each of the Lion Fund and Dash Acquisitions, LLC entered into voting agreements with Steak n Shake on October 22, 2009. These two voting agreements had been requested by the Steak n Shake Special Committee in connection with its negotiation of the merger agreement terms and in communication with Olshan, and were approved in substance in the forms requested. Also on October 22, 2009, Western Sizzlin and Steak n Shake issued a joint press release announcing the signing of the merger agreement.

Position of Schedule 13e-3 Filing Persons as to the Fairness of the Merger

Under the rules of the Exchange Act and the SEC regulations promulgated thereunder governing “going-private” transactions, Western Sizzlin, Steak n Shake, Merger Sub, Sardar Biglari and Philip L. Cooley, which we refer to, collectively, as the “Schedule 13e-3 Filing Persons,” are engaged in a “going private” transaction and, therefore, are required to express their beliefs as to the substantive and procedural fairness of the merger to Western Sizzlin’s stockholders. The Schedule 13e-3 Filing Persons are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act that may be applicable to the merger and the other transactions contemplated by the merger agreement. The views of the Schedule 13e-3 Filing Persons as to the fairness of the proposed merger should not be construed as a recommendation to any of Western Sizzlin’s stockholders as to how such stockholder should vote on the proposal to adopt and approve the merger agreement and the merger.

The Schedule 13e-3 Filing Persons did not participate in the deliberations of the Western Sizzlin special committee or Western Sizzlin board of directors regarding, and did not receive advice from the Western Sizzlin special committee’s legal or financial advisors as to, the fairness of the merger to Western Sizzlin’s stockholders. The Steak n Shake special committee engaged Duff & Phelps as its independent financial advisor to provide certain financial advisory services with respect to a business combination with Western Sizzlin. Duff & Phelps has not provided an opinion with respect to the fairness of the merger or the merger consideration to Western Sizzlin stockholders.

The interests of Western Sizzlin’s unaffiliated stockholders were represented by the special committee comprised of independent and disinterested Western Sizzlin’s directors, which had the exclusive authority to review, evaluate and negotiate the terms and conditions of the merger agreement on Western Sizzlin’s behalf, with the assistance of the Western Sizzlin special committee’s independent financial and legal advisors. Accordingly, the Schedule 13e-3 Filing Persons relied upon the Western Sizzlin special committee to evaluate the merger and to engage a financial advisor for the purpose of reviewing and evaluating the merits of the proposed merger from Western Sizzlin’s stockholders’ viewpoint. On the basis of the beliefs of the Western Sizzlin special committee, the Schedule 13e-3 Filing Persons believe that (a) the merger consideration is substantively fair to the unaffiliated Western Sizzlin stockholders and (b) the merger is procedurally fair to Western Sizzlin’s unaffiliated stockholders on the basis of the factors described under “— Recommendation of the Western Sizzlin Special Committee; Reasons for, and Effects and Fairness of, the Merger” and “— Recommendation of the Western Sizzlin Board of Directors; Reasons for, and Effects and Fairness of, the Merger.” The Schedule 13e-3 Filing Persons agree with and expressly adopt the analyses and conclusions of the Western Sizzlin special committee and the Western Sizzlin board of directors, based upon the reasonableness of those analyses and conclusions, which they adopt, with respect to the fairness of the merger to such unaffiliated stockholders.

In addition, the Schedule 13e-3 Filing Persons considered the fact that the Western Sizzlin special committee received, solely for its benefit and use, an opinion from B. Riley to the effect that and subject to the various assumptions set forth therein, as of October 22, 2009, the date of its opinion, that the merger consideration of debentures issued by Steak n Shake in the principal amount of approximately $8.08 per share (based upon the number of shares of Western Sizzlin common stock outstanding on October 22, 2009) to be received pursuant to the merger agreement by the holders of shares of Western Sizzlin’s common stock was fair, from a financial point of view, to Western Sizzlin’s stockholders. While the opinion of B. Riley addressed fairness with respect to the consideration to be received by all Western Sizzlin's stockholders pursuant to the merger agreement, the Schedule 13e-3 Filing Persons believed that the opinion of B. Riley supported its determination with respect to the fairness of the merger consideration to stockholders unaffiliated with Western Sizzlin because all of Western Sizzlin’s stockholders, including its unaffiliated stockholders, will be entitled to receive the same per share merger consideration under the terms of the merger agreement and no affiliates of Western Sizzlin will receive any additional benefits under the terms of the merger agreement.

Although Messrs. Biglari and Cooley are current directors and/or officers, because of their differing interests in the merger, they did not participate in the Western Sizzlin special committee’s evaluation or approval of the merger agreement and the merger. For these reasons, Messrs. Biglari and Cooley do not believe that their interests in the merger influenced the decision of the Western Sizzlin special committee with respect to recommending the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by the Schedule 13e-3 Filing Persons in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors they considered. The Schedule 13e-3 Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to the unaffiliated Western Sizzlin stockholders. Rather, their fairness determination was made after consideration of all of the above factors as a whole.

Purposes of the Merger for the Schedule 13e-3 Filing Persons

Purposes of Steak n Shake and Merger Sub

If the proposed merger is completed, Western Sizzlin will become a direct subsidiary of Steak n Shake. For Steak n Shake and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement.

Purposes of Sardar Biglari and Philip L. Cooley

For each of Sardar Biglari and Philip L. Cooley, the primary purpose of the merger is to benefit in their capacities as a director, officer and stockholder of Steak n Shake from the potential benefits that may result from the combination of Steak n Shake’s and Western Sizzlin’s businesses, including the creation of a more diversified restaurant company with increase cash flow, the strengthening of the combined company’s market position and the potential that the combined company will have an opportunity for cost savings. In their capacities as Western Sizzlin stockholders, Sardar Biglari’s and Philip L. Cooley’s purpose for the merger is to convert their interests as stockholders into interests in the debentures.

Purposes of Western Sizzlin

The purpose of the merger for Western Sizzlin is to enable Western Sizzlin’s stockholders (other than stockholders who properly exercise their dissenters’ rights of appraisal under Delaware law) to immediately realize the value of their investment in Western Sizzlin through their receipt of a pro rata portion of the merger consideration of debentures. For the reasons discussed under “— Recommendation of the Western Sizzlin Special Committee; Reasons for, and Effects and Fairness of, the Merger” and “— Recommendation of the Western Sizzlin Board of Directors; Reasons for, and Effects and Fairness of, the Merger,” the Western Sizzlin special committee and board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Western Sizzlin and its unaffiliated stockholders.

Recommendation of the Western Sizzlin Special Committee;
Reasons for, and Effects and Fairness of, the Merger

The Western Sizzlin special committee, comprised entirely of disinterested directors and acting with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger agreement with Steak n Shake. At a meeting held on October 22, 2009, the Western Sizzlin special committee, after considering the presentations of its financial and legal advisors, unanimously:

•	Resolved that the merger and the merger agreement are fair to, advisable and in the best interest of Western Sizzlin and its stockholders,
•	Recommended to the full board of directors of Western Sizzlin that it adopt the merger agreement and approve the merger, and
•	Recommended to the full board of directors of Western Sizzlin that it recommend that Western Sizzlin’s stockholders adopt the merger agreement and approve the merger.

In the course of reaching the determinations and decisions and making the recommendations described above, the special committee considered the following substantive positive factors and potential benefits of the merger agreement and the merger, each of which the special committee believed supported its decision:

•	The special committee’s belief that the merger consideration of debentures issued by Steak n Shake in the principal amount of approximately $8.08 per share (based upon the number of shares of Western Sizzlin commn stock outstanding on October 22, 2009) is more favorable to Western Sizzlin’s stockholders than the potential value that might result from the other alternatives reasonably available to Western Sizzlin or continuing with Western Sizzlin’s current business plan:
•	The fact that the distribution of the shares of Steak n Shake’s common stock beneficially owned by an investment subsidiary of Western Sizzlin would effectively reduce the enterprise value of Western Sizzlin by an amount equal to the market value of the Steak n Shake shares to be distributed, and the special committee’s belief that the merger consideration is fair to Western Sizzlin’s unaffiliated stockholders in relation to such reduced enterprise value of Western Sizzlin after giving effect to the distribution of the Steak n Shake shares to be distributed;
•	The fact that the merger consideration of approximately $8.08 per share (based upon the number of shares of Western Sizzlin commn stock outstanding on October 22, 2009), together with the market value on October 21, 2009 of the shares of Steak n Shake’s common stock that were to be distributed to Western Sizzlin’s stockholders pursuant to the merger agreement, represent a premium of approximately 4.1% over the closing market price of Western Sizzlin’s common stock on August 12, 2009, the last trading day before Western Sizzlin announced its entry into a letter of intent with Steak n Shake relating to the merger;
•	That the restrictive covenants set forth in the debentures improve the likelihood that all principal and interest thereunder would be paid in full when due, including the following covenants:
º	a restriction prohibiting Steak n Shake from declaring or paying dividends on its equity securities or prepaying certain indebtedness, unless Steak n Shake satisfies a financial ratio set forth in the indenture;
º	a restriction prohibiting Steak n Shake from issuing additional debt unless Steak n Shake satisfies a financial ratio set forth in the indenture;
º	a restriction prohibiting Steak n Shake from incurring any indebtedness (other than certain indebtedness capped at a maximum of $50 million at any one time) that is senior in right of payment to the debentures;
•	The special committee’s belief that Western Sizzlin faces substantial challenges if it continues with its current business plan, based upon Western Sizzlin’s historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in the industry, the outlook for the casual dining sector of the restaurant industry and general economic and financial market conditions, which challenges include:
º	the steady declines Western Sizzlin has experienced in its existing franchise base for the past several years;
º	the fact that Western Sizzlin’s restaurant base, both franchised and company-owned, is smaller and less geographically diverse than many other restaurant chains with which Western Sizzlin competes; and
º	the fact that there has been substantial uncertainty and disruption in the capital and credit markets over the past twelve months, which could have an adverse effect on Western Sizzlin’s business, including the future operating results of Western Sizzlin’s restaurants and the value of Western Sizzlin’s investments;
•	The opinion the special committee received from B. Riley, which was delivered orally at the special committee meeting on October 22, 2009, and subsequently confirmed in writing, that, as of October 22, 2009, the date of the opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the merger consideration to be received by Western Sizzlin’s stockholders (other than Steak n Shake, Merger Sub or Western Sizzlin, or Western Sizzlin stockholders who perfect and do not withdraw their appraisal rights under Delaware law, in the merger, after giving effect to the pro rata distribution of the 1,322,806 shares of Steak n Shake common stock that were then beneficially owned by Western Sizzlin’s subsidiaries, in the aggregate) is fair to the Western Sizzlin’s stockholders from a financial standpoint;
•	The presentation by B. Riley to the special committee on October 22, 2009 in connection with the foregoing opinion, which is described under the section of this proxy statement/prospectus entitled “— Opinion of the Financial Advisor of the Western Sizzlin Special Committee”;
•	That by approving the merger, stockholders would recognize significant value through the proceeds of the merger consideration and would no longer be subject to the risks that arise from owning an equity interest in Western Sizzlin, which include the risk that the market price for Western Sizzlin’s common stock could be adversely affected by earnings fluctuations that may result from changes in Western Sizzlin’s operations specifically and changes in the restaurant industry generally, or from changes in the value of marketable securities owned by Western Sizzlin, and the risk that Western Sizzlin’s stockholder may not be able to realize the full value of their shares due to the relatively illiquid market for Western Sizzlin’s common stock, and, rather, would be holders of the debentures, which will entitle the holder thereof to receive interest payments semiannually in cash at a rate of 14% per annum and will rank senior to Steak n Shake’s common stock with respect to rights upon Steak n Shake’s liquidation, dissolution or winding up;
•	The special committee’s belief that the issuance of the Steak n Shake debentures in the aggregate principal amount of $22,959,000, after distribution to its stockholders the shares of Steak n Shake common stock that Western Sizzlin owns, was the highest consideration that could be negotiated with Steak n Shake;
•	The fact that Western Sizzlin incurs significant costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the federal securities laws, and that Western Sizzlin does not realize the full benefits of being a public company, as its ability to access capital markets is limited by the relatively low trading volume in the market for Western Sizzlin’s common stock, the lack of analyst followings and other factors;
•	The efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to Western Sizzlin under the circumstances, which efforts were intended to ensure that the interests of Western Sizzlin’s unaffiliated stockholders were represented in the negotiation of the merger agreement;
•	The fact that no alternative acquisition proposal for Western Sizzlin had been submitted since the announcement of Steak n Shake’s proposal on August 13, 2009, which supported the special committee’s belief that an offer from a third party to acquire Western Sizzlin for a better price than was offered under the terms of the merger agreement was not available and might not be available in the foreseeable future;
•	The terms and conditions of the merger agreement, including:
º	The absence of a financing condition to Steak n Shake’s obligation to consummate the transaction, which increased the likelihood that the merger would be consummated;
º	The provisions of the merger agreement that provide the Western Sizzlin special committee with a 30 day post signing go-shop period during which the special committee would have the right to actively solicit additional interest in a transaction involving Western Sizzlin and provide that after such go-shop period, the Western Sizzlin special committee would be permitted to continue any then on-going discussions with any third party that proposed an alternative transaction that is a Superior Proposal, as defined in the merger agreement, and provide further that following the go-shop period the Western Sizzlin special committee may respond to unsolicited Acquisition Proposals, as such term is defined in the merger agreement, that are reasonably likely to constitute or lead to a Superior Proposal, subject to the specified conditions as more fully described under “The Merger Agreement — Restrictions on Solicitation of Other Offers,” which provisions permitted the special committee to continue to seek an alternative transaction during the period described above and respond to certain alterative proposals, subject to the terms of the merger agreement, in order to ensure that the special committee obtained the most favorable transaction for Western Sizzlin’s unaffiliated stockholders;
º	The provisions of the merger agreement that provide that, subject to compliance with the terms and conditions of the merger agreement, if a third party has proposed an alternative transaction that is a Superior Proposal at any time prior to obtaining approval of the merger by Western Sizzlin’s stockholders, the board is permitted to change its recommendation, subject to the payment of a termination fee of $1,250,000 (or $837,500 under certain circumstances), and terminate the merger agreement in order to enter into a definitive agreement with respect to the Superior Proposal, as more fully described below under the section of this proxy statement/prospectus entitled “The Merger Agreement — Change in Recommendation,” which provisions ensured that the special committee would have the ability to pursue any alternative transaction that may be in the best interest of Western Sizzlin’s unaffiliated stockholders; and

º	The provisions of the merger agreement that authorize Western Sizzlin to terminate the merger agreement and require Steak n Shake to pay Western Sizzlin a reverse termination fee of $500,000 if Steak n Shake breaches or fails to perform certain of its representations, warranties or covenants contained in the merger agreement under certain circumstances, which provisions ensured that Western Sizzlin would be compensated for the losses it may incur in the event of such termination;
•	The timing of the merger during a period where the special committee believed that Western Sizzlin faced substantial uncertainty and challenges with respect to its ability to successfully pursue its current business plan, and the risk that if Western Sizzlin did not accept Steak n Shake’s offer when it did, it might not have another opportunity to do so, particularly in light of recent substantial capital market fluctuations that could make it more difficult to finance the acquisition of Western Sizzlin; and
•	The special committee’s belief that it was fully informed about the extent to which the interests of Messrs. Biglari, Cooley and Dash in the merger differed from those of Western Sizzlin’s other stockholders, which are discussed in the section of this proxy statement/prospectus entitled “— Interests of Steak n Shake and Western Sizzlin Directors and Executive Officers in the Merger,” which information enabled the special committee to determine that the merger was fair to Western Sizzlin’s unaffiliated stockholders despite any additional or different interests that Messrs. Biglari, Cooley and Dash may have in the merger.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•	That Western Sizzlin’s stockholders will have no ongoing equity participation in the company following the merger, and that Western Sizzlin’s stockholders will cease to participate in Western Sizzlin’s future earnings or growth or benefit from increases in the value of Western Sizzlin’s common stock;
•	That Western Sizzlin’s stockholders will be exposed to credit risk with respect to Steak n Shake and will bear the risk of a decrease in Steak n Shake’s financial health, profitability and cash flow, whether as a result of operating or market factors, which could impact Steak n Shake’s ability to repay the debentures;
•	The debentures are subordinated to all of Steak n Shake’s senior secured debt, the aggregate amount of which was approximately $13,680,000 as of July 1, 2009, subject to certain leverage restrictions, which increases the risk that Steak n Shake may not be able to pay all principal of and interest on the debentures;
•	Since the merger consideration is non-cash, no assurance can be made with respect to the accuracy of the valuation of the debentures to be received by Western Sizzlin’s stockholders;
•	That the per share principal amount of Steak n Shake debentures to be issued to Western Sizzlin’s stockholders, together with the market value on October 21, 2009 of the shares of Steak n Shake’s common stock that were to be distributed to Western Sizzlin’s stockholders pursuant to the merger agreement, did not represent a premium over the market price of Western Sizzlin’s common stock on various dates prior to and following the public announcement of the execution of the letter of intent providing the principal terms of the proposed merger;
•	The merger agreement contains restrictions on the conduct of Western Sizzlin’s business prior to the completion of the merger, generally requiring Western Sizzlin to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Western Sizzlin from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place;

•	The risks and costs to Western Sizzlin if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;
•	That the receipt of debentures in exchange for shares of Western Sizzlin’s common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes;
•	That the directors and officers of Western Sizzlin exercise voting control, individually and through entities over for which they exercise voting control, in the aggregate, over approximately 42.6% of the outstanding shares of Western Sizzlin’s common stock, and, as a result, only a small minority of Western Sizzlin’s unaffiliated stockholders need to vote for the merger for it to be approved, which requires the affirmative vote of the holders of at least a majority of all of the outstanding shares of Western Sizzlin common stock entitled to vote;
•	The merger agreement’s limitations on Western Sizzlin’s ability to solicit other offers after the end of the go-shop period, which restricts the special committee’s ability to continue to actively seek an alternative transaction that could be more favorable to Western Sizzlin’s unaffiliated stockholders;
•	The possibility that, in the event of termination of the merger agreement, Western Sizzlin may be required to pay a termination fee of $1,250,000 (or $837,500 under certain circumstances);
•	That Steak n Shake’s maximum exposure for wrongfully failing to close or breaching the merger agreement under certain circumstances, even if the breach is willful or deliberate, is limited to its payment of a reverse termination fee in the amount of $500,000; and
•	That Steak n Shake’s obligation to consummate the merger is subject to certain conditions outside of Western Sizzlin’s control.

In the course of reaching the determinations and decisions, and making the recommendations described above, the special committee also considered the following factors relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger and to permit the special committee to represent the interests of Western Sizzlin’s unaffiliated stockholders, each of which the special committee believed supported its decision and provided assurance of the fairness of the merger to Western Sizzlin and its unaffiliated stockholders:

•	That the special committee consists solely of independent and disinterested directors who are not Western Sizzlin’s employees and have no financial interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of options to acquire Western Sizzlin’s shares of common stock);
•	That the members of the special committee were adequately compensated for their services and that their compensation for serving on the special committee was in no way contingent on their approving the merger agreement and the merger and taking the other actions described in this proxy statement/prospectus;
•	That the special committee retained and was advised by Olshan Grundman Frome Rosenzweig & Wolosky LLP, its legal counsel;
•	That the special committee retained and was advised by B. Riley, its financial advisor;
•	That, to solicit alternative acquisition proposals and address Western Sizzlin’s strategic alternatives, B. Riley contacted a number of candidates to assess their interest in a transaction with Western Sizzlin, none of whom elected to pursue a potential transaction with Western Sizzlin, which supported the special committee’s belief that an alternative transaction on terms more favorable to Western Sizzlin’s unaffiliated stockholders may not be available in the foreseeable future;
•	The fact that no alternative acquisition proposal for Western Sizzlin had been submitted since the announcement of the entry into a letter of intent with respect to the proposed merger with a subsidiary of Steak n Shake’s on August 13, 2009, which also supported the special committee’s belief that an alternative transaction on terms more favorable to Western Sizzlin’s unaffiliated stockholders may not be available for the foreseeable future;
•	That the special committee received an opinion from its financial advisor, B. Riley, which was delivered orally at the special committee meeting on October 22, 2009, and subsequently confirmed in writing, that, as of October 22, 2009, the date of the opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the merger consideration of debentures issued by Steak n Shake in the principal amount of approximately $8.08 per share (based upon the number of shares of Western Sizzlin commn stock outstanding on October 22, 2009) to be received pursuant to the merger agreement by the holders of shares of Western Sizzlin’s common stock was fair, from a financial point of view, to Western Sizzlin’s stockholders, and that all Western Sizzlin stockholders, including unaffiliated stockholders, will receive the same consideration in the merger;
•	That the special committee was involved in extensive deliberations over a period of almost three months regarding the proposal, and was provided with access to Western Sizzlin’s management in connection with the due diligence conducted by its advisors, which supported the special committee’s belief that it had obtained the most favorable terms reasonably possible for Western Sizzlin’s unaffiliated stockholders;
•	That the special committee, with the assistance of its legal and financial advisors, negotiated with Steak n Shake and its representatives; as a result, the committee successfully negotiated for the inclusion of certain terms of the merger agreement and indenture that the special committee believed protect the interests of Western Sizzlin’s unaffiliated stockholders;
•	That the special committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, which ensured that the special committee would have the ability to approve or disapprove the merger or any alterative thereto in accordance with the best interests of Western Sizzlin’s unaffiliated stockholders;
•	That the special committee, from its inception, was authorized to consider strategic alternatives with respect to Western Sizzlin, including Western Sizzlin’s sale, which ensured that the special committee was authorized to pursue any strategic alternative which may maximize stockholder value for Western Sizzlin’s unaffiliated stockholders;
•	That the special committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Steak n Shake, which ensured that the special committee could recommend that the company continue with its current business plan, if it believed that such action would be in the best interest of Western Sizzlin’s unaffiliated stockholders;
•	That the merger agreement provides the special committee with a 30 day post signing go-shop period during which the special committee will have the right to actively solicit additional interest in a transaction involving Western Sizzlin and provides that after such go-shop period, the Western Sizzlin special committee would be permitted to continue any then on-going discussions with any third party that proposed an alternative transaction that is a superior proposal, and provides further that following the go-shop period the special committee may respond to unsolicited acquisition proposals that are reasonably likely to constitute or lead to a superior proposal, subject to the specified conditions as more fully described under “The Merger Agreement — Restrictions on Solicitation of Other Offers,” which provisions of the merger agreement permitted the special committee to continue to seek an alternative transaction during the period described above and respond to certain alterative proposals, subject to the terms of the merger agreement, in order to ensure that the special committee obtained the most favorable transaction for Western Sizzlin’s unaffiliated stockholders; and
•	That the special committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement/prospectus, independent of Messrs. Biglari, Cooley and Dash and with knowledge of their interests.

The special committee did not consider net book value in determining the fairness of the merger to Western Sizzlin’s stockholders because of its belief that net book value, which is an accounting concept that is not commonly used as a valuation metric in the restaurant, hotel or gaming industries, does not reflect historical or projected cash flows from continuing operations and thus does not reflect Western Sizzlin’s value or Western Sizzlin’s market trading prices for Western Sizzlin’s common stock. In addition, while the special committee reviewed the various components of Western Sizzlin’s operations which could be sold separately, it did not consider liquidation value in determining the fairness of the merger because of its belief that liquidation value does not present a meaningful valuation for Western Sizzlin and its business as Western Sizzlin’s value is derived from cash flows generated from Western Sizzlin’s continuing operations rather than the value of assets that might be realized in a liquidation.

The foregoing discussion of the information and factors considered by the special committee includes the material factors considered by the special committee. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The special committee approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Western Sizzlin Board of Directors;
Reasons for, and Effects and Fairness of, the Merger

On October 22, 2009, the full board of directors of Western Sizzlin met to consider the report and recommendation of the Western Sizzlin special committee. On the basis of the special committee’s recommendation and the other factors described below, Western Sizzlin’s board of directors unanimously:

•	determined that the merger agreement and the merger were advisable, fair to and in the best interests of Western Sizzlin and its stockholders;
•	approved the merger agreement and the merger;
•	declared a special dividend in kind of the 1,322,806 shares of Steak n Shake’s common stock beneficially owned by Western Sizzlin; and
•	recommended that Western Sizzlin’s stockholders vote to adopt the merger agreement and approve the merger.

In determining that the merger agreement and the merger were advisable, fair to and in the best interests of Western Sizzlin and its stockholders, the full board of directors of Western Sizzlin considered:

•	the unanimous determination and recommendation of the special committee; and
•	the factors considered by the special committee, including the positive factors and potential benefits of the merger agreement and the merger, the risks and potentially negative factors relating to the merger agreement and the merger, the fairness opinion received by the special committee and the factors relating to procedural safeguards.

The foregoing discussion of the information and factors considered by Western Sizzlin’s board of directors includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Western Sizzlin’s board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Western Sizzlin board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Other than as described in this proxy statement/prospectus, the Western Sizzlin board of directors is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of Western Sizzlin with another company, the sale or transfer of all or substantially all of its assets or a purchase of its securities that would enable such person to exercise control of Western Sizzlin.

The Western Sizzlin board of directors recommends that you vote FOR the adoption of the merger agreement and approval of the merger.

Opinion of the Financial Advisor of the Western Sizzlin Special Committee

Western Sizzlin’s special committee engaged B. Riley as its financial advisor to assist the special committee in its ongoing evaluation of Western Sizzlin’s business and strategic direction. Throughout the process, the special committee consulted with B. Riley regarding the Steak n Shake offer. On October 22, 2009, at a meeting of the special committee, B. Riley rendered its oral opinion, which was subsequently delivered in writing, to the special committee that, as of that date and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the merger consideration to be received by Western Sizzlin’s stockholders pursuant to the merger agreement was fair, from a financial point of view.

The full text of the written opinion of B. Riley, dated October 22, 2009 (the “Opinion”), which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Western Sizzlin stockholders are urged to read the Opinion in its entirety. The summary of the Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion.

B. Riley was not retained to serve as an advisor to or agent of any Western Sizzlin stockholder. The Opinion was prepared for the special committee and is directed only to the fairness, from a financial point of view, as of the date of the Opinion, of the consideration to be received by Western’s stockholders pursuant to the merger agreement and does not address Western Sizzlin’s underlying business decision to enter into the merger agreement or any other terms of the merger or the merger agreement. The Opinion does not constitute a recommendation to any Western Sizzlin’s stockholder as to whether such stockholder should provide its written consent to the merger or how such stockholder should vote at any special meeting of the stockholders. Neither Western Sizzlin nor the Western Sizzlin special committee placed any limitations on the scope of B. Riley’s opinion.

B. Riley did not recommend the merger consideration to be paid in the merger. The merger consideration was determined in negotiations between the special committees of both Western Sizzlin and Steak n Shake. No restrictions or limitations were imposed on B. Riley by Western Sizzlin’s special committee with respect to the investigations made or the procedures followed by B. Riley in rendering its Opinion.

In connection with rendering its Opinion, B. Riley has, among other things:

1.	reviewed a draft of the merger agreement, dated October 21, 2009, which was in substantially final form;
2.	reviewed a draft form of the Form of Indenture, which was in substantially final form;
3.	reviewed public filings and press releases prepared by Western Sizzlin and Steak n Shake senior management related to each company’s business and financial prospects;
4.	reviewed non-public internal financial information and other data prepared by Western Sizzlin and Steak n Shake senior management (other than Mr. Biglari) related to each company’s business and financial prospects;
5.	discussed each company’s business, operations, financial condition, future prospects and projected operations and performance, on a stand-alone basis, with members of the Western Sizzlin and Steak n Shake senior management teams (other than Mr. Biglari);
6.	reviewed publicly available financial information and stock market data with respect to certain other companies engaged in generally comparable businesses;
7.	reviewed publicly available financial terms of relevant mergers and acquisitions;
8.	reviewed the San Antonio real estate parcel’s market appraisal prepared by Duggar, Canady, Grafe, Inc. (the “San Antonio Appraisal”);
9.	reviewed and prepared various other financial analyses to assess Western Sizzlin’s fair market value; and

10.	conducted such other financial studies, analyses and investigations and evaluated such other information, as B. Riley deemed appropriate.

B. Riley also spoke with certain officers and employees of Western Sizzlin and Steak n Shake (other than Mr. Biglari) to discuss the business and prospects of both companies and other matters B. Riley deemed relevant to its inquiry, and considered such other data and information B. Riley judged necessary to render its Opinion.

In rendering its Opinion, B. Riley has assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with B. Riley and have assumed and relied upon the representations and warranties of Western Sizzlin and Steak n Shake contained in the merger agreement. B. Riley was not engaged to, and has not independently attempted to, verify any of such information. B. Riley has also relied upon the management of Western Sizzlin and Steak n Shake as to the reasonableness and achievability of the financial and operating projections (and the assumptions and basis therefore) provided to B. Riley by Western Sizzlin’s senior management (other than Mr. Biglari) and B. Riley has assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of Western Sizzlin and Steak n Shake. B. Riley has not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. Western Sizzlin’s board of directors reviewed the non-public financial information provided to B. Riley and Duff & Phelps for accuracy and completeness and it routinely reviews non-public financial information prepared by Western Sizzlin’s management on a monthly basis. Western Sizzlin’s board of directors determined that B. Riley’s and Duff & Phelps’ reliance on these materials was reasonable in light of the fact that such materials were prepared in a manner consistent with past practices. In addition, B. Riley has not conducted a physical inspection of any of the assets, properties or facilities of Western Sizzlin nor has B. Riley furnished with any such evaluation or appraisal with the exception of the San Antonio Appraisal. B. Riley has also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger and other transactions contemplated by the merger agreement will be obtained without material adverse effect on Western Sizzlin or the merger.

B. Riley has not been asked to, nor does it, offer any opinion as to the material terms of the merger agreement or the form of the merger. In rendering its opinion, B. Riley has assumed, with the consent of the special committee, that the final executed form of the merger agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the merger as set forth in the merger agreement would be satisfied and that the merger would be consummated on a timely basis in the manner contemplated by the merger agreement.

Without limiting the generality of the foregoing, B. Riley has undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Western Sizzlin is a party or may be subject.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, B. Riley’s Opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received by Western Sizzlin’s stockholders pursuant to the merger agreement and does not address Western Sizzlin’s underlying business decision to effect the merger or any other terms of the merger. It should be noted that although subsequent developments may affect B. Riley’s Opinion, B. Riley does not have any obligation to update, revise or reaffirm the Opinion.

The following is a brief summary of the analyses performed by B. Riley in connection with its Opinion. This summary is not intended to be an exhaustive description of the analyses performed by B. Riley but includes all material factors considered by B. Riley in rendering its Opinion. B. Riley drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the merger consideration.

Each analysis performed by B. Riley is a common methodology utilized in valuations. Although other valuation techniques may exist, B. Riley believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for B. Riley to arrive at its Opinion.

The different analyses have been weighted to derive ranges of value for the operating assets and investments assets of the subsidiaries, partnerships and business units that comprise Western Sizzlin. A list of Western Sizzlin’s primary entities is summarized below:

Business Unit	Western Economic Interest
Western Sizzlin Franchise Corporation (“WSFC”)	100.0%
The Western Sizzlin Stores, Inc. (“WSSI”)	100.0%
Great American Partners-I, LLC (“GAP”)	50.0%
Western Investments, Inc. (“Western Investments”)	100.0%
• General Partner of Western Acquisitions, LP (“WA”)	92.06%
Western Properties, Inc. (“Western Properties”)	100.0%
• General Partner of Western Real Estate, LP (“WRE”)	100.0%
Western Mustang Holdings LLC (“Western Mustang”)	100.0%
• Mustang Capital Management, LLC (“MCM”)	51.0%
º General Partner of Mustang Capital Advisors, LP (“MCA”)	50.5%

Premiums Paid Analysis

Using publicly available information, B. Riley reviewed 294 transactions involving United States targets since January 1, 2008, excluding transactions in the financial services industry and real estate transactions. B. Riley examined each acquisition target’s one day, one week and one month closing stock price prior to the announcement of the relevant transaction in order to calculate a range of acquisition premiums.

B. Riley compared the premiums paid data set to Western Sizzlin’s merger consideration premium. The premium is calculated using Western Sizzlin’s closing stock price of $12.75 on August 12, 2009, the last trading day prior to the Letter of Intent (“LOI”) announcement. B. Riley also reviewed Western Sizzlin’s historical volume weighted average price (“VWAP”) data. The merger consideration of $8.08 per share (based on the number of shares of Western Sizzlin common stock outstanding on October 22, 2009) represents a premium of approximately 4.1% over Western Sizzlin closing stock price on August 12, 2009.

The premiums paid analysis is not a strong benchmark due to the nature of the transaction structure, as the vast majority of transactions reviewed by B. Riley involved consideration consisting of cash or stock or a combination of cash and stock, and, in B. Riley’s experience, transactions of this nature rarely involve consideration consisting exclusively of debentures. Additionally, the nominal historical trading volume of Western Sizzlin’s common stock and the ratio of Western Sizzlin’s investment assets to its overall valuation. Investment assets, which are generally valued by investors and merger partners at mark-to-market, comprise approximately 50% of Western Sizzlin’s market capitalization.

Discounted Cash Flow Analysis

B. Riley examined the value of Western Sizzlin’s separate economic interests in WSFC, WSSI and GAP based on each entity’s projected free cash flow estimates. The free cash flow estimates were generated utilizing each entity’s financial projections that were prepared and furnished to B. Riley by Western Sizzlin’s senior management, which were prepared by Western Sizzlin’s senior management (other than Mr. Biglari).

When evaluating Western Sizzlin’s economic interest in WSFC, B. Riley utilized free cash flow estimates for the three-month period ending December 2009 and the years ending December 31, 2010 through December 31, 2014. B. Riley calculated a 17.8% weighted average cost of capital, or discount rate, using the Capital Asset Pricing Model and the cost of capital for the comparable public companies. Next, B. Riley calculated terminal values using a range of EBITDA multiples (6.5x to 8.0x) around the adjusted mean of the comparable public companies EBITDA multiple (approximately 7.2x), and a range of discount rates (16.0% to 19.6%) around the 17.8% weighted average cost of capital.

Based on these criteria, the discounted cash flow analysis created a range of total enterprise values, which are comprised of equity market capitalization, plus interest bearing debt, plus preferred stock, less excess cash (“TEV”), for WSFC. B. Riley calculated WSFC’s range of equity values by applying its net cash/debt position to the low, mean and high TEVs:

	Low	Mean	High
WSFC Equity Value	$9,354,440	$10,735,336	$12,299,095

When evaluating Western Sizzlin’s economic interest in WSSI, B. Riley utilized free cash flow estimates for the three-month period ending December 2009 and the years ending December 31, 2010 through December 31, 2014. B. Riley calculated a 14.3% weighted average cost of capital, or discount rate, using the Capital Asset Pricing Model and the cost of capital for the comparable public companies. Next, B. Riley calculated terminal values using a Perpetuity Growth Model and a range of discount rates (12.9% to 15.8%) around the 14.3% weighted average cost of capital.

Based on these criteria, the discounted cash flow analysis created a range of TEVs for WSSI. B. Riley calculated WSSI’s range of equity values by applying its net cash/debt position to the low, mean and high TEVs:

	Low	Mean	High
WSSI Equity Value	$3,984,403	$4,570,185	$5,439,355

When evaluating Western Sizzlin’s economic interest in GAP, B. Riley utilized free cash flow estimates for the three-month period ending December 2009 and the years ending December 31, 2010 through December 31, 2011. B. Riley calculated a 10.9% weighted average cost of capital, or discount rate, using the Capital Asset Pricing Model and the cost of capital for the comparable public companies. Due to the joint venture’s December 2011 buyout provision, B. Riley did not need to calculate a terminal value for GAP. B. Riley calculated a range of discount rates (9.8% to 12.0%) around the 10.9% weighted average cost of capital.

Based on these criteria, the discounted cash flow analysis created a range of TEVs for GAP. B. Riley calculated GAP’s range of equity values by applying its net cash/debt position to the low, mean and high TEVs:

	Low	Mean	High
GAP Equity Value	$1,111,180	$1,130,834	$1,151,085

The discount rates utilized by B. Riley in its discounted cash flow analysis for each of Western Sizzlin’s business units described above were calculated using each business unit’s respective weighted average cost of capital. The EBITDA multiples for each of Western Sizzlin’s business units that were utilized for this analysis were calculated based on the corresponding adjusted mean multiples of enterprise value to EBITDA for each business unit’s group of comparable public companies considered by B. Riley. The weighted average cost of capital, or discount rate, used for each of Western Sizzlin’s business units were inherently different based upon each business unit’s independent risk profile.

While the discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Western Sizzlin’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Comparable Public Company Analysis

B. Riley examined the value of Western Sizzlin’s separate economic interests in WSFC and WSSI by reviewing and comparing selected financial data for publicly traded companies chosen by B. Riley that were deemed to be comparable to WSFC and WSSI. B. Riley selected these companies based on their size, business mix, profitability, growth and business model. More specifically, B. Riley evaluated their common participation in the restaurant industry and/or similarities regarding percentage of company owned stores and franchised stores.

B. Riley divided the comparable companies into two groups based on their percentage of company owned stores and franchised stores. B. Riley compared WSFC to multi-unit restaurant concepts with franchise units comprising over 50% of total units. B. Riley compared WSSI to multi-unit family style and buffet concepts with franchise units comprising less than 20% of total units. The comparable companies chosen by B. Riley included:

Multi-unit Restaurants Concepts with Franchise Units Comprising over 50% of Total Units

McDonald’s Corp.
DineEquity
Sonic Corp.
AFC Enterprises
Yum! Brands
Burger King Holdings
Nathan’s Famous
Buffalo Wild Wings
Domino’s Pizza
Denny’s Corp.
Papa John’s International
Famous Dave’s of America
CKE Restaurants

Multi-unit Family Style/Buffet Concepts with Franchise Units Comprising Less Than 20% of Total Units

Bob Evans Farms
Frisch’s Restaurants
Cracker Barrel Old Country Store
Luby’s

For each of the comparable companies, B. Riley initially calculated the applicable company’s ratio of TEV for the latest twelve-month (“LTM”) period ended on the last day of the period covered by its most recently filed Form 10-K or Form 10-Q, as applicable to that company’s LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”). B. Riley then used these ratios to determine the high quartile, low quartile, mean, median and adjusted mean multiples for the comparable companies. The ratios of TEV to LTM EBITDA used by B. Riley for this analysis are as follows:

	Low(1)	High(1)	Mean	Med.	Adjusted Mean(2)
WSFC TEV / LTM EBITDA Multiple	5.7x	9.1x	7.3x	7.1x	7.2x
WSSI TEV / LTM EBITDA Multiple	5.8x	10.1x	9.3x	6.6x	6.6x

(1)	High and low observations represent the 75th and 25th quartiles, respectively.
(2)	Adjusted mean excludes the high and low observations of the data set.

B. Riley calculated the range of implied TEVs for WSFC using TEV to LTM EBITDA multiples and WSFC’s LTM EBITDA. B. Riley calculated WSFC’s range of equity values by applying its net cash/debt position to the low, mean and high TEVs.

The results of the analysis are summarized as follows:

	Low	Mean	High
WSFC Equity Value	$11,499,371	$12,762,759	$14,026,147

B. Riley calculated the range of implied TEVs for WSSI using TEV to LTM EBITDA multiples and WSSI’s LTM EBITDA. B. Riley calculated WSSI’s range of equity values by applying its net cash/debt position to the low, mean and high TEVs. The results of the analysis are summarized as follows:

	Low	Mean	High
WSSI Equity Value	$4,181,461	$4,636,038	$5,090,615

B. Riley examined the value of Western Sizzlin’s economic interest in Western Mustang by reviewing and comparing selected financial data for publicly traded companies chosen by B. Riley that were deemed to be comparable to Western Mustang. B. Riley selected these companies based on their common participation within the investment management industry. The comparable companies chosen by B. Riley included:

Affiliated Managers
Calamos Asset Management
Federated Investors
Pzena Invest. Management
Virtus Invsts. Partners

For each of the comparable companies, B. Riley initially calculated the applicable company’s ratio of TEV for the LTM ended on the last day of the period covered by its most recently filed Form 10-K or Form 10-Q, as applicable to that company’s assets under management (“AUM”) and TEV to LTM revenue. B. Riley then used these ratios to determine the high quartile, low quartile, mean, median and adjusted mean multiples for the comparable companies. These ratios are as follows:

	Low	High	Mean	Adjusted Mean.(1)
Western Mustang TEV / AUM Multiple	0.5%	2.3%	1.0%	0.8%
Western Mustang TEV / LTM Revenue Multiple	0.8x	4.6x	1.9x	1.4x

(1)	Adjusted mean excludes the high and low observations of the data set.

B. Riley calculated the range of implied TEVs for Western Mustang by applying the TEV to AUM and TEV to LTM revenue multiples to Western Mustang’s AUM and LTM revenue. B. Riley calculated Western Mustang’s range of equity values by applying its net cash/debt position to the low, mean and high TEVs.

Western Sizzlin has as 50.5% economic interest in MCA’s investment management operations. MCA is a registered investment advisor and serves as the investment advisor to, and the general partner of, Mustang Capital Partners I, LP and Mustang Capital Partners II, LP (the “Funds”). The Funds are private investment funds organized for the purpose of trading and investing in securities. Western Sizzlin has a 1.4% economic interest in the combined net assets of the Funds as of September 30, 2009.

The following results of the comparable public company analysis reflect Western Sizzlin’s economic interest in Western Mustang through MCA’s investment management operations, but exclude its claim in the combined net assets of the Funds as of September 30, 2009, which are valued separately:

	Low	Mean	High
Equity Value (TEV/AUM)	$200,319	$222,577	$244,835
Equity Value (TEV/LTM Rev)	$307,781	$341,923	$376,116

No company utilized in the comparable public company analysis is identical to Western Sizzlin, WSFC, WSSI or Western Mustang. B. Riley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either Western Sizzlin or Steak n Shake. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Precedent M&A Transactions Analysis

B. Riley examined the value of Western Sizzlin’s separate economic interests in WSFC and WSSI by reviewing and analyzing publicly available information relating to 12 acquisitions of multi-unit restaurant companies announced since January 2008, which B. Riley deemed relevant due to the target companies’ common participation in the restaurant industry. The selected comparable transactions included:

Precedent M&A Transactions — Multi-Unit Restaurant Companies

Month and Year of Announcement	Target	Acquiror
September 2009	Canyons Burger Company	Growth Concepts
September 2009	Papa Bello Enterprises	Aero Financial
December 2008	Village Inn	Newport Global
October 2008	Fox Sports Grill	Private Inv. Group
August 2008	Romano’s Macaroni Grill	Golden Gate Capital
August 2008	BUCA	Planet Hollywood
July 2008	Rockfish Seafood Grill	White Oak Capital
June 2008	Café Enterprises	Milestone Partners
April 2008	Max & Erma’s Restaurants	G&R Acquisition
April 2008	Wendy’s International	Triarc Companies
January 2008	Pat & Oscar’s	Management Buyout
January 2008	Moby Dick’s House of Kabob	Javan Capital Partners

For each of the selected transactions disclosing applicable data, B. Riley calculated the ratios of the TEV of the transaction (based on the acquisition price) to the target company’s LTM EBITDA prior to the announcement of the relevant transaction. In calculating such ratios, B. Riley calculated the TEV of each transaction as the market value of the relevant target company’s equity securities plus its indebtedness and minority interests less cash and cash equivalents. These ratios are as follows:

	Low	High	Mean	Med.	Adjusted Mean(1)
TEV / LTM EBITDA Multiple	8.7x	9.3x	8.9x	9.1x	9.1x

(1)	Adjusted mean excludes the high and low observations of the data set.

B. Riley calculated the range of implied TEVs for WSFC and WSSI by applying the TEV to LTM EBITDA multiples to WSFC and WSSI’s LTM EBITDA. B. Riley calculated the range of equity values by applying each entity’s net cash/debt position to its low, mean and high TEVs. The results of the analysis are summarized as follows:

	Low	Mean	High
WSFC Equity Value	$15,286,964	$16,018,760	$16,333,735
WSSI Equity Value	$6,090,448	$6,380,123	$6,504,802

No transaction utilized in the precedent M&A transactions analysis is identical to Western Sizzlin, WSFC or WSSI. B. Riley did not assign any weighting to the Precedent M&A Transactions Analysis, as only three of the acquisitions disclosed meaningful transaction terms, and all three deals were completed prior the market shift that occurred in late 2008.

B. Riley examined the value of Western Sizzlin’s economic interest in Western Mustang by reviewing and analyzing publicly available information relating to four acquisitions of investment management companies announced since January 2008, which B. Riley deemed relevant due to the target companies’ common industry affiliation. The selected comparable transactions included:

Precedent M&A Transactions — Investment Management Companies

Month and Year of Announcement	Target	Acquiror
October 2009	Morgan Stanley Retail Asset Mngt.	Invesco
January 2009	Deephaven Capital Management	Stark Investments
July 2008	J&W Seligman	Ameriprise
February 2008	National Investment Services	Titanium Asset Management

For each of the selected transactions disclosing applicable data, B. Riley calculated the ratios of the TEV of the transaction (based on the acquisition price) to the target company’s AUM as of the announcement of the relevant transaction. In calculating such ratio, B. Riley calculated the TEV of the transaction as the market value of the relevant target company’s equity securities plus its indebtedness and minority interests less cash and cash equivalents.

B. Riley calculated the range of implied TEVs for Western Mustang using the TEV to AUM multiples and Western Mustang AUM. B. Riley calculated the range of equity values by applying Western Mustang’s net cash/debt position to its low, mean and high TEVs. These ratios are as follows:

	Low	High	Mean	Adjusted Mean(1)
TEV / AUM Multiple	1.1%	2.4%	1.5%	1.2%

(1)	Adjusted mean excludes the high and low observations of the data set.

Western Sizzlin has as 50.5% economic interest in MCA’s investment management operations. MCA is a registered investment advisor and serves as the investment advisor to, and the general partner of the Funds. The Funds are private investment funds organized for the purpose of trading and investing in securities. Western Sizzlin has a 1.4% economic interest in the combined net assets of the Funds as of September 30, 2009.

The following results of the precedent M&A transactions analysis reflect Western Sizzlin’s economic interest in Western Mustang through MCA’s investment management operations, but exclude its claim in the combined net assets of the Funds as of September 30, 2009, which are valued separately:

	Low	Mean	High
Equity Value	$321,168	$356,854	$392,539

No transaction utilized in the precedent transaction analysis is identical to Western Sizzlin or Western Mustang. In evaluating the transactions, B. Riley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either the Western Sizzlin or Steak n Shake. Mathematical analysis of comparable transaction data (such as determining means and medians) in isolation from other analysis is not an effective method of evaluating transactions.

Net Asset Value Test/Liquidation Value:

B. Riley reviewed and analyzed Western Sizzlin’s separate economic claims in the investment assets held by Western Sizzlin’s holding company investments (“HCI”), Western Properties, Western Investments and Western Mustang entities by conducting mark-to-market tests and incorporating the applicable balance sheet data. Western Sizzlin’s economic claim in each entity’s investment assets, and the resulting valuations, are summarized as follows:

	Total Net Investment Assets	Western Sizzlin Economic Claim %	Western Sizzlin Economic Claim
Western Sizzlin HCI	$1,401,633	100.0%	$1,401,633
Western Properties	$1,722,902	100.0%	$1,722,902
Western Investments	$16,182,453	92.1%	$14,897,566
Western Mustang	$11,791,661	1.4%	$165,083

Summary Considerations

Pre-Steak n Shake Stock Distribution

The results of B. Riley analyses, which calculated and aggregated the equity values of the separate entities that comprise Western Sizzlin to derive a price per share valuation range for the consolidated company, on a pre-Steak n Shake stock distribution basis, are summarized in the following table:

	Low	Mean	High
WSFC	$9,890,673	$11,242,192	$12,730,858
WSSI	$4,033,668	$4,586,648	$5,352,170
GAP	$1,111,180	$1,130,834	$1,151,085
Western Sizzlin HCI	$1,401,633	$1,401,633	$1,401,633
Western Properties	$1,722,902	$1,722,902	$1,722,902
Western Investments	$14,897,566	$14,897,566	$14,897,566
Western Mustang	$441,490	$472,201	$502,913
Total	$33,499,111	$35,453,977	$37,759,127
Shares Outstanding	2,840,384	2,840,384	2,840,384
Price Per Share	$11.79	$12.48	$13.29

Post-Steak n Shake Stock Distribution

The results of B. Riley analyses, which calculated and aggregated the equity values of the separate entities that comprise Western Sizzlin to derive a price per share valuation range for the consolidated company, on a post-Steak n Shake stock distribution basis, and compared the range to the price per share merger consideration, are summarized in the following table:

	Low	Mean	High
WSFC	$9,890,673	$11,242,192	$12,730,858
WSSI	$4,033,668	$4,586,648	$5,352,170
GAP	$1,111,180	$1,130,834	$1,151,085
Western Sizzlin HCI	$1,401,633	$1,401,633	$1,401,633
Western Properties	$1,722,902	$1,722,902	$1,722,902
Western Investments	$161,502	$161,502	$161,502
Western Mustang	$441,490	$472,201	$502,913
Total	$18,763,047	$20,717,913	$23,023,063
Shares Outstanding	2,840,384	2,840,384	2,840,384
Price Per Share	$6.61	$7.29	$8.11
Proposed Consideration	$22,959,000	$22,959,000	$22,959,000
Per Share Consideration(1)	$8.08	$8.08	$8.08

(1)	Per Share Consideration is based on dividing $22,959,000 (the principal amount of debentures to be issued by Steak n Shake in the merger) by the number of shares of Western Sizzlin common stock that were issued and outstanding as of the date of B. Riley’s analysis. Subsequent to that time, as the result of exercise of stock options, the number of shares of Western Sizzlin common stock has increased, and the Per Share Consideration as of _______, 2010, was $8.07 per share.

The price per share valuation for the consolidated company, on a post-Steak n Shake stock distribution basis assumed an aggregate value of the shares of Steak n Shake stock beneficially owned by Western Sizzlin of $14.7 million. The value of the Steak n Shake stock was calculated based upon the closing price of $11.14 per share of Steak n Shake stock on October 21, 2009 multiplied by 1,322,806 shares of Steak n Shake stock beneficially owned by Western Sizzlin.

The valuation ranges for the consolidated entities that comprise Western Sizzlin set forth above, both before and after giving effect to the Steak n Shake stock distribution, were calculated and aggregated utilizing a combination of the analyses described above, weighted as follows: (i) 75% of the enterprise value calculated utilizing the discounted cash flow analysis and 25% of the enterprise value calculated utilizing the comparable public company analysis for each of WSFC and WSSI; (ii) 100% of the enterprise value calculated utilizing the discounted cash flow analysis for GAP; (iii) 100% of the mark-to-market value of investment assets for each of Western Sizzlin HCI, Western Properties, Western Investments; and (iv) mark-to-market value of investment assets for Western Mustang Holdings combined with the valuation of the entity’s investment management arm based upon 1/3 of the enterprise value calculated utilizing the precedent M&A transactions analysis and 2/3 of the enterprise value calculated utilizing the comparable public company analysis.

Additional Considerations

The summary set forth above describes the principal analyses performed by B. Riley in connection with its Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the Opinion are not readily susceptible to summary description. Each of the analyses conducted by B. Riley was carried out in order to provide a different perspective on the merger and add to the total mix of information available. B. Riley did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusions, B. Riley considered the results of the analyses in light of each other and ultimately reached its Opinion based upon the results of all analyses taken as a whole. Except as indicated above, B. Riley did not place particular reliance on an individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, B. Riley believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its Opinion. In performing its analyses, B. Riley made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by B. Riley are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Pursuant to the terms of the engagement letter with Western Sizzlin’s special committee, B. Riley was paid a $50,000 initial retainer for its financial advisory services and was paid a fee of $150,000 for rendering its Opinion on October 22, 2009. If the merger is completed, B. Riley will be paid an additional amount equal to approximately $100,000 for its financial advisory services. Western Sizzlin also agreed to indemnify B. Riley against certain liabilities arising out of its engagement. B. Riley is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. B. Riley had no relationships with Western Sizzlin, Steak n Shake, or their respective affiliates during the two years prior to engagement by the Western Sizzlin special committee.

Western Sizzlin Financial Projections

Western Sizzlin does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the review of the proposed merger between Western Sizzlin and Steak n Shake, Western Sizzlin’s management (other than Mr. Biglari) prepared unaudited prospective financial information on a standalone, pre-merger basis. Western Sizzlin is electing to provide the unaudited prospective financial information in this proxy statement/prospectus to provide the stockholders of Western Sizzlin and shareholders of Steak n Shake access to certain non-public unaudited prospective financial information that was made available to the Western Sizzlin board of directors, the Western Sizzlin special committee, the Steak n Shake board of directors and Western Sizzlin’s and Steak n Shake’s financial advisors in connection with the merger. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that any of Western Sizzlin, Steak n Shake or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Western Sizzlin, Steak n Shake or their respective affiliates assumes any responsibility for the accuracy of this information.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Western Sizzlin (other than Mr. Biglari) with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Western Sizzlin’s business, all of which are difficult to predict and many of which are beyond Western Sizzlin’s control. As a result, there can be no assurance that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Western Sizzlin stockholders and Steak n Shake shareholders are urged to review “Risk Factors” beginning on page 73 of this proxy statement/prospectus for a description of risk factors with respect to Western Sizzlin’s business. See also “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 84 of this proxy statement/prospectus. The projections below have been prepared by, and are the responsibility of Western Sizzlin management (other than Mr. Biglari). The projections were prepared on a basis consistent with the historical accounting policies included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Western Sizzlin” beginning on page 114 of this proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Western Sizzlin’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The report on the historical financial statements included in this proxy statement/prospectus relates to Western Sizzlin’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared.

The following table presents summary selected unaudited prospective financial information for the fiscal quarter ending December 31, 2009 and for the fiscal years ending 2010 through 2014, which is referred to in this proxy statement/prospectus (including in “Special Factors—Opinion of the Financial Advisor of the Western Sizzlin Special Committee” beginning on page 35 this proxy statement/prospectus) as the Western Sizzlin’s financial projections:

Summary of Western Sizzlin Financial Projections

	Fiscal Quarter December 31,	Fiscal Year Ending December 31,
	2009E	2010P	2011P	2012P	2013P	2014P
Sales
WSFC	$1,083,486	$3,549,597	$3,899,597	$4,295,043	$4,642,144	$4,996,187
WSSI	$3,201,559	$13,616,215	$13,897,082	$14,036,053	$14,176,414	$14,318,178
GAP	$1,279,651	$5,327,302	$5,433,848	$5,542,525	$5,653,375	$5,766,443
Operating income (loss)
WSFC	$254,784	$1,254,752	$1,534,440	$1,864,038	$2,124,176	$2,388,279
WSSI	($40,923)	$537,851	$669,532	$660,536	$987,838	$994,072
GAP	$117,655	$722,639	$740,921	$759,598	$778,677	$798,166
Net income (loss)
WSFC	$157,963	$777,946	$951,353	$1,155,703	$1,316,989	$1,480,733
WSSI	($33,005)	$308,383	$397,964	$401,162	$611,777	$616,325
GAP	$67,732	$533,044	$546,129	$577,640	$604,196	$631,005
EBITDA(1)
WSFC	$262,317	$1,286,217	$1,558,070	$1,872,038	$2,134,176	$2,399,612
WSSI	$48,517	$900,612	$1,037,294	$1,033,297	$1,028,489	$1,022,822
GAP	$195,429	$958,664	$978,375	$998,480	$1,018,988	$1,039,905

(1)	Western Sizzlin management believes that the presentation of EBITDA from continuing operations provides useful information to investors regarding Western Sizzlin’s results of operations because this non-GAAP financial measure is among the primary metrics by which management evaluates operating performance of Western Sizzlin’s business and on which internal budgets are based.

No assurances can be given that these assumptions will accurately reflect future conditions. In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Western Sizzlin’s management that Western Sizzlin’s management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the merger.

Western Sizzlin’s stockholders and Steak n Shake’s shareholders are urged to review “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Western Sizzlin” beginning on page 114 of this proxy statement/prospectus for a description of Western Sizzlin’s reported results of operations, financial condition and capital resources during 2009.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Western Sizzlin, Steak n Shake, or any other person to any stockholder of Western Sizzlin or any shareholder of Steak n Shake regarding the ultimate performance of Western Sizzlin or, following the merger, Steak n Shake, compared to the information included in the above prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such.

WESTERN SIZZLIN DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Recommendation of the Steak n Shake Special Committee;
Reasons for, and Effects and Fairness of, the Merger

The Steak n Shake special committee, comprised entirely of directors with no relationship with Western Sizzlin, and acting with the advice and assistance of legal, tax, accounting and financial advisors, evaluated and negotiated the merger agreement with Western Sizzlin. The Steak n Shake Board of Directors imposed no limitation on the authority of the Steak n Shake special committee. There was no special compensation schedule established for service on the special committee; rather, the members of the special committee were entitled (pursuant to existing board policy regarding compensation for committee service) to a payment of $500 for each telephonic meeting and $1,250 for each in-person meeting.

At a meeting first convened on October 20, 2009, and then continued on October 21, 2009, the Steak n Shake special committee on October 21, 2009, after considering a wide range of factors, including:

•	the financial presentation of Duff & Phelps on October 21, 2009, in support of the oral opinion received by the special committee on October 21, 2009 from Duff & Phelps, to the effect that, as of that date, the terms of the merger agreement were fair, from a financial point of view, to the public shareholders of Steak n Shake, and
•	the results of the reviews and investigations of the business, properties, assets, liabilities, financial statements, and businesses and affairs, financial and otherwise, of Western Sizzlin and its subsidiaries that had been undertaken by Steak n Shake’s legal, financial, tax, accounting, environmental and other consultants and advisers;

unanimously approved, and recommended to the Steak n Shake board of directors that it approve, the merger, the merger agreement and related transaction documents including the two voting agreements and the form of indenture for the debentures to be issued in the merger.

In determining to recommend approval to the Steak n Shake board of directors on October 21, 2009 of the merger, the merger agreement, the voting agreements, and the form of indenture for the debentures to be issued in the merger, the Steak n Shake special committee considered a number of factors. The material factors included, but were not limited to:

•	the special committee’s belief that the merger consideration of debentures issued by Steak n Shake in the aggregate principal amount of $22,959,000 (subject to potential adjustment) was fair to the public stockholders of Steak n Shake (other than Mr. Sardar Biglari, Mr. Philip Cooley and their affiliates and associates);
•	the special committee’s belief that investing capital in other businesses is consistent with Steak n Shake’s transformation into a holding company and its economic objective of maximizing intrinsic value on a per share basis;
•	the special committee’s belief that the acquisition of Western Sizzlin would increase Steak n Shake’s relative position in the restaurant industry;
•	the special committee’s belief that Western Sizzlin’s subsidiaries, including interests in private investment vehicles and a registered investment adviser, would be attractive additions to Steak n Shake’s portfolio of investments;
•	the special committee’s belief that Steak n Shake would benefit by enabling its Chairman, President and Chief Executive Officer to focus on managing a single diversified holding company;
•	the special committee’s belief that the merger would provide the opportunity to reduce costs and improve efficiency by combining businesses, including costs associated with running two separate public companies, consisting of Western Sizzlin’s listing fees, transfer agent fees, legal and accounting fees related to SEC filings and shareholder mailings, printing and mailing expenses for periodic reports and proxy statements, annual meeting expenses and other related expenses, costs associated with marketing, supply chain, administrative, finance and accounting and the fact that such cost savings will inure to the benefit of the combined company;

•	the fact that no external financing would be required for the transaction, thus increasing the likelihood that the merger will be consummated;
•	the opinion the special committee received from Duff & Phelps, which was delivered orally at the special committee meeting on October 21, 2009, and subsequently confirmed in writing, that, as of October 21, 2009, the date of the opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the consideration to be paid by Steak n Shake in the merger was fair, from a financial point of view, to the public shareholders of Steak n Shake (other than Mr. Sardar Biglari, Mr. Philip Cooley and their affiliates and associates);
•	the presentation by Duff & Phelps to the special committee on October 21, 2009 in connection with the foregoing opinion, which is described under the section of this proxy statement/prospectus entitled “— Opinion of the Financial Advisor of the Steak n Shake Special Committee”;
•	the efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to Steak n Shake under the circumstances;
•	the terms and conditions of the merger agreement, including:
º	Steak n Shake would have the ability to offset Western Sizzlin's liability for income taxes resulting from the distribution by Western Sizzlin of the shares of Steak n Shake common stock owned by Western Sizzlin by reducing the principal amount of debentures to be issued in the merger, to the extent that the average of the low price and high price of Steak n Shake stock on the date of distribution of such stock exceeded $12.00;
º	the provisions of the merger agreement that provide that, subject to compliance with the terms of and conditions of the merger agreement, if a third party were to propose an alternative transaction constituting a Superior Proposal (as defined in the merger agreement) at any time prior to obtaining approval of the merger by Western Sizzlin’s stockholders and Western Sizzlin’s board changes its recommendation, Western Sizzlin would be required to pay a termination fee of $1,250,000 (or $837,500 under certain circumstances) in order to terminate the merger agreement and enter into a definitive agreement with respect to the Superior Proposal, as more fully described below under the section of this proxy statement/prospectus entitled “The Merger Agreement — Change in Recommendation”; and
º	the provisions of the merger agreement that contain restrictions on the conduct of Western Sizzlin’s business prior to the completion of the merger, generally requiring Western Sizzlin to conduct its business only in the ordinary course;
•	the terms and conditions of the indenture, including:
º	that Steak n Shake’s failure to satisfy a financial ratio set forth in the indenture does not automatically constitute an event of default under the indenture unless Steak n Shake declares or pays dividends on its equity securities, redeems more than $2 million of equity securities during a twelve-month period, prepays certain indebtedness or issues additional indebtedness during the time which it fails to satisfy such financial ratio;
º	Steak n Shake’s obligations under the debentures are not guaranteed by any of its subsidiaries; and
º	the debentures are subordinated to all of Steak n Shake’s senior secured debt, subject to certain maximum limits, and leverage restrictions, and structurally subordinated to all of the debt of Steak n Shake’s subsidiaries;
•	the special committee’s belief that the special committee was fully informed about the extent to which the interests of Messrs. Biglari and Cooley differed from those of Steak n Shake’s other stockholders, which are discussed in the section of this proxy statement/prospectus entitled “— Interests of Steak n Shake and Western Sizzlin Directors and Executive Officers in the Merger”; and

•	Steak n Shake’s maximum exposure for wrongfully failing to close or breaching the merger agreement under certain circumstances, even if the breach was willful or deliberate, would be limited to its payment of a fee in the amount of $500,000.

The Steak n Shake special committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation:

•	the steady declines Western Sizzlin has experienced in its existing franchise base for the past several years;
•	the fact that Western Sizzlin’s restaurant base, both franchised and company-owned, is smaller and less geographically diverse than many other restaurant chains with which Western Sizzlin competes;
•	the fact that there has been substantial uncertainty and disruption in the capital and credit markets over the past twelve months, which could an adverse effect on Western Sizzlin’s business, including the future operating results of Western Sizzlin’s restaurants and the value of Western Sizzlin’s investments;
•	the fact that there has been substantial uncertainty and disruption in the capital and credit markets over the past twelve months, which could an adverse effect on Steak n Shake’s business, including the future operating results of Steak n Shake;
•	that Western Sizzlin’s restaurants are predominantly family steak houses, which continues Steak n Shake’s reliance upon restaurants primarily serving beef as a significant source of revenue;
•	that if Steak n Shake does not satisfy a financial ratio set forth in the indenture, it will not be permitted to declare or pay dividends on its equity securities, redeem more than $2 million of equity securities during a twelve-month period, prepay certain indebtedness or issue additional indebtedness, which may limit Steak n Shake’s ability to raise debt or equity or otherwise manage its capital resources in the future;
•	the merger agreement contains restrictions on the conduct of Steak n Shake’s business prior to the completion of the merger, generally requiring Steak n Shake to conduct its business only in a manner that complies with the covenants set forth in the indenture, which may delay or prevent Steak n Shake from undertaking business opportunities that may arise pending completion of the merger;
•	the risks and costs to Steak n Shake if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;
•	the merger agreement’s provisions that permit Western Sizzlin to solicit other offers during the go-shop period;
•	the possibility that, in the event of termination of the merger agreement due to Steak n Shake wrongfully failing to close or breaching the merger agreement under certain circumstances, Steak n Shake may be required to pay a fee in the amount of $500,000;
•	legal uncertainties associated with the risk that Western Sizzlin could (contrary to its legal position) be determined to be an “investment company” as defined by the Investment Company Act of 1940, as amended; and
•	that Western Sizzlin’s obligation to consummate the merger would be subject to certain conditions outside of Steak n Shake’s control.

The foregoing discussion of the information and factors considered by the Steak n Shake special committee is not intended to be exhaustive, but includes the material factors considered by the Steak n Shake special committee. In view of the variety of factors considered in connection with its evaluation of the merger, the merger agreement, the voting agreements, and the other transactions contemplated by the merger agreement, the Steak n Shake special committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the Steak n Shake special committee may have given differing weights to different factors. On balance, the Steak n Shake special committee believed that the positive factors discussed above outweighed the negative factors discussed above.

Approval of the Steak n Shake Board of Directors;
Reasons for, and Effects and Fairness of, the Merger

Promptly following the approval of the merger and the merger agreement by the Steak n Shake special committee on October 21, 2009 meeting, the Steak n Shake board of directors convened and, after considering the conflicts of interest presented by the role of Mr. Biglari and Mr. Cooley with Western Sizzlin described elsewhere in this document, and acting in part upon the recommendation of the Steak n Shake special committee, unanimously:

•	approved the merger and the merger agreement and related transaction documents, including the indenture;
•	authorized Mr. Regan as Chairman of the special committee to execute and deliver on behalf of Steak n Shake the merger agreement and other documents to Western Sizzlin; and
•	continued the special committee of Steak n Shake for purposes of exercising all of the authority of the board of directors of Steak n Shake in respect of the merger including with respect to the indenture and the debentures.

In determining that the merger and the merger agreement are advisable, fair to and in the best interests of Steak n Shake and its stockholders, the full board of directors of Steak n Shake considered:

•	the unanimous determination and recommendation of the special committee; and
•	the factors considered by the special committee, including the positive factors and potential benefits of the merger agreement and the merger, the risks and potentially negative factors relating to the merger and the merger agreement, and the fairness opinion received by the special committee.

The foregoing discussion of the information and factors considered by Steak n Shake’s board of directors includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Steak n Shake’s board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Steak n Shake board of directors approved the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Opinion of the Financial Advisor of the Steak n Shake Special Committee

On October 21, 2009, Duff & Phelps rendered its oral opinion to the special committee of Steak n Shake (which was subsequently confirmed in writing by delivery of Duff & Phelps’s written opinion dated October 21, 2009), to the effect that, as of October 21, 2009, the consideration to be paid by Steak n Shake in the merger was fair, from a financial point of view, to the public shareholders of Steak n Shake (other than Mr. Sardar Biglari, Mr. Philip Cooley and their affiliates and associates).

Duff & Phelps’s opinion was directed to the special committee of Steak n Shake and only addressed the fairness from a financial point of view of the consideration to be paid by Steak n Shake in the merger and did not address any other aspect or implication of the merger. The summary of Duff & Phelps’s opinion in this prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. We encourage you to carefully read the full text of Duff & Phelps’s written opinion. However, neither Duff & Phelps’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the merger.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

1.	Discussed the operations, financial conditions future prospects and projected operations and performance of Steak n Shake and Western Sizzlin, and the merger with the management of Steak n Shake and Western Sizzlin;
2.	Reviewed certain publicly available financial statements and other business and financial information of Steak n Shake and Western Sizzlin, and the industries in which they operate;
3.	Reviewed certain internal financial statements and other financial and operating data concerning Steak n Shake and Western Sizzlin, which Steak n Shake and Western Sizzlin have identified as being the most current consolidated financial statements available as of June 30, 2009;
4.	Reviewed certain internal unconsolidated financial statements and other financial and operating data concerning Western Sizzlin as of July 31, 2009 and August 31, 2009;
5.	Reviewed certain financial forecasts of Steak n Shake prepared by the management of Steak n Shake;
6.	Reviewed certain financial forecasts of Western Sizzlin prepared by the management of Western Sizzlin and adjusted by the management of Steak n Shake;
7.	Reviewed certain information relating to potential strategic, financial and operational benefits anticipated from the merger, referred to as the “Strategic Benefits,” as prepared by Western Sizzlin and adjusted by the management of Steak n Shake;
8.	Reviewed a draft of the merger agreement dated October 19, 2009, a draft of the form of the voting agreement dated October 19, 2009 and a draft of Steak n Shake indenture dated October 19, 2009;
9.	Reviewed the historical trading price and trading volume of Steak n Shake common stock and Western Sizzlin common stock;
10.	Compared the financial performance of Steak n Shake and Western Sizzlin and the prices and trading activity of Steak n Shake common stock and Western Sizzlin common stock with those of certain other publicly traded companies that we deemed relevant;
11.	Compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant; and
12.	Conducted such other analyses and considered such other factors as we deemed appropriate.

In performing its analyses and rendering its opinion with respect to the merger, with the consent of the special committee, Duff & Phelps:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Steak n Shake management, and did not independently verify such information;
2.	Assumed that any estimates, evaluations, forecasts and projections, as well as the Strategic Benefits, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same; and that the Strategic Benefits will be realized at the times and in the amounts projected by Western Sizzlin as adjusted by Steak n Shake;
3.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
4.	Assumed that information supplied to Duff & Phelps and representations and warranties made in each of the agreement, the indenture and the voting agreements are substantially accurate;
5.	Assumed that all of the conditions required to implement the merger will be satisfied and that the merger (including the permitted special distribution of the Steak n Shake common stock owned by

Western Sizzlin to the Western Sizzlin stockholders that was subsequently distributed on November 6, 2009) will be completed in accordance with the agreement without any amendments thereto or any waivers of any terms or conditions thereof;
6.	Relied upon the fact that the special committee and Steak n Shake have been advised by counsel as to all legal matters with respect to the merger, including the terms of the indenture and whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken; and
7.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Steak n Shake or the contemplated benefits expected to be derived in the merger.

In Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger. To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’s opinion is based prove to be untrue in any material respect, its opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of Steak n Shake’s solvency or of any specific assets or liabilities (contingent or otherwise). Duff & Phelps’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of Steak n Shake’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of Steak n Shake, or any alternatives to the merger, (b) negotiate the terms of the merger, and therefore, Duff & Phelps assumed that such terms are the most beneficial terms, from Steak n Shake’s perspective, that could, under the circumstances, be negotiated between the special committee and Western Sizzlin, or (c) advise the special committee of the Steak n Shake Board of Directors or any other party with respect to alternatives to the merger. In addition, Duff & Phelps did not express any opinion as to the market price or value of Steak n Shake common stock or Western Sizzlin common stock after announcement of the merger. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of Steak n Shake’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of Steak n Shake in the merger, or with respect to the fairness of any such compensation.

The basis and methodology for Duff & Phelps’s opinion were designed specifically for the express purposes of the special committee and may not translate to any other purposes. Duff & Phelps’s opinion (a) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (b) is not a recommendation as to how the special committee, the board of directors of Steak n Shake or any stockholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction, and (c) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the merger is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which its opinion is based. Duff & Phelps’s opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps prepared its opinion effective as of October 21, 2009. Duff & Phelps’s opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of October 21, 2009, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after October 21, 2009.

Duff & Phelps acted as financial advisor to the special committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusions expressed in its opinion or whether or not the merger is successfully consummated.

In preparing its opinion to the special committee, Duff & Phelps performed a variety of analyses, including those described below. The summary of Duff & Phelps’s valuation analyses is not a complete description of the analyses underlying Duff & Phelps’s opinion. The preparation of an opinion regarding fairness is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither an opinion regarding fairness nor its underlying analyses is readily susceptible to partial analysis or summary description. Duff & Phelps arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Duff & Phelps considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its written opinion. No company, transaction or business used in Duff & Phelps’s analyses for comparative purposes is identical to Steak n Shake, Western Sizzlin or the merger. Duff & Phelps made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Steak n Shake, such as the impact of competition on the business of Steak n Shake, Western Sizzlin and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Steak n Shake, Western Sizzlin or the industry or in the markets generally. Duff & Phelps believes that mathematical analyses (such as determining average and median) are not by themselves meaningful methods of using selected company data and must be considered together with qualities, judgments and informed assumptions to arrive at sound conclusions. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Duff & Phelps did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Duff & Phelps’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Steak n Shake and Duff & Phelps. Much of the information used in, and accordingly the results of, Duff & Phelps’s analyses are inherently subject to substantial uncertainty.

Duff & Phelps’s opinion was provided to the special committee in connection with its consideration of the merger and was only one of many factors considered by the special committee in evaluating the merger. Neither Duff & Phelps’s opinion nor its analyses were determinative of the merger consideration or of the views of the special committee or management of Steak n Shake with respect to the merger.

The following is a summary of the material analyses prepared in connection with Duff & Phelps’s opinion rendered on October 21, 2009. The order of the analyses does not represent relative importance or weight given to those analyses by Duff & Phelps. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Duff & Phelps’s analyses.

Valuation of Restaurant Operations:  For purposes of its analyses, Duff & Phelps reviewed a number of financial and operating metrics in valuing the restaurant operations of Western Sizzlin including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date.
•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected public companies analysis described below were calculated using the closing prices of such companies’ common stock as of October 21, 2009, and the enterprise values for the target companies used in the selected mergers and acquisitions, or M&A, transaction analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected M&A transaction analysis. Accordingly, this information does not necessarily reflect current or future market conditions. Estimates of 2009 and 2010 EBITDA for Western Sizzlin were based on estimates provided by Western Sizzlin management, as adjusted by Steak n Shake management. Estimates of 2009 and 2010 EBITDA for the selected public companies listed below were based on publicly available research analyst estimates for the selected public companies.

Selected M&A Transaction Analysis.  Duff & Phelps calculated multiples of enterprise value to EBITDA for the last twelve-month period, or “LTM”, based on the purchase prices paid in 18 selected publicly- announced transactions.

The selected transactions were:

Date Announced	Target	Acquirer
10/14/2009	Rubio's Restaurants Inc.(1)	Levine Leichtman Capital Partners
6/9/2009	Cajun Operating Co. (d/b/a Church's Chicken)	Friedman Fleischer & Lowe, LLC
5/18/2009	Kona Grill Inc.	Mill Road Capital; Mill Road Capital I, L.P.
11/3/2008	Pizza Hut of America, Inc., 191 Pizza Hut Units	NPC International, Inc.
8/5/2008	BUCA, Inc.	Planet Hollywood International Inc.
4/23/2008	Wendy's International Inc.	Triarc Companies Inc. (nka: Wendy’s/Arby’s Group, Inc.)
7/15/2007	Applebee's International, Inc.	IHOP Corp. (nka: DineEquity, Inc.)
6/17/2007	Friendly Ice Cream Corp.	Sun Capital Partners, Inc.
5/31/2007	Champps Entertainment Inc.	Fox & Hound Restaurant Group
5/17/2007	Spectra Group of Great Restaurants Inc.	Madison Pacific Properties Inc.
2/26/2007	The Smith & Wollensky Restaurant Group, Inc.	Bunker Hill Capital
12/1/2006	Elephant & Castle Group Inc.	Repechage Restaurant Group, Ltd.
11/22/2006	Sbarro Inc.	MidOcean Partners
11/5/2006	OSI Restaurant Partners, LLC	Bain Capital, LLC; Catterton Partners
10/30/2006	Logan's Roadhouse, Inc.	Black Canyon Capital; Bruckmann, Rosser, Sherrill & Co.; Canyon Capital
8/24/2006	Back Yard Burgers Inc.	Cherokee Advisors LLC
8/18/2006	Lone Star Steakhouse & Saloon, Inc.	Lone Star Funds
7/24/2006	Ryan's Restaurant Group Inc.	Buffets, Inc.

Source:  Capital IQ and SEC Filings

(1)	Transaction has been announced, but have not closed as of October 29, 2009

The selected M&A transaction analysis indicated the following:

Multiple Description	Low	High	Mean	Median
Enterprise Value as a multiple of LTM EBITDA	5.7x	14.4x	10.5x	10.3x

Duff & Phelps used the data above, in conjunction with the data from its selected public company analysis described below to reach certain valuation conclusions described below.

Selected Public Company Analysis.  Duff & Phelps calculated multiples of enterprise value and considered certain financial data for Western Sizzlin and seven selected companies.

The calculated multiples included:

•	Enterprise value as a multiple of latest 12 months, or LTM, EBITDA;
•	Enterprise value as a multiple of projected 2009 EBITDA; and
•	Enterprise value as a multiple of projected 2010 EBITDA.

The selected public companies were:

•	Famous Dave’s of America Inc.;
•	Frisch’s Restaurants Inc.;
•	Luby’s Inc.;
•	Mexican Restaurants Inc.;
•	Nathan’s Famous Inc.;
•	O’Charley’s Inc.; and
•	Star Buffet Inc.

The selected public company analysis indicated the following:

Multiple Description	Low	High	Mean	Median
Enterprise Value as a multiple of:
LTM EBITDA	2.8x	16.5x	6.4x	5.2x
2009P EBITDA	4.3x	5.3x	4.8x	4.8x
2010P EBITDA	4.4x	5.1x	5.7x	4.7x

Summary of Selected Public Company/M&A Transaction Analyses:  In selecting valuation multiples, Duff & Phelps considered several factors including size, business mix, profitability, growth and business model. Duff & Phelps applied multiple ranges to corresponding financial data for Western Sizzlin, including estimates provided by Western Sizzlin’s management as adjusted by Steak n Shake’s management. In order to estimate a range of enterprise values for Western Sizzlin, Duff & Phelps selected and applied valuation multiples of LTM EBITDA ranging from 4.75x to 5.75x based on Western Sizzlin’s LTM EBITDA as compared to the selected public companies and the target companies in the M&A transactions. These selected multiples implied a valuation range, based on LTM EBITDA, of $9.7 million to $11.7 million. Duff & Phelps selected and applied valuation multiples of projected 2009 EBITDA ranging from 4.25x to 5.25x based on Western Sizzlin’s Projected 2009 EBITDA as compared to the selected public companies. These selected multiples implied a valuation range, based on projected 2009 EBITDA, of $9.1 million to $11.2 million. Duff & Phelps selected and applied valuation multiples of projected 2010 EBITDA ranging from 4.00x to 5.00x based on Western Sizzlin’s Projected 2010 EBITDA as compared to the selected public companies. These selected multiples implied a valuation range, based on projected 2010 EBITDA, of $9.0 million to $11.1 million.

As a result of these selected valuation multiples, the selected public company / M&A transaction analyses indicated an estimated enterprise value for Western Sizzlin of $9.2 million to $11.4 million. Duff & Phelps considered the selected public company and M&A transaction analyses together due to a lack of recent meaningful M&A transactions of a comparable size to Western Sizzlin.

Discounted Cash Flow Analysis.  Duff & Phelps calculated the net present value of Western Sizzlin’s unlevered, after-tax debt-free cash flows based on estimates provided by Western Sizzlin’s management, as confirmed by Steak n Shake’s management. In performing this analysis, Duff & Phelps used discount rates ranging from 14.5% to 16.5% based on Western Sizzlin’s estimated weighted average cost of capital and calculated a terminal value by using a commonly accepted perpetuity formula. The discounted cash flow analysis indicated an implied enterprise value range of $11.2 million to $12.9 million.

Based on selected public company and M&A transaction analyses and the discounted cash flow analysis, Duff & Phelps concluded an enterprise value range of $10.2 million to $12.2 million for the restaurant operations of Western Sizzlin.

Valuation of Western Properties, Inc.:  Duff & Phelps estimated the market value of a vacant tract of land located along the east side of I-10, just north of Loop 1604 in San Antonio, Texas. The land consists of approximately 23 gross acres, and based on information provided by Western Sizzlin, approximately 11 acres are presently developable. Based upon comparative analysis and considering the comments of local market participants, the estimate of the current market value range for the subject site is from $8.00 to $10.00 per square foot of net developable land area, or from $3.8 million to $4.8 million.

Valuation of Western Mustang Holdings LLC:  In order to value Western Mustang Holdings LLC, Duff & Phelps valued the investments held by Mustang Capital Advisors, LP, the operating company of Western Mustang Holdings LLC, and its general partner, Mustang Capital Management, LLC (“Mustang Capital Management”). Mustang Capital Advisors, LP manages assets through its funds, Mustang Capital Partners I, LP and Mustang Capital Partners II, LP, and managed accounts. Mustang Capital Partners I, LP and Mustang Capital Partners II, LP were valued by marking-to-market equity securities held by each as of October 21, 2009. Mustang Capital Management has an economic ownership in Mustang Capital Partners I, LP and Mustang Capital Partners II, LP of 4.18%. Western Sizzlin has a 50.5% ownership interest in Mustang Capital Management, which equates to a 2.11% underlying economic ownership of Mustang Capital Partners I, LP and Mustang Capital Partners II, LP. In order to value the managed account asset of Mustang Capital Advisors, LP, Duff & Phelps utilized assets under management, or AUM, and applied a percentage to the AUM based on other publicly traded asset managers. Since Western Sizzlin has a 50.5% ownership interest in the General Partner of Mustang Capital Advisors, LP, we applied multiples to only 50.5% of the total managed accounts assets under management. Duff & Phelps concluded a value range of $545,000 to $775,000 for Western Mustang Holdings LLC.

Valuation of Western Investments, Inc.:  Western Investments Inc. serves as the general partner of Western Acquisitions LP, which operates as a private investment fund. As of March 31, 2009, Western Investments Inc. owned 85.1% of Western Acquisitions LP. Western Investments Inc. was valued by marking-to-market the securities held as of October 21, 2009. Duff & Phelps concluded a value of $15.0 million which included the value of 1,553,545 shares of Steak n Shake common stock (approximately $17.3 million at a Steak n Shake share price of $11.14) and 120,503 shares of Emerson Radio Corporation common stock (approximately $170,000 at a Emerson Radio Corporation share price of $1.41).

Valuation of Marketable Securities held by Western Sizzlin:  The marketable securities were valued by marking-to-market the securities held as of October 21, 2009. Duff & Phelps concluded a value of $1.2 million.

Valuation of Other Assets and Liabilities:  Duff & Phelps added cash and notes receivables as of June 30, 2009 and subtracted debt as of June 30, 2009 to the enterprise value of Western Sizzlin’s restaurant operations plus the value of Western Properties, Inc, Western Mustang Holdings LLC, Western Investments, Inc. and the marketable securities held by Western Sizzlin. Additionally, Duff & Phelps made the following adjustments to enterprise value: (a) added the present value of the proceeds from a joint venture payout in which Western Sizzlin has a 50.5% controlling interest, (b) added the present value of the tax benefit of the net operating loss carryforward, which was created because of prior operating losses, (c) added the present value of the tax benefit of amortization, (d) deducted the potential estimated tax liability exposure that could result because previous net operating loss limitations were not properly considered when Western Sizzlin filed tax returns, and (e) deducted the cash value of the purchase obligation that was created from the acquisition of a 50.5% interest in Mustang Capital Advisors, LP and is a liability of Western Sizzlin. These adjustments totaled approximately $(1.0) million.

After taking all the relevant adjustments into consideration, Duff & Phelps concluded an aggregate equity value per share of Western Sizzlin of $10.50 to $11.60 as presented in the table below

Equity Valuation Summary ($000s)	Indicative Value Range
Selected Public Company/M&A Transaction Analyses	$9,200	$10,300	$11,400
Discounted Cash Flow Analysis	11,200	11,700	12,900
Enterprise Value Range of Restaurant Operations	$10,200	$11,000	$12,200
Plus: Value of Western Properties, Inc.	3,830	4,310	4,790
Plus: Net Asset Value of Western Mustang Holdings LLC	545	660	775
Plus: Net Asset Value of Western Investments, Inc.	14,994	14,994	14,994
Plus: Marketable Securities	1,166	1,166	1,166
Plus: Other Assets and Liabilities	(997)	(1,002)	(1,007)
Aggregate Equity Value (rounded)	$29,700	$31,100	$32,900
Equity Value per Share	$10.50	$11.00	$11.60

Duff & Phelps added $2.04 to $2.54 per share of Strategic Benefits to the aggregate equity value per share of Western Sizzlin. The Strategic Benefits were provided by Western Sizzlin management and adjusted by the management of Steak n Shake. Duff & Phelps used a multiple range of 4.0x to 5.0x to value the annual expected Strategic Benefits of $1.4 million. Including Strategic Benefits, Duff & Phelps concluded an equity value per share of $12.50 to $14.10. From this share price, Duff & Phelps deducted the per share equity value of Steak n Shake shares held by Western Sizzlin, and deducted the potential tax liability on the gain on distribution of Steak n Shake shares. Duff & Phelps concluded an equity value per share, excluding the equity value of Steak n Shake and including potential Strategic Benefits, of $7.30 to $8.80 as compared to the proposed merger consideration of $8.07 per share of Western Sizzlin common stock.

Other Matters

Duff & Phelps was engaged by Steak n Shake pursuant to a letter agreement dated June 26, 2009 to provide an opinion to the special committee regarding the fairness from a financial point of view to the public shareholders of Steak n Shake of the consideration to be paid by Steak n Shake in the merger. Steak n Shake engaged Duff & Phelps based on its experience, having been founded in 1932, and reputation as one of the leading middle market investment banking and independent financial advisory firms in the United States. Duff & Phelps is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to the terms of the letter between Steak n Shake and Duff & Phelps, Steak n Shake paid Duff & Phelps $150,000 upon Duff & Phelps’ stating to the special committee that it was prepared to deliver its opinion. As part of this engagement, Duff & Phelps has previously received $225,000 in fees for the performance of valuation services and other than expenses, no other fees are payable. Other than this engagement, during the two years preceding the date of this opinion, Duff & Phelps had not had any material relationship with any party to the merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Alternatives to the Merger Considered by
the Steak n Shake Special Committee and the Western Sizzlin Special Committee

Alternatives to the Merger Considered by the Steak n Shake Special Committee

The Steak n Shake special committee was requested only to consider the proposed acquisition of Western Sizzlin and was not requested to (and therefore did not) consider alternatives to the merger, other than the alternative of not proceeding with the merger.

Alternatives to the Merger Considered by the Western Sizzlin Special Committee

Prior to the execution of the merger agreement, the Western Sizzlin special committee did not expressly consider any specific alternatives to the transaction contemplated thereby, other than the alternative of not proceeding with the merger. Following the execution of the Letter of Intent between Western Sizzlin and Steak n Shake in August 2009, the Western Sizzlin special committee, through its financial advisor, B. Riley, actively solicited alternative acquisition proposals from a number of candidates. As none of the targeted candidates elected to pursue a potential transaction with Western Sizzlin and no unsolicited alternative acquisition proposals were submitted to Western Sizzlin or B. Riley, the Western Sizzlin special committee did not consider any specific alternatives to the merger, other than the alternative of not proceeding with the merger.

Plans for Western Sizzlin after the Merger

It is expected that, upon consummation of the merger, Western Sizzlin’s operations will be conducted substantially in the same manner as they currently are being conducted except that Western Sizzlin’s common stock will cease to be publicly traded and Western Sizzlin will be a wholly owned subsidiary of Steak n Shake. Western Sizzlin will not be subject to many of the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities. Western Sizzlin’s common stock is currently registered under the Exchange Act and is quoted on the NASDAQ Capital Market under the symbol “WEST.” If the merger is completed, Western Sizzlin’s common stock will be delisted from the NASDAQ Capital Market and will be deregistered under the Exchange Act.

Following the merger, Steak n Shake will continue to evaluate and review Western Sizzlin’s business and operations and may develop new plans and proposals or elect to pursue acquisitions or other opportunities that Steak n Shake considers appropriate to maximize Western Sizzlin’s value.

Interests of Steak n Shake’s and Western Sizzlin’s Directors
and Executive Officers in the Merger

Interests of Western Sizzlin’s Directors and Executive Officers in the Merger

The Western Sizzlin special committee, which is unanimously recommending that you vote “FOR” the approval of the merger agreement and the merger, was comprised entirely of independent directors that have no affiliation, whether by security ownership or otherwise, with Steak n Shake. Nevertheless, when you consider the recommendation of the Western Sizzlin special committee to approve the merger agreement and the merger, you should be aware that certain of Western Sizzlin’s directors, executive officers and stockholders may have interests in the merger that are different from, or in addition to, your interests as stockholders generally and that may present actual or apparent conflicts of interests, including without limitation:

•	three directors of Western Sizzlin, Sardar Biglari, Philip L. Cooley and Jonathan Dash, along with John K. H. Linnartz, the managing member of Mustang Capital Management, LLC, in which Western Sizzlin owns a 51% interest, exercise voting control over an aggregate of 1,243,319 shares of Western Sizzlin’s common stock, or approximately 43.8% of its currently outstanding common stock, based upon filings made by such persons with the SEC to date, and, at the time the merger agreement was executed were members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, along with Western Sizzlin, that beneficially owned, at the time the merger agreement was executed, an aggregate of 2,753,155 shares of Steak n Shake’s common stock, or approximately 9.6% of its then outstanding common stock (including the 1,322,806 shares owned by an investment subsidiary of Western Sizzlin that were subsequently distributed to Western Sizzlin’s stockholders on November 6, 2009);
•	Mr. Biglari, Western Sizzlin’s Chairman, President and Chief Executive Officer, is also the Chairman, President and Chief Executive Officer of Steak n Shake and Mr. Cooley, Vice Chairman of Western Sizzlin’s board of directors, is also the Vice Chairman of the board of directors of Steak n Shake.
•	Western Sizzlin’s officers will continue to serve as officers of the surviving corporation after the merger is effective, as discussed in “The Merger Agreement — Directors and Officers of Western

Sizzlin Following the Merger,” and Mr. Dash (a director of Western Sizzlin who also consults regarding in-store promotions for Steak n Shake) may continue to provide consulting services to Steak n Shake after the merger is effective;
•	certain of Western Sizzlin’s executive officers may be eligible to receive enhanced severance rights under their employment agreements, as a result of the merger, including Robyn B. Mabe, Western Sizzlin’s Chief Financial Officer, who will be entitled under the terms of her employment agreement to receive termination benefits equal to her annual base salary in effect on the change of control date and the continuation of health and welfare benefits through the termination date of the agreement in the event that her employment is terminated within one year following a change in control; and
•	continued indemnification of Western Sizzlin’s directors and officers and directors’ and officers’ liability insurance coverage is to be provided by Steak n Shake and the surviving corporation for at least six years following the effective time of the merger.

The special committee of the Western Sizzlin board of directors was aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement with the Steak n Shake special committee and in recommending that Western Sizzlin’s board of directors and Western Sizzlin’s stockholders approve and adopt, as the case may be, the proposals to be voted upon at the Western Sizzlin special meeting.

Interests of Steak n Shake’s Directors and Executive Officers in the Merger

In considering the recommendations of the Steak n Shake special committee that Steak n Shake’s board of directors approve the merger, the Steak n Shake board of directors was aware that Sardar Biglari, Chairman, President and Chief Executive Officer of Steak n Shake, and Philip L. Cooley, Vice Chairman of the board of directors of Steak n Shake, have interests in the merger that are different from, and/or in addition to, the interests of Steak n Shake stockholders generally, including:

•	Mr. Biglari is also Chairman, President and Chief Executive Officer of Western Sizzlin and beneficially owns through private investment funds approximately 33% of the common stock of Western Sizzlin, and Mr. Cooley is also Vice Chairman of Western Sizzlin and owns beneficially common stock of Western Sizzlin representing less than one percent of its outstanding common stock.
•	Mr. Biglari and Mr. Cooley are also members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, that beneficially owned, at the time the merger agreement was executed, an aggregate of 2,753,155 shares of Steak n Shake’s common stock, or approximately 9.6% of its then outstanding common stock (including the 1,322,806 shares owned by an investment subsidiary of Western Sizzlin that were subsequently distributed to Western Sizzlin’s stockholders on November 6, 2009), which group included, at the time the merger agreement was executed, among others, Western Sizzlin and Western Sizzlin director and stockholder Jonathan Dash.

The Steak n Shake special committee was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the merger agreement with the Western Sizzlin special committee and in recommending that Steak n Shake’s board of directors approve and adopt the merger agreement and the merger.

Completion of the Merger

If the stockholder approval described herein is obtained and all other conditions to the merger have been satisfied or waived, Merger Sub will merge with and into Western Sizzlin upon the terms and subject to the conditions set forth in the merger agreement, with Western Sizzlin continuing as the surviving company and succeeding to and assuming all the rights and obligations of Merger Sub.

After the merger, the Western Sizzlin common stock will be delisted and deregistered and Western Sizzlin’s reporting obligations under the Exchange Act will cease. During 2008, Western Sizzlin incurred approximately $104,000 in compliance costs associated with its reporting obligations (excluding fees paid to

Western Sizzlin’s independent auditors) and approximately $ 80,200 in NASDAQ listing fees. Not paying these costs and fees will represent cost-savings for the surviving company following the completion of the merger.

The debentures to be issued in connection with the merger will be registered under the Exchange Act and it is anticipated that they will be listed on the NYSE and trade under ticker symbol “,” as described in “The Merger Agreement — Conditions to the Merger” below.

The initial directors of the surviving company following the merger will be William J. Regan, Jr., Ruth J. Person and John W. Ryan. The initial officers of the surviving company following the merger are contemplated to be Sardar Biglari and Robyn Mabe, who are currently officers of Western Sizzlin.

If the merger is completed, except as described in this proxy statement/prospectus, none of Steak n Shake or Merger Sub currently has any plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving Western Sizzlin or any of its subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of Western Sizzlin or any of its subsidiaries;
•	the acquisition or disposition by any person of additional securities of Western Sizzlin; or
•	any other material change in Western Sizzlin’s structure or business.

Governmental and Regulatory Matters

Steak n Shake and Western Sizzlin have agreed to use their respective reasonable best efforts to obtain as promptly as practicable all governmental or regulatory approvals or consents that may be required to complete the transactions contemplated in the merger agreement. Neither Steak n Shake nor Western Sizzlin is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, compliance with applicable corporate law of Delaware and compliance with applicable state “blue sky” laws.

Provisions for Unaffiliated Security Holders

No provision has been made in connection with the merger to grant Western Sizzlin’s stockholders access to the corporate files of Steak n Shake, Western Sizzlin, any other party to the merger or any of their respective affiliates or to obtain counsel or appraisal services at the expense of Steak n Shake or Western Sizzlin for any other such party or affiliate.

Listing of the Debentures

It is a condition to the consummation of the merger that the debentures issuable to Western Sizzlin stockholders in the merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

Exchange Agent

Prior to the time when the merger becomes effective, Steak n Shake will designate a bank or trust company reasonably acceptable to Western Sizzlin for the purpose of exchanging Western Sizzlin common stock held by the stockholders of Western Sizzlin for the merger consideration.

Dividends and Distributions

Under the terms of the merger agreement, prior to the closing of the merger, Western Sizzlin is prohibited from declaring or paying any cash dividend or other distribution to Western Sizzlin stockholders, except for the special dividend payable in kind to Western Sizzlin’s stockholders of the 1,322,806 shares of Steak n Shake common stock beneficially owned by Western Sizzlin’s subsidiaries. The terms of the merger agreement prohibit Steak n Shake from declaring or paying dividends or distributions, where such action would reasonably be expected to constitute a breach of the covenants applicable to Steak n Shake set forth in the indenture, if the indenture were effective as of the date of the merger agreement.

Material U.S. Federal Income Tax Consequences

The exchange of Western Sizzlin common stock for debentures (and/or cash in lieu of fractional interests in debentures) in the merger will be a taxable transaction for United States federal income tax purposes for those holders of Western Sizzlin common stock who are United States citizens or otherwise described as “U.S. holders” by the discussion of tax consequences included elsewhere in this document. Generally, and subject to certain exceptions, a U.S. holder whose Western Sizzlin common stock is converted into the right to receive debentures and/or cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (x) the sum of (1) fair market value of the debentures received by such holder in the merger, and (2) the amount of cash received by such holder in the merger, (y) and the U.S. holder’s adjusted tax basis in such Western Sizzlin common stock. For holders of Western Sizzlin common stock other than U.S. holders, the exchange of Western Sizzlin common stock for debentures (and/or cash in lieu of fractional interests in debentures) in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder); or the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met. See “Material U.S. Federal Income Tax Consequences” for a summary of the material U.S. federal income tax consequences of the merger and of the material U.S. federal income tax consequences to non-U.S. holders of holding and disposing of debentures received pursuant to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the stockholder and the particular tax effects to the stockholder of the merger and the holding or disposing of debentures in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans.

Anticipated Accounting Treatment

The merger will be accounted for under the acquisition method of accounting. Under the acquisition method, the purchase price will be allocated to identifiable assets and assumed liabilities based on their fair values. Any excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill and intangible assets determined to have indefinite lives will not be amortized, but will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of Steak n Shake determines that the value of goodwill or intangible assets has become impaired, an impairment charge will be recorded in the fiscal quarter in which such determination is made. Also, costs related to the merger will be expensed during the period in which they are incurred.

Sources of Funds; Fees and Expenses

The cash portion of the aggregate merger consideration, required to settle fractional interests of less than $1,000 principal amount of debentures, is expected to be approximately $250,000. This cash is expected to be funded with cash held by Steak n Shake at the effective time of the merger.

It is anticipated that Steak n Shake and Western Sizzlin will incur an aggregate of approximately $2,250,000 in fees and expenses in connection with the merger. These expenses will be comprised of:

•	approximately $2,100,000 in financial, legal, accounting and tax advisory fees;
•	approximately $1,500 in SEC filing fees (inclusive of Schedule 13E-3 filing fees);
•	approximately $50,000 in printing, solicitation and mailing expenses associated with this proxy statement/prospectus; and
•	approximately $98,500 in miscellaneous expenses.

Of this estimated total of $2,250,000, Western Sizzlin has paid, or is responsible for paying approximately $975,000, and the balance is the responsibility of Steak n Shake.

As discussed in “— Background of the Merger” above, the Steak n Shake special committee engaged Duff & Phelps as a special financial advisor. In connection with Duff & Phelps’s services as special financial advisor to the Steak n Shake special committee in connection with the merger, Steak n Shake has paid Duff & Phelps an aggregate fee of $375,000, none of which is contingent upon the consummation of the merger.

Pursuant to the terms of the engagement letter with Western Sizzlin’s special committee, B. Riley was paid a $50,000 initial retainer for its financial advisory services and was paid a fee of $150,000 for rendering its Opinion on October 22, 2009. If the merger is completed, B. Riley will be paid an additional amount equal to approximately $100,000 for its financial advisory services.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all the questions that may be important to you as one of Western Sizzlin’s stockholders. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/ prospectus and the documents referred to or incorporated by reference in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus and proxy card?
A:	Western Sizzlin stockholders are being asked to consider and vote upon a proposal to approve the merger and adopt the merger agreement that Western Sizzlin, Steak n Shake and Merger Sub entered into on October 22, 2009. The merger agreement is attached as Annex A to this proxy statement/prospectus. We urge you to read it carefully. In the event that there are not sufficient votes at the time of the special meeting to approve the merger and adopt the merger agreement, stockholders may also be asked to vote upon a proposal to adjourn the special meeting to a later date so that Western Sizzlin may solicit additional proxies. See “The Merger Agreement.”
Q:	What is the proposed transaction?
A:	The proposed transaction is the merger of Western Sizzlin with and into Merger Sub pursuant to the merger agreement. If the merger is completed, Western Sizzlin will be the surviving corporation in the merger and Steak n Shake will own all of Western Sizzlin’s common stock. As a result of the merger, Western Sizzlin’s stockholders will no longer own any shares of Western Sizzlin’s common stock, will no longer have an interest in Western Sizzlin’s future earnings or growth, Western Sizzlin will cease to be a publicly traded company, and Western Sizzlin may no longer be required to file periodic reports with the SEC.
Q:	What will Western Sizzlin’s stockholders receive when the merger occurs?
A:	Subject to stockholder approval and satisfaction or waiver of the other conditions specified in the merger agreement, as described in this proxy statement/prospectus, at the effective time of the merger, each outstanding share of common stock of Western Sizzlin (other than shares held by Steak n Shake, Merger Sub or Western Sizzlin, or by Western Sizzlin stockholders who perfect and do not withdraw their appraisal rights under Delaware law) will be converted into the right to receive a pro rata portion of a new issue of 14% redeemable subordinated debentures due 2015 to be issued by Steak n Shake in the aggregate principal amount of $22,959,000 (approximately $8.07 principal amount of debentures per Western Sizzlin share, based upon the number of shares of Western Sizzlin common stock outstanding on , 2010), with cash to be paid in lieu of fractional debenture interests.
Q:	What happens if the merger is not consummated?
A:	If the merger agreement is not adopted by Western Sizzlin’s stockholders or if the merger is not consummated for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, Western Sizzlin will remain an independent public company and Western Sizzlin’s common stock will continue to be listed and traded on the NASDAQ Capital Market. In addition, if the merger is not consummated, Western Sizzlin expects that, except as noted in this proxy statement/prospectus, its management will operate its business in a manner similar to the manner in which it is being operated today and that Western Sizzlin’s stockholders will continue to be subject to the same risks and opportunities as they currently are. Under specified circumstances, Western Sizzlin may be required to pay Steak n Shake a termination fee or reimburse Steak n Shake for some of its out-of-pocket expenses, or Steak n Shake may be required to pay Western Sizzlin a reverse termination fee, in each case as described under “The Merger Agreement — Expenses and Fees.”

Q:	Where and when is the special meeting?
A:	Western Sizzlin will hold a special meeting of its stockholders on . 2010 at , time, at .
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to adopt the merger agreement and approve the merger; and
•	to approve the adjournment or postponement of the meeting, if necessary or appropriate in the judgment of the Chairman, to solicit additional proxies;
Q:	Who is entitled to vote at the special meeting?
A:	The record date for the special meeting is , 2010. Only holders of Western Sizzlin common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. On the record date, there were 2,844,402 shares of common stock outstanding.
Q:	May I attend the special meeting?
A:	All stockholders of record as of the close of business on , 2010, the record date for the special meeting, may attend the special meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the special meeting, you must present proof of your ownership of Western Sizzlin common stock, such as a bank or brokerage account statement, to be admitted to the meeting. You also must present at the meeting a proxy issued to you by the holder of record of your shares.
Q:	What constitutes a quorum for the special meeting?
A:	The presence, in person or by proxy, of stockholders holding at least a majority of the issued and outstanding shares of the Western Sizzlin common stock entitled to vote on the record date will constitute a quorum for the special meeting.
Q:	What vote is required to approve the merger agreement and the merger and to approve the adjournment proposal?
A:	Approval of the merger agreement and the merger requires the affirmative vote of a majority of Western Sizzlin’s outstanding shares of common stock entitled to vote. Approval of a motion to postpone or adjourn the special meeting to a later date requires the affirmative vote of the holders of a majority of the shares of Western Sizzlin common stock present, in person or by proxy, and entitled to vote at the special meeting. Each holder of Western Sizzlin common stock is entitled to one vote. If you withhold a vote or abstain from voting on the proposals to adoption of the merger agreement and the approval of the merger and to postpone or adjourn the special meeting to solicit additional process, it will have the same effect as a vote “AGAINST” each of the proposals. The directors and officers of Western Sizzlin exercise voting control, individually and through entities over for which they exercise voting control, in the aggregate, over approximately 42.6% of the outstanding shares of Western Sizzlin’s common stock. Of the shares of Western Sizzlin’s common stock beneficially owned by directors and officers of Western Sizzlin, the Lion Fund, L.P. and Dash Acquisitions, LLC, which are controlled by Messrs. Biglari and Dash, respectively, have agreed to vote all of the shares of Western Sizzlin common stock that they beneficially own or over which they exercise voting control, which comprise in the aggregate approximately 39.9% of Western Sizzlin’s outstanding common stock, to be voted “FOR” the adoption of the merger agreement and approval of the merger and the postponement or adjournment of the special meeting. Approval of the merger and the adoption of the merger agreement do not require the separate vote of a majority of Western Sizzlin’s unaffiliated stockholders, and no separate vote of Western Sizzlin’s unaffiliated stockholders will be conducted. Consequently, we anticipate that the approval of the merger and the adoption of the merger agreement will be duly authorized at the special meeting.

Q:	How does the Western Sizzlin board of directors and Western Sizzlin special committee recommend that I vote on the proposals?
A:	The Western Sizzlin board of directors and the Western Sizzlin special committee each unanimously recommend that you vote:
•	“FOR” the proposal to approve the merger agreement and the merger; and
•	“FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate in the judgment of the Chairman, to solicit additional proxies.

The special committee of Western Sizzlin’s board of directors was aware that certain of Western Sizzlin’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as stockholders generally and that may present actual or apparent conflicts of interests and considered these interests prior to providing its recommendations with respect to the merger agreement and the merger. You should read the section of this proxy statement/prospectus entitled “Special Factors  — Recommendation of the Western Sizzlin Special Committee; Reasons for, and Effects and Fairness of, the Merger” for a discussion of factors that the special committee considered in deciding to recommend the approval of the merger agreement. See also “Special Factors — Interests of Steak n Shake and Western Sizzlin Directors and Executive Officers in the Merger.”

Q:	How do Western Sizzlin’s directors and executive officers intend to vote?
A:	As of the record date, Western Sizzlin’s directors and executive officers held and are entitled to vote, individually and through entities over for which they exercise voting control, in the aggregate, shares of Western Sizzlin common stock representing approximately 42.6% of the outstanding shares of Western Sizzlin common stock. We believe that Western Sizzlin’s directors and executive officers intend to vote all of their shares of Western Sizzlin common stock “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the adjournment proposal, although, other than Messrs. Biglari and Dash with respect to shares beneficially owned through entities over for which they exercise voting control, they are not obligated to do so. The affirmative vote of the holders of at least a majority of all of the outstanding shares of Western Sizzlin common stock entitled to vote is required to adopt the merger agreement and approve the merger.
Q:	How do I vote?
A:	Western Sizzlin stockholders may vote their shares at the special meeting by attending the special meeting and voting their shares in person or by submitting a proxy in one of the following manners:
•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope;
•	by telephone at , by following the instructions on your proxy card; or
•	via the internet, by following the instructions on your proxy card and the onscreen instructions at the website www.. (If you vote via the Internet, you do not need to return your proxy card).

Whether or not you plan on attending the Western Sizzlin special meeting, please submit a proxy in the manner described above as soon as possible to ensure that your shares will be represented and voted at the special meeting. If your shares of Western Sizzlin common stock are held in “street name,” you may submit your proxy by following the instructions received from the broker, bank or other nominee that may hold shares of Western Sizzlin common stock on your behalf. If you sign your proxy and do not indicate how you want to vote, your shares will be voted “FOR” the adoption of the merger agreement and approval of the merger, “FOR” the postponement or adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of Western Sizzlin’s board of directors on any other matters properly brought before the special meeting for a vote. Please remember that if you fail to vote on the merger agreement and the merger, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

Q:	If my shares are held in “street name” by my broker, banker or other nominee will my broker or banker vote my shares for me?
A:	Your broker, banker or other nominee will not vote your shares of Western Sizzlin common stock without specific instructions from you. You should instruct your broker, banker or other nominee to vote your shares of Western Sizzlin common stock by following the instructions provided to you by such firm.
Q:	What does it mean if I receive more than one proxy card?
A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.
Q:	May I change my vote?
A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. You may do this in a number of ways. First, you may send a written notice to Western Sizzlin’s Secretary (401 Albemarle Ave SE, Roanoke, Virginia 24013) stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card bearing a later date. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.
Q:	How are votes counted?
A:	For the proposal to adopt the merger agreement and approve the merger, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you abstain or fail to vote, it will have the same effect as if you voted “AGAINST” the adoption of the merger agreement and approval of the merger. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares at the special meeting in the absence of specific instructions, which, if not given, will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

For the proposal to proposal to postpone or adjourn the special meeting, if necessary or appropriate in the judgment of the Chairman, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” this matter, which requires the affirmative vote of the holders of a majority of the shares of Western Sizzlin common stock present or represented by proxy at the meeting and entitled to vote on the matter, but broker “non-votes” and failures to vote will have no effect.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and the merger and “FOR” the postponement or adjournment of the special meeting, if necessary or appropriate in the judgment of the Chairman, to solicit additional proxies, and in accordance with the recommendations of Western Sizzlin’s board of directors on any other matters properly brought before the special meeting for a vote.

Q:	What happens if I sell my shares before the special meeting?
A:	The record date of the special meeting is earlier than the special meeting and the date that the merger, if approved, is expected to be consummated. If you transfer your shares of Western Sizzlin common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration. In order to receive the merger consideration, you must hold shares of Western Sizzlin common stock upon consummation of the merger.

Q:	Should I send in my Western Sizzlin stock certificates now?
A:	No. If you hold certificates representing shares of Western Sizzlin common stock, you will be sent a letter of transmittal with detailed written instructions for exchanging your common stock certificates for the merger consideration promptly after the merger is consummated. Please do NOT send your certificates in now.
Q:	When can I expect to receive the merger consideration for my shares?
A:	Once you have submitted your properly completed letter of transmittal, Western Sizzlin stock certificates and other required documents to the Exchange Agent (as defined in the merger agreement), the Exchange Agent will send you the merger consideration payable with respect to your shares. See “The Merger Agreement — Surrender and Conversion of Shares.”
Q:	I do not know where my stock certificate is. How will I get my merger consideration?
A:	The materials the Exchange Agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your Western Sizzlin stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to Western Sizzlin in order to cover any potential loss.
Q:	What are the material U.S. federal income tax consequences of the merger to stockholders?
A:	The exchange of Western Sizzlin common stock for debentures (and/or cash in lieu of fractional interests in debentures) in the merger will be a taxable transaction for United States federal income tax purposes for those holders of Western Sizzlin common stock who are United States citizens or otherwise described as “U.S. holders” by the discussion of tax consequences included elsewhere in this document. For holders of Western Sizzlin common stock other than U.S. holders, the exchange of Western Sizzlin common stock for debentures (and/or cash in lieu of fractional interests in debentures) in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U. S. permanent establishment of the non-U.S. holder); or the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the exchange, is not a resident alien, and certain other conditions are met. See “Material U.S. Federal Income Tax Consequences” for a summary of the material U.S. federal income tax consequences of the merger and of the material U.S. federal income tax consequences to non-U.S. holders of holding and disposing of debentures received pursuant to the merger.
Q:	Do stockholders have appraisal rights?
A:	Yes. As a holder of Western Sizzlin common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described under “Appraisal Rights” and in Annex D attached to this proxy statement/prospectus.
Q:	Who is soliciting my vote?
A:	This proxy solicitation is being made and paid for by Western Sizzlin. Western Sizzlin has engaged Morrow & Co., LLC, a proxy solicitation firm, to assist it in connection with the solicitation of proxies and will pay Morrow & Co., LLC a base fee of $4,000 plus reimbursement of out-of-pocket expenses. Morrow & Co., LLC will also charge a per call fee of $5.00 plus related telecommunications charges to respond to incoming inquiries. Western Sizzlin’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. Western Sizzlin will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Western Sizzlin’s common stock that the brokers and fiduciaries hold of record. Western Sizzlin will reimburse them for their reasonable out-of-pocket expenses.

Q:	What should I do now?
A:	We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the transaction affects you as a Western Sizzlin stockholder. You also may want to review the documents referenced under “Where You Can Find More Information.” Then simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may deliver your proxy by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of Western Sizzlin common stock on your behalf. Please act as soon as possible so that your shares of Western Sizzlin common stock will be voted at the special meeting.

Q: Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact Morrow & Co., LLC, which is acting as the proxy solicitation agent and information agent in connection with the merger, at the following address.

Morrow & Co., LLC
470 West Avenue – 3rd Floor
Stamford, CT 06902
Banks and Brokerage Firms, please call (203) 658-9400
Stockholders, please call (800) 607-0088

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STEAK N SHAKE

The following table sets forth certain of Steak n Shake’s consolidated financial data as of and for each of the periods indicated. The selected historical financial data for each of the three fiscal years ended September 30, 2009, September 24, 2008 and September 26, 2007 is derived from Steak n Shake’s audited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. The financial information as of and for the fiscal years ended September 27, 2006 and September 28, 2005, is derived from Steak n Shake’s audited historical consolidated financial statements, which are not included or incorporated by reference into this proxy statement/prospectus.

Pursuant to SEC rules, Steak n Shake’s acquisition of Western Sizzlin will not require Steak n Shake to file pro forma financial information with the SEC with respect to Western Sizzlin as a significant subsidiary because none of the financial criteria conditions under Rule 3-05 of SEC Regulation S – X would be met at the 20% level.

The selected historical financial data below should be read in conjunction with the consolidated financial statements and their accompanying notes that are incorporated by reference into this document. See “Where You Can Find Additional Information” below.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The Steak n Shake Company
(Amounts in $000s Except per Share Data)

	53 Weeks Ended	52 Weeks Ended
	September 30, 2009	September 24, 2008	September 26, 2007	September 27, 2006	September 28, 2005
Statement of Operations Data:
Total revenues	$627,042	$610,061	$654,142	$638,822	$606,912
Net earnings (loss)	$5,998	$(22,979)	$11,808	$28,001	$30,222
Per Share Data:
Basic earnings (loss) per common and common equivalent share	$4.21	$(16.27)	$8.43	$20.20	$21.98
Diluted earnings (loss) per common and common equivalent share	$4.20	$(16.27)	$8.37	$19.97	$21.54
Basic weighted average shares (in thousands)	1,424	1,413	1,401	1,386	1,375
Diluted weighted average shares and share equivalents (in thousands)	1,430	1,413	1,411	1,402	1,403
Statement of Financial Position Data:
Total assets	$514,496	$520,136	$565,214	$542,521	$474,657
Long-term debt:
Obligations under leases	130,076	134,809	139,493	143,996	147,615
Other long-term debt	48	15,783	16,522	18,802	6,315
Shareholders’ equity	$291,861	$283,579	$303,864	$287,035	$252,975

Basic and Diluted earnings (loss) per common and common equivalent share information has been restated to reflect the effects of the 1-for-20 reverse stock split effective December 18, 2009.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WESTERN SIZZLIN

Financial Data

Set forth below is certain selected historical consolidated financial data relating to Western Sizzlin. The following table sets forth certain of Western Sizzlin’s consolidated financial data as of and for each of the periods indicated. The selected historical financial data for and as of each of the three fiscal years ended December 31, 2008, 2007 and 2006 is derived from Western Sizzlin’s audited consolidated statements, beginning on page F-4 of this proxy statement/prospectus. The financial information for and as of the fiscal years ended December 31, 2005 and 2004, is derived from Western Sizzlin’s audited historical consolidated financial statements, which are not included or incorporated by reference into this proxy statement/prospectus.

The consolidated financial information as of and for the nine months ended September 30, 2009 and 2008 is derived from Western Sizzlin’s unaudited consolidated financial statements, beginning on page F-36 of this proxy statement/prospectus. In Western Sizzlin’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods presented. Interim results for the forty weeks ended September 30, 2009 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year ended December 31, 2009.

Effective January 1, 2007, Western restructured its operations into a holding company/subsidiary format whereby all of its operations are now conducted through wholly-owned subsidiaries. This restructuring is not anticipated to have any tax impact and will have no impact on Western Sizzlin’s financial reporting as it will continue to report consolidated financial statements.

The selected historical financial data below should be read in conjunction with the consolidated audited financial statements and unaudited interim financial statements and their respective accompanying notes that are included in this document, beginning on page F-4 of this proxy statement/prospectus, and the following summary is qualified in its entirety by reference thereto. Additionally, more comprehensive financial information, including Western Sizzlin’s management’s discussion and analysis of financial condition and results of operations, is contained elsewhere in this document. See “Index to Western Sizzlin’s Financial Statements,” “Other Important Information Regarding Western Sizzlin and Steak n Shake — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Western Sizzlin” and “Where You Can Find Additional Information” below.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In Thousands, Except per Share Data)
Statement of Operations Data:
Total revenues	$12,760	$13,173	$17,205	$17,257	$17,404	$19,372	$21,708
Income from restaurant and franchise operations	1,634	209	177	508	572	1,405	1,174
Income (loss) from investment activities	9,525	(3,874)	(7,744)	(1,163)	(105)	—	—
Net income (loss) attributable to Western Sizzlin Corporation	7,803	(2,867)	(6,354)	(244)	274	681	566
Basic and diluted earnings (loss) per share attributable to Western Sizzlin Corporation	$2.75	$(1.04)	$(2.29)	$(0.13)	$0.23	$0.57	$0.48
Shares used in computing basic earnings (loss) per share	2,833	2,750	2,770	1,905	1,215	1,189	1,191
Shares used in computing diluted earnings (loss) per share	2,834	2,750	2,770	1,905	1,225	1,190	1,190

	As of September 30, 2009	As of December 31,
		2008	2007	2006	2005	2004
	(In Thousands)
Balance Sheet Data:
Working capital surplus (deficit)	$1,284	$3,585	$(1,609)	$3,238	$2,001	$1,480
Total assets	47,327	35,953	30,509	19,820	15,476	16,697
Long-term debt, excluding current maturities	367	2,834	566	685	848	2,698
Other long-term liabilities	1,420	1,208	89	464	42	15
Stockholders’ equity	26,435	18,013	23,502	17,398	11,760	11,093
Other Financial Data:
Dividends declared	—	—	—	—	—	—

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement/ prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement and approval of the merger.

Risk Factors Relating to Steak n Shake and Western Sizzlin

Steak n Shake’s and Western Sizzlin’s businesses are subject to the risks described below relating to the merger. In addition, Steak n Shake is and will continue to be subject to the risks described in Part 1, Item 1A of its Annual Report on Form 10-K for the year ended September 30, 2009, which report has been filed with the SEC, and Western Sizzlin is and will continue to be subject to the risks described below. If any of the risks described in this prospectus or in the annual report actually occurs, the respective businesses, financial results, financial condition or stock or debenture prices or values of Steak n Shake or Western Sizzlin could be materially adversely affected. The following risks should be considered along with the other risks described in the reports incorporated by reference into this prospectus. See “Other Matters — Where You Can Find More Information” for the location of information incorporated by reference into this prospectus.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Steak n Shake and Western Sizzlin.

If the merger is not completed, the ongoing businesses of Steak n Shake and Western Sizzlin may be adversely affected and, without realizing any of the benefits of having completed the merger, Steak n Shake and Western Sizzlin will be subject to a number of risks, including the following:

•	the current market price of each company’s common stock may reflect a market assumption that the merger will occur and a failure to complete the merger could result in a negative perception of either or both companies by equity investors and result in a decline in the market price of the common stock of that company;
•	Steak n Shake and Western Sizzlin will be required to pay transaction costs relating to the merger, whether or not the merger is completed, it is anticipated that Steak n Shake and Western Sizzlin will incur an aggregate of approximately $2,250,000 in fees and expenses in connection with the merger, which will be comprised of:
•	approximately $2,100,000 in financial, legal, accounting and tax advisory fees;
•	approximately $1,500 in SEC filing fees (inclusive of Schedule 13E-3 filing fees);
•	approximately $50,000 in printing, solicitation and mailing expenses associated with this proxy statement/prospectus; and
•	approximately $98,500 in miscellaneous expenses,

of this estimated total of $2,250,000, Western Sizzlin has paid, or is responsible for paying approximately $975,000, and the balance is the responsibility of Steak n Shake;

•	under the merger agreement, Western Sizzlin is subject to restrictions on the conduct of its business prior to completing the merger which may affect its ability to execute some of its business strategies, including restrictions on Western Sizzlin’s ability to enter into any license with respect to its intellectual property outside of the ordinary course of business, enter into any new line of business, make capital expenditures, or enter into, amend or terminate certain material contracts, in each case subject to certain exceptions; and
•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Steak n Shake and Western Sizzlin management, which could otherwise have been devoted to other opportunities that may have been beneficial to Steak n Shake and Western Sizzlin as separate companies.

Western Sizzlin must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the merger, and failure to do so could negatively affect the combined company.

For the merger to be successful, during the period before the merger is completed, Western Sizzlin must continue to retain, motivate and recruit executives and other key employees. Employees of Western Sizzlin may experience uncertainty about their future roles until, or even after, strategies with regard to the combined company are announced or executed. These potential distractions of the merger may adversely affect the ability of Western Sizzlin to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. A failure by Western Sizzlin to retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have a negative impact on the business of Western Sizzlin and the ability of Steak n Shake to achieve the benefits of the merger.

Steak n Shake may not be able to successfully consolidate business operations and realize the anticipated benefits of the merger.

Realization of the anticipated benefits of the merger, including anticipated synergies and overhead savings, will depend, in large part, on Steak n Shake’s ability to successfully eliminate redundant corporate functions and to consolidate public company and shared service responsibilities. Steak n Shake will be required to devote significant management attention and resources to the consolidation of business practices and support functions while maintaining the independence of Steak n Shake’s and Western Sizzlin’s standalone brands. The challenges Steak n Shake may encounter include the following:

•	consolidating redundant operations, including corporate functions;
•	realizing targeted margin improvements at company-owned restaurants; and
•	addressing differences in business cultures between Steak n Shake and Western Sizzlin, preserving employee morale and retaining key employees, maintaining focus on providing consistent, high quality customer service, meeting Steak n Shake’s operational and financial goals and maintaining the operational goals of each of the standalone brands.

In particular, Steak n Shake’s ability to realize the targeted margin improvements at company-owned restaurants is subject to a number of risks, including general economic conditions, increases in food and supply costs, increased labor costs and other factors outside of Steak n Shake’s control.

The process of consolidating corporate level operations could cause an interruption of, or loss of momentum in, Steak n Shake’s business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the realization of corporate synergies and operational improvements could have an adverse effect on Steak n Shake’s business, financial results or financial condition. The consolidation and integration process may also result in additional and unforeseen expenses. There can be no assurance that the contemplated expense savings, improvements in Western Sizzlin’s and Steak n Shake’s store-level margins and synergies anticipated from the merger will be realized.

Steak n Shake might incur substantial impairment charges if the merger is not successful.

If Western Sizzlin’s businesses do not perform well or Steak n Shake does not integrate Western Sizzlin’s businesses successfully, Steak n Shake could incur significant charges in future periods in order to write down goodwill and intangible assets established in the merger.

Results predicted in financial forecasts and projections considered by Steak n Shake and Western Sizzlin may not be realized, which may adversely affect the market prices or values of Steak n Shake common stock or debentures following the merger.

Each of the Steak n Shake special committee and the Western Sizzlin special committee, with its respective financial advisors, reviewed and relied on, among other things, certain projected financial forecasts provided by the managements of Steak n Shake and Western Sizzlin, respectively. A failure of the combined company to achieve those results could have a material adverse effect on Steak n Shake’s business, financial condition and operating results, as well as the market prices and values of its common stock and debentures, following the merger.

Risk Factors Relating to the Merger

The proposed merger may not be completed.

Western Sizzlin’s special committee, as of the date of this proxy statement and prospectus, is, with the permission of Steak n Shake, soliciting other proposals to be acquired by other potential strategic and financial buyers. If qualifying proposals are received on or before November 21, 2009, Western Sizzlin’s special committee may choose (subject to the payment to Steak n Shake of a termination fee) to abandon the merger with Steak n Shake and choose to be acquired by another buyer, or may continue to negotiate with qualifying bidders who have submitted a qualifying proposal before November 21, 2009 and later agree to be acquired by those bidders. The Western Sizzlin’s special committee may also respond to certain unsolicited acquisition proposals from third parties after November 21, 2009 (subject to the payment to Steak n Shake of a larger termination fee) to the extent certain conditions set forth in the merger agreement are satisfied.

In addition, there are conditions to the closing of the merger that might not be satisfied, resulting in one or both parties deciding to terminate the merger agreement and abandon the merger.

There may be unexpected delays in the consummation of the merger, which would delay Western Sizzlin stockholders’ receipt of the merger consideration and could impact Steak n Shake’s ability to achieve timely cost savings associated with the merger.

While the companies presently expect that the merger can be completed as early as December 2009, unanticipated circumstances, events or conditions could occur that would delay completion of the merger. Stockholders of one or both companies could file lawsuits seeking to delay or prevent the merger or seeking damages, which lawsuits could lead to the delay or prevent the completion of the merger and increase the costs of the merger to one or both of the companies. Either company may terminate the merger agreement (without cause) if the merger has not been completed by July 19, 2010.

Judicial appraisal proceedings commenced by dissenting Western Sizzlin stockholders under Delaware law could result in Steak n Shake paying more for Western Sizzlin than negotiated under the terms of the merger agreement.

Western Sizzlin stockholders have the right under Delaware law to receive, in cash, the fair value of their shares as judicially determined by an appraisal proceeding. If a court should determine that the fair value exceeds the principal amount of debentures to be issued in the merger by Steak n Shake in exchange for the Western Sizzlin stock, then Steak n Shake would pay more for Western Sizzlin than agreed in the merger agreement and would be required to apply additional cash resources to the payment of such awards.

Risk Factors Relating to the Debentures

Steak n Shake may incur additional debt in addition to (and with a payment priority over) the debenture indebtedness proposed to be issued to acquire Western Sizzlin.

Steak n Shake and its subsidiaries could choose to incur substantial additional debt, including additional secured debt and debt incurred by Steak n Shake with priority in right to payment over the debenture, in the future. The terms of the indenture for the new debentures will restrict, but will not prohibit, Steak n Shake or its subsidiaries from doing so. The indenture will allow Steak n Shake and its subsidiaries to incur additional debt, subject to the conditions set forth therein, which would be senior (either structurally or legally) in right of payment to the debentures. In addition, the indenture will not prevent Steak n Shake from incurring other liabilities that do not constitute indebtedness (as described in the indenture). If new debt or other liabilities are added to its current debt levels, Steak n Shake’s debt-to-equity, its fixed charge coverage ratio and other measures of leverage could increase, resulting in greater risk to Steak n Shake debenture holders and stockholders.

The debentures are unsecured subordinated obligations of Steak n Shake and accordingly its assets may be insufficient to pay amounts due on the debentures.

The debentures will be unsecured obligations. Steak n Shake may incur other debt, subject to the restrictions contained in the indenture, which may be substantial in amount, and which may be secured. The debentures will be subordinated to, and will rank junior in right of payment to, all of its existing and future “Senior Debt,” which generally includes indebtedness of the Steak n Shake less than $50 million in the aggregate (a) incurred under or in respect of any debt facility or commercial paper facility with a bank or other institutional lenders providing for certain types of loans and financing, or (b) otherwise permitted under the indenture, unless such indebtedness is on a parity with or subordinated in right of payment to the debentures under its terms. This means that Steak n Shake will be obligated to pay first the entire amounts to which these other creditors are entitled before Steak n Shake will be obligated to pay any amounts to the holders of the debentures for principal or accrued and unpaid interest. Under the indenture, Steak n Shake is prohibited from paying any principal or interest on any debentures (i) after any Senior Debt becomes due and payable, unless and until all such Senior Debt has first been paid in full, or (ii) after a Senior Debt payment default, unless and until such default has been cured, waived, or otherwise has ceased to exist.

Because the debentures will be unsecured obligations, your right of repayment may be compromised in the following situations:

•	Steak n Shake becomes subject to any bankruptcy, insolvency, reorganization, receivership or similar proceeding;
•	there is a default in payment under any of Steak n Shake’s Senior Debt that continues without a waiver; or
•	any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of Steak n Shake’s Senior Debt are permitted to accelerate the maturity of such Senior Debt.

If any of these events occurs, the lenders of the Senior Debt, who may be secured lenders, could foreclose on the Steak n Shake assets in which they have been granted a security interest, in each case to your detriment, even if an event of default exists under the indenture relating to the debentures at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the debentures.

The debentures are effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock incurred or issued by Steak n Shake’s subsidiaries.

Steak n Shake is a holding company that derives substantial income from its operating subsidiaries. Steak n Shake’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the debentures or to make any funds available for such payment. Therefore, unless the indebtedness of Steak n Shake’s subsidiaries is guaranteed by Steak n Shake, the debentures will be effectively subordinated to the claims of all creditors of its subsidiaries, including the claims of bank lenders and other creditors of Steak n Shake Operations, Inc., the subsidiary of Steak n Shake that owns and operates Steak n Shake’s restaurants.

If Steak n Shake redeems the debentures prior to maturity, you may not be able to reinvest the proceeds at comparable rates.

Steak n Shake may, at its option, redeem the debentures, in whole or in part, without premium or penalty, on or after the date that is the first anniversary of the date of issuance thereof at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest to the date of redemption, provided that Steak n Shake complies with applicable conditions specified by the indenture. In the event Steak n Shake redeems some or all of the outstanding debentures, holders thereof have the risk of reinvesting the proceeds at the then-current market rates, which may be higher or lower.

If an active trading market does not develop for the debentures, you may not be able to resell them.

Steak n Shake applied on December , 2009, to list the debentures on the New York Stock Exchange upon issuance; however, because the debentures will be issued without underwriting in a direct issue limited to stockholders of Western Sizzlin, no assurance can be made that any active trading market will develop for the debentures. Moreover, the debentures are new securities for which there is currently no market. The debentures may trade at a discount from their initial offering price, if at all, depending upon prevailing interest rates, the market for similar securities, Steak n Shake’s performance and other factors. In addition, the liquidity of the trading market in the debentures that may develop, and the market price quoted for the debentures, may be adversely affected by changes in the overall market for high yield securities and by changes in Steak n Shake’s financial performance or prospects or in the prospects for companies in Steak n Shake’s industry generally. If no active trading market develops, you may not be able to resell your debentures at their fair market value or at all.

Covenants contained in the indenture may impede Steak n Shake's ability to respond to changing business and economic conditions and to secure additional financing, if needed.

The indenture governing the debentures contains certain restrictive covenants. Furthermore, any additional financing arrangements that Steak n Shake may enter into may contain additional restrictive covenants and financial covenants. These covenants restrict or prohibit or, in the case of additional financing arrangements, may restrict or prohibit, many actions, including, but not limited to, Steak n Shake’s ability to incur debt, make prepayments of particular debt, and pay dividends. Failure to maintain compliance with these covenants could constitute a default, which could accelerate the payment of any amounts outstanding under these financial agreements.

Additionally, as a result of these covenants, Steak n Shake’s ability to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted. Steak n Shake may be prevented from engaging in transactions that might otherwise be considered beneficial to it. Should Steak n Shake pursue further development or acquisition opportunities, the timing, size and success as well as associated potential capital commitments of which are unknown at this time, Steak n Shake may need to raise additional capital through debt financings. There can be no assurance that adequate debt financing will be available on satisfactory terms or will be permitted under these covenants. Any such failure to obtain further financing could have a negative effect on Steak n Shake’s ability to repay the debentures.

Risk Factors Relating to Western Sizzlin’s Ownership Structure

Certain of Western Sizzlin’s directors and executive officers are also directors and executive officers of Steak n Shake and have other relationships which may permit them to exercise significant influence over Western Sizzlin’s policies and affairs.

Certain of Western Sizzlin’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as Western Sizzlin stockholders generally, including:

•	Mr. Biglari is also Chairman, President and Chief Executive Officer of Western Sizzlin and beneficially owns through private investment funds approximately 33% of the common stock of Western Sizzlin, and Mr. Cooley is also Vice Chairman of Western Sizzlin and owns common stock of Western Sizzlin representing less than one percent of its outstanding common stock; and
•	Mr. Biglari and Mr. Cooley are also members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, that beneficially owned, at the time the merger agreement was executed, an aggregate of 2,753,155 shares of Steak n Shake’s common stock, or approximately 9.6% of its then outstanding common stock (including the 1,322,806 shares owned by an investment subsidiary of Western Sizzlin that were subsequently distributed to Western Sizzlin’s stockholders on November 6, 2009), which group included, at the time the merger agreement was executed, among others, Western Sizzlin and Western Sizzlin director and stockholder Jonathan Dash.

As a result of these relationships, which may present actual or apparent conflicts of interests, Mr. Biglari, Cooley and Dash have the ability to exert significant influence over Western Sizzlin’s policies and affairs, including the approval of the merger, the election of Western Sizzlin’s board of directors and the approval of any other action requiring a stockholder vote, such as amendments to Western Sizzlin’s certificate of incorporation and approving other strategic transactions. Messrs. Biglari’s, Cooley’s and Dash’s interests in the merger and any of the foregoing matters may differ from the interests of Western Sizzlin’s other stockholders in some respects.

Risk Factors Relating to Steak n Shake’s and Western Sizzlin’s Businesses

Steak n Shake’s and Western Sizzlin’s businesses are subject to the risks described below relating to the merger. In addition, Western Sizzlin is and will continue to be subject to the risks described below and Steak n Shake is and will continue to be subject to the risks described in Part 1, Item 1A of its Annual Report on Form 10-K for the year ended September 30, 2009, which report has been filed with the SEC. If any of the risks described in this prospectus or in Steak n Shake’s annual report and quarterly reports actually occurs, the respective businesses, financial results, financial condition or stock or debenture prices or values of Steak n Shake or Western Sizzlin could be materially adversely affected. The following risks should be considered along with the other risks described in the reports incorporated by reference into this prospectus. See “Other Matters — Where You Can Find More Information” for the location of information incorporated by reference into this prospectus.

Western Sizzlin is dependent on key personnel.

Western Sizzlin believes that its success depends in part on the services of Sardar Biglari, its Chairman, President and Chief Executive Officer, and Robyn B. Mabe, Vice President and Chief Financial Officer. The loss of the services of Mr. Biglari or Mrs. Mabe could have a material adverse effect upon Western Sizzlin’s business, financial condition and results of operations. Qualified replacements may not be available in a timely manner, if at all. Western Sizzlin’s continued growth will also depend on its ability to attract and retain additional skilled management personnel.

Western Sizzlin’s stock price could be volatile.

Fluctuations in Western Sizzlin’s stock price may result from general market conditions, perceived changes in the underlying characteristics of Western Sizzlin’s business, and the relative price of competing investments. The volume of trading in the market for Western Sizzlin’s common stock is typically very limited. As a consequence, liquidating an investment in Western Sizzlin’s common stock could cause a decline in the company’s stock price. Because of changes in the balance of buy and sell orders, notwithstanding other relevant factors, the price of Western Sizzlin’s common stock can fluctuate for reasons unrelated to the performance of its business.

Western Sizzlin’s wholly-owned subsidiary, Western Properties, Inc. serves as the general partner of a private investment limited partnership, Western Real Estate, L.P., which had no limited partners in 2008 but intends to operate as a private real estate investment partnership.

In December 2007, Western Sizzlin formed Western Properties, Inc., a Delaware corporation, as a wholly-owned subsidiary. Western Properties is the general partner of Western Real Estate, L.P., a Delaware limited partnership also formed in December 2007. There were no limited partners in the partnership at December 31, 2008 and the sole activity of these entities has been the purchase in 2007 by the limited partnership of 23 acres of real property in Bexar County, Texas from an unaffiliated third party. It is the intention of Western Real Estate, L.P., to operate as a private limited partnership investing in real estate, however, this venture is in the formative stages and there is no guarantee that it will be successful.

Western Sizzlin is dependent on one key person for investment and capital allocation decisions.

Investment decisions and all major capital allocation decisions are made for Western Sizzlin and its subsidiaries, including Western Acquisitions, by Sardar Biglari, the Western Sizzlin’s Chairman, Chief Executive Officer and President. Although there are limitations on Mr. Biglari’s authority at the parent company level and Western Sizzlin’s board of directors monitors his investment and capital allocation decisions, there is risk in having concentrated decision-making authority. Mr. Biglari’s decisions could either independently or in the aggregate involve amounts that are material to Western Sizzlin’s business. Additionally, if for any reason the services of Mr. Biglari were to become unavailable, there could be a material adverse effect on Western Sizzlin ’s business, since he is singularly responsible for these decisions.

Western Sizzlin’s investments in marketable securities, including through Western Acquisitions L.P., are highly concentrated.

Western Sizzlin’s investments in marketable securities, including through Western Acquisitions, L.P., are highly concentrated. A decline in the market value of these investments may result in a decrease in Western Sizzlin’s stock price.

Western Sizzlin’s investment activities, including through Western Acquisitions, L.P., may involve the purchase of securities on margin.

Western Sizzlin may purchase securities on margin in connection with its investment activities, including through Western Acquisitions, L.P. If Western Sizzlin does so, a significant decrease in the value of the securities that collateralize the margin line of credit could result in a margin call. If Western Sizzlin does not have sufficient cash available from other sources in the event of a margin call, it may be required to sell those securities at a time when it would prefer not to sell them.

Western Sizzlin’s investment activities could require registration as an Investment Company.

Western Sizzlin has historically been principally engaged in franchising and operating restaurants and it do not presently intend to change its principal business. However, Western Sizzlin may inadvertently fall within the definition of an investment company under the Investment Company Act of 1940, as amended, in part if it owns investment securities having a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis. Although investment securities currently represent less than 40% of its total assets, determined based on Western Sizzlin’s current market capitalization (excluding government securities and cash items), the value of the investment securities that it holds, and the total value of its assets, can change significantly from time to time. As a result, Western Sizzlin could fail to satisfy the 40% test in part if the value of its investment positions increases substantially, or if the value of its non-investment assets decreases substantially. Failure to satisfy the 40% test does not automatically mean that Western Sizzlin would be required to register under the Investment Company Act, and Western Sizzlin’s board of directors has not adopted any strict numerical limit on its investment activities.

If Western Sizzlin’s investment activities inadvertently result in it being determined to be an investment company and it fails to register as an investment company, Western Sizzlin might be unable to enforce contracts with third parties, and third parties could seek rescission of transactions with it undertaken during the period that it was an unregistered investment company, subject to equitable considerations set forth in the Investment Company Act. In addition, Western Sizzlin might be subject to monetary penalties or injunctive relief, or both, in an action brought against it by the SEC.

If Western Sizzlin decides to register as an investment company, then it would become subject to various provisions of the Investment Company Act and the regulations adopted under such Act, which are very extensive and could adversely affect its operations. For example, Western Sizzlin might be prohibited from entering into or continuing transactions with certain of its affiliates.

Western Sizzlin is experiencing a decline in its franchise base.

Western Sizzlin has experienced steady declines in its existing franchise base for the past several years. Since January 1, 2005, Western Sizzlin had a total of 44 closures and currently has a total of 109 franchised restaurants. Of the 44 closed restaurants the majority were Western Sizzlin brand restaurants. The average annual sales of its franchised restaurants are approximately $1.6 million. The average annual sales of the closed restaurants were $1.0 million or less. The closures of franchised restaurants were caused by their operating at a competitive disadvantage which stemmed from such factors as location, facility, lack of reinvestment and mismanagement, among others factors. There is no guarantee that these reasons will be eliminated. Moreover, these closures occurred during generally favorable economic conditions and it is possible that this trend could accelerate given the present economic downturn. Western Sizzlin is striving to reverse this trend by revitalizing its franchise models. However, maintaining and growing Western Sizzlin’s existing franchise base is dependent upon many of the same factors that apply to its Company-owned restaurants. Sometimes the challenges of operating profitable restaurants prove to be more difficult for Western Sizzlin’s franchisees. For example, franchisees may not have access to the financial or management resources that they need to operate their restaurants. Accordingly, there is no assurance that Western Sizzlin will be successful in doing so and as a result its franchise base may continue to decline regardless of the economic environment.

Due to Western Sizzlin’s smaller restaurant base and geographic concentration, its operating results could be materially and adversely affected by the negative performance of, or the decision to close, a small number of restaurants.

Western Sizzlin’s restaurant base, both franchised and Company-owned, is smaller and less geographically diverse than many other restaurant chains. Accordingly, poor operating results in one or more of Western Sizzlin’s markets or the decision to close even a relatively small number of underperforming restaurants could materially and adversely affect Western Sizzlin’s business, financial condition, results of operation, or cash flows.

Western Sizzlin’s restaurants operate in a highly competitive environment.

Western Sizzlin’s restaurants, both franchised and Company-owned, operate in a highly competitive industry comprised of a large number of restaurants, including national and regional restaurant chains and franchised restaurant operations, as well as locally-owned, independent restaurants. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition. The competitive environment is often affected by factors beyond a particular restaurant management’s control, including changes in the public’s taste and eating habits, population and traffic patterns and economic conditions. New competitors may emerge at any time. Western Sizzlin may not be able to compete successfully against its competitors in the future. Competition may have a material adverse effect on Western Sizzlin’s operations or earnings.

The inability of Western Sizzlin’s franchisees to operate profitable restaurants may negatively impact its financial performance.

Under the agreements Western Sizzlin has with its franchisees, Western Sizzlin collects royalties and other fees from its franchisees. As a result, the ability of Western Sizzlin’s franchisees to generate profits and pay royalties to Western Sizzlin impacts its overall profitability and brand recognition.

Western Sizzlin is highly dependent on attracting and retaining qualified employees while also controlling labor costs.

Western Sizzlin is extremely dependent upon the availability of qualified restaurant personnel. Availability of staff varies widely from location to location. If restaurant management and staff turnover trends increase, Western Sizzlin would suffer higher direct costs associated with recruiting and retaining replacement personnel. Western Sizzlin could suffer from significant indirect costs, including restaurant disruptions due to management changeover and potential delays in new store openings due to staff shortages. Competition for qualified employees exerts upward pressure on wages paid to attract personnel, resulting in higher labor costs, together with greater expense to recruit and train them. Many of Western Sizzlin’s employees are hourly workers whose wages are likely to be impacted by an increase in the federal or state minimum wage. An increase in the minimum wage may require an increase or create pressure to increase the pay scale for Western Sizzlin’s employees. A shortage in the labor pool or other general inflationary pressures or changes could also increase Western Sizzlin’s labor costs.

Western Sizzlin is dependent upon the timely delivery of fresh ingredients.

Western Sizzlin’s restaurant operations are dependent on timely deliveries of fresh ingredients, including fresh produce, dairy products and meat. The cost, availability and quality of the ingredients Western Sizzlin uses to prepare its food is subject to a range of factors, many of which are beyond its control. Fluctuations in weather, supply and demand and economic and political conditions could adversely affect the cost, availability and quality of Western Sizzlin’s ingredients. Historically, when operating expenses increased due to inflation or increases in food costs, Western Sizzlin generally has been able to offset these higher costs by increasing its menu prices. Western Sizzlin may not be able to recover increased costs in the future because competition may limit or even prohibit such future increases. If the variety or quality of Western Sizzlin’s food products declines due to the lack or lower quality of its ingredients or due to interruptions in the flow of fresh ingredients and similar factors, customer traffic may decline and negatively affect Western Sizzlin’s sales.

Western Sizzlin may not be able to adequately protect its intellectual property, which could decrease the value of its brand and products.

The success of Western Sizzlin’s business depends on its continued ability to use the existing trademarks, service marks, and other components of its brand to increase brand awareness and further develop branded products. While Western Sizzlin takes steps to protect its intellectual property, Western Sizzlin’s rights to its trademarks could be challenged by third parties or its use of the trademarks may result in liability for trademark infringement, trademark dilution, or unfair competition, adversely affecting Western Sizzlin’s profitability.

General economic factors may adversely affect Western Sizzlin’s results of operations.

National, regional, and local economic conditions, such as recessionary economic cycles or a worsening economy, could adversely affect disposable consumer income and consumer confidence. Unfavorable changes in these factors or in other business and economic conditions affecting Western Sizzlin’s customers could reduce customer traffic in some or all of its restaurants, impose practical limits on its pricing and increase its costs. Any of these factors could lower Western Sizzlin’s profit margins and have a material adverse affect on its results of operations. The impact of inflation on food, beverages, labor, utilities and other aspects of Western Sizzlin’s business can negatively affect its results of operations. Although Western Sizzlin attempts to offset inflation through periodic menu price increases, cost controls and incremental improvement in operating margins, it may not be able to completely do so. This may negatively affect Western Sizzlin’s results of operations.

Recent levels of market volatility are unprecedented.

Recent substantial uncertainty and disruption in the capital and credit markets could negatively impact Western Sizzlin and cause fluctuation in its stock price. Additionally, these conditions could have an adverse effect on Western Sizzlin’s business, including the future operating results of the company’s restaurants and the value of its investments.

Western Sizzlin is vulnerable to changes in economic conditions and consumer spending patterns that could harm its business, financial condition, results of operations and cash flow.

The restaurant industry has been affected by the current economic factors, including the deterioration of national, regional and local economic conditions, rising unemployment and shifts in consumer spending patterns. The recent disruptions in the overall economy have reduced and may continue to reduce, consumer confidence in the economy, negatively affecting consumer restaurant spending, which could be harmful to Western Sizzlin’s financial position and operating results. As a result, decreased cash flow generated by Western Sizzlin’s business may adversely affect its financial position and its ability to fund its operations. In addition, macro economic disruptions, as well as the restructuring of various commercial and investment banking organizations, could adversely affect Western Sizzlin’s ability to access the credit markets. The disruption in the credit markets may also adversely affect the availability of financing for its franchisees’ operations, and could impact Western Sizzlin’s vendors’ ability to meet Western Sizzlin’s supply requirements. There can be no assurances that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets, or increase liquidity and the availability of credit.

Furthermore, Western Sizzlin could experience reduced customer traffic or limitations on the prices it can charge for its products, either of which could reduce Western Sizzlin’s sales and profit margins and have a material adverse effect on its financial condition and results of operations.

Changes in guest preferences for casual dining styles or menu items could adversely affect Western Sizzlin’s financial performance.

Changing guest preferences, tastes, and dietary habits can adversely impact Western Sizzlin’s business and financial performance. Western Sizzlin’s restaurant models offer a varied entrees, side dishes, salads and desserts. Western Sizzlin’s continued success depends, in part, on the popularity of its product offerings and casual style of dining. A change in guest preferences away from this style or Western Sizzlin’s offerings in favor of other dining styles or offerings may have an adverse impact on its business.

Western Sizzlin faces the risk of adverse publicity and litigation relating to food-borne illness, employment and other matters that could have a material adverse affect on its business and financial performance.

Western Sizzlin may be the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. While the risk of food-borne illness is real, whether it results from improper operations, new diseases or from chemicals in certain food products, the risk would generally only affect a limited number of Western Sizzlin’s restaurants. As soon as any food issues became known to Western Sizzlin, those food items that were potentially at risk would be no longer served to customers.

While the risk of food-borne illness or injury would likely be localized, the risk of the adverse publicity that might result from such an incident is more generalized and accordingly much greater. The general public’s response to adverse publicity relating to Western Sizzlin’s restaurant brands could materially adversely affect a significant number of its restaurants. This could be true whether the allegations underlying the adverse publicity are valid or whether Western Sizzlin is liable.

Furthermore, more generalized health concerns about the consumption of beef or chicken due to reported incidents of diseases such as Bovine Spongiform Encephalopathy (“mad cow disease”) or Avian Influenza (“bird flu”) could lead to changes in customer preferences, reduce consumption of Western Sizzlin’s products and adversely affect its financial performance. These events could also reduce the available supply of beef or chicken or significantly raise the prices of beef or chicken.

In addition, Western Sizzlin is subject to employee claims alleging injuries, wage and hour violations, discrimination, harassment or wrongful termination. In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace, employment and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Regardless of whether any claims against Western Sizzlin are valid or whether Western Sizzlin is ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from its operations and hurt Western Sizzlin’s financial performance. A significant judgment for any claim(s) could materially adversely affect Western Sizzlin’s financial condition or results of operations.

Western Sizzlin is regulated by the federal and state government.

The restaurant industry is subject to extensive federal, state and local laws and regulations. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites. Those are subject to zoning, land use, environmental, traffic and other regulations and requirements. Western Sizzlin is also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards and building codes. Federal and state laws govern Western Sizzlin’s relationships with employees, including the Fair Labor Standards Act and applicable minimum wage requirements, overtime, employment tax rates, family leave, tip credits, working conditions, safety standards and citizenship requirements. Federal and state laws prohibit discrimination and other laws regulating the design and operation of facilities, such as the American with Disabilities Act of 1990. In addition, Western Sizzlin is subject to a variety of federal, state and local laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations could increase Western Sizzlin’s compliance and other costs of doing business. These could adversely affect Western Sizzlin’s results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability.

Adverse weather conditions or losses due to casualties such as fire could negatively impact Western Sizzlin’s financial performance.

Although Western Sizzlin maintains, and requires its franchisees to maintain, property and casualty insurance to protect against property damage caused by casualties and natural disasters, inclement weather, flooding, hurricanes, fire and other acts of God can adversely impact Western Sizzlin’s sales in several ways. For example, severe weather typically discourages potential customers from dining out. In addition, a restaurant that is damaged by a natural disaster can be inoperable for a significant amount of time due to either physical damage or to a shortage of employees resulting from a relocation of the general population.

Litigation could have a material adverse effect on Western Sizzlin’s financial position, cash flows and results of operations.

In September 2006, Western Sizzlin was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLP, et al. v. Western Sizzlin Corporation, et al. The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single ten year lease agreement. Western Sizzlin occupied these locations for a period of time, but before the end of the lease, subleased each of these premises to various operators. The ten year lease agreement expired on June 30, 2006. In the lawsuit the plaintiffs sought recovery of alleged damages for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs. The case was tried to a 12 person jury in Little Rock, starting February 12, 2008. The jury returned a verdict for the plaintiffs on February 20, 2008, in the amount of $689,526. On February 29, 2008, the Circuit Court of Pulaski County, Arkansas entered judgment on the jury’s verdict in the case against Western Sizzlin in the amount of $689,666 plus plaintiff’s legal costs. On appeal by Western Sizzlin, on May 14, 2009, the Arkansas Supreme Court reversed and remanded the case for a new trial. On June 25, 2009, the Arkansas Supreme Court issued a per curiam order denying Parks Land Company’s petition for a rehearing. The new trial has been scheduled in the Pulaski County Circuit Court for the week of February 22, 2010. As previously reported, Western Sizzlin has accrued $900,000 related to this loss contingency. There has been no change in Western Sizzlin’s loss contingency accrual of $900,000 since December 31, 2007.

Western Sizzlin is also from time to time a party to various other legal actions which are ordinary routine matters incidental to its business. While Western Sizzlin believes that the ultimate outcome of these matters individually and in the aggregate will not have a material impact on its financial position, Western Sizzlin cannot assure that an adverse outcome on any of these matters would not, in fact, materially impact its financial position, cash flows and results of operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus contains forward-looking information. This information may be included directly in this proxy statement/prospectus, and may also be incorporated by reference into this proxy statement/prospectus. These statements may include statements regarding the period following the completion of the merger and the transactions contemplated by the merger agreement.

All statements regarding expected operational efficiencies, costs savings and other benefits arising from the merger, the ability to execute the merger in the estimated timeframe, if at all, the anticipated value of the Steak n Shake debentures, expected future financial position, results of operations or cash flows, continued performance improvements as a merged company, expected governance of Steak n Shake upon completion of the merger, the anticipated tax effects of the merger, the possibility that the merger agreement’s termination fee may discourage competing third party proposals to acquire Western Sizzlin and similar statements including, without limitation, those containing words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “should” and other similar expressions are forward-looking statements.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The actual results of the merger and the other transactions contemplated by the merger agreement, and future results and security values of Steak n Shake and Western Sizzlin, and of the combined company, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of Steak n Shake or Western Sizzlin. In addition, neither Steak n Shake nor Western Sizzlin intends to update these forward-looking statements after this proxy statement/prospectus is distributed except as required by applicable SEC laws and regulations. Factors that may cause actual results to differ materially from those contemplated by forward-looking statements include, among others, those disclosed in the section entitled “Risk Factors” above and in other reports filed by Steak n Shake and Western Sizzlin with the SEC (including such sections of such reports with the captions “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Information” and similar captions).

The foregoing review of factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this joint proxy statement/prospectus or incorporated herein by reference. Steak n Shake and Western Sizzlin undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future development or otherwise, unless required in order to reflect any material changes in information previously reported in this proxy statement/prospectus or the Transaction Statement.

INFORMATION ABOUT THE COMPANIES

The Steak n Shake Company

Steak n Shake, an Indiana corporation, is a holding company. Its primary restaurant operation is conducted through Steak n Shake Operations Inc. The Steak n Shake restaurant chain, founded in 1934, is a classic American brand serving premium burgers and milk shakes through its chain of 485 restaurants.

Steak n Shake’s common stock, par value $0.50 per share, is listed on the New York Stock Exchange under the symbol “SNS.” The principal executive offices of Steak n Shake are located at 36 South Pennsylvania Street, Suite 500, Indianapolis, Indiana 46204, and its telephone number is (317) 633-4100.

Additional information about Steak n Shake is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” See also “Recent Developments.”

Western Sizzlin Corporation

Western Sizzlin, a Delaware corporation, is a holding company owning subsidiaries engaged in number of diverse business activities. Western Sizzlin’s primary business activities are conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., which franchise and operate 101 restaurants in 19 states. Western Sizzlin currently operates and/or franchises the following brands: “Western Sizzlin,” “Western Sizzlin Wood Grill,” “Great American Steak & Buffet,” and “Quincy Steakhouses.”

Western Sizzlin’s common stock, par value $0.01 per share, is listed on the NASDAQ Capital Market under the symbol “WEST.” The principal executive offices of Western Sizzlin are located at 401 Albemarle Ave SE, Roanoke, Virginia 24013, and its telephone number is (540) 345-3195.

Additional information about Western Sizzlin is included in this proxy statement/prospectus, including under “Other Important Information Regarding Western Sizzlin, Steak n Shake and the Merger — Summary of Western Sizzlin’s Business,” “Other Important Information Regarding Western Sizzlin, Steak n Shake and the Merger — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Western Sizzlin” and “Recent Developments.” See also “Other Matters — Where You Can Find More Information.”

Merger Sub

Grill Acquisition Corporation, which we sometimes refer to as Merger Sub, is a Delaware corporation and a direct wholly-owned subsidiary of Steak n Shake. Merger Sub was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 36 South Pennsylvania Street, Suite 500, Indianapolis, Indiana 46204, and its telephone number is (317) 633-4100.

RECENT DEVELOPMENTS

Western Sizzlin Special Dividend

As contemplated by the merger agreement, Western Sizzlin declared on October 22, 2009, a special dividend payable to Western Sizzlin’s stockholders in the form of 1,322,806 shares of Steak n Shake common stock that were then beneficially owned by an investment subsidiary of Western Sizzlin. Each stockholder of Western Sizzlin of record as of November 2, 2009, was entitled to receive this dividend which was distributed on November 6, 2009. The dividend was paid at the rate of approximately 0.465 shares of Steak n Shake common stock for each share of the Western Sizzlin common stock outstanding as of November 2, 2009 (fractional share interests were settled by a cash payment). All references to numbers of shares of Steak n Shake common stock in this paragraph are not retroactively adjusted to give effect to the 1 for 20 reverse split effected by Steak n Shake on December 18, 2009.

Exercises of All Outstanding Western Sizzlin Stock Options

On or before November 2, 2009, all persons holding stock options that had previously been granted by Western Sizzlin under Western Sizzlin’s 2004 Non-Employee Directors’ Stock Option Plan (including certain of Western Sizzlin’s directors and executive officers) exercised their stock options in accordance with their terms. As a result of such exercises, the number of shares of Western Sizzlin common stock outstanding increased to 2,844,402 as of the record date for the special meeting.

Intention by Steak n Shake to Acquire Fremont Michigan InsuraCorp, Inc.

On October 26, 2009, Steak n Shake filed a Schedule 13D ownership statement with respect to its recent purchases for investment purposes of an aggregate of 172,500 shares of the Class A Common Stock, no par value per share, of Fremont Michigan InsuraCorp, Inc. (which we refer to as Fremont) (representing 9.9% of that corporation’s outstanding Class A Common Stock) for an aggregate purchase price of approximately $3,541,000. Fremont's Class A Common Stock is quoted on the OTC Bulletin Board under the trading symbol FMMH.OB. On December 21, 2009, Steak n Shake announced its intent to acquire all of the remaining issued and outstanding shares of common stock of Fremont through an appropriate acquisition entity for $24.50 per share, or an aggregate additional purchase price of approximately $39 million. Of this proposed purchase price, 50% would be paid in cash, and 50% would be paid in newly-issued shares of common stock of Steak n Shake. The offer, when made, will not be subject to any financing contingency, but would be subject to approval of the Michigan Office of Financial and Insurance Regulation and the waiver by Fremont of certain of its anti-takeover defenses. Fremont issued a press release on December 23, 2009, rejecting Steak n Shake’s offer.

Steak n Shake Reverse Stock Split; Cash Payments for Fractional Shares

Effective at the close of business on Friday, December 18, 2009, Steak n Shake announced a 1-for-20 reverse stock split, and Steak n Shake's common stock began trading at the split-adjusted price on Monday, December 21, 2009. No fractional shares were issued in connection with the reverse stock split, and Steak n Shake shareholders instead became entitled to receive a cash payment in lieu of fractional shares based upon the average of the high and low trading prices on December 18, 2009. Steak n Shake has paid an aggregate of $_______________ to its shareholders or former shareholders in respect of the fractional interests created by the reverse stock split.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this prospectus as Annex A and is incorporated by reference into this prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement summary below is included in this prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Steak n Shake, Western Sizzlin or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. See “Other Matters — Where You Can Find More Information.”

The representations, warranties and covenants contained in the merger agreement and described in this prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Steak n Shake, Western Sizzlin or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Steak n Shake and Western Sizzlin.

The Merger

Each of the Steak n Shake board of directors and the Western Sizzlin board of directors has approved the merger agreement, based in part upon the recommendations of their respective special committees, which provides for the merger of Merger Sub with and into Western Sizzlin upon the terms, and subject to the conditions, of the merger agreement. Western Sizzlin will be the surviving corporation in the merger and, following the merger, will be a wholly-owned subsidiary of Steak n Shake. As a result of the merger, if completed, you will no longer have an interest in Western Sizzlin’s future earnings or growth, Western Sizzlin will cease to be a publicly traded company, and Western Sizzlin may no longer be required to file periodic reports with the SEC.

The Closing

Under the terms of the merger agreement, the closing of the merger will occur on such date mutually agreeable following the satisfaction or, subject to applicable law, waiver of the conditions to closing (other than conditions that by their terms are not to be satisfied until the closing of the merger, but subject to fulfillment or waiver of those conditions at the closing). If the parties do not agree on the closing date, then the closing will occur on the second business day following satisfaction or waiver of the conditions of closing.

Effective Time

At the closing of the merger, Steak n Shake will file a certificate of merger with the Secretary of State of Delaware. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at a later time as agreed to by Steak n Shake and Western Sizzlin and set forth in the certificate of merger.

Merger Consideration and Special Dividend

Pursuant to the terms of the merger agreement, on October 22, 2009, Western Sizzlin declared a special dividend payable to Western Sizzlin’s stockholders in the form of 1,322,806 shares of Steak n Shake common stock that was beneficially owned by an investment subsidiary of Western Sizzlin. Each stockholder of Western Sizzlin of record as of November 2, 2009 was entitled to receive this dividend which was distributed on November 6, 2009. The dividend was paid at the rate of approximately 0.465 shares of Steak n Shake common stock for each share of the Western Sizzlin common stock outstanding as of November 2, 2009 (fractional share interests were settled by a cash payment).

At the effective time of the merger, each outstanding share of common stock of Western Sizzlin (other than shares held by Steak n Shake, Merger Sub or Western Sizzlin, or by Western Sizzlin stockholders who perfect and do not withdraw their appraisal rights under Delaware law) will be converted into the right to receive a pro rata portion of a new issue of 14% redeemable subordinated debentures due 2015 to be issued by Steak n Shake in the aggregate principal amount of $22,959,000 (approximately $8.07 principal amount of debentures per Western Sizzlin share, based upon the number of shares of Western Sizzlin common stock outstanding on , 2010), with cash to be paid in lieu of fractional debenture interests. We sometimes refer to the debentures and cash in lieu of fractional debenture interest, together, as the merger consideration.

Treatment of Fractional Debenture Interests

The debentures will be solely issuable in whole multiples of $1,000. In the event that a debenture to be issued to a Western Sizzlin stockholder in the merger is not evenly divisible by 1,000, the amount in excess of the $1,000 principal amount of the debenture or the next whole multiple thereof will be paid to such stockholder in cash. In the event that any Western Sizzlin stockholder’s portion of the merger consideration is less than $1,000, such stockholder will only be entitled to receive his or her portion of the merger consideration in cash, and such stockholder shall not be entitled to receive a debenture.

Surrender and Conversion of Shares

The conversion of Western Sizzlin common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Prior to the closing date of the merger, Merger Sub will designate a bank or trust company to act as the exchange and paying agent, which we refer to herein as the “Exchange Agent,” for the payment and exchange, as applicable, of the merger consideration. Promptly after the effective time of the merger, the Exchange Agent will mail or deliver to each person who was, at the effective time, a holder of record of shares of Western Sizzlin common stock a form of letter of transmittal and instructions for surrendering such stockholder’s stock certificates.

Western Sizzlin stockholder’s should NOT return their stock certificates with the enclosed proxy card, and should NOT forward their stock certificates to the Exchange Agent without a letter of transmittal.

A Western Sizzlin stockholder will not be entitled to receive the merger consideration until such stockholder surrenders its stock certificates to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be required pursuant to such instructions. No interest will be paid or will accrue on the cash payable upon surrender of the certificates, if any.

At the close of business on the day of the effective time of the merger, the stock transfer books of Western Sizzlin will be closed and thereafter there will be no further registration of transfers of shares of Western Sizzlin common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

If any Western Sizzlin stockholder has lost a stock certificate, or if it has been mutilated or destroyed, such stockholder may deliver in lieu thereof an affidavit in form and substance and with surety as may be reasonably required by the surviving corporation.

The Exchange Agent, Steak n Shake, Merger Sub and the surviving corporation will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by Steak n Shake, Merger Sub or the surviving corporation will be deemed to have been paid to the person with regard to whom it is withheld.

Directors and Officers of Western Sizzlin Following the Merger

Upon consummation of the merger, and subject to such changes as Steak n Shake, as the new parent corporation of Western Sizzlin, may in the exercise of its business judgment make from time to time, the directors of Merger Sub (William J. Regan, Jr., Ruth J. Person and John W. Ryan) will become the directors of Western Sizzlin, as the surviving corporation, and the officers of Western Sizzlin will continue to be the officers of Western Sizzlin, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Representation and Warranties

The merger agreement contains representations and warranties by both parties, subject in some cases to specified exceptions and qualifications, relating to a number of matters. These representations and warranties were made for the purposes of allocating contractual risk between the parties and not necessarily as a means of establishing facts. Accordingly, they were (and are) not meant to be relied upon by the investing public in connection with investment decisions with respect to securities issued by any of the parties hereto. Investors are cautioned that (a) the merger agreement may have different standards of materiality than standards of materiality under applicable securities laws; (b) some of the representations and warranties contained in the merger agreement are qualified by reference to confidential disclosure schedules that contain some nonpublic information; and (c) facts may change after the date of the Merger Agreement.

Western Sizzlin made various representations and warranties to Steak n Shake in the merger agreement, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	the due organization, valid existence, good standing and qualification to do business of Western Sizzlin and its subsidiaries;
•	the certificate of incorporation and bylaws, or equivalent organizational documents, of Western Sizzlin and its subsidiaries;
•	the capital structure of Western Sizzlin and its subsidiaries;
•	the corporate power and authority of Western Sizzlin to enter into the merger agreement;
•	the approval and recommendations of the Western Sizzlin board of directors and the Western Sizzlin special committee of the merger agreement, the merger and the other transactions contemplated by the merger agreement;
•	the absence of violations of or conflicts with governing documents, applicable law or certain agreements as a result of entering into the merger agreement or the consummation of the merger;
•	the absence of certain required consents and approvals of governmental authorities or third parties in connection with the transactions contemplated by the merger agreement;
•	the possession and maintenance by Western Sizzlin and its subsidiaries of all permits necessary for Western Sizzlin and its subsidiaries to lawfully own, lease and operate its properties or to carry on its business;
•	Western Sizzlin’s SEC filings and financial statements since January 1, 2006;
•	Western Sizzlin’s compliance with the Sarbanes-Oxley Act;
•	Western Sizzlin’s internal control over financial reporting and disclosure controls and procedures;
•	the absence of certain changes or events since June 30, 2009;
•	the absence of undisclosed liabilities;

•	the absence of litigation;
•	employment and labor matters, including matters relating to employee benefits;
•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement/prospectus and the related transaction statement on Schedule 13E-3;
•	the title to Western Sizzlin’s and its subsidiaries’ assets;
•	matters concerning real property owned and leased by Western Sizzlin and its subsidiaries;
•	intellectual property matters;
•	tax matters;
•	environmental matters;
•	material contracts to which Western Sizzlin or its subsidiaries are a party;
•	insurance matters;
•	the inapplicability of state anti-takeover statutes;
•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;
•	transactions and contracts with affiliates;
•	the absences of undisclosed broker’s or financial advisor’s fees;
•	suppliers of Western Sizzlin and its subsidiaries;
•	the maintenance and accuracy of the books and records of Western Sizzlin and its subsidiaries;
•	Broker-Dealer, fund and investment advisor matters;
•	the receipt by the Western Sizzlin special committee of a fairness opinion from B. Riley; and
•	franchise matters.

Steak n Shake and Merger Sub made various representations and warranties in the merger agreement to Western Sizzlin, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	the due organization, valid existence, good standing and qualification to do business of Steak n Shake and Merger Sub;
•	the corporate power and authority of Steak n Shake and Merger to enter into the merger agreement;
•	the absence of violations of or conflicts with governing documents, applicable law or certain agreements as a result of entering into the merger agreement or the consummation of the merger;
•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement/prospectus and the related transaction statement on Schedule 13E-3;
•	Steak n Shake’s SEC filings and financial statements since January 1, 2006;
•	the absence of certain changes or events since July 1, 2009;
•	the absence of litigation;
•	the ownership and activities of Merger Sub;
•	the absences of undisclosed broker’s or financial advisor’s fees;
•	the receipt by the Steak n Shake special committee of a fairness opinion from Duff & Phelps; and
•	the maintenance and accuracy of the books and records of Steak n Shake and its subsidiaries.

Certain of the representations and warranties referred to above will not be deemed to be breached unless the breach of the representation or warranty would have a material adverse effect on Western Sizzlin and its subsidiaries, taken as a whole, or Steak n Shake and its subsidiaries, taken as a whole, as applicable.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Business Prior to Closing

From the date of the merger agreement to the effective time of the merger, and unless otherwise provided in the merger agreement or consented to in writing by the other party, each of Steak n Shake and Western Sizzlin have agreed to use their respective reasonable best efforts to (i) preserve intact the current business organization of the respective company and its subsidiaries, (ii) to keep available the services of its current officers, employees and consultants of the respective company and its subsidiaries, (iii) to preserve the current relationships of the respective company and its subsidiaries with franchisees, customers, suppliers, licensors, licensees, distributors and others having business dealings with the respective company or any of its subsidiaries.

To this end, Western Sizzlin has agreed that, from the date of the merger agreement until the earlier of the effective time of the merger or the date the merger agreement is terminated in accordance with its terms, neither Western Sizzlin nor any of its subsidiaries will, directly or indirectly, do, or propose to do, any of the following without Steak n Shake’s prior written approval:

•	amend its certificate of incorporation, bylaws or similar organizational documents;
•	issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, provided that Western Sizzlin may issue shares of its common stock in connection with the exercise of outstanding stock options;
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than the distribution of the shares of Steak n Shake common stock beneficially owned by Western Sizzlin;
•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of Western Sizzlin’s or its subsidiaries’ capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for such capital stock, other than as may be required under outstanding stock options.
•	(i) acquire any business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money in excess of $50,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person other than in the ordinary course of business, or make any loans or advances, or grant any security interest in any of its assets other than a purchase money security interest; (iii) enter into, materially amend or terminate certain material contracts other than in the ordinary course of business; or (iv) dispose of any assets or properties with a fair market value in excess of $50,000 in the aggregate (other than inventory or any obsolete assets or properties);
•	materially revalue any assets or make any material changes to its accounting policies or procedures except as required by GAAP;
•	make any amendments to the terms of any outstanding debt or equity security or equity compensation plan, other than as may be necessary to consummate the transactions contemplated by the merger agreement;
•	make any loan, advance or capital contribution to any person other than loans or advances to, or investments in, Western Sizzlin’s existing subsidiaries or certain portfolio investments in the ordinary course of business
•	sell, lease, license, encumber or otherwise dispose of, or subject to any lien, any of its assets, except as expressly permitted;

•	(i) grant to any current or former director, officer, employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new or amend any existing, employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, officer, employee or consultant, or (iii) establish, adopt or become obligated under any new employee benefit plan or collective bargaining agreement or amend any such employee benefit plan or arrangement in existence on the date of the merger agreement;
•	settle or compromise any pending or threatened legal proceedings (i) involving potential payments by or to Western Sizzlin or any of its subsidiaries of more than $50,000 in the aggregate, (ii) that admit liability or consent to non-monetary relief, or (iii) that otherwise have or would reasonably be expected to have a material adverse effect on Western Sizzlin;
•	(i) pay, discharge or satisfy any other claims, liabilities or obligations, other than in the ordinary course of business, (ii) cancel any indebtedness in excess of $50,000 in the aggregate, (iii) waive or assign any claims or rights of substantial value, or (iv) waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which Western Sizzlin or any of its subsidiaries is a party;
•	(i) make or rescind any tax election, (ii) take any material tax position or settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding or matter in controversy relating to taxes, (iii) make any material change to its method of reporting income, deductions or other tax items for tax purposes, or (iv) file any amended tax returns;
•	enter into any license with respect to intellectual property unless such license is non-exclusive and entered into in the ordinary course of business;
•	enter into any new line of business;
•	make any capital expenditures in excess of an amount equal to the amount of capital expenditures specifically contemplated by Western Sizzlin’s 2009 budget as provided to Steak n Shake, plus $100,000;
•	enter into any certain types of contracts, agreements, commitments, leases, licenses, arrangements, or instruments or the terms of which would reasonably be expected to be breached by the consummation of the merger or the compliance by Western Sizzlin with the terms of the merger agreement;
•	enter into, modify, amend, cancel or terminate any contract, agreement, commitment, lease, license, arrangement, instrument or obligation which if so entered into, modified, amended or terminated would reasonably be expected to (i) have a material adverse effect on Western Sizzlin, or (ii) impair in any material respect the ability of Western Sizzlin to perform its obligations under the merger agreement;
•	take or omit to take any action that results or is reasonably likely to result in any of the representations or warranties of Western Sizzlin under the merger agreement being untrue or cause certain of Western Sizzlin’s other agreements thereunder not to be satisfied;
•	except as otherwise specifically permitted by the merger agreement, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to delay the timely consummation of the merger in accordance with the terms of the merger agreement or otherwise adversely affect the merger; or
•	announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

Likewise, Steak n Shake has agreed that, from the date of the merger agreement until the earlier of the effective time of the merger or the date the merger agreement is terminated in accordance with its terms, neither Steak n Shake nor any of its subsidiaries will, directly or indirectly, do, or propose to do, any of the following without Western Sizzlin’s prior written approval:

•	take or omit to take any action that results or is reasonably likely to result in any of the representations or warranties of Western Sizzlin under the merger agreement being untrue or cause certain of Western Sizzlin’s other agreements thereunder not to be satisfied;
•	take any action that would reasonably be expected to constitute a breach of certain of the covenants set forth in the indenture, if the indenture were effective as of the date of the merger agreement;
•	except as otherwise specifically permitted by the merger agreement, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to delay the timely consummation of the merger in accordance with the terms of the merger agreement or otherwise adversely affect the merger; or
•	announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

Conditions to Completion of the Merger

The obligations of Western Sizzlin and/or Steak n Shake to complete the merger are subject to the satisfaction or waiver of a number of conditions, including, among others:

•	approval of the merger by the holders of at least a majority of outstanding shares of Western Sizzlin’s common stock;
•	the representations and warranties of each of the parties being true and correct, subject to material adverse effect qualifications;
•	the holders of not more than 12.5% of Western Sizzlin’s common stock outstanding immediately prior to the effective time of the merger having properly exercised appraisal rights under Delaware law;
•	each party having performed in all material respects all of its respective obligations, and having complied in all material respects with all of its respective agreements and covenants, in the merger agreement;
•	the distribution by Western Sizzlin to its stockholders of 1,322,806 shares of Steak n Shake common stock beneficially owned by its subsidiaries, which condition was satisfied on November 6, 2009;
•	effectiveness of the registration statement of which this proxy statement/prospectus forms a part;
•	qualification of the indenture governing the debentures under The Trust Indenture Act of 1939, as amended; and
•	approval for listing on the New York Stock Exchange of the debentures to be issued in the merger, and the New York Stock Exchange having not objected to the consummation of the merger.

At any time before the effective time of the merger, the board of directors of Western Sizzlin or the board of directors of Steak n Shake or Merger Sub, as the case may be, may (i) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (ii) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance with any agreement or condition contained in the merger agreement. As of the date of this proxy statement/prospectus, neither Western Sizzlin, nor Steak n Shake nor Merger Sub expects that any condition will be waived.

Restrictions on Solicitation of Other Offers

The merger agreement provides that during the period beginning on the date of the merger agreement and continuing until 12:01 a.m., Eastern Time, on November 21, 2009, which we refer to as the “go-shop period,” Western Sizzlin is permitted to:

•	initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to the making or implementation of any Acquisition Proposal (as defined below);
•	continue or otherwise engage or participate in any negotiations or discussions with any party with respect to any Acquisition Proposal, including by way of public disclosure; and
•	release any person or entity from, or waive any provision of, any confidentiality or standstill agreement to which such person or entity is a party to the extent necessary to permit Western Sizzlin to conduct the activities described above.

After the end of the go-shop period and stockholder approval of the merger is obtained or, if earlier, the merger agreement is terminated in accordance with its terms, Western Sizzlin has agreed that it, its subsidiaries and representatives will not, subject to certain exceptions discussed below, directly or indirectly:

•	initiate, solicit (including by way of furnishing information or assistance) or take any other action designed to, or that could reasonably be expected to, solicit any inquiries or the making of any proposal or other action that constitutes an Acquisition Proposal;
•	initiate or participate in any discussions or negotiations, or furnish to any person not a party to the merger agreement any non-public information in furtherance of any inquiries that would reasonably be expected to lead to an Acquisition Proposal;
•	enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal; or
•	fail to make, withdraw or modify in a manner adverse to Steak n Shake or publicly propose to withdraw or modify in a manner adverse to Steak n Shake the recommendation of the Western Sizzlin special committee and board of directors that Western Sizzlin’s stockholders approve the merger and adopt the merger agreement, or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal, or take any action or make any statement inconsistent with the Western Sizzlin special committee’s and board of directors’ recommendation in favor of the merger.

Notwithstanding the foregoing, under certain circumstances, the Western Sizzlin special committee or board of directors may, from and after the end of the go-shop period, continue or otherwise engage or participate in any negotiations or discussions with any party with respect to any written Acquisition Proposal that was received before the end of the go-shop period from a party with whom the Western Sizzlin special committee is having ongoing discussions or negotiations as of the end of the go-shop period and which is, or the Western Sizzlin special committee believes is reasonably likely to lead to, a Superior Proposal (as defined below), in each case so long as Western Sizzlin complies with certain terms of the merger agreement described under “— Change in Recommendation.”

Additionally, following the receipt by Western Sizzlin of an Acquisition Proposal (that was not solicited in violation of the provision described above) after the end of the go-shop period, and until any time prior to obtaining stockholder approval of the merger or, if earlier, the merger agreement is terminated in accordance with its terms, the Western Sizzlin special committee may contact the party making such Acquisition Proposal solely for the purpose of clarifying the material terms, conditions and likelihood of consummation of such proposal, so as to determine whether the Acquisition Proposal is reasonably likely to lead to a Superior Proposal. If the Western Sizzlin special committee determines in good faith (after consultation with its legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that failure to take the following action would be inconsistent with its duties under applicable law, the Western Sizzlin special committee may:

•	furnish non-public information to the party that made such Acquisition Proposal (provided that Western Sizzlin (1) concurrently furnishes such information to Steak n Shake, and (2) furnishes such information pursuant to a confidentiality agreement which contains terms and conditions substantially similar to, and no less favorable to Western Sizzlin, than those contained in the confidentiality agreement Western Sizzlin entered into with Steak n Shake in connection with the evaluation of the merger);
•	disclose to Western Sizzlin’s stockholders any information required to be disclosed under applicable law; and
•	participate in negotiations regarding such Acquisition Proposal.

An “Acquisition Proposal,” as defined in the merger agreement means any bona fide inquiry, proposal or offer from any person or group of persons (other than as contemplated by the merger agreement) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses of Western Sizzlin or its subsidiaries that constitute 15% or more of the revenues, net income or assets of Western Sizzlin and its subsidiaries, taken as a whole, or (B) securities representing 15% or more of any class of equity securities of Western Sizzlin or any of its subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Western Sizzlin or any of its subsidiaries; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Western Sizzlin or any of its subsidiaries pursuant to which any person or the stockholders or other equity holders of any person would own 15% or more of any class of equity securities of Western Sizzlin or any of its subsidiaries or of any resulting parent company of Western Sizzlin.

A “Superior Proposal,” as defined in the merger agreement means an Acquisition Proposal that constitutes a written proposal or offer (except the references therein to “15%” are replaced by “51%”), which was not obtained in violation of solicitation provisions of the merger agreement, if and only if, the Western Sizzlin board of directors, upon the recommendation of the Western Sizzlin special committee, determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal (i) if consummated, would result in a transaction that is more favorable from a financial point of view to Western Sizzlin’s stockholders than the merger and the other transactions contemplated by the merger agreement (taking into account any break-up fees, expense reimbursement provisions and conditions to consummation), and (ii) is reasonably capable of being completed without undue delay (based upon, among other things, the availability of financing, the expectation of obtaining required regulatory approvals, the identity and background of the person making the proposal and the timing and conditions of closing).

Change in Recommendation

The merger agreement contains provisions restricting the Western Sizzlin special committee and board of directors from changing their recommendations in connection with the merger in any manner adverse to Steak n Shake. The Western Sizzlin special committee may, however, make such an adverse recommendation change if, among other things Western Sizzlin has received a Superior Proposal (as defined above) that has not been withdrawn or abandoned and, subject to the payment of a termination fee of $1,250,000 (or $837,500 under certain circumstances), may terminate the merger agreement in order to enter into a definitive agreement with respect to the Superior Proposal. Prior to making any change of recommendation with respect to any such Superior Proposal, Western Sizzlin is required:

•	to provide Steak n Shake with at least three business days written notice that (i) advises that Western Sizzlin’s board of directors, upon the recommendation of the Western Sizzlin special committee, intends to change its recommendations in connection with the merger in a manner adverse to Steak n Shake; (ii) provides the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the board of directors (provided that any amendment to the material terms of such Superior proposal will require a new three day notice period with respect to the first such amendment and a new two day notice period with respect to each subsequent amendment), and (iii) represents that Western Sizzlin has complied with the provisions of the merger agreement relating to the solicitation of other offers; and

•	if requested by Steak n Shake, to negotiate with Steak n Shake in good faith during the two (2) or three (3) business day notice period described above, as applicable, to make such adjustments to the terms and conditions of the merger agreement as would enable the Western Sizzlin board of directors, upon the recommendation of the Western Sizzlin special committee, to proceed with its recommendations in favor of the merger and the merger agreement.

Additionally, the Western Sizzlin board of directors may not change its recommendations in connection with the merger in any manner adverse to Steak n Shake if, prior to the expiration of the applicable notice period described above, Steak n Shake delivers a definitive proposal to adjust the terms and conditions of the merger agreement such that the Western Sizzlin board of directors, upon the recommendation of the Western Sizzlin special committee, reasonably determines in good faith (after consultation with outside legal counsel and financial advisors) that the Acquisition Proposal ceases to be a Superior Proposal.

Termination of the Merger Agreement

Western Sizzlin and Steak n Shake, acting through their respective special committees, may jointly agree to terminate the merger agreement at any time without completing the merger, even after approval by the Western Sizzlin stockholders of the merger agreement and the merger. In addition, either Western Sizzlin or Steak n Shake, with the approval of its special committee, may terminate the merger agreement, if, among other things:

•	the merger has not been completed on or before July 19, 2010, unless the failure by the party seeking to exercise such termination right to fulfill an obligation under the merger agreement caused, or resulted in, the failure of the merger to be consummated on or before such date;
•	the merger is not approved by the holders of at least a majority of outstanding shares of Western Sizzlin’s common stock at the special meeting of Western Sizzlin’s stockholders or an adjournment or postponement thereof;
•	any governmental authority of competent jurisdiction has issued an order, decree, judgment, injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order, decree, judgment, injunction or other action has become final and non-appealable; or
•	the non-terminating party breaches or fails to perform certain of its representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions cannot be satisfied, subject to certain “cure rights,” and such breach or failure cannot be cured by July 19, 2010, provided that the terminating party is not in material breach of any of its obligations, representations and warranties under the merger agreement.

In addition, Steak n Shake may terminate the merger agreement if:

•	the Western Sizzlin special committee or board of directors withdraw or modify their recommendation that Western Sizzlin’s stockholders approve the merger and adopt the merger agreement in a manner adverse to Steak n Shake or publicly propose to do so, or recommend, adopt or approve an Acquisition Proposal, or publicly propose to do so, or take any action or make any statement inconsistent with its recommendation in favor of the merger;
•	the Western Sizzlin special committee or board of directors approve any Acquisition Proposal or publicly recommend that the Western Sizzlin stockholders accept or approve any Acquisition Proposal;
•	Western Sizzlin has entered into, or publicly announced its intention to enter into, a definitive agreement in principle with respect to any Acquisition Proposal;
•	Western Sizzlin’s board of directors fails to publicly reaffirm its recommendation of merger agreement, the merger or the other transactions contemplated by the merger agreement after Steak n Shake requests Western Sizzlin to provide such reaffirmation; or
•	Western Sizzlin has breached any of its obligations under the merger agreement with respect to the solicitation of Acquisition Proposals.

Western Sizzlin may also terminate the merger agreement if its board of directors has withdrawn or modified its recommendation that Western Sizzlin’s stockholders approve the merger and adopt the merger agreement in a manner adverse to Steak n Shake or publicly propose to do so, or recommend, adopt or approve an Acquisition Proposal, or publicly propose to do so, or take any action or make any statement inconsistent with its recommendation in favor of the merger, provided that Western Sizzlin has paid Steak n Shake the termination fee described in “— Expenses and Fees.”

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Steak n Shake, Merger Sub or Western Sizzlin, except that (1) each party will remain liable for any fraud or willful and material breach of the merger agreement, and (2) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, payment of fees and expenses, and governing law and interpretation of the merger agreement.

Expenses and Fees

In general, each of Steak n Shake and Western Sizzlin will be responsible for its own expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. Western Sizzlin has agreed that, if the merger agreement is terminated in certain circumstances described in the merger agreement related to the acceptance or recommendation of an Acquisition Proposal or the change or withdrawal of the Western Sizzlin special committee or board of director’s recommendation in favor of the merger, Western Sizzlin will be obligated to pay Steak n Shake termination fee of $1,250,000, provided that Western Sizzlin will only be obligated to pay Steak n Shake a termination fee of $837,500 if the Acquisition Proposal that results in the action or event that forms the basis for termination of the merger agreement is received before the end of the go-shop period from a party with whom the Western Sizzlin special committee is having ongoing discussions or negotiations as of the end of the go-shop period and which is, or the Western Sizzlin special committee believes is reasonably likely to lead to, a Superior Proposal.

In addition, if the merger agreement is terminated by reason of failure of the Western Sizzlin stockholders to approve the merger and adopt the merger agreement at the special meeting, Western Sizzlin must pay Steak n Shake its reasonable out-of-pocket transaction expenses, up to $1 million.

If Steak n Shake breaches or fails to perform certain of its representations, warranties or covenants contained in the merger agreement under certain circumstances, Western Sizzlin may terminate the merger agreement and require Steak n Shake to pay Western Sizzlin a reverse termination fee of $500,000.

DESCRIPTION OF DEBENTURES

Please note that in this section entitled “Description of Debentures,” references to “holders” mean those who own debentures registered in their own names, on the books that Steak n Shake or the trustee maintain for this purpose, and not those who own beneficial interests in the debentures registered in street name or in debentures issued in book-entry form through one or more depositaries.

The following description summarizes the material provisions of the indenture and the debentures to be issued under the indenture. This description is not complete and is qualified in its entirety by reference to the indenture and the Trust Indenture Act. The indenture is qualified under the Trust Indenture Act and has been filed as an exhibit to Steak n Shake’s SEC registration statement of which this proxy statement/prospectus forms a part. Whenever particular defined terms of the indenture (as supplemented or amended from time to time) are referred to in this proxy statement/prospectus, those defined terms are incorporated in this proxy statement/prospectus by reference.

General

The debentures are to be issued under an indenture, as may be supplemented from time to time, between Steak n Shake and Wells Fargo Bank, National Association, as trustee. A copy of the form of the indenture is attached hereto as Annex F.

The debentures will be contractually subordinate and junior in right of payment to all of Steak n Shake’s Senior Debt, as that term is defined in the indenture and summarized below. The indenture places limitations on the amount of additional Senior Debt or other debt that may be incurred by Steak n Shake. The indenture also prohibits Steak n Shake from incurring, creating, guaranteeing or otherwise becoming liable for any debt that is senior to the debentures in right of payment and subordinate to any Senior Debt. Steak n Shake expects from time to time to incur additional indebtedness constituting Senior Debt or subordinated debt. Further, because Steak n Shake is a holding company, the debentures will be effectively subordinated to the claims of all creditors of the subsidiaries of Steak n Shake, including the claims of bank lenders and other creditors of Steak n Shake Operations, Inc., the subsidiary of Steak n Shake that owns and operates Steak n Shake’s restaurants.

Principal and interest, if any, on the debentures will be payable, and the debentures will be transferable, at the corporate trust operations office of the trustee, currently located at 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations, except that interest may be paid at Steak n Shake’s option by check mailed to the address of the holder entitled to it as it appears on the security register.

The indenture allows Steak n Shake to merge or consolidate with another company, or to sell all or substantially all of Steak n Shake’s assets to another company under certain circumstances. If these events occur and Steak n Shake is not the resulting or surviving company, the other company will be required to assume Steak n Shake’s responsibilities relating to the debentures, and Steak n Shake will be released from all liabilities and obligations. See “— Consolidation, Merger, Sale of Assets and Other Transactions” below for a more detailed discussion. The indenture provides that Steak n Shake and the trustee may change certain of Steak n Shake’s obligations or certain of the holder’s rights concerning the debentures of that series. However, to change the amount or timing of principal, interest or other payments under the debentures, every holder must consent. See “— Modification of the Indenture” below for a more detailed discussion.

Maturity Date; Principal and Interest Payments

Steak n Shake will promise to pay the principal amount of the debentures to the registered holders on the fifth anniversary of the date of issue (which will be the same date as the effective date of the merger) and to pay interest on the principal amount of the debentures at the rate of fourteen percent (14%) per annum, payable semiannually on June 30 and December 31 of each year, commencing June 30, 2010 or the first such date following the consummation of the merger.

Registration and Transfer; Listing of Debentures

Debentures will be issued in registered form and will be transferable only upon surrender to the Registrar for registration of transfer. Steak n Shake will be required to notify the trustee of the name and address of the Registrar; Steak n Shake may appoint more than one Registrar.

In the event of any redemption, neither Steak n Shake nor the trustee will be required to:

•	issue, register the transfer of or exchange debentures of any series during the period beginning at the opening of business 15 days before the day of selection for redemption of debentures of that series and ending at the close of business on the day of mailing of the relevant notice of redemption; and
•	transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion thereof not being redeemed.

A significant portion of Western Sizzlin’s common stock is held of record for the accounts of beneficial owners by banks, brokers or other nominees, and is registered in the name of Cede & Co, which is a nominee of the Depository Trust Company. Accordingly, under the terms of the indenture, Steak n Shake may, in its sole discretion, issue the debentures in the form of one or more global debentures to Cede & Co. and/or any other depository or its nominee. Beneficial owners of part or all of any such global debenture would be subject to the rules of the applicable depository as in effect from time to time. The laws of some states may require that the purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to own, transfer, or pledge beneficial interest in a global debenture.

Steak n Shake applied on December   , 2009 to list the debentures on the New York Stock Exchange. However, because the debentures will be issued without underwriting in a direct issue limited to stockholders of Western Sizzlin in a principal amount limited to $22,959,000, no assurance can be made that any active trading market will develop for the debentures. The debentures are not expected to be rated by any securities rating agency.

Unsecured Obligations; No Sinking Fund

The performance of Steak n Shake’s obligations under the debentures will not be secured by a pledge of, or other security interest in, any of Steak n Shake’s assets. The debentures will not be entitled to the benefit of any sinking fund.

Redemption

No debenture may be redeemed before on or after the date that is the first anniversary of the date of issuance thereof, but Steak n Shake, at its option, may elect to redeem any and all of the debentures at a redemption price equal to 100 percent of the principal amount of the debentures to be redeemed, on or after such date. If the debentures are to be redeemed, notice to the trustee must be given. If less than all the debentures are to be redeemed, as to any debentures not held by a depositary as global debentures, the trustee shall select the debentures to be redeemed. Global debentures held by a depositary shall be redeemed in accordance with the depositary’s procedures. The trustee is required to make a selection it deems fair and appropriate, which may include selection pro rata or by lot. Steak n Shake is required to notify the holders of the debentures to be redeemed. Once such notice is mailed, the debentures called for redemption would become due and payable on the redemption date at the redemption price. If any debenture is redeemed in part, Steak n Shake is required to deliver to the holder a new debenture equal in principal amount to the unredeemed portion of the debenture surrendered, provided that portions of global debentures redeemed shall be noted on the schedule of exchanges to any global debenture.

Modification of the Indenture

Steak n Shake may modify or amend the indenture with the consent of the trustee, in some cases without obtaining the consent of the debenture holders. Certain modifications and amendments also require the consent of the holders of at least a majority in principal amount of the outstanding debentures of each series issued under the indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding debenture issued under the indenture that would be affected, Steak n Shake may not:

•	reduce the amount of debentures whose holders must consent to an amendment;
•	reduce the interest on or change the time for payment of interest on any debenture;
•	reduce the principal of or change the fixed maturity of any debenture;
•	change the time at which any debenture may or shall be redeemed;
•	make any debenture payable in money other than that stated in the indenture;
•	make any change to the respective sections of the indenture relating to the waiver of past defaults and the rights of holders to receive payment or the section that specifies the need for consent of each holder); or
•	make any change in the sections of the indenture relating to subordination that adversely affects the rights of any holder.

Restrictive Covenants

The indenture contains covenants of Steak n Shake relating to the following actions:

•	the payment of principal and interest on the debentures.
•	the prohibition against Steak n Shake taking or permitting any of its subsidiaries to take the following actions, unless (a) no event of default is occurring or would occur under the indenture as a result thereof and (b) Steak n Shake has a Fixed Charge Coverage Ratio (as defined in the indenture) that is equal to or greater than 1.30 to 1.00 during the relevant measuring period:
º	declaring or paying a dividend or making any other payment or distribution on account of its equity holders;
º	purchasing, redeeming or otherwise acquiring or retiring for value any equity interest in Steak n Shake in excess of $2 million in the aggregate during any 12 month period;
º	making any principal payment on, or purchasing, redeeming or otherwise acquiring or retiring for value any debt that is subordinated to the debentures, except at final maturity; and
º	creating, incurring, guaranteeing or otherwise becoming directly or indirectly liable with respect to any debt obligations or permit its subsidiaries from incurring such obligations;
•	the prohibition against Steak n Shake incurring, creating, issuing, guaranteeing of payment of any indebtedness (other than indebtedness that is Senior Debt at the time that Steak n Shake becomes liable therefor) that is senior in any respect in right of payment to the debentures;
•	the delivery to the trustee and to the debenture holders of periodic and other reports and documents filed by Steak n Shake with the SEC; or otherwise becoming liable for any debt that is senior to the debentures in right;
•	the delivery each year to the trustee of a certificate regarding Steak n Shake compliance with the terms and provisions of the indenture; and
•	the delivery to the trustee of prompt notice by Steak n Shake of the occurrence of certain events.

Events of Default

The following events will be “events of default” with respect to the debentures:

•	Steak n Shake fails to pay interest on any debenture when the same becomes due and payable and such failure continues for a period of 10 days;
•	Steak n Shake fails to pay the principal of any debenture when the same becomes due and payable at maturity, upon redemption or otherwise;
•	Steak n Shake fails to comply with any of its other agreements or covenants in, or provisions of, the debenture or the indenture and such failure continues for the period and after the notice specified in the indenture;
•	a default occurs under any Senior Debt of Steak n Shake, which default results in the acceleration of such indebtedness and remains uncured for the period specified in the indenture;

•	Steak n Shake commences a voluntary case or proceeding under any bankruptcy law, consents to the entry of an order for relief against it in an involuntary case or proceeding under any bankruptcy law, consents to the appointment of a custodian of it or for all or substantially all of its property under any bankruptcy law, or makes a general assignment for the benefit of its creditors; or
•	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against Steak n Shake in an involuntary case or proceeding, appoints a custodian of it or for all or substantially all of its property, or orders a liquidation of Steak n Shake, which order or decree remains unstayed and in effect for 60 days.

The holders of a majority in aggregate outstanding principal amount of the debentures may, on behalf of the holders of all the debentures, waive any default, except a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debenture.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture provides that Steak n Shake may not consolidate with or merge into another corporation or transfer Steak n Shake’s properties and assets, in one or more related transactions, to another person unless:

•	either Steak n Shake shall be the resulting or surviving entity, or the other party is a corporation organized and existing under the laws of the United States, a State thereof or the District of Columbia;
•	if Steak n Shake is not the resulting or surviving entity, the other party assumes by supplemental indenture all Steak n Shake obligations under the debentures and the indenture; and
•	immediately before and immediately after giving effect to such transaction or series of transactions no default exists.

Satisfaction and Discharge

The indenture provides for satisfaction and discharge of the indenture when

•	either:
º	all debentures theretofore authenticated and delivered (other than (i) debentures which have been destroyed, lost or stolen and which have been replaced or paid and (ii) debentures for whose payment money has theretofore been deposited in trust or segregated and held in trust by Steak n Shake and thereafter repaid to Steak n Shake or discharged from such trust) have been delivered to the Trustee for cancellation; or
º	all such debentures not theretofore delivered to the trustee for cancellation:
•	have become due and payable, or
•	will become due and payable at their stated maturity within one year, or
•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in Steak n Shake’s name, and at Steak n Shake’s expense, and Steak n Shake has deposited or caused to be deposited with the trustee as trust funds in trust for the purpose an amount of money or U.S. government obligations sufficient to pay and discharge the entire indebtedness on such debentures not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of debentures which have become due and payable) or to the stated maturity or redemption date, as the case may be; and
•	Steak n Shake has paid or caused to be paid all other sums payable by Steak n Shake under the indenture; and
•	Steak n Shake has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent in the indenture provided for relating to the satisfaction and discharge of the indenture have been complied with.

Subordination of Debentures

The debentures will be subordinate in right of payment, to the extent set forth in the indenture, to all of Steak n Shake Senior Debt (as defined below). If Steak n Shake defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any such Senior Debt when it becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until the default has been cured or waived or has ceased to exist or all Senior Debt has been paid, no direct or indirect payment (other than payment in Steak n Shake’s capital stock) may be made or agreed to be made on the debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the debentures. The holders of the debentures do not have any subrogation or other rights of recourse to any security in respect of any Senior Debt until such time as Senior Debt has become due.

As defined in the indenture, the term “Senior Debt” generally means indebtedness of the Steak n Shake less than $50 million in the aggregate (a) incurred under or in respect of any debt facility or commercial paper facility with a bank or other institutional lenders providing for certain types of loans and financing, or (b) otherwise permitted under the indenture, unless such indebtedness is on a parity with or subordinated in right of payment to the debentures under its terms. As of September 30, 2009, Senior Debt of Steak n Shake was approximately $18.5 million, consisting of the guaranty by The Steak n Shake Company of the operating line of credit of its subsidiary, Steak n Shake Operations, by a commercial bank lender.

The debentures will be issued under the indenture and will be contractually subordinate and junior in right of payment to all of Steak n Shake’s Senior Debt. The indenture places limitation on the amount of additional Senior Debt or other debt that may be incurred by Steak n Shake. The indenture also prohibits Steak n Shake from incurring, creating, guaranteeing or otherwise becoming liable for any debt that is senior to the debentures in right of payment and subordinate to any Senior Debt. Steak n Shake expects from time to time to incur additional indebtedness constituting Senior Debt or subordinated debt. Further, because Steak n Shake is a holding company, the debentures will be effectively subordinated to the claims of all creditors of the subsidiaries of Steak n Shake, including the claims of the bank lenders and other creditors of Steak n Shake Operations, Inc., the subsidiary of Steak n Shake that owns and operates Steak n Shake’s restaurants.

In the event of a liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under bankruptcy law, any distribution to which the holders are entitled is required to be paid directly to the holders of Steak n Shake Senior Debt. Under the indenture, Steak n Shake is prohibited from paying any principal or interest on any debentures (i) after any Senior Debt becomes due and payable, unless and until all such Senior Debt has first been paid in full, or (ii) after a Senior Debt payment default, unless and until such default has been cured, waived, or otherwise has ceased to exist.

Trustee Expenses

The trustee will be compensated, per Steak n Shake’s agreement with the trustee. Steak n Shake will reimburse the trustee for the full amounts of any costs, expenses or liabilities of the trustee. This payment obligation will include any costs, expenses or liabilities of the trustee, including the reasonable compensation and out-of-pocket expenses of the Trustee’s agents and counsel, in connection with performance of any of the trustee’s duties or the exercise of the trustee’s rights and powers under the indenture, and that are required by applicable law to be satisfied in connection with a satisfaction and discharge of the indenture.

Governing Law

The indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Information Concerning the Trustee

The trustee has, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939. The trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request or direction of any holder of debentures, unless offered indemnity reasonably satisfactory to it by that holder against the costs, expenses and liabilities which might be incurred thereby. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties.

THE SPECIAL MEETING

This proxy statement/prospectus is being provided to the stockholders of Western Sizzlin in connection with the solicitation of proxies by the Western Sizzlin board of directors for use at the special meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides the stockholders of Western Sizzlin with the information they need to know to be able to vote or instruct their vote to be cast at the Western Sizzlin special meeting.

Date, Time and Place

The special meeting of the holders of common stock of Western Sizzlin will be held on , 2010 at  a.m.,  time, at .

Purpose of the Special Meeting

At the special meeting, Western Sizzlin stockholders will be asked to consider and vote on the following proposals:

•	Item 1 on the Proxy Card: to adopt the merger agreement and approve the merger and the other transactions contemplated thereby; and
•	Item 2 on the Proxy Card: to approve any motion to adjourn or postpone the Western Sizzlin special meeting to another time or place to solicit additional proxies on the merger proposal, if necessary or appropriate in the judgment of the Chairman; and
•	to conduct other business that properly comes before the Western Sizzlin special meeting or any adjournment thereof.

The Western Sizzlin special committee and the Western Sizzlin board of directors recommend a vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger (Item 1) and the Western Sizzlin board of directors recommends a vote “FOR” the proposal relating to any adjournment or postponement of the special meeting to solicit additional proxies (Item 2).

Western Sizzlin Record Date

Only holders of record of Western Sizzlin common stock at the close of business on , 2010, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any postponement or adjournments thereof. As of the Western Sizzlin record date, 2,844,402 shares of Western Sizzlin common stock were outstanding and entitled to vote at the meeting, held by  holders of record.

Each share of Western Sizzlin common stock is entitled to one vote on each matter presented to the Western Sizzlin stockholders.

A complete list of Western Sizzlin stockholders of record entitled to vote at the special meeting will be available for examination by any Western Sizzlin stockholder at Western Sizzlin’s principal executive offices, for any purpose germane to the special meeting, during normal business hours for a period of 10 days before the special meeting. The list will also be available at the place of meeting for the duration thereof.

Quorum

In order to carry on the business of the meeting, Western Sizzlin must have a quorum. A quorum of Western Sizzlin stockholders requires the presence, in person or represented by proxy, of at least a majority of the issued and outstanding shares of the Western Sizzlin common stock entitled to vote at the meeting. Proxies properly executed and marked with a positive vote, a negative vote or an abstention, as well as broker non-votes, will be considered to be present at the special meeting for purposes of determining whether a quorum is present for the transaction of all business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Required Votes

Required Vote to Approve and Adopt the Merger Agreement and Approve the Merger (Item 1 on the Proxy Card).

The affirmative vote of a majority of the outstanding shares of Western Sizzlin common stock entitled to vote on the merger is required to approve and adopt the merger agreement and approve the merger.

Required Vote to Approve the Postponement or Adjournment of the Special Meeting for the Solicitation of Additional Proxies in Favor of the Merger Proposal, if necessary or appropriate (Item 2 on the Proxy Card).

The affirmative vote of the holders of a majority of Western Sizzlin common stock present in person or represented by proxy and entitled to vote at the special meeting is required to approve the postponement or adjournment of the special meeting to solicit additional proxies, if necessary or appropriate in the judgment of the Chairman.

Treatment of Abstentions and Broker Non-Votes

Abstentions of shares will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular proposal, but will not be counted as votes in favor of such proposal. Accordingly, if a stockholder responds to any proposal at the special meeting with an “abstain” vote, it will have the same legal effect as a vote “AGAINST” that proposal.

Because approval of the merger and the adoption of the merger agreement requires the affirmative vote of a majority of the shares of Western Sizzlin common stock issued and outstanding, broker non-votes will also have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger. However, broker non-votes will be counted as shares that are present but NOT entitled to vote with respect to any proposal. Accordingly, broker non-votes will have no effect on the proposal to postpone or adjourn the meeting to solicit additional proxies which requires the affirmative vote of a majority of the shares of Western Sizzlin common stock that are present and entitled to vote on the matter. If you are a beneficial owner of Western Sizzlin common stock held by a broker or other nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions.

Attending the Special Meeting In Person

All Western Sizzlin stockholders of record as of the record date for the special meeting, may attend the special meeting. Western Sizzlin stockholders who wish to attend the special meeting in person but who hold their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must bring proof of their ownership and identification with a photo to the special meeting. For example, you may bring an account statement showing that you beneficially owned shares of the Western Sizzlin’s stock as of the record date as acceptable proof of ownership. WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please promptly submit your proxy in the manner discussed below. If you do attend the special meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

How to Vote; Voting of Proxies

A stockholder may vote by proxy or in person at the meeting. Western Sizzlin stockholders may vote their shares at the special meeting:

•	In Person: by attending the special meeting and voting their shares in person.
•	By Mail: by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.
•	By Telephone: by following the instructions on your proxy card. The telephone number is toll-free, so voting by telephone is at no cost to you. If you vote by telephone, you do not need to return your proxy card. The number is .

•	On the Internet: by following the instructions on your proxy card and the onscreen instructions at the website www.. If you vote via the Internet, you do not need to return your proxy card.

Every Western Sizzlin stockholder’s vote is important. Accordingly, each Western Sizzlin stockholder should sign, date and return the accompanying proxy card or submit a proxy by telephone or via interest whether or not it plans to attend the special meeting in person.

Giving a proxy means that a stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the special meeting in the manner it directs. Western Sizzlin requests that stockholders intending to submit a proxy by mail complete and sign the accompanying proxy and return it to Western Sizzlin as soon as possible in the enclosed postage-paid envelope and that stockholders intending to submit a proxy by telephone or via the internet submit a proxy as soon as possible by following the instructions on the accompanying proxy card. If the accompanying proxy is returned properly executed or properly submitted by telephone or via the internet, the shares of common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If a stockholder’s shares are held in “street name” by a bank, broker or other nominee, the stockholder should follow the instructions provided on such voting form.

It is not expected that any matter not referred to herein will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies submitted to Western Sizzlin will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxies to vote in accordance with their best judgment on matters incident to the special meeting, including adjournment of the special meeting for the purpose of soliciting votes. However, any shares of Western Sizzlin common stock represented by proxies that have been voted “AGAINST” the merger will not be used to vote “FOR” an adjournment of the special meeting to allow additional time to solicit additional proxies.

A Western Sizzlin stockholder may receive more than one joint proxy statement/prospectus or proxy card. This duplication will occur if such stockholder’s common stock are registered in different names or its common stock are in more than one type of account maintained by Continental Stock Transfer & Trust Company, Western Sizzlin’s transfer agent. In order to have all its common stock voted, a Western Sizzlin stockholder should sign and return all the proxy cards it receives. In order to have its accounts registered in the same name(s) and address, a Western Sizzlin stockholder should call Continental Stock Transfer & Trust Company at (212) 509-4000.

Do not send any stock certificates with your proxy cards.  If the merger is approved and adopted by Western Sizzlin stockholders at the special meeting, and the merger is closed, the exchange agent will mail transmittal forms with instructions for the surrender of share certificates for Western Sizzlin common stock as soon as practicable after completion of the merger.

Revocability of Proxies

A Western Sizzlin stockholder has the power to change its vote at any time before its shares are voted at the special meeting by (i) filing with Western Sizzlin’s Secretary (401 Albemarle Ave SE, Roanoke, Virginia 24013) a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequent proxy relating to the same shares, or (iii) attending the special meeting and voting in person. Attendance at the special meeting without voting will not itself revoke a proxy.

However, if a stockholder holds its shares through a bank, broker or other nominee, it may revoke its instructions only by informing the nominee in accordance with any procedures established by such nominee.

Solicitation of Proxies

Western Sizzlin’s board of directors is soliciting proxies to be voted at the special meeting of Western Sizzlin’s stockholders. Western Sizzlin will pay the costs and expenses of soliciting and obtaining proxies. Following the original mailing of this proxy statement/prospectus and other soliciting materials, Western Sizzlin and its directors, officers, employees and other agents also may solicit proxies by mail, telephone, facsimile or other electronic means or in person. These officers, directors and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Following the original mailing of this joint proxy statement/prospectus and other soliciting materials, Western Sizzlin will request brokers, custodians, nominees and other record holders of Western Sizzlin common stock to forward copies of this joint proxy statement/prospectus and other soliciting materials to persons for whom they hold shares of Western Sizzlin common stock and to request authority for the exercise of proxies. In these cases, Western Sizzlin will, upon the request of the record holders, reimburse these holders for their reasonable expenses.

In addition, Western Sizzlin has engaged Morrow & Co., LLC, a proxy solicitation firm, to assist it in connection with the solicitation of proxies and will pay Morrow & Co., LLC a base fee of $4,000 plus reimbursement of out-of-pocket expenses. Morrow & Co., LLC will also charge a per call fee of $5.00 plus related telecommunications charges to respond to incoming inquiries.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to multiple Western Sizzlin stockholders who share the same address under certain circumstances, unless contrary instructions are received from stockholders. Each Western Sizzlin stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information Western Sizzlin stockholders receive and reduces mailing and printing expenses for Western Sizzlin. Western Sizzlin stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a Western Sizzlin stockholder wishes to request delivery of a single copy of annual reports or proxy statements or to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a stockholder wishes to receive a separate joint proxy statement/prospectus for the special meeting of Western Sizzlin stockholders, the stockholder may receive printed copies by contacting Western Sizzlin by mail at Western Sizzlin Corporation, 401 Albemarle Ave SE, Roanoke, Virginia 24013, Attention: Robyn B. Mabe or by calling (540) 345-3195.

Any stockholders of record sharing an address who now receive multiple copies of Western Sizzlin’s annual reports and proxy statements, and who wish to receive only one copy of these materials per household in the future should also contact Western Sizzlin, Attention: Robyn B. Mabe, by mail or telephone, as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of Western Sizzlin’s annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of Western Sizzlin’s common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by Western Sizzlin in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate in the judgment of the Chairman, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Western Sizzlin’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Directors and Executive Officers; Voting Agreements

As of the Western Sizzlin record date, directors and executive officers of Western Sizzlin beneficially owned or had the right to vote 1,214,604 Western Sizzlin common stock, representing in the aggregate approximately 42.6% of the Western Sizzlin common stock outstanding on that date. The affirmative vote of the holders of at least a majority of all of the outstanding shares of Western Sizzlin common stock entitled to vote is required to adopt the merger agreement and approve the merger.

On October 22, 2009, in connection with the merger agreement, each of The Lion Fund, L.P. and Dash Acquisitions, LLC, whom we refer to collectively as the “Voting Agreement Parties,” entered into voting agreements with Steak n Shake, which we refer to as the “Voting Agreements.” Pursuant to the Voting Agreements, the Voting Agreement Parties agreed to, among other things, vote all shares of Western Sizzlin common stock that they beneficially own or exercise control and voting discretion over in favor of the proposal to adopt the merger agreement and approve the merger. As of the Western Sizzlin record date, the Voting Agreement Parties beneficially owned or exercised control and voting discretion over 1,134,938 shares of Western Sizzlin common stock, representing approximately 39.9% of the Western Sizzlin common stock outstanding on that date. For more information regarding the Voting Agreements with Western Sizzlin in connection with the merger, see “The Voting Agreements” below.

Who to Call for Assistance

If you need assistance, including help in submitting, changing or revoking your proxy, please contact Morrow & Co., LLC at (800) 607-0088.

THE WESTERN SIZZLIN SPECIAL COMMITTEE AND THE WESTERN SIZZLIN BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THIS WESTERN SIZZLIN PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND “FOR” PROPOSAL 2: GRANT OF AUTHORITY REGARDING POSTPONEMENT OR ADJOURNMENT OF THE SPECIAL MEETING.

OTHER IMPORTANT INFORMATION REGARDING
WESTERN SIZZLIN AND STEAK N SHAKE

Summary of Western Sizzlin’s Business

Western Sizzlin Corporation is a holding company owning subsidiaries engaged in number of diverse business activities. Western Sizzlin’s primary business activities are conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., which franchise and operate 101 restaurants in 19 states, including five company-owned, 96 franchise restaurants, and one joint venture restaurant. Western Sizzlin currently operates and/or franchises the following concepts: Western Sizzlin, Western Sizzlin Wood Grill, Great American Steak & Buffet, and Quincy Steakhouses.

Financial decisions for Western Sizzlin are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. Investment and all other capital allocation decisions are made for Western Sizzlin and its subsidiaries by Mr. Sardar Biglari, Chairman, President and Chief Executive Officer of Western Sizzlin. Western Sizzlin’s primary objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.

Effective January 1, 2007, Western Sizzlin restructured its operations into a holding company/subsidiary format whereby all operations are now conducted through wholly-owned subsidiaries. This restructuring is not anticipated to have any tax impact and will have no impact on Western Sizzlin’s financial reporting as it will continue to report consolidated financial statements.

In April 2007, Western Sizzlin formed Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary to serve as the general partner of Western Acquisitions, L.P., a Delaware limited partnership that operates as a private investment fund. Through Western Investments, Mr. Biglari operates as the portfolio manager to the fund.

Western Sizzlin seeks to invest, at the holding company and through subsidiaries, including Western Acquisitions, L.P., in stocks of businesses at prices below their intrinsic business value. Western Sizzlin’s preferred strategy is to allocate a meaningful amount of capital in each investee, resulting in concentration. The carrying values of these investments are exposed to market price fluctuations, which may be accentuated by a concentrated equity portfolio. A significant decline in the price of major investments may produce a large decrease in Western Sizzlin’s net earnings and its stockholders’ equity (See Note 6 of Western Sizzlin’s Notes to Consolidated Financial Statements for the fiscal years ended December 31, 2008, 2007 and 2006 beginning on page F-18).

Western Investments, Inc. is the majority investor in Western Acquisitions, L.P., at December 31, 2008. During the third quarter ended September 30, 2007, Western Sizzlin contributed cash along with holdings in the common stock of The Steak n Shake Company to Western Investments, Inc., which in turn contributed these assets to Western Acquisitions, L.P. Pursuant to the terms of the merger agreement, on October 22, 2009 Western Sizzlin declared a special dividend payable to Western Sizzlin’s stockholders in the form of 1,322,806 shares of Steak n Shake common stock that had been contributed to Western Acquisitions, L.P.

Western Investments’ role as the general partner of Western Acquisitions, L.P. carries with it the obligation to manage the operations of the fund. For serving as the fund’s general partner, Western Investments may receive a monthly management fee equal to one-twelfth of 1% of the value of the capital account of each limited partner. It also may receive an annual incentive allocation equal to 20% of the portion of each limited partner’s pro rata share of the fund’s net profits for each fiscal year in excess of net losses allocated to each limited partner and carried forward from prior years. All or part of these fees may be waived by Western Investments. The fund no longer offers two classes of limited partnership interests.

Restaurant Operations and Support

Western Sizzlin’s aim is to deliver a dining experience that exceeds customer expectations. Consistently providing high quality, flavorful food products with both a full line of entree offerings and an enhanced buffet bar offering can be a challenge. Western Sizzlin’s goal is not only to meet this challenge, but to exceed the guest expectation of both quality and service, and to offer a price point that the guest will perceive as an exceptional value.

There are several factors necessary for achieving Western Sizzlin’s goal:

•	Food Quality:
º	Western Sizzlin’s restaurants use high quality ingredients in all menu offerings. Additionally, all food preparation is done on premises, by either small batch or large batch cooking procedures. Guest flow determines which type will be used.
º	Western Sizzlin strives to ensure that each recipe is prepared and served promptly to guarantee maximum freshness, appeal and that proper serving temperatures are maintained. Western Sizzlin believes that its food preparation and delivery system enables it to produce higher quality and more flavorful food than is possible in other steak and buffet or cafeteria style restaurants.
•	Menu Selection: Western Sizzlin restaurants emphasize two traditional American style offerings:
º	The first is the traditional family style steakhouse, which became popular during the 1960’s. Since that time, the primary red meat offering has grown extensively and now includes a vast array of chicken, pork, seafood and many other protein dishes.
º	The second is a full line of both hot & cold food buffet, which has become a very appealing option for Western Sizzlin’s guests. Western Sizzlin’s rotating daily menu offerings, displayed on one of its many scatter bars in the buffet area, clearly demonstrate Western Sizzlin’s home cooking flavor profile.

Western Sizzlin believes that its extensive food offering provides the guest with delicious variety and a flavorful dining experience that will encourage them to visit its restaurants time after time.

•	Price/Value Relationship: Western Sizzlin is committed to providing its guests with excellent price to value alternatives in the full-service casual dining restaurant sector and traditional steak and buffet restaurants. At Western Sizzlin’s restaurants, the guests are provided with a choice of many different entree offerings and they can also choose to enjoy its “all-you-care-to-eat” unlimited food or buffet bar offerings. Western Sizzlin believes the perceived price value is excellent, with lunch ranging generally between $5.00 and $10.00 dinner ranging generally between 7.00 and $15.00. Additionally, its restaurants normally offer special reduced prices for senior citizens and children under 12 and other special promotions from time to time.
•	Efficient Food Service and Delivery System: The scatter bar format, food preparation methods and restaurant layout are all designed to efficiently serve a large number of guests, while enhancing the overall quality of the dining experience. In addition, preparing food in the proper amounts, serving it in several easily accessible areas (scatter bars) and closely monitoring consumption will shorten guest lines, increase frequency of table turns, improve over-all quality and reduce waste; thereby increasing guest satisfaction and restaurant level profitability. Western Sizzlin’s restaurants range in size from approximately 5,200 square feet to 12,000 square feet. A description of these properties is provided below under “— Properties.”

Site Selection and Construction

In selecting new restaurant locations, Western Sizzlin considers target population density, local competition, household income levels and trade area demographics, as well as specific characteristics, including visibility, accessibility, parking capacity and traffic volume. An important factor in site selection is the convenience of the potential location to both lunch and dinner guests and the occupancy cost of the proposed site. Western Sizzlin also takes into account the success of other chain restaurants operating in the area.

Potential site locations are identified by a potential franchisee and/or corporate personnel, consultants and independent real estate brokers. Western Sizzlin’s executive management team will approve or disapprove any proposed restaurant site. The majority of restaurants are free-standing but some restaurants are developed in other formats such as strip centers.

Historically when a restaurant has been built in an existing facility, renovation and construction has taken approximately 60 to 120 days after the required construction permits have been obtained. New construction of free-standing restaurants requires a longer period of time and can range from 120 to 180 days. Also, when obtaining a construction permit, Western Sizzlin has generally experienced a waiting period ranging from approximately 20 to 90 days.

Restaurants are constructed by outside general contractors. Western Sizzlin expects to continue this practice for the foreseeable future.

Restaurant Management and Employees

The management staff of a typical restaurant consists of one General Manager, one Assistant General Manager and one or two Associate Managers. Individual restaurants typically employ between 40 and 80 non-management hourly employees (a mix of both part-time and full-time workers), depending on restaurant size and sales volume.

The General Manager of a restaurant has responsibility for the day-to-day operation of a restaurant, acts independently to maximize restaurant performance, and follows company-established management policies. The General Manager makes personnel decisions and determines orders for produce and dairy products, as well as, centrally contracted food items and other supplies.

Recruiting

Western Sizzlin attempts to attract and train high quality employees at all levels of restaurant operations. Generally, restaurant management is either recruited from outside the company and has had significant prior restaurant experience or has been promoted through the system as experience levels increased. As Western Sizzlin continues to grow, its management will continue to recruit restaurant management personnel from among non-management employees within its system and supplement these resources through outside hiring.

Management Training

Western Sizzlin has implemented strict operating standards. It maintains a strong standardized training process which plays a critical role in maintaining operational propriety. All management employees, including Assistant Managers, regardless of former experience, participate in a six to eight week formal course of training. Periodically, additional training is provided during each calendar year through a series of two to three day seminars, to provide the most current information on a variety of topics including sales building techniques, labor controls and food cost management. Non-management employees are generally trained at the local restaurant site.

Purchasing

In 2008, Western Sizzlin re-negotiated contracts and executed three-year regional contracts with three broadline distributors to begin February 1, 2009, and one to twelve month agreements with other vendors, as well. This allows Western Sizzlin to maximize its buying power based on volume. Western Sizzlin utilizes velocity reports supplied by its various distributors to look for opportunities to consolidate its purchases resulting in cost of food savings. Western Sizzlin’s stores are divided into areas based on geographical location. While each store places their own orders with the various distributors, the most successful stores are the ones who support the areas and use the volume of the combined buying power to be as economically efficient as possible.

Hours of Operation

Western Sizzlin’s restaurants are open seven days a week, typically from 11:00 a.m. to 10:00 p.m.

Franchise Operations

Western Sizzlin’s standard franchise agreement has a 20-year term, with one ten-year renewal option. It generally provides for a one-time payment to Western Sizzlin of an initial franchise fee and a continuing royalty fee based on gross sales. Western Sizzlin collects weekly and monthly sales reports from its franchisees as well as periodic and annual financial statements.

Each franchisee is responsible for selecting the location for its restaurant, subject to Western Sizzlin’s approval. Western Sizzlin considers such factors as demographics, competition, traffic volume and patterns, parking, site layout, size and other physical characteristics in approving proposed sites.

Franchisees must operate their restaurants in compliance with Western Sizzlin’s operating and recipe manuals. Franchisees are not required to purchase food products or other supplies through Western Sizzlin’s suppliers, but are required to purchase proprietary products from Western Sizzlin. Each franchised restaurant must have a designated General Manager and Assistant Manager who have completed Western Sizzlin’s six-week manager training program or who have been otherwise approved by Western Sizzlin. For the opening of a restaurant, Western Sizzlin provides consultation and makes its personnel generally available to a franchisee. In addition, Western Sizzlin sends a team of personnel to the restaurant for up to two weeks to assist the franchisee and its managers in the opening, the initial marketing and training effort, as well as the overall operation of the restaurant.

Western Sizzlin may terminate a franchise agreement for a number of reasons, including a franchisee’s failure to pay royalty fees when due, failure to comply with applicable laws, or repeated failure to comply with one or more requirements of the franchise agreement. Many state franchise laws limit Western Sizzlin’s ability to terminate or refuse to renew a franchise. A franchisee may terminate a franchise agreement and continue to operate the restaurant as a competitive concept by paying liquidated damages to Western Sizzlin. Western Sizzlin does not anticipate that the termination of any single franchise agreement would have a materially adverse effect on its operations. Termination by a multiple-unit franchisee of several franchise agreements for various locations could, however, have a materially adverse effect on Western Sizzlin’s operations.

Western Sizzlin’s franchise agreement contains provisions that prohibit franchisees from disclosing proprietary information about Western Sizzlin’s restaurant operating system. Western Sizzlin’s standard franchise agreement also contains non-competition provisions that, for the duration of the agreement and for one or two years following termination, prohibit a franchisee from directly or indirectly competing with Western Sizzlin or soliciting employees to leave Western Sizzlin. There is no assurance that these contractual provisions will effectively prevent the appropriation by franchisees of business opportunities and proprietary information. More discussion is contained in the caption “— Government Regulation.”

Marketing and Promotion

Marketing and operations work hand-in-hand for all of Western Sizzlin’s company concepts where a shared mutual vision provides value to the guest through hard work, quality and high standards. Western Sizzlin knows that communication plays a strong role in the fulfillment of its goals.

The Advertising Development and Research Fund or “ADRF,” is financed through vendor support and member dues. It is incorporated under the name WSI ADRF, Inc.

ADRF creates, designs and produces each marketing campaign for Western Sizzlin and its franchisees. Production includes several major marketing campaigns annually in addition to menus, table tents, posters, indoor and outdoor signage, gift certificates and other marketing tools.

The marketing effort is communicated through a vast system of printed materials such as a corporate newsletter, internet webpages, training manuals, tapes and videos.

The marketing department is primarily self-sufficient in production capabilities with some of the most sophisticated computer and graphic equipment available. ADRF is staffed by professionals experienced in all phases of marketing, graphics/design, and communications. Their efforts have produced and coordinated promotions that include national sweepstakes campaigns, television commercials, national convention materials and training videos.

The coordinated efforts of ADRF, area field consultants, training instructors, corporate personnel, franchise owners, managers and the entire system of operators share in the ongoing success of marketing programs. Western Sizzlin’s programs utilize virtually all types of media including billboards, newspapers, television and radio.

Restaurant Industry and Competition

The restaurant industry is extremely competitive. Western Sizzlin competes on the basis of the quality and value of food products offered, price, service, ambiance and overall dining experience. Western Sizzlin’s competitors include a large and diverse group of restaurant chains and individually owned restaurants. The number of restaurants with operations generally similar to Western Sizzlin’s has grown considerably in the last several years. Western Sizzlin believes competition among this style of restaurant is increasing.

In addition, Western Sizzlin’s business is affected by changes in consumer tastes, national, regional and local economic conditions and market trends. The performance of individual restaurants may be affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants. Western Sizzlin’s significant investment in, and long-term commitment to, each of its restaurant sites limits its ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect Western Sizzlin’s operations. Western Sizzlin’s continued success is dependent to a substantial extent on its reputation for providing high quality and value and this reputation may be affected not only by the performance of company-owned restaurants but also by the performance of franchisee-owned restaurants over which Western Sizzlin has limited control.

Government Regulation

Western Sizzlin’s business is subject to and affected by various federal, state and local laws. Each restaurant must comply with state, county and municipal licensing and regulation requirements relating to health, safety, sanitation, building construction and fire prevention. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of additional restaurants. Western Sizzlin has not experienced significant difficulties in obtaining such licenses and approvals to date.

Western Sizzlin is subject to Federal Trade Commission (“FTC”) regulation and various state laws that regulate the offer and sale of franchises. The FTC requires Western Sizzlin to provide prospective franchisees with a franchise offering circular containing prescribed information about Western Sizzlin and its franchise operations. Some states in which Western Sizzlin has existing franchises and a number of states in which it might consider franchising regulate the sale of franchises. Several states require the registration of franchise offering circulars. Beyond state registration requirements, several states regulate the substance of the franchisor-franchisee relationship and, from time to time, bills are introduced in Congress aimed at imposing federal registration on franchisors. Many of the state franchise laws limit, among other things, the duration and scope of noncompetition and termination provisions of franchise agreements.

Western Sizzlin’s restaurants are subject to federal and state laws governing wages, working conditions, citizenship requirements and overtime. From time-to-time, federal and state legislatures increase minimum wages or mandate other work-place changes that involve additional costs for its restaurants. There is no assurance that Western Sizzlin will be able to pass such increased costs on to its guests or that, if Western Sizzlin were able to do so, it could do so in a short period of time.

Trademarks

Western Sizzlin believes its rights in its trademarks and service marks are important to its marketing efforts and a valuable part of its business. The following are marks that are registered for restaurant services on the Principal Register of the U.S. Patent and Trademark Office: “Western Sizzlin,” “Western Sizzlin Steak House” and designs, “Western,” “Sizzlin,” the Western Sizzlin Cow design, “Western Sizzlin Steak & More” and design, “Western Sizzlin County Fair Buffet and Bakery,” “Flamekist,” “Marshall,” “Gun Smoke,” “Six Shooter,” “Big Tex,” “Dude,” “Trailblazer,” “Ranger,” “Cheyenne,” “Colt 45,” “Gold Dust,” “Great American Steak and Buffet Company” and design, “Great American Buffet” and designs, “Western Sizzlin Wood Grill Buffet” and design, and “Western Sizzlin Wood Grill” and design.

Employees

As of September 30, 2009, Western Sizzlin employed approximately 281 persons, of whom approximately 248 were restaurant employees, 21 were restaurant management and supervisory personnel, and 12 were corporate personnel. Restaurant employees include both full-time and part-time workers and all are paid on an hourly basis. None of Western Sizzlin’s employees are covered by a collective bargaining agreement and Western Sizzlin considers its employee relations to be good.

Properties

At September 30, 2009, Western Sizzlin’s five (5) company-owned restaurants are located in leased space ranging from 8,000 square feet to 10,000 square feet. Leases are negotiated with initial terms of five to twenty years, with multiple renewal options. All of Western Sizzlin’s leases provide for a minimum annual rent, with certain locations subject to additional rent based on sales volume at the particular locations over specified minimum levels. Generally, the leases are net leases which require Western Sizzlin to pay the costs of insurance, taxes, and a pro rata portion of lessors’ common area costs.

Western Sizzlin currently leases its executive office, approximately 4,000 square feet, which is located at 401 Albemarle Ave SE, Roanoke, Virginia 24013.

Legal Proceeding

Little Rock, Arkansas Lease

In September 2006, Western Sizzlin was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLP, et al. v. Western Sizzlin Corporation, et al. The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single ten year lease agreement. Western Sizzlin occupied these locations for a period of time, but before the end of the lease, subleased each of these premises to various operators. The ten year lease agreement expired on June 30, 2006. In the lawsuit the plaintiffs sought recovery of alleged damages for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs. The case was tried to a 12 person jury in Little Rock, starting February 12, 2008. The jury returned a verdict for the plaintiffs on February 20, 2008, in the amount of $689,526. On February 29, 2008, the Circuit Court of Pulaski County, Arkansas entered judgment on the jury’s verdict in the case against Western Sizzlin in the amount of $689,666 plus plaintiff’s legal costs. On appeal by Western Sizzlin, on May 14, 2009, the Arkansas Supreme Court reversed and remanded the case for a new trial. On June 25, 2009, the Arkansas Supreme Court issued a per curiam order denying Parks Land Company’s petition for a rehearing. As previously reported, Western Sizzlin has accrued $900,000 related to this loss contingency. There has been no change in Western Sizzlin’s loss contingency accrual of $900,000 since December 31, 2007.

Other

Western Sizzlin is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of the management of Western Sizzlin, the ultimate disposition of these matters will not have a material adverse effect on Western Sizzlin’s financial condition, results of operations or liquidity.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations of Western Sizzlin

Overview

The following discussion may include forward-looking statements including anticipated financial performance, business prospects, the future opening of company-operated and franchised restaurants, anticipated capital expenditures, and other matters. All statements other than statements of historical fact are forward-looking statements. Section 27A of the Securities Act of 1933 (as amended) and Section 21E of the Securities Exchange Act of 1934 (as amended) provide safe harbors for forward-looking statements. In order to comply with the terms of these safe harbors, Western Sizzlin notes that a variety of factors, individually or in the aggregate, could cause Western Sizzlin’s actual results and experience to differ materially from the anticipated results or other expectations expressed in Western Sizzlin’s forward-looking statements including, without limitation, the following: the ability of Western Sizzlin or its franchises to obtain suitable locations for restaurant development; consumer spending trends and habits; competition in the restaurant segment with respect to price, service, location, food quality and personnel resources; weather conditions in Western Sizzlin’s operating regions; laws and government regulations; general business and economic conditions; availability of capital; success of operating initiatives and marketing and promotional efforts; and changes in accounting policies. In addition, Western Sizzlin disclaims any intent or obligation to update those forward-looking statements.

Western Sizzlin Corporation is a holding company owning subsidiaries engaged in a number of diverse business activities. Western Sizzlin’s primary business activities are conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., which franchise and operate 101 restaurants in 19 states, including five company-owned, 96 franchise restaurants, and one joint venture restaurant. Western Sizzlin currently operates and/or franchises the following concepts: Western Sizzlin, Western Sizzlin Wood Grill, Great American Steak & Buffet, and Quincy’s Steakhouses.

Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. Investment and all other capital allocation decisions are made for Western Sizzlin and its subsidiaries by Mr. Sardar Biglari, Chairman and Chief Executive Officer.

While Western Sizzlin has historically been principally engaged, and intends at this time to remain principally engaged, in franchising and operating restaurants, its recent investment activities could bring it within the definition of an “investment company” and require it to register as an investment company under the Investment Company Act of 1940. The Board of Directors has adopted a policy requiring management to restrict Western Sizzlin’s operations and investment activities to avoid becoming an investment company, until and unless the Board approves otherwise. Although Western Sizzlin does not presently intend to change its principal business, and the Board has not approved any such change, Western Sizzlin has expanded its investment operations, and may decide in the future to register as an investment company under the Investment Company Act. Under certain circumstances, if it is successful in investment operations, then Western Sizzlin may inadvertently fall within the definition of an investment company, in which event it may be required to register as an investment company. If Western Sizzlin decides or is required to register as an investment company, then it would become subject to various provisions of the Investment Company Act and the regulations adopted under such Act, which are very extensive and could adversely affect its operations.

Western Sizzlin seeks to invest, at the holding company level and through its subsidiaries, including Western Acquisitions, L.P., in stocks of businesses at prices below their intrinsic business value. Western Sizzlin’s preferred strategy is to allocate a meaningful amount of capital in each investee, resulting in concentration. The carrying values of these investments are exposed to market price fluctuations, which may be accentuated by a concentrated equity portfolio. A significant decline in the price of major investments may produce a large decrease in Western Sizzlin’s net earnings and its stockholders’ equity (See Note 3 of the Notes to Western Sizzlin’s unaudited interim consolidated financial statements beginning on page F-40 of this proxy statement/prospectus).

The consolidated financial statements beginning on page F-4 of this proxy statement/prospectus include the accounts of Western Sizzlin Corporation and its wholly-owned subsidiaries, Western Sizzlin Franchise Corporation, The Western Sizzlin Stores, Inc., Western Sizzlin Stores of Little Rock, Inc., Austins of Omaha, Inc., Western Investments, Inc., Western Properties, Inc., a majority-owned limited partnership, Western Acquisitions, L.P., solely-owned limited partnerships, Western Real Estate, L.P. and Western Mustang Holdings, L.L.C. (collectively Western Sizzlin). All significant intercompany accounts and transactions have been eliminated in consolidation.

Western Sizzlin has entered into an Agreement and Plan of Merger with The Steak n Shake Company dated October 22, 2009. If the merger is completed, Western Sizzlin will become a wholly owned subsidiary of The Steak n Shake Company and will cease to be a publicly traded company. The merger is subject to approval by Western Sizzlin’s stockholders.

In accordance with the Agreement and Plan of Merger, on October 22, 2009 Western Sizzlin declared a special dividend payable to Western Sizzlin’s stockholders in the form of 1,322,806 shares of Steak n Shake common stock that was beneficially owned by Western Investments, Inc. Each stockholder of Western Sizzlin of record as of November 2, 2009 was entitled to receive this dividend which was distributed on November 6, 2009. The dividend was paid at the rate of approximately 0.465 shares of Steak n Shake common stock for each share of Company common stock outstanding as of November 2, 2009 (fractional share interests were settled by a cash payment).

2008 Compared to 2007

Revenues

Total revenues decreased 0.3% to $17.2 million in 2008, from $17.3 million in 2007. Company-operated restaurant sales increased 1.4% to $13.1 million in 2008, from $12.9 million in 2007. Western Sizzlin opened and subsequently closed the Western Sizzlin Express concept in Tupelo, Mississippi during 2008. The four months of operation at this location generated $165,000 in sales and experienced a pre-tax loss of $152,000. Customer traffic for the company-operated restaurants decreased slightly by 0.2% over 2007. Price increases were implemented at certain Company-operated restaurants in 2008 and 2007. Same store sales for 2008 experienced an overall increase 0.1% over 2007.

Franchise and other revenues decreased 5.2% to $4.1 million in 2008, from $4.3 million in 2007. The decrease is primarily attributable to 12 less franchised restaurants during 2008, with 16 closures and 4 new openings. The openings during 2008 were in the last several months of the year and Western Sizzlin has not seen the full effect of additional royalties from these locations. Same store sales for 2008 experienced an overall decrease of 3.2% over 2007.

Costs and Expenses — Restaurant and Franchise Operations

Cost of Company-operated restaurants, consisting primarily of food, beverage, and labor costs increased $476,000, (5.1%) to $9.8 million for the year ended December 31, 2008 from $9.3 million for the year ended December 31, 2007, of which $218,000 (2.2%) was attributable to the location in Tupelo These costs for the year increased as a percentage of Company-operated restaurants revenue from 72.1% in 2007 and 74.8% in 2008. The increase in the costs was largely attributable to increased costs in commodities in 2008 over 2007, and the operation of the Tupelo location in 2008.

Restaurant occupancy and other, which include utilities, insurance, maintenance, rent and other such costs of the company-operated restaurants, increased by $14,000 (0.5%) for the year ended December 31, 2008 versus the prior year’s comparable period, of which $78,000 was attributable to Tupelo. These costs for the year decreased slightly as a percentage of Company-operated restaurant revenues for 18.3% in 2007 to 18.2% in 2008.

Cost of franchise operations direct support expense decreased $53,000 (3.9%) to $1.3 million for the year ended December 31, 2008 from $1.4 million for the year ended December 31, 2007. The decreases are attributable to Western Sizzlin’s on-going cost control efforts.

Subleased restaurant expenses include net costs associated with subleasing former Company operations and maintenance of vacant premises. These expenses increased by $444,000 versus the prior year’s comparable period, due to increased repair costs associated with vacant properties. All sublease arrangements expire during the fourth quarter of 2008 and no further sublease expenses are anticipated.

Unallocated corporate expenses consist of certain expenses not allocated to any business segment. These expenses include legal, accounting, stockholder relations, personnel not directly related to a segment, information systems, and other headquarter activities. These expenses increased by $23,000 (1.2%) for the year ended December 31, 2008 versus the prior year’s comparable period. These expenses have experienced overall decreases for the year 2008 due to Western Sizzlin’s on-going cost control efforts, with the exception of a one-time expense in 2008 of $250,000 accrued and payable under Western Sizzlin’s severance agreement with its former President for the subsidiary operations of Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., in July 2008.

Depreciation and amortization for 2008 were slightly lower by $22,000 than 2007.

Claims settlement and legal fees associated with a lawsuit, decreased $561,000 versus the prior year’s comparable period, due to decreases in expenses associated with a lawsuit involving leased properties. (See Note 18 of the Notes to Western Sizzlin’s audited consolidated financial statements beginning on page F-9 of this proxy statement/prospectus).

Equity in income (loss) of Joint Venture

Equity in income (loss) of joint venture increased $42,000 versus the prior year’s comparable period attributable to increased sales and profitability at the Harrisonburg, Virginia location. (See Note 19 of the Notes to Western Sizzlin’s audited consolidated financial statements beginning on page F-9 of this proxy statement/prospectus).

Income (Loss) from Investment Activities

Investment advisory fee income of $240,000 resulted from the acquisition of Mustang Capital Advisors, LP as of July 9, 2008. Investment activities include net realized gains (losses) on sales of marketable securities of ($204,000) and $1,972,000 for the years ended December 31, 2008 and 2007, respectively. The realized gain on sale of marketable securities in 2007 was largely from the sale of the investment in Friendly Ice Cream Corporation. Net unrealized losses on marketable securities held by the limited partnerships, Western Acquisitions, LP and Mustang Capital Advisors, LP, were ($7.1) million and ($2.8) million for the years ended December 31, 2008 and 2007, respectively. Expenses associated with investment activities were $984,000 and $348,000 for the years ended December 31, 2008 and 2007, respectively. During 2008, the Steak n Shake Company reimbursed Western Sizzlin $332,750 for certain expenses associated with the proxy contest conducted by Western Sizzlin during the fourth quarter of 2007 and first quarter of 2008. The increase in expenses for 2008 versus the prior year’s comparable periods are attributable to expenses associated with the Steak n Shake proxy contest, the ITEX tender offer, proposed exchange offer for shares of Jack in the Box, Inc., and other investment-related activities. There were no management fees charged or collected by Western Acquisitions, LP from outside investors in 2008 or 2007. Future management fees will depend on portfolio performance.

On June 19, 2008, the Board of Directors of The Steak n Shake Company appointed Sardar Biglari as Executive Chairman of the Board, effectively immediately. On August 5, 2008, Mr. Biglari was appointed Chief Executive Officer of The Steak n Shake Company. Management believes that the restructuring efforts underway at Steak n Shake are positive steps toward rebuilding value for all of its stockholders.

Other Income (Expense)

Other income (expense) increased from $11,000 in 2007 to $11,200 in 2008. Interest expense decreased $21,000 comparing 2008 to 2007. The decrease is due to a lower average principal outstanding balance. Interest income increased $4,000 comparing 2008 to 2007.

Income Tax Expense

Income tax expense is directly affected by levels of pretax income and changes in valuation allowances on deferred tax assets. Western Sizzlin’s effective tax rate was (6.67%) and (7.62%) for the years ended December 31, 2008 and 2007, respectively. (See Note 10 of the Notes to Western Sizzlin’s audited consolidated financial statements beginning on page F-9 of this proxy statement/prospectus).

2007 Compared to 2006

Revenues

Total revenues decreased 0.8% to $17.3 million in 2007, from $17.4 million in 2006. Company-operated restaurant sales decreased 0.6% to $12.9 million in 2007, from $13.0 million in 2006. Customer traffic decreased 2.2% over 2006. Price increases were implemented at certain Company-operated restaurants in 2007 and 2006.

Franchise and other revenues decreased 1.6% to $4.3 million in 2007, from $4.4 million in 2006. The decrease is primarily attributable to 8 less franchised restaurants during 2007. Same store sales for 2007 experienced an overall decrease of 0.87% over 2006.

Costs and Expenses — Restaurant and Franchise Operations

Cost of Company-operated restaurants, consisting primarily of food, beverage, and labor costs increased $13,000 (0.1%) to $9.3 million for the year ended December 31, 2007 from $9.3 million for the year ended December 31, 2006. These costs for both years stayed the same as a percentage of Company-operated restaurants revenue of 72% in 2006 and 2007. The increase in the costs was largely attributable to increased costs in commodities in 2007 over 2006.

Restaurant occupancy and other, which include utilities, insurance, maintenance, rent and other such costs of the company-operated restaurants, decreased by $92,500 (3.8%) for the year ended December 31, 2007 versus the prior year’s comparable period. These costs for the year decreased slightly as a percentage of Company-operated restaurant revenues from 18.9% in 2006 to 18.3% in 2007.

Cost of franchise operations direct support expense decreased $184,000 (14.9%) to $1.1 million for the year ended December 31, 2007 from $1.2 million for the year ended December 31, 2006. The decreases are attributable to personnel reductions and targeted expense reductions during 2006.

Subleased restaurant expenses include net costs associated with subleasing former Company operations and maintenance of vacant premises. These expenses increased by $37,000 versus the prior year’s comparable period, due to increased costs associated with vacant properties. All sublease arrangements expire during the fourth of 2008 and no further sublease expenses are anticipated.

Unallocated corporate expenses consist of certain expenses not allocated to any business segment. These expenses include legal, accounting, stockholder relations, personnel not directly related to a segment, information systems, and other headquarter activities. These expenses increased by $51,000 for the year ended December 31, 2007 versus the prior year’s comparable period. The increases are attributable to additional accounting and legal expenses in 2007.

Depreciation and amortization for 2007 were comparable to 2006.

Impairment and other charges of $46,284 in 2006 included impairments associated with subleased properties related to an expiring lease as of June 30, 2006. No such charges were experienced in 2007.

Claims settlement and legal fees associated with a lawsuit, increased $452,000 versus the prior year’s comparable period, due to increases in accrual of loss contingency associated with a lawsuit involving leased properties. (See Note 18 of the Notes to Western Sizzlin’s audited consolidated financial statements beginning on page F-9 of this proxy statement/prospectus).

Equity in income (loss) of Joint Venture

Equity in income (loss) of joint venture increased $318,000 versus the prior year’s comparable period, due to losses incurred in 2006 of $161,000 associated with the cost of opening the restaurant on December 14, 2006. (See Note 19 of the Notes to Western Sizzlin’s audited consolidated financial statements beginning on page F-9 of this proxy statement/prospectus).

Income (Loss) from Investment Activities

Investment activities include net realized gains on sales of marketable securities of $2 million and net unrealized losses on marketable securities held by limited partnership, Western Acquisitions, L.P., of $2.8 million. Expenses associated with investment activities were $348,000 and $105,000 for the years ended December 31, 2007 and 2006, respectively. (See Note 6 of the Notes to Western Sizzlin’s audited consolidated financial statements beginning on page F-9 of this proxy statement/prospectus).

The increase in expenses for 2007 versus the prior year’s comparable period is attributable to expenses associated with Steak n Shake proxy during 2007. There were no management fees charged or collected by the limited partnership in 2007. Future management fees will depend on portfolio performance and the extent of outside investors.

Other Income (Expense)

Other income (expense) increased from ($7,000) in 2006 to $12,000 in 2007. Interest expense decreased $53,000 (33.4%) comparing 2007 to 2006. The decrease is due to a lower average principal outstanding balance. Loss on early extinguishment of long-term debt of $92,535 associated with payoff of certain loans was recorded in 2006. Interest income increased $37,000 comparing 2007 to 2006. Included in 2006 is termination fee income of $163,000 associated with a negotiated settlement of certain franchise agreements.

Income Tax Expense

Income tax expense is directly affected by levels of pretax income and changes in valuation allowances on deferred tax assets. Western Sizzlin’s effective tax rate was (7.62%) and 40.4% for the years ended December 31, 2007 and 2006, respectively. (See Note 10 of the Notes to Western Sizzlin’s audited consolidated financial statements beginning on page F-9 of this proxy statement/prospectus).

Three and Nine Months Ended September 30, 2009

Net income attributable to Western Sizzlin Corporation for the three and nine months ended September 30, 2009 was $3,578,462 and $7,802,986 compared to net income (loss) attributable to Western Sizzlin Corporation of $2,588,269 and ($2,267,918) for the three and nine months ended September 30, 2008. The significant improvement was primarily attributable to targeted reduced expenses in restaurant and franchise operations and improvements in the performance of investment operations. Income from investment operations that impacted net income (loss) attributable to Western Sizzlin Corporation, excluding income (losses) attributable to noncontrolling interests, for the three and nine months ended September 30, 2009 was $5,673,058 and $9,525,198 compared to net income (loss) from investment operations of $3,557,933 and ($3,873,716) for the three and nine months ended September 30, 2008. This improvement in results of investment operations was largely due to recoveries in marketable securities over the prior period.

The following table sets forth for the periods presented the percentage relationship to total revenues of certain items included in the consolidated statements of income and certain restaurant data for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Company-operated restaurants	79.9%	77.4%	78.9%	76.3%
Franchise operations	20.1	22.6	21.1	23.7
Total revenues	100.0	100.0	100.0	100.0
Costs and expenses – restaurant and franchise operations:
Company-operated restaurants – food, beverage and labor costs	58.3	58.7	57.8	56.3
Restaurant occupancy and other	14.5	14.2	13.6	13.4
Franchise operations – direct support	5.1	7.0	5.5	7.0
Subleased restaurant property expenses	—	8.2	—	3.2
Corporate expenses	8.6	16.4	9.5	12.5
Depreciation and amortization expense	2.2	5.8	2.2	6.0
Corporate litigation fees and expenses	.1	.1	.3	1.2
Total costs and expenses – restaurant and franchise operations	88.8	110.4	88.9	99.6
Equity in income of joint venture	1.9	1.0	1.7	1.2
Income (loss) from restaurant and franchise operations	13.1	(9.4)	12.8	1.6
Investment advisory fee income	2.4	2.8	2.2	.9
Net unrealized gains (losses) on marketable securities held by limited partnerships	130.7	73.8	70.0	(24.1)
Net realized gains (losses) on sales of marketable securities	14.0	.6	8.8	(.1)
Amortization expense – investment activities	(.8)	—	(.7)	—
Expense of investment operations	(5.1)	3.9	(3.7)	(6.0)
Purchase obligation adjustment	(6.0)	—	(1.9)	—
Income (loss) from investment operations	135.3	81.1	74.7	(29.3)
Other income (expense):
Interest expense	(.3)	(.4)	(.4)	(.5)
Interest income	.8	1.1	.8	.6
Other, net	—	—	.2	—
Total other income (expense), net	.5	.7	.6	.1
Income (loss) before income tax (benefit)	148.9	72.4	88.1	(27.6)
Income tax expense (benefit):
Current	.3	—	.3	—
Deferred	16.0	(1.8)	8.1	(1.3)
Total income tax expense (benefit)	16.3	(1.8)	8.4	(1.3)
Net income (loss)	132.6	74.2	79.7	(26.3)
(Income) losses attributable to redeemable noncontrolling interests	(47.2)	(7.9)	(18.6)	4.6
Net income (loss) attributable to Western Sizzlin Corporation	85.4	66.3	61.1	(21.8)
Restaurant Data
Number of Company-Operated Restaurants:
Beginning of period	5	5	5	5
Opened	—	1	—	1
Closed	—	—	—	—
Franchised	—	—	—	—
End of period	5	6	5	6
Number of U.S. Franchised Restaurants:
Beginning of period	99	111	104	116
Opened	—	—	—	—
Closed	(3)	(5)	(8)	(10)
End of period	96	106	96	106
Number of Joint Venture Restaurants:
Beginning of period	1	1	1	1
Opened	—	—	—	—
Closed	—	—	—	—
End of period	1	1	1	1

Revenues

Total revenues decreased 5.4% to $4.19 million for the three months ended September 30, 2009 from $4.43 million for the three months ended September 30, 2008. Total revenues decreased 3.2% to $12.76 million for the nine months ended September 30, 2009 from $13.17 million for the nine months ended September 30, 2008. The decreases in total revenues were due to the decreases in franchise revenues over the same periods, which were partially offset by increases in Company-operated restaurant revenues for the nine months ended, as further described below.

Company-operated restaurant revenues decreased 2.3% to $3.35 million for the three months ended September 30, 2009 as compared to $3.43 million for the three months ended September 30, 2008. Company-operated restaurant revenues increased 0.14% to $10.06 million for the nine months ended September 30, 2009 as compared to $10.05 million for the nine months ended September 30, 2008.

Franchise revenues decreased 15.6% to $844,000 for the three months ended September 30, 2009 as compared to $1.00 million for the three months ended September 30, 2008. Franchise revenues decreased 13.5% to $2.70 million for the nine months ended September 30, 2009 as compared to $3.12 million for the nine months ended September 30, 2008. The overall decrease in franchise revenues is attributable to fewer franchised units in the system during the relevant periods in 2009 as compared to the relevant periods in 2008. Same store sales at franchise operations for the three and nine months ended September 30, 2009, experienced overall decreases of 5.22% and 4.17%, respectively, compared to the same periods in 2008.

Costs and Expenses — restaurant and franchise operations

Costs of company-operated restaurants, consisting primarily of food, beverage, and labor costs decreased $164,000 (6.5%) to $2.44 million for the three months ended September 30, 2009 from $2.61 million for the three months ended September 30, 2008. These costs for the three month period as a percentage of Company-operated restaurants revenue were 72.8% and 76.1% for the three months ended September 30, 2009 and 2008, respectively. Costs of Company-operated restaurants decreased $34,000 (.0.4%) to $7.38 million for the nine months ended September 30, 2009 from $7.41 million for the nine months ended September 30, 2008. These costs for the nine month period as a percentage of Company-operated restaurants revenue were 73.3% and 73.7% for the nine months ended September 30, 2009 and 2008, respectively. These costs have decreased due to cost savings on commodities purchases.

Restaurant occupancy and other, which include utilities, insurance, maintenance, rent and other such costs of the company-operated restaurants, decreased by $22,000 (3.5%) for the three months ended September 30, 2009 versus the prior year’s comparable period. These costs for the three month period decreased as a percentage of Company-operated restaurant revenues from 18.3% in 2008 to 18.1% in 2009. Restaurant occupancy and other decreased by $23,000 (1.3%) for the nine months ended September 30, 2009 compared to the same period in 2008. These costs for the nine month period decreased slightly as a percentage of Company-operated restaurant revenues from 17.5% in 2008 to 17.3% in 2009.

Cost of franchise operations direct support expense decreased by $98,000 and $227,000 for the three and nine months ended September 30, 2009 versus the prior years’ comparable periods. The decreases were largely attributable to targeted expense reductions for 2009.

Subleased properties include net costs associated with subleasing former Company-operated restaurants and maintenance of vacant premises. There were no such expenses for the three and nine months ended September 30, 2009 and were $362,766 and $427,257 for the three and nine months ended September 30, 2008. Subleasing arrangements expired at the end of 2008.

Unallocated corporate expenses consist of certain expenses not allocated to any business segment. These expenses include legal, accounting, stockholder relations, personnel not directly related to a segment, information systems, and other headquarter’s activities. These expenses decreased by $365,000 and $431,000 for the three and nine month periods ended September 30, 2009 versus the prior year’s comparable periods. The decreases are a result of managing expenses at the corporate level and targeted expense reductions for 2009.

Depreciation and amortization expense decreased $165,000 and $500,000 for the three and nine months period ended September 30, 2009 versus the prior year’s comparable periods. The variance is largely attributable to franchise royalty contracts being fully amortized as of December 31, 2008.

Corporate litigation fees increased by $1,200 for the three months ended September 30, 2009 versus the prior year’s comparable period and decreased $127,000 for the nine months ended September 30, 2009 versus the prior year’s comparable period. These expenses relate to legal fees associated with the trial and appeal of the lawsuit involving Western Sizzlin in Little Rock, Arkansas. (See Note 12 of the Notes to Western Sizzlin’s unaudited interim consolidated financial statements beginning on page F-40 of this proxy statement/ prospectus).

Equity in income of Joint Venture

Equity in income of joint venture increased $37,000 for the three months ended September 30, 2009, versus the prior year’s comparable period and increased $69,000 for the nine months ended September 30, 2009, versus the prior year’s comparable period due to increased performance of the restaurant during the relevant periods in 2009. (See Note 13 of the Notes to Western Sizzlin’s unaudited interim consolidated financial statements beginning on page F-40 of this proxy statement/prospectus).

Income (Loss) from Investment Operations

Investment operations include investment advisory fee income of $102,000 and $287,000 for the three and nine months ended September 30, 2009, respectively, and $124,000 for the three and nine months ended September 30, 2008. Net realized gains (losses) on sales of marketable securities were $588,000 and $1,123,000 for the three and nine months ended September 30, 2009, respectively, and $24,000 and ($16,000) for the three and nine months ended September 30, 2008. Net unrealized gains (losses) on marketable securities held by the limited partnerships, Western Acquisitions, L.P. and Mustang Capital Advisors, L.P., were $5.5 million and $8.9 million for the three and nine months ended September 30, 2009 and $3.3 million and ($3.2 million) for the three and nine months ended September 30, 2008. Amortization expense associated with investment activities of $34,000 and $95,000 were recorded in the three and nine months ended September 30, 2009, respectively, and $0 for the comparable periods in 2008. Purchase obligation adjustments of ($253,000) and $(246,000) were recorded in the three and months ended September 30, 2009, respectively and $0 for the comparable periods in 2008. Reimbursement (expenses) associated with investment activities were ($212,000) and ($476,000) for the three and nine months ended September 30, 2009, respectively, and $174,000 and ($795,000) for the three and nine months ended September 30, 2008. The decrease in expenses for the relevant periods in 2009 versus the prior year’s comparable period is attributable to expenses in 2008 associated with the Steak n Shake proxy contest, the ITEX tender offer, and other investment related activities. There was no management fees charged or collected from outside investors by Western Acquisitions LP in first nine months of 2009 or 2008.

Other Income (Expense)

Interest expense decreased $1,700 and decreased $25,000 for the three and nine months ended September 30, 2009 over the comparable period in 2008. Interest income fluctuates according to the levels of available cash balances.

Other, net for the three and nine months ended September 30, 2009 was comparable to the same periods in 2008.

Income tax expense is directly affected by the levels of pretax income and the valuation allowance established on deferred tax assets. Western Sizzlin’s effective tax rate was 11.0% and (2.4%) for the three months ended September 30, 2009 and 2008, respectively and 9.5% and (4.6%) for the nine months ended September 30, 2009 and 2008, respectively. The provisions for deferred income taxes for the three and nine month periods ended September 30, 2009 includes provision decreases for the valuation allowance of $1,048,000 and $2,327,000, respectively, which decreased Western Sizzlin’s effective tax rate for the periods.

Liquidity and Capital Resources

Cash and Cash Equivalents

As of December 31, 2008, Western Sizzlin had $331,000 of cash and cash equivalents as compared to $727,000 as of December 31, 2007. The decrease in cash and cash equivalents was largely attributable to additional investments and related expenses of marketable securities in 2008.

As of September 30, 2009, Western Sizzlin had $1.5 million of cash and cash equivalents compared to $745,000 as of September 30, 2008.

Investment of Available Capital

Western Sizzlin’s cash flows from restaurant and franchise activities have exceeded its working capital, financing and capital investment needs of its restaurant and franchise operations, and management expects that Western Sizzlin’s cash flows will continue to exceed its operating cash needs for the foreseeable future. Western Sizzlin regularly evaluates how best to use available capital to increase stockholder value. Western Sizzlin may pursue investments in the form of acquisitions, joint ventures and partnerships where Western Sizzlin believes attractive returns can be obtained. Further, Western Sizzlin may determine under certain market conditions that available capital is best utilized to fund investments that it believes offers Western Sizzlin attractive return opportunities, whether or not related to its ongoing business activities.

As discussed in Note 3 of the Notes to Western Sizzlin’s unaudited interim consolidated financial statements beginning on page F-40 of this proxy statement/prospectus, Western Sizzlin’s Board of Directors has delegated authority to direct investment of Western Sizzlin’s surplus cash to its Chairman, Sardar Biglari, subject to Board reporting requirements and various limitations that have been or may be from time to time adopted by the Board of Directors. These investments may include significant and highly concentrated direct investments with respect to the equity securities of public companies. Any such investments will involve risks, and stockholders should recognize that Western Sizzlin’s balance sheet may change depending on the performance of investments. Furthermore, such investments could be subject to volatility that may affect both the recorded value of the investments as well as Western Sizzlin’s periodic earnings.

Operating Activities and Cash Flows

Western Sizzlin generated (used) approximately $(1.3) million, $(9.5) million, and $1.8 million in operating cash flows for the years ended December 31, 2008, 2007 and 2006, respectively. Western Sizzlin’s primary source of operating cash flows is the operating profits generated from Company restaurant and franchise operations. Adjustments to reconcile net income (loss) to net cash provided by restaurant and franchise activities were approximately $977,000, $2.6 million and $1.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. Adjustments to reconcile net income (loss) to net cash provided by (used in) investment activities were approximately $4 million for year ended December 31, 2008, $(11.9) for the year ended December 31, 2007, with no such activity in 2006.

Western Sizzlin provided approximately $585,000 and used $30,000 in operating cash flows for the nine months ended September 30, 2009 and 2008, respectively, including the purchase of marketable securities of $10.8 million and $5.9 million in the nine months ended September 30, 2009 and 2008, respectively. Proceeds from sales of marketable securities were $8.3 million and $4.3 million for the nine months ended September 30, 2009 and 2008, respectively. Net unrealized gains (losses) on marketable securities were $8.9 million and ($3.2 million) for the nine months ended September 30, 2009 and 2008, respectively. Net realized gains (losses) were $1.1 million and ($16,000) for the nine months ended September 30, 2009 and 2008, respectively. Western Sizzlin’s primary source of operating cash flows is the operating profits generated from Company’s restaurant and franchise operations. Adjustments to reconcile net income (loss) to net cash provided by restaurant and franchise activities were approximately $1.1 million and $1.3 million for the nine months ended September 30, 2009 and 2008, respectively. Adjustments to reconcile net income (loss) to net cash provided by (used in) investment activities were approximately ($10.7 million) and $2.1 million for the nine months ended September 30, 2009 and 2008, respectively.

Investing Activities

Western Sizzlin’s investing activities on its statements of cash flows primarily represent cash received and paid related to its operating properties. Prior to 2007, Western Sizzlin considered purchases and sales of marketable securities to be investing activities; however, during 2007 with the expanded investment activities of Western Sizzlin, and more specifically the organization of Western Acquisitions L.P. and the investment of minority interests, Western Sizzlin began to consider such activities to be operating activities of Western Sizzlin. This presentation is consistent with the guidance in the AICPA’s Audit and Accounting Guide, Investment Companies.

During the year ended December 31, 2008, Western Sizzlin spent approximately $34,000 on capital expenditures on Company restaurants compared to $35,000 and $492,000 during the equivalent period in the year ended December 31, 2007 and 2006, respectively. Capital expenditures for 2006 included the remodel of two Company-operated stores in Northern Virginia. A total of $803,000 has been spent on these two remodels since 2005. Also during 2007, land was purchased for investment purposes for $3.7 million. Offsetting uses of cash for investing activities were proceeds from fire casualties of $785,000 for the year ended December 31, 2006. Also included in investing activities for 2006 are proceeds of $300,000 from the sale of land in Lawrenceville, Georgia.

During the nine months ended September 30, 2009 and 2008, Western Sizzlin spent $4,600 and $23,000 on capital expenditures on Company restaurants. For the nine months ended September 30, 2008, amounts included purchases of marketable securities of $803,000 and purchase of Mustang Capital Advisors, LP of $380,000.

Financing Activities

Western Sizzlin made payments of long-term debt of $119,000, $163,000 and $1.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. During 2008, there were proceeds from issuance of long-term debt of $2.6 million offset by payment of $2 million on line of credit borrowings. Also during 2008, $165,000 was received from exercise of stock options, $540,000 from capital contributions from minority interests in limited partnership, offset by $91,000 on purchases of treasury stock. Proceeds of $2 million were received from a line of credit in 2007. Also during 2007 and 2006, financing activities included cash received from rights offerings of $7.6 million and $4.2 million, respectively, offset by costs of the rights offerings of $97,000 and $123,000, respectively, and cash received from exercise of stock options of $85,000 and $28,000, respectively.

Western Sizzlin made scheduled payments on long-term debt of $345,000 and $93,000 for the nine months ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009, net proceeds of $100,000 were received from borrowings on the line of credit. Proceeds of $2 million were received from the issuance of a note payable for nine months ended September 30, 2008. Net capital contributions of $812,000 and $540,000 were received from capital contributions from noncontrolling interests in limited partnerships for the nine months ended September 30, 2009 and 2008, respectively. Cash received from exercise of stock options were $61,000 and $165,000 for the nine months ended September 30, 2009 and 2008, respectively.

Certain notes payable require prepayment premiums in certain circumstances. In addition, certain notes payable contain certain restrictive covenants including debt coverage ratios, periodic reporting requirements and maintenance of operations at certain Company-operated restaurants that collateralize the notes payable. At September 30, 2009, Western Sizzlin was in compliance with all covenants on the notes payable.

Liquidity

Western Sizzlin’s primary sources of liquidity are cash generated from operations and, if needed, borrowings under its existing line of credit. Subsequent to year end, in January 2009, Western Sizzlin borrowed $350,000 from the line of credit for working capital purposes. Western Sizzlin continually review available financing alternatives. In addition, Western Sizzlin may consider, on an opportunistic basis, strategic decisions to create value and improve operational performance.

Total capital expenditures for 2009 are presently expected to approximate $50,000, and will be primarily used for necessary replacement of certain restaurant equipment.

Western Sizzlin believes that cash flows generated by operations will be adequate to fund its restaurant and franchise operations and required debt repayments for at least the next twelve months. In addition,

Western Sizzlin have taken aggressive action during the first quarter of 2009 to further reduce general and administrative expenses to augment its cash flows.

The money market investments of $3.7 million are funds held by Mustang Capital Advisors, LP for investment purposes, and are not available for use in operations. (See Note 10 of the Notes to Western Sizzlin’s audited consolidated financial statements beginning on page F-9 of this proxy statement/prospectus).

Investment in Unconsolidated Joint Venture

Western Sizzlin is a partner in a 50/50 joint venture with a franchisee, for a restaurant in Harrisonburg, Virginia. During October 2005, the joint venture entered into a loan agreement for $3.05 million and Western Sizzlin guaranteed 50% of the loan obligation. Western Sizzlin estimated the fair value of the guarantee to be approximately $30,000 and recorded the amount in other long-term liabilities and in investments in unconsolidated joint venture on the accompanying balance sheets at December 31, 2008 and 2007. The term of the guarantee extends through July 1, 2026 and Western Sizzlin would be required to perform under the guarantee should the joint venture not to be able to meet its scheduled principal and interest payments. Pursuant to the joint venture agreement, a cash contribution of $300,000 from each 50/50 partner was also made at the closing of this financing. Western Sizzlin is accounting for the investment using the equity method and Western Sizzlin’s share of the net income (loss) for the joint venture of $199,699, $157,515 and ($160,902) for the years ended December 31, 2008, 2007 and 2006, respectively, is included in equity in earnings of unconsolidated joint venture. The restaurant opened for business on December 14, 2006.

Financial Data

The following is selected financial information for the joint venture at December 31, 2008 and 2007:

	Year Ended December 31, 2008	Year Ended December 31, 2007
	(Unaudited)	(Unaudited)
Statement of Operations Data:
Total revenues	$4,890,392	$4,960,695
Cost of food	2,007,969	2,110,602
Payroll expense	1,445,213	1,502,077
Marketing and smallware expense	189,741	204,374
General and administrative	456,926	404,106
Depreciation and amortization	203,341	200,869
Interest	212,646	223,574
Other income (expense)	(24,842)	62
Net Income (loss)	399,398	315,031
Balance Sheet Data:
Cash	$257,490	$332,740
Current receivables	2,378	7,557
Prepaid expenses	11,364	3,171
Inventory	18,035	16,384
Land, leasehold improvements, and construction in progress, net	3,566,081	3,750,051
Loan costs, net	10,420	11,946
Total assets	3,865,970	4,122,050
Loan payable	2,951,460	3,138,580
Accounts payable and accrued expenses	365,120	433,479
Members’ equity	549,389	549,991

Contractual Obligations

The table below sets forth a summary of contractual obligations that will impact future liquidity as of September 30, 2009:

	Payment Due by Period
Contractual Obligations	2009	2010	2011	2012	2013	Thereafter	Totals
Long-term debt	$2,564,761	$62,214	$134,189	$148,342	$52,583	—	$2,962,089
Operating leases	165,867	639,880	367,611	399,171	405,086	766,908	2,744,523
Interest expense(1)	28,470	40,459	27,655	13,501	1,101		111,186
Tax obligations(2)	11,805	—	—	—	—	—	11,805
Other long-term liabilities(3)	—	—	—	—	—	527,770	527,770
Totals	$2,770,903	$742,553	$529,455	$561,014	$458,770	$1,294,678	$6,357,373

(1)	Reflects future interest payments through scheduled maturity dates based upon average borrowing rates, outstanding debt balances and scheduled principal payments on long-term debt. Interest on Western Sizzlin’s variable rate debt is based on the interest rate in effect at September 30, 2009.
(2)	Reflects recognized liabilities for uncertain tax positions under the provision FIN 48. (See Note 7 of the Notes to Western Sizzlin’s unaudited interim consolidated financial statements beginning on page F-40 of this proxy statement/prospectus).
(3)	Reflects the cash portion of Western Sizzlin’s purchase obligation to purchase the ownership percentage of the minority interest holder of Mustang Capital Advisors, LP.

Bank Line of Credit

At December 31, 2008 there were no amounts outstanding on a $2 million line of credit with a bank. The line is payable on demand, subject to annual renewal by the bank with an automatic renewal at May 31, 2009, interest rate of prime minus 0.5% (with a floor of 4%) and collateralized by accounts receivable and the assignment of franchise royalty contracts. Subsequent to year end, Western Sizzlin borrowed $350,000 from the line of credit for working capital purposes. The average amount of outstanding borrowings during 2008 and 2007 approximated $182,000 and $83,000, respectively.

Operating Leases

Gross operating lease commitments for the periods above aggregate to approximately $3.2 million.

Revenue Recognition

Revenue at Company-operated restaurants is recognized as customers pay for products at the time of sale. Franchise operations revenue consists of royalties and franchise fees. Royalties are recognized in the month earned at estimated realizable amounts. Franchise fees are recognized when the related services have been performed, which is generally upon opening of the store, and do not include significant contingencies. Other revenues consist of sales of seasonings and marinades to franchisees and are recognized when the products are shipped to the franchisee. In the future, Western Sizzlin may earn management fees based on a percentage of assets managed and held by Western Acquisitions, LP and on the performance of assets under management, but no such fees were earned in 2007 and 2008. Investment advisory fee income was earned in 2008 through the acquisition of controlling interests in Mustang Capital Advisors, LP and its general partner, Mustang Capital Management, LLC.

Critical Accounting Estimates

The discussion and analysis of financial condition and results of operations is based on Western Sizzlin’s consolidated financial statements and accompanying notes that have been prepared in accordance with United States generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Application of the critical accounting policies discussed below requires significant judgments by management. Often as a result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected. Western Sizzlin is not currently aware of any reasonably likely events or circumstance that would result in materially different results. Western Sizzlin’s senior management has reviewed the critical accounting policies and estimates and the Management’s Discussion and Analysis regarding them with the Audit and Finance Committee of the Board of Directors.

The following are areas requiring significant judgments and estimates due to uncertainties as of the reporting date: trade accounts and notes receivable and the allowance for doubtful accounts, investments, determination of useful lives and the evaluation of any impairment of long-lived assets (including franchise royalty contracts, investment management contracts, and limited partnership agreements, goodwill and property and equipment), commitments and contingencies, and income taxes.

Trade Accounts and Notes Receivable and the Allowance for Doubtful Accounts

Western Sizzlin collects royalties, and in some cases rent, from franchisees. Western Sizzlin views trade accounts and notes receivable and the related allowance for doubtful accounts as a critical accounting estimate since the allowance for doubtful accounts is based on judgments and estimates concerning the likelihood that individual franchisees will pay the amounts included as receivables from them. In determining the amount of allowance for doubtful accounts to be recorded for individual franchisees, Western Sizzlin considers the age of the receivable, the financial stability of the franchisee, discussions that may have occurred with the franchisee and a judgment as to the overall collectability of the receivable from the franchisee. In addition, Western Sizzlin establishes an allowance for all other receivables for which no specific allowances are deemed necessary. If average sales or the financial health of franchisees were to deteriorate, Western Sizzlin might have to increase the allowance for doubtful accounts.

Investments

Marketable equity securities held by Western Sizzlin Corporation are held for an indefinite period and thus are classified as available-for-sale. Available-for-sale securities are recorded at fair value in Investments in Marketable Securities on the consolidated balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income (loss). Fair value is determined through the use of quoted market values on national exchanges. On a quarterly basis, Western Sizzlin performs an assessment to determine whether there have been any events or economic circumstances to indicate that a marketable equity security with an unrealized loss has suffered other-than-temporary impairment, pursuant to FASB ASC 320-10-65 (formerly FSP FAS 115-2 and FAS 124-2).

Western Acquisitions, LP and Mustang Capital Advisors, LP are, for GAAP purposes, investment companies under the AICPA Audit and Accounting Guide Investment Companies. Western Sizzlin has retained the specialized accounting for Western Acquisitions, LP and Mustang Capital Advisors, LP pursuant to FASB ASC 810-10-25 (formerly EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation). As such, marketable equity securities held by Western Acquisitions, LP and Mustang Capital Advisors, LP are recorded at fair value in Investments in Marketable Securities held by limited partnerships, with unrealized gains and losses resulting from the change in fair value reflected in the Statement of Operations. Fair value is primarily determined through the use of quoted market values on national exchanges.

Long-lived Assets, Franchise Royalty Contracts and Goodwill

Western Sizzlin views the determination of the carrying value of long-lived assets, franchise royalty contracts, goodwill, investment management contracts and limited partnership agreements as critical accounting estimates since it must evaluate the estimated economic useful life in order to properly depreciate or amortize the long-lived assets, franchise royalty contracts, and investment management contracts and limited partnership agreements and because it must consider if the value of any of the long-lived assets have been impaired, requiring adjustments to the carrying value. Goodwill is not subject to amortization but is subject to at least an annual impairment test to determine if the carrying amount exceeds its fair value.

Economic useful life is the duration of time the asset is expected to be productively employed, which may be less than its physical life. The estimated economic useful lives of long-lived assets are monitored to determine if they continue to be appropriate in light of changes in business circumstances.

Western Sizzlin must also consider whether long-lived assets (including property and equipment and intangible assets) have been impaired to the extent that Western Sizzlin must recognize a loss on such impairment, including goodwill impairment. Western Sizzlin evaluates its long-lived assets for impairment at the restaurant, franchise and investment company levels on an annual basis or whenever changes or events indicate that the carrying value may not be recoverable. Western Sizzlin assesses impairment of each level of assets based on the operating cash flows of the restaurant, franchise and investment operations and its plans for each restaurant unit, franchisee contract, or investment. Generally, all restaurant units with negative cash flows from operations for the most recent twelve months at each quarter end are included in Western Sizzlin’s assessment. In performing its assessment, Western Sizzlin must make assumptions regarding estimated future cash flows, including estimated proceeds from similar asset sales, and other factors to determine both the recoverability and the estimated fair value of the respective assets. If the long-lived assets of a restaurant are not recoverable based upon estimated future, undiscounted cash flows, Western Sizzlin writes the assets down to their fair value. If these estimates or their related assumptions change in the future, Western Sizzlin may be required to record additional impairment charges.

Western Sizzlin evaluates goodwill for impairment on an annual basis during the fourth quarter of each year, or more frequently if an event occurs that triggers an interim impairment test. Western Sizzlin determines the fair values of its reporting units using the discounted cash flow method. This method uses projections of cash flows from each of the reporting units. Several of the key assumptions in estimating future cash flows include periods of operations, projections of operating profits, and weighted average cost of capital. These assumptions are derived from Western Sizzlin’s internal budgets and consideration of available market data. The factors which contribute the greatest variability in its estimates of fair values are the weighted average cost of capital and estimates of future operating profits.

Purchase Obligation

In connection with its acquisition of a controlling interest in Mustang Capital Advisors, LP and Mustang Capital Management, LLC, Western Sizzlin is obligated to purchase the minority interest holder’s ownership percentage upon the occurrence of certain events. The purchase obligation will ultimately be settled in cash and shares of Western Sizzlin’s common stock. Western Sizzlin is accounting for this purchase obligation pursuant to FASB ASC 480-10 (formerly Statement of Financial Accounting Standards No. 150 (As Amended)  — Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity). The resulting liability is reported in other long-term liabilities on the accompanying financial statements.

Commitments and Contingencies

Western Sizzlin views accounting for contingencies as a critical accounting estimate since loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources require judgment as to any probable liabilities incurred. Actual results could differ from the expected results determined based on such estimates.

Income Taxes

Western Sizzlin records valuation allowances against deferred tax assets, when necessary, in accordance with FASB ASC 740 (formerly SFAS No. 109, “Accounting for Income Taxes”). Realization of deferred tax assets is dependent on future taxable earnings and is therefore uncertain. Western Sizzlin assesses the likelihood that deferred tax assets in each of the jurisdictions in which it operates will be recovered from future taxable income. Deferred tax assets do not include future tax benefits that Western Sizzlin deems likely not to be realized.

In July 2006, the FASB issued FASB ASC 740-10 (formerly FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109). FASB ASC 740-10 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken in a tax return. Western Sizzlin must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FASB ASC 740-10 applies to all tax positions related to income taxes subject to FASB ASC 740.

Other

Impact of Inflation

The impact of inflation on the costs of food and beverage products, labor and real estate can affect Western Sizzlin’s operations. Management believes Western Sizzlin has historically been able to pass on increased costs through certain selected menu price increases and has offset increased costs by increased productivity and purchasing efficiencies, but there can be no assurance that Western Sizzlin will be able to do so in the future. Management anticipates that the average cost of restaurant real estate leases and construction costs could increase in the future which could affect Western Sizzlin’s ability to expand. In addition, mandated health care or additional increases in the federal or state minimum wages could significantly increase Western Sizzlin’s costs of doing business.

Comparison of Stockholder’s and Debenture Holder’s Rights

This section of the proxy statement/prospectus describes the material differences between the rights of holders of Western Sizzlin common stock and the debentures to be issued in the merger. Upon completion of the merger, each outstanding share of Western Sizzlin common stock (other than shares held by Steak n Shake, Merger Sub or Western Sizzlin, or by Western Sizzlin stockholders who perfect and do not withdraw their appraisal rights under Delaware law) will be converted into the right to receive a pro rata portion of the debentures, at which time holders of Western Sizzlin common stock will become Steak n Shake debenture holders and their rights as security holders will be governed by the debentures and the indenture.

While we believe that the description covers the material differences between the shares of Western Sizzlin common stock and the debentures, this summary does not purport to be a complete description of the differences and may not contain all of the information that is important to you. Copies of the governing instruments are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Other Matters — Where You Can Find More Information.” You should carefully read this entire proxy statement/prospectus and the other documents that are referred to herein for a more complete understanding of the differences between being a holder of shares of Western Sizzlin common stock and the debentures.

Provision Applicable to Holders of Western Sizzlin Common Stock	Provision Applicable to Holders of the Debentures
Governing Documents
Holders of shares of Western Sizzlin common stock have their rights set forth in the Restated Certificate of Incorporation of Western Sizzlin, as amended, the bylaws of Western Sizzlin, as amended and Delaware law.	Holders of the debentures will have the rights set forth in the debentures and the indenture between Steak n Shake and Wells Fargo Bank, National Association, as trustee, which we refer to herein as the indenture, New York law and the Trust Indenture Act of 1939, as amended. A copy of the indenture and the form of debenture is attached to this proxy statement/prospectus as Annex F.
Dividends and Interest
Holders of shares of Western Sizzlin common stock are entitled to receive dividends when, as and if declared by Western Sizzlin’s board of directors. See also “Market Price and Dividend Information” with respect to Western Sizzlin’s dividend policy.	Holders of the debentures will not have the right to receive dividends. The debentures will bear interest at 14% per annum from the date of issuance (which will be the same date as the effective date of the merger), payable semiannually in cash, with principal and any accrued but unpaid interest to be paid in cash at maturity on the date that is the fifth anniversary of the date of issuance.

Provision Applicable to Holders of Western Sizzlin Common Stock	Provision Applicable to Holders of the Debentures
Ranking
Western Sizzlin’s common shares ranks junior to all of its other securities and indebtedness with respect to dividend rights and rights upon Western Sizzlin’s liquidation, dissolution and winding up.	The debentures will rank senior to Steak n Shake’s common stock with respect to rights upon Steak n Shake’s liquidation, dissolution or winding up. The debentures will constitute direct and unsecured obligations of Steak n Shake and are subordinated in right of payment to all of its “senior debt,” as that term is defined in the indenture and described in the section of the proxy statement/prospectus entitled “Description of Debentures — Subordination of Debentures.”
Conversion Rights
Western Sizzlin’s common stock is not convertible into any other security.	The debentures will not be convertible into Steak n Shake’s common stock or any other security.
Voting Rights
Holders of Western Sizzlin’s common stock are entitled to one vote per share on all matters to be voted on by Western Sizzlin’s stockholders.	Generally, holders of the debentures will not have any voting rights with respect to Steak n Shake, but do have the right to vote on modifications to certain documents governing the debentures.
Redemption
Western Sizzlin has no obligation or right to redeem its common stock.	Steak n Shake may, at its option, redeem the debentures, in whole or in part, without premium or penalty, on or after the date that is the first anniversary of the date of issuance thereof at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest to the date of redemption. Holders of the debentures will not have the right to require Steak n Shake to repurchase the debentures prior to maturity. The debentures are not subject to any sinking fund.
Listing
Western Sizzlin’s common stock is quoted on the NASDAQ Capital Market under the symbol “WEST.”	Steak n Shake applied on November , 2009 to list the debentures on the New York Stock Exchange upon issuance; however, because the debentures will be issued without underwriting in a direct issue limited to stockholders of Western Sizzlin in a principal amount limited to $22,959,000, no assurance can be made that any active trading market will develop for the debentures.

Transactions in Western Sizzlin Common Stock

Purchases by Steak n Shake or Merger Sub

Neither Steak n Shake nor Merger Sub has purchased any shares of Western Sizzlin common stock or exercised options to purchase shares of Western Sizzlin common stock in the past two years.

Purchases by Western Sizzlin

Western Sizzlin has not purchased any shares of its common stock in the past two years.

Purchases by Sardar Biglari

The following tables set forth the amount of Western Sizzlin common stock purchased, the range of prices paid and the average purchase price for each quarter that Mr. Biglari purchased shares of Western Sizzlin common stock during the past two years.

FISCAL YEAR ENDED DECEMBER 31, 2007:

Quarter	Total Number of Shares Purchased		Range of Prices Paid	Average Purchase Price
Fourth Quarter 2007	320,287	(1)	$8.50	$8.50

FISCAL YEAR ENDED DECEMBER 31, 2008:

Quarter	Total Number of Shares Purchased		Range of Prices Paid	Average Purchase Price
Second Quarter 2008	56,584	(1)	$6.86 to $6.95	$6.88

(1)	This number of beneficially owned shares was purchased and is owned by The Lion Fund, L.P. in which Mr. Biglari has sole voting and dispositive power through his control of the general partner, Biglari Capital Corp.

Purchases by Phillip Cooley

The following tables set forth the amount of Western Sizzlin common stock purchased, the range of prices paid and the average purchase price for each quarter that Mr. Cooley purchased shares of Western Sizzlin common stock during the past two years.

FISCAL YEAR ENDED DECEMBER 31, 2007:

Quarter	Total Number of Shares Purchased	Range of Prices Paid	Average Purchase Price
Fourth Quarter 2007	4,186	$8.50	$8.50

FISCAL YEAR ENDING DECEMBER 31, 2009:

Quarter	Total Number of Shares Purchased	Range of Prices Paid	Average Purchase Price
Fourth Quarter 2009	2,000	$7.15 to $7.56	$7.46

Purchases within the Last 60 Days

None of Western Sizzlin, Steak n Shake or Merger Sub have purchased any Western Sizzlin common stock in the past two years and no executive officer or director of Western Sizzlin, Steak n Shake or Merger Sub has purchased any Western Sizzlin common stock in the past 60 days, except:

•	On October 26, 2009, Mr. Cooley acquired 2,000 shares of Western Sizzlin common stock upon the exercise of stock options granted by Western Sizzlin with an exercise price of $7.15 who respect to 1,000 of the shares and $7.76 with respect to the remaining 1,000 shares.
•	On October 27, 2009, Mr. Dash acquired 2,000 shares of Western Sizzlin common stock upon the exercise of stock options granted by Western Sizzlin with an exercise price of $7.15 who respect to 1,000 of the shares and $7.76 with respect to the remaining 1,000 shares.

Security Ownership of Certain Beneficial Owners And Management

Western Sizzlin

The following table sets forth certain information regarding the ownership of Western Sizzlin’s common stock as of November , 2009 by: (1) each person known to Western Sizzlin to own beneficially more than 5% of the outstanding common stock of Western Sizzlin; (2) each of Western Sizzlin’s directors and named executive officers; and (3) all of the directors and executive officers as a group. As used in this table, “beneficially owned” means the sole or shared power to vote or dispose of, or to direct the voting or disposition of the shares, or the right to acquire such power within 60 days after November , 2009 with respect to any shares. Unless otherwise indicated, the address for these individuals is 401 Albemarle Ave. SE Roanoke, Virginia 24013.

Name and Address of Person(1)	Number of Shares(1)		Percent of Class
Sardar Biglari President and Chief Executive Officer, Chairman of the Board 9311 San Pedro Avenue, Suite 1440 San Antonio, TX 78216	934,215 (1)		32.8%

Robyn B. Mabe Vice President, Chief Financial Officer, Secretary/Treasurer	1,500		*

Robert R. Moore President and Chief Executive Officer of Wholly-Owned Subsidiaries Western Sizzlin Stores, Inc. and Western Sizzlin Franchise Corporation	—		—

James C. Verney Former President and CEO of Wholly-Owned Subsidiaries Western Sizzlin Stores, Inc. and Western Sizzlin Franchise Corporation	13,606	(2)	*

Titus W. Greene Director 2109 Windermere Lane Shelby, NC 28150	30,550		1.1%

Jonathan Dash Director 183 Rodeo Drive Beverly Hills, CA 90212	230,106	(3)	8.0%

Philip L. Cooley Director Trinity University One Trinity Place San Antonio, TX 78212-7200	14,211		*

Name and Address of Person(1)	Number of Shares(1)		Percent of Class
Kenneth R. Cooper Director 14607 San Pedro, Suite 130 San Antonio, TX 78232	1,522		*

Martin S. Fridson Director 54 West 21st Street. Suite 1007 New York, NY 10010	—		—

Directors and officers as a group Shawn Sedaghat 9701 Wilshire Blvd Beverly Hills, CA 90201	1,223,710		42.4%

	413,772	(4)	14.5%

*	Less than 1% of the outstanding Common Stock of Western Sizzlin
(1)	This number of beneficially owned shares is owned by The Lion Fund, L.P. in which Sardar Biglari has sole voting and dispositive power through his control of the general partner, Biglari Capital Corp
(2)	Based upon a Form 4/A filed with the SEC on June 6, 2008. Mr. Verney’s employment was terminated in July 2008 by mutual agreement of the parties and pursuant to the terms of a Severance and Release Agreement.
(3)	The number of beneficially owned shares includes 200,723 shares owned by clients of Mr. Dash’s investment advisory business, Dash Acquisitions, LLC, and over which Mr. Dash exercises sole voting and dispositive power.
(4)	Based on a Form 4 filed with the SEC on May 13, 2009.

Security Ownership of Parent and Merger Sub

As of November , 2009, neither Steak n Shake nor Merger Sub may be deemed to beneficially own any shares of Western Sizzlin common stock.

Steak n Shake Management

The table below sets forth the names and positions of Steak n Shake’s directors and executive officers. None of these persons has been convicted in a criminal proceeding during the past five years, excluding traffic violations or similar misdemeanors, and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of Steak n Shake’s directors and officers are citizens of the U.S. and can be reached c/o The Steak n Shake Company, 36 South Pennsylvania Street, Suite 500, Indianapolis, Indiana 46204.

Name	Age	Position	Since
Sardar Biglari	32	President and Chief Executive Officer; Chairman of the Board; Director	2008
Philip L. Cooley	65	Vice Chairman of the Board; Director	2008
Ruth J. Person	63	Director	2002
William J. Regan, Jr.	63	Director	2008
John W. Ryan	79	Director	1996

Name	Age	Position	Since
Duane E. Geiger	47	Interim Chief Financial Officer; Vice President and Controller	2008
Dennis Roberts	60	Senior Vice President, Operations Excellence	2008

Set forth below is certain biographical information for each of Steak n Shake’s directors and executive officers:

Mr. Biglari was elected Chairman of the Steak n Shake board of directors in June 2008 and appointed Chief Executive Officer in August 2008 following his election to the board of directors at the 2008 Annual Meeting of Shareholders. In addition, Mr. Biglari serves as the Chairman and Chief Executive Officer of Biglari Capital Corporation, the general partner of the Lion Fund L.P., a private investment fund, since its inception in 2000. He has also serves as the Chairman of the Board of Western Sizzlin since 2006 and as its Chief Executive Officer since 2007.

Dr. Cooley has been the Prassel Distinguished Professor of Business at Trinity University, San Antonio, Texas, since 1985. He has served as an advisory director of Biglari Capital Corporation since 2000 and as Vice Chairman of the Board of Western Sizzlin since March 2006; and as Director of the Consumer Credit Counseling Service of Greater San Antonio and the Financial Management Association and the Eastern Finance Association.

Dr. Person has been Chancellor and Professor of Management, University of Michigan-Flint since 2008. Formerly, she was Chancellor, Indiana University Kokomo and Professor of Management from 1999 through 2008; President, American Association of University Administrators 2003 through 2004; Former President, Board of Directors, Workforce Development Strategies, Inc.; Former Member, Key Bank Advisory Board —  Central Indiana.

Mr. Regan is a private investor and business consultant. He served as Chief Financial Officer, California Independent System Operator Corporation from June 1999 until retirement in April 2008. He is also a Director of the Consumer Credit Counseling Service of Greater San Antonio. Mr. Regan formerly held senior financial positions at Entergy Corporation, United Services Automobile Association (USAA), and American Natural Resources.

Dr. Ryan is a private investor. He was Chancellor of the State University of New York Systems from 1996 through 1999, and was President of Indiana University from 1971 through 1987.

Mr. Geiger was named Interim Chief Financial Officer of Steak n Shake in July 2008. He has also served as Steak n Shake’s Vice President, Controller since 2004. Prior thereto, Mr. Geiger was Vice President, Information Systems, Financial Planning and Treasurer of Steak n Shake, and he served in other various capacities within Steak n Shake since 1993.

Mr. Roberts joined Steak n Shake as Senior Vice President, Operations Excellence in September 2008. Prior to joining Steak n Shake, Mr. Roberts served as a Senior Business Advisor at Results Oriented Individuals from 2006 to 2008, as President of DJR Health & Fitness Solutions, Inc. from 2004 to 2006, and as Executive Vice President, Chief Operating Officer of Dollar Financial Group, Inc. from 2001 to 2004. Mr. Roberts also has over 20 years of experience in the restaurant industry, serving in executive roles at Unos Restaurant Corporation and Friendly Ice Cream Corporation.

Western Sizzlin Management

The table below sets forth the names and positions of Western Sizzlin’s directors and executive officers. None of these persons has been convicted in a criminal proceeding during the past five years, excluding traffic violations or similar misdemeanors, and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of Western Sizzlin’s directors and officers are citizens of the U.S. and can be reached c/o Western Sizzlin, 401 Albemarle Ave SE, Roanoke, Virginia 24013.

Set forth below is certain biographical information for each of Western Sizzlin’s directors and executive officers.

Name	Age	Position	Since
Sardar Biglari	32	Chairman of the Board and Director	2005
Philip L. Cooley	65	Vice Chairman of the Board and Director	2005
Titus W. Greene	72	Director	2002
Jonathan Dash	30	Director	2006
Kenneth R. Cooper	64	Director	2007
Martin S. Fridson	56	Director	2007
Robyn B. Mabe	47	Vice President and Chief Financial Officer; Secretary/Treasurer	1999
Robert R. Moore	59	President and Chief Executive Officer of Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc.	2008

Set forth below is certain biographical information on each of Western Sizzlin’s directors and executive officers.

Sardar Biglari has been a director of Western Sizzlin since December 2005 and Chairman of Western Sizzlin’s board of directors since March 2006. In May 2007, Mr. Biglari was appointed President and Chief Executive Officer of Western Sizzlin. Mr. Biglari has also served as the Chairman and Chief Executive Officer of Biglari Capital Corp., the general partner of The Lion Fund, L.P., a private investment fund, since its inception in 2000. He is a director of Steak n Shake, since March 2008, and its Chairman and Chief Executive Officer since August 2008.

Philip L. Cooley Ph.D. has been a director of Western Sizzlin since December 2005 and Vice Chairman of Western Sizzlin since March 2006. Dr. Cooley is the Prassel Distinguished Professor of Business at Trinity University in San Antonio, Texas, since 1985. He has served as an advisory director of Biglari Capital Corp. since 2000. He is a director of the Steak n Shake, Consumer Credit Counseling Service of Greater San Antonio, Financial Management Association International and Eastern Finance Association.

Titus W. Greene has been a director of Western Sizzlin since September 2002, and previously served as Western Sizzlin Chairman of the Board and a director from 1993 to 1996. Mr. Greene was a Western Sizzlin franchisee from 1973 to 1996.

Jonathan Dash has been a director of Western Sizzlin since March 2006. Mr. Dash has served as the President of Dash Acquisitions, LLC, whose principal business is investment management, since 2004.

Kenneth R. Cooper has been a director of Western Sizzlin since February 2007. Mr. Cooper has been engaged in the private practice of law in San Antonio, Texas, since 1974, specializing in real estate transactions.

Martin S. Fridson has been a director of Western Sizzlin since November 2007. Mr. Fridson is the Chief Executive Officer of Fridson Investment Advisors, LLC, an investment management firm. Mr. Fridson was the Chief Executive Officer of Fridson Vision LLC, an independent investment research firm, from 2003 to 2008.

Robyn B. Mabe has been Vice President and Chief Financial Officer of Western Sizzlin since February 1, 2001 and Secretary/Treasurer of Western Sizzlin since January 1, 1999. Ms. Mabe served as Western Sizzlin’s Director of Accounting and Corporate Controller from January 1, 1994 through December 31, 2003.

Robert R. Moore has been President and Chief Executive Officer of Western Sizzlin’s wholly-owned subsidiaries, Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc., since June 23, 2008. Prior to employment with Western Sizzlin, Mr. Moore was Chief Restaurant Operations Officer for Whataburger, Inc., Corpus Christi, Texas from December 1991 to July 1995, rejoined Whataburger in November of 1997 to July 2007. Mr. Moore was self employed from July 2007 until July 2008.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy.  Western Sizzlin’s executive compensation program is designed to attract and retain executives who are vital to the firm’s long-term success. Decisions with respect to Western Sizzlin’s executive compensation are made by the Compensation Committee of the Western Sizzlin board of directors on an individual basis, based upon a number of factors, including the provisions of any existing employment contract with an executive, evaluation of the executive’s performance, the level of responsibility associated with the executive’s position, recruitment requirements and the performance of the company. Compensation of the executives of Western Sizzlin has historically been structured to motivate, reward and retain the executives consistent with the needs of Western Sizzlin from time to time. Mr. Biglari, appointed as President and Chief Executive Officer in May 2007, is excluded from this program due to his election not to receive any compensation for serving in these capacities.

In 2007, the Western Sizzlin Compensation Committee established a policy that disregards both the market value of Western Sizzlin and the profitability of the parent company in determining the compensation for these executives. The principal components of Western Sizzlin’s executive compensation program for 2007 and forward are salary and bonus. Western Sizzlin has frozen all stock option plans and will not issue new grants of stock options to executives as of the beginning of the second quarter of 2007. Only 1,000 options were issued in 2007, prior to the freeze on new grants. The Western Sizzlin Compensation Committee believes that each executive’s overall remuneration should reflect his or her performance over time, and a mix of salary and bonus is used to achieve that goal. Compensation will not be related to activities that are not under the executives’ domain.

Base Salary.  Factors considered by the Western Sizzlin Compensation Committee in setting executive salaries are typically subjective, such as the Committee’s perception of functional responsibility and performance. In the case of the Chief Executive Officer (prior to Mr. Biglari’s appointment), the Committee also considered its expectations as to his future contributions in directing the long-term success of Western Sizzlin and its business. Base salaries have historically been reviewed annually and may be changed based upon the individual performance, subject to any contractual arrangement with the executive. This philosophy is also applied to key executives of Western Sizzlin’s subsidiaries, such as Mr. Moore who was appointed Chief Executive Officer of Western Sizzlin’s wholly-owned subsidiaries Western Sizzlin Stores, Inc. and Western Sizzlin Franchise Corporation in July 2008. Mr. Moore replaced James C. Verney in these positions.

Mr. Moore’s salary in 2008 was $250,000 annually, pro-rated for his time with Western Sizzlin. In 2009, Mr. Moore’s salary is $250,000. Mr. Verney’s salary in 2008, 2007 and 2006 was $210,000, $260,000 and $260,000, respectively.

The Western Sizzlin Compensation Committee also sets the base salary of the Chief Financial Officer. Mrs. Mabe’s salary in 2008, 2007 and 2006 was $129,000 and $125,000, and $121,000, respectively. In 2009, Mrs. Mabe’s salary is $132,000.

Cash Bonus.  Western Sizzlin utilizes two types of bonuses — a performance based bonus and a discretionary bonus. The performance based bonus programs are established annually by the Western Sizzlin Compensation Committee and approved by the board of directors, with bonus payments tied to performance milestones applicable to each executive. No performance bonuses were paid in 2008 to any of the named executive officers. Mrs. Mabe was paid discretionary bonuses in 2008 and 2007 of $8,000 and $10,000 in 2006, on the basis of her expeditiously facilitating a number of initiatives directed by the Western Sizzlin board of directors. Mr. Moore did not receive a discretionary bonus in 2008. Mr. Verney did not receive a discretionary bonus in either 2008 or 2007; he was paid a $25,000 discretionary bonus in 2006. Discretionary bonuses are tied to the Western Sizzlin Compensation Committee’s judgment of the executive’s performance in the following areas and other areas deemed appropriate in the board of director’s discretion:

•	Retention of current franchises.
•	Addition of new franchises.
•	Restaurant openings by franchises.

•	Profit performance of the five Western Sizzlin company-owned stores.
•	Management of Western Sizzlin’s accounts receivable and notes receivable.

Overarching these four areas is the Western Sizzlin board of director’s interest in increasing free cash flow.

In 2009, Western Sizzlin intends to utilize a bonus structure similar to that applied in 2008, with updated targets set in regard to return on investment, cash flow, and system-wide sales increases.

Employment Agreements.  Mr. Biglari, who was appointed President and Chief Executive Officer of Western Sizzlin in May 2007, does not have an employment agreement. Mr. Moore, who was appointed Chief Executive Officer of the Western Sizzlin’s wholly-owned subsidiaries Western Sizzlin Stores, Inc. and Western Sizzlin Franchise Corporation in July 2008, did not have an employment agreement in 2008. Mr. Verney was employed pursuant a written Employment Agreement dated July 1, 2003, as subsequently amended by a written Binding Memorandum of Understanding dated January 4, 2005 and an Amendment dated May 16, 2007. The initial term of the agreement was 18 months, and it renewed for successive one-year terms absent written notice of non-renewal from either party. The agreement (as amended) provided Mr. Verney compensation in the form of a base salary, cash bonus and stock options. The salary amount was subject to annual adjustment by the Compensation Committee, as described above. Mr. Verney was eligible to receive performance bonuses pursuant to a plan established annually by the Compensation Committee. All stock options required to be granted by Western Sizzlin to Mr. Verney under this agreement were issued since 2005. No discretionary options were issued since that time. Mr. Verney’s agreement provided other benefits of the type available to other Western Sizzlin employees such as health insurance and retirement plan participation. The agreement provided for a severance payment of one year’s base salary at the rate then in effect plus reimbursement for premiums for health benefits in the event of termination without cause. Mr. Verney’s employment was terminated in July 2008 by mutual agreement of the parties and pursuant to the terms of a Severance and Release Agreement. Severance payments to Mr. Verney are consistent with his Employment Agreement and are comprised of one-year’s base salary at the rate then in effect and pursuant to Western Sizzlin’s regular payroll practices, plus reimbursement for premiums for health benefits, totaling approximately $216,000. The Severance and Release Agreement also provides for mutual non-disparagement, non-solicitation (19 months), confidentiality/trade secret and intellectual property protection, non-competition (12 months) and mutual releases.

Subsequent to December 31, 2008, in March, 2009, Western Sizzlin entered into a written Employment Agreement with Robert R. Moore, President and Chief Executive Officer Western Sizzlin’s wholly-owned subsidiaries Western Sizzlin Stores, Inc., and Western Sizzlin Franchise Corporation. The Agreement provides Mr. Moore with a minimum base salary of $250,000 per year. He is eligible for bonus compensation equal to twenty percent (20%) of Cash Flows (as defined in the Agreement) in excess of $2.3 million annually as adjusted by a charge of 20% of any incremental investment of capital during each year. He also receives a monthly car allowance of $1,500 per month and a housing allowance of $1,500 per month. He is eligible for such other benefits as are offered other employees from time to time and will be reimbursed for out-of-pocket expenses pursuant to Western Sizzlin’s existing policies. The initial term of the agreement expires on December 31, 2009, and it automatically renews for successive one-year renewal terms. During any term the Agreement is terminable by either party on thirty (30) days prior written notice, automatically in the event of Mr. Moore’s death or disability, any time by mutual written agreement, or by Western Sizzlin for cause (as defined in the Agreement). In the event the Agreement is terminated by Western Sizzlin without cause, Mr. Moore is entitled to severance benefits equal to three (3) months’ salary during the initial term, six (6) months’ salary during the first renewal term, nine (9) months’ salary during the second renewal term and twelve (12) months’ salary if during a subsequent renewal term. In the event of such termination he would also be offered continuing insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) and Western Sizzlin will reimburse premiums paid by him for a period of three (3) months. The Agreement also contains customary provisions concerning the protection of Western Sizzlin property and confidential information. It also provides for periods of non-competition and non-solicitation.

Western Sizzlin has a severance provision contained within the Employment Agreement with Robyn B. Mabe, its Chief Financial Officer. The agreement provides certain termination benefits in the event that Mrs. Mabe’s employment with the Western Sizzlin is terminated without cause and upon a change of control. Under the terms of the agreement, in the event of termination without cause Mrs. Mabe will receive termination benefits equal to six months of her annual base salary in effect on the termination date and the continuation of health and welfare benefits through the termination date of the agreement. In the event of a change of control, she will receive termination benefits equal to her annual base salary in effect on the change of control date and the continuation of health and welfare benefits through the termination date of the agreement. Assuming a termination date of December 31, 2008, as required by SEC rules, the approximate value of the severance benefits would have been approximately $135,000.

Western Sizzlin’s obligations under the above-described agreements are conditioned upon compliance with the terms of the agreement, which include as applicable provisions concerning non-disclosure of confidential information, non-solicitation of employees, and covenants not to compete with Western Sizzlin.

Summary Compensation Table

The following table sets forth compensation paid to certain executive officers during the last three fiscal years:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)
Sardar Biglari, CEO	2008	0	0	0	0	14,000	14,000
	2007	0	0	0	0	13,500	13,500
	2006	0	0	0	0	13,000	13,000
Robert R. Moore, President and CEO of subsidiaries – Western Sizzlin Stores, Inc. and Western Sizzlin Franchise Corporation	2008	125,000	0	0	0	21,000	146,000
James C. Verney, Former President and CEO of Western Sizzlin Stores, Inc. and Western Sizzlin Franchise Corporation	2008	210,000	0	0	0	0	210,000
	2007	260,000	0	0	0	0	260,000
	2006	260,000	0	0	0	12,000	272,000
Robyn B. Mabe, Chief Financial Officer	2008	129,000	8,000	0	0	0	137,000
	2007	125,000	8,000	0	0	0	133,000
	2006	121,000	10,000	0	0	0	131,000

(1)	Represents discretionary bonuses paid to the named executive.
(2)	This amount for Mr. Biglari consists of director fees paid in cash.
(3)	The amount for Mr. Moore includes car allowance and housing allowance pro-rated based on hire date; and for Mr. Verney includes annual car allowance of $12,000 in 2006, which was eliminated in 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards held by the named executive officers as of December 31, 2008.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Sardar Biglari	0	0	N/A	N/A
James C. Verney	0	0	N/A	N/A
Robert R. Moore	0	0	N/A	N/A
Robyn B. Mabe	2,500	0	7.15	8/24/2010

Compensation of Directors

In 2008, Western Sizzlin’s directors were paid a $1,000 quarterly retainer for the first quarter and $1,500 for the remaining three quarters. In addition, each committee chair received an additional $250 per quarter. Each director is paid an additional $1,500 and reimbursement for out-of-pocket expenses incurred for attending each meeting of the Western Sizzlin board of directors in person. The directors receive $500 for each telephonic meeting of the board of directors and committee meeting when not part of a full meeting of the board of directors. In the past, the Western Sizzlin’s directors have received stock options under Western Sizzlin’s two stock option plans. In February, 2007, Mr. Biglari informed the Western Sizzlin board of directors that he did not wish to receive future grants of stock options and that he relinquished all stock options previously granted to him. In April 2007, the Western Sizzlin board of directors determined to suspend indefinitely the granting of future stock options to directors. At that time the Western Sizzlin board of directors also revised its fee structure to increase by $500 each the quarterly retainer, and to pay $500 extra per quarter to the Chairman of the Audit and Finance Committee. The following table summarizes compensation paid to Western Sizzlin’s directors in fiscal 2008:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Sardar Biglari	14,000	0	0	14,000
Philip L. Cooley	13,500	0	0	13,500
Jonathan Dash	11,000	0	0	11,000
Titus W. Greene	12,500	0	0	12,500
Kenneth R. Cooper	11,500	0	0	11,500
Martin S. Fridson	11,000	0	0	11,000

Certain Transactions with Directors, Executive Officers and Affiliates

Common Chairman of the Board, President and Chief Executive Officer

Western Sizzlin and Steak n Shake share the services of Sardar Biglari, the Chairman of the board of directors, President and Chief Executive Officer of Western Sizzlin and the Chief Executive Officer of each of Western Sizzlin’s subsidiaries. Mr. Biglari is also Chairman of the board of directors, President and Chief Executive Officer of Steak n Shake and each of Steak n Shake’s subsidiaries.

Common Vice Chairman of the Board

Western Sizzlin and Steak n Shake share the services of Philip L. Cooley, who is the Vice Chairman of the board of directors of Western Sizzlin and also the Vice Chairman of the board of directors of Steak n Shake.

Western Sizzlin Certain Relationships and Related Transactions

The Western Sizzlin board of directors has a policy that all transactions with its officers, directors, employees and affiliates of Western Sizzlin will be approved by a majority of disinterested directors of Western Sizzlin or a special committee of the board of directors consisting of disinterested persons, and will be on terms no less favorable to Western Sizzlin that such directors or committee believe would be available from unrelated third parties. There were no related party transactions with officers, directors, employees or affiliates of Western Sizzlin during 2008, 2007 or year to date 2009.

Western Sizzlin Director Independence

In accordance with applicable SEC rules, the Western Sizzlin board of directors has determined that all directors, other than Sardar Biglari, are “independent” as measured by the Corporate Governance Rules applicable to companies listed on the Nasdaq Capital Market.

Steak n Shake’s Ratio of Earnings to Fixed Charges

The following table sets forth Steak n Shake’s ratio of earnings to fixed charges for each of the periods indicated.

	53 Weeks Ended September 30, 2009	Fiscal Year Ended September 24,
Period Ended		2008	2007	2006	2005
Ratio of earnings to fixed charges	1.5x	—*	1.9x	3.8x	4.0x

*	For the period ended September 24, 2008, earnings were insufficient to cover fixed charges.

For the purposes of calculating Steak n Shake’s ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations, plus fixed charges and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expense, amortization of debt issuance costs, capitalized interest, and an estimate of the portion of Steak n Shake’s rental expense that is attributable to interest.

Western Sizzlin’s Ratio of Earnings to Fixed Charges

The following table sets forth Western Sizzlin’s ratio of earnings to fixed charges for each of the periods indicated.

	Nine Months Ended September 30, 2009	Fiscal Year Ended December 31,
		2008	2007
Ratio of Earnings to Fixed Charges	53.36x	—*	—*

*	For the periods ended December 31, 2007 and 2008, earnings were insufficient to cover fixed charges.

For the purposes of calculating Western Sizzlin’s ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations before adjustment for minority interest, plus fixed charges and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expense, whether expensed or capitalized, amortization of debt issuance costs, and an estimate of the portion of Western Sizzlin’s rental expense that is attributable to interest.

Western Sizzlin Book Value Per Share

As of September 30, 2009, Western Sizzlin’s net book value per share was $9.31 and its net tangible book value per share was $7.11.

APPRAISAL RIGHTS

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL, a copy of which is attached to this proxy statement/prospectus as Annex D. Western Sizzlin stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow any of the statutory procedures set forth in Section 262 precisely could result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of Western Sizzlin common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of Western Sizzlin common stock appraised by the Delaware Court of Chancery (the “Court”) and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the merger consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

Notification of Merger.  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting a constituent corporation, such as Western Sizzlin, must notify each of its holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement/prospectus constitutes such notice to holders of Western Sizzlin’s common stock concerning the availability of appraisal rights under Section 262.

Electing Appraisal Rights.  Western Sizzlin stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Western Sizzlin before the special meeting. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262. A written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the merger agreement and approval of the merger, or an abstention or failure to vote for the adoption of the merger agreement and approval of the merger.

Western Sizzlin stockholders electing to exercise their appraisal rights must not vote “FOR” the approval of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed demand for appraisal.

Only Record Holders May Demand Appraisal Rights.  A Western Sizzlin stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate(s).

•	If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner.
•	If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners.
•	An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners.
•	A person having a beneficial interest in Western Sizzlin’s common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. If common stock is held through a broker who in turn holds the common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to Western Sizzlin at Western Sizzlin, located at 401 Albemarle Ave SE, Roanoke, Virginia 24013, attention: Robyn B. Mabe, Secretary. The demand must reasonably inform Western Sizzlin of the identity of the holder as well as the holder’s intention to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval of the merger agreement at the special meeting will constitute a waiver of appraisal rights. Within 10 days after the effective time of the merger, Western Sizzlin must provide notice of the effective time of the merger to all of its stockholders who have complied with Section 262 and have not voted “FOR” the adoption of the merger agreement.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of entitlement to perfection of appraisal rights will be entitled, upon written request, to receive from Western Sizzlin a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by Western Sizzlin or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from Western Sizzlin the statement described in this paragraph.

Court Petition Must Be Filed. Within 120 days after the effective time of the merger (but not thereafter), the surviving corporation or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the fair value of the shares of Western Sizzlin’s common stock owned by stockholders entitled to appraisal rights. Western Sizzlin has no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that it will file a petition. Accordingly, it is the obligation of the holders of Western Sizzlin common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of Western Sizzlin common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Western Sizzlin. Western Sizzlin must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom Western Sizzlin has not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

Appraisal Proceeding by Delaware Court.  After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although Western Sizzlin believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and non-U.S. income tax purposes as well.

Effect of Appraisal Demand on Voting and Right to Dividends.  Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

Withdrawal of Appraisal Rights.  At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with Western Sizzlin’s consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If Western Sizzlin does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Western Sizzlin has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex D to this proxy statement/prospectus) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, any of Western Sizzlin’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (as defined below) whose shares of Western Sizzlin common stock are converted into the right to receive debentures (and/or cash in lieu of fractional interests in debentures) in the merger and of the material U.S. federal income tax consequences to non-U.S. holders of holding and disposing of debentures received pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” is used to mean a beneficial owner of Western Sizzlin common stock that is, for U.S. federal income tax purposes:

•	a citizen of the United States;
•	a United States resident alien;
•	a corporation created or organized under the laws of the United States or any of its political subdivisions;
•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a beneficial owner of Western Sizzlin common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Western Sizzlin common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Western Sizzlin common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Western Sizzlin stockholders. This discussion:

•	is based upon the Internal Revenue Code of 1986, as amended, U.S. judicial decisions, administrative pronouncements and existing and proposed U.S. Treasury Regulations, all as in effect as of the date hereof, all of which authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below;
•	applies only to beneficial owners who hold Western Sizzlin common stock as capital assets, and does not apply to:
º	Western Sizzlin common stock received in connection with the exercise of employee stock options or otherwise as compensation;
º	stockholders who validly exercise their rights under Delaware law to seek the determination of the fair value of their Western Sizzlin common stock, or
º	certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, stockholders who hold Western Sizzlin common stock as part of a hedge, straddle, a constructive sale or conversion transaction and stockholders who will own, directly or through attribution, more than 5% of Steak n Shake’s common stock);
•	does not address any matters relating to equity compensation or benefit plans (including Western Sizzlin’s 401(k) plan, and the receipt of payments in connection with the cancellation pursuant to the merger agreement of options to purchase Western Sizzlin common stock); and
•	does not address any aspect of state, local or foreign tax laws.

Western Sizzlin has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the statements or beliefs expressed below.

U.S. Holders

The exchange of Western Sizzlin common stock for debentures (and/or cash in lieu of fractional interests in debentures) in the merger will be a taxable transaction for U.S. federal income tax purposes. Except as discussed below, a U.S. holder whose Western Sizzlin common stock are converted into the right to receive debentures and/or cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the sum of (1) the fair market value of the debentures received by such holder in the merger, and (2) the amount of cash received by such holder in the merger, and the U.S. holder’s adjusted tax basis in such Western Sizzlin common stock. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such Western Sizzlin common stock. Gain or loss will be determined separately for each block of Western Sizzlin common stock (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such Western Sizzlin common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation, if such gains are recognized in taxable years beginning before January 1, 2011. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Non-U.S. Holders

The exchange of Western Sizzlin common stock for debentures (and/or cash in lieu of fractional interests in debentures) in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder); or
•	the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to U.S. federal income tax on the net gain derived from the merger at regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a “United States person” as defined under the Code and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Steak n Shake or a withholding agent will withhold U.S. federal withholding tax from the gross amount of any interest on debentures paid to a non-U.S. holder at a rate of 30%, unless (1) such interest qualifies as exempt portfolio interest, and a non-U.S. holder claiming the benefit of such exemption provides to Steak n Shake or such agent proper Internal Revenue Service documentation; (2) an applicable income tax treaty reduces such tax, and a non-U.S. holder claiming the benefit of such treaty provides to Steak n Shake or such agent proper Internal Revenue Service documentation; or (3) the interest payments are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides to Steak n Shake or such agent proper Internal Revenue Service documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to such interest payments in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided by an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation may be subject to a branch profits tax on effectively connected interest payment income at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

The U.S. federal income tax consequences of a sale, exchange or other disposition of debentures by a non-U.S. holder are generally the same as those discussed above concerning a non-U.S. holder’s disposition of Western Sizzlin’s common stock pursuant to the merger.

Debentures owned, or treated as owned, by an individual who is a non-U.S. holder (as specifically defined for estate tax purposes) at the time of his or her death generally will be included in the individual’s gross estate for U.S. federal estate purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Backup withholding of tax (currently at a rate of 28%) may apply to the receipt of cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of Western Sizzlin’s U.S. holders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the exchange agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the exchange agent.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to any cash received in the merger by a non-U.S. holder, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a “United States person” as defined under the Code) or such non-U.S. holder otherwise establishes an exemption.

Generally, information reporting and backup withholding of United States federal income tax at the applicable rate may apply to debenture interest payments by Steak n Shake or its paying agent to a non-U.S. holder if such holder fails to make the appropriate certification that the holder is not a U.S. person or if Steak n Shake or its paying agent has actual knowledge or reason to know that the payee is a U.S. person.

Payments of the proceeds of the sale of debentures to or through a foreign office of U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder payee is an exempt recipient or such broker has evidence in its records that the payee is not a U.S. person. Payments of the proceeds of a sale of debentures to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

Consultation with Tax Advisor Recommended

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger or the holding and disposing of debentures. This description is not intended to be, and may not be relied upon, as constituting legal or tax advice to any holder of Western Sizzlin common stock or Steak n Shake debentures issued in exchange for such stock in the merger, and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder is given. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger and the holding or disposing of debentures in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the transactions described in this proxy statement/prospectus relating to the equity compensation and benefit plans.

THE VOTING AGREEMENTS

On October 22, 2009, in connection with the merger agreement, each of The Lion Fund, L.P. and Dash Acquisitions, LLC, whom we refer to collectively as the “Voting Agreement Parties,” entered into voting agreements with Steak n Shake, which we refer to as the “Voting Agreements.” The following is a summary of selected material provisions of the Voting Agreements. This summary is qualified in its entirety by reference to the Voting Agreements, the form of which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex E. The provisions of the Voting Agreements are extensive and not easily summarized. You should read the form of the Voting Agreements in its entirety.

Pursuant to the Voting Agreements, the Voting Agreement Parties agreed to, among other things, vote all shares of Western Sizzlin common stock that they beneficially own or exercise control and voting discretion over (i) in favor of the adoption of the merger agreement approval of the merger or such other alternative structure as may be agreed upon by Steak n Shake to effect the transactions contemplated by the merger agreement that is no less favorable to the Voting Agreement Parties than the terms of the transactions presently contemplated by the merger agreement; and (ii) against the consummation of any Superior Proposal or any action, proposal, agreement or transaction that would result in a breach in any respect of any covenant, representation or warranty of Western Sizzlin contained in the merger agreement, which would reasonably be expected to result in any of the conditions of Western Sizzlin’s obligations thereunder not being fulfilled or would impede or interfere with the merger. The Voting Agreement Parties also agreed to certain transfer restrictions with respect to their respective shares of Western Sizzlin common stock subject to the Voting Agreements and agreed to hold such common stock free and clear of any liens.

The Voting Agreements will terminate and have no further force or effect upon earlier to occur of (i) termination date of the merger agreement, and (ii) the date on which the merger agreement is terminated in accordance with its terms.

As of the Western Sizzlin record date, the Voting Agreement Parties beneficially owned or exercised control and voting discretion over 1,134,938 shares of Western Sizzlin common stock, representing approximately 39.9% of the Western Sizzlin common stock outstanding on that date.

Nothing in the Voting Agreements are intended to restrict, in any way, Messrs. Biglari or Dash in the exercise of their fiduciary duties as executive officers and/or directors of Western Sizzlin.

MARKET PRICE AND DIVIDEND INFORMATION

Western Sizzlin’s common stock listed on the NASDAQ Capital Market under the symbol “WEST” since February 25, 2008. The following table sets forth for the periods indicated the high and low sale prices per share of Western Sizzlin common stock during each period.

Fiscal Year Ending December 13, 2009	High	Low
Fourth Quarter 2009 (through November , 2009)(1)	$—	$—
Third Quarter 2009(2)	$14.49	$12.25
Second Quarter 2009	$16.45	$7.90
First Quarter 2009	$13.29	$6.02

Fiscal Year Ended December 31, 2008	High	Low
Fourth Quarter 2008	$14.35	$7.10
Third Quarter 2008	$15.90	$13.27
Second Quarter 2008	$16.50	$12.13
First Quarter 2008 (from February 25, 2008)	$20.00	$14.25

(1)	On November , 2009, the last full trading day prior to the date of this Proxy Statement, the closing price of Western Sizzlin’s common stock was $.
(2)	On August 12, 2009, the last full trading day prior to the public announcement of the entry into a non-binding Letter of Intent relating to a proposed merger of Western Sizzlin into a wholly-owned subsidiary of Steak n Shake, the closing price of Western Sizzlin’s common stock was $12.75.

Prior to February 25, 2008, Western Sizzlin’s common stock was quoted on the OTC Bulletin Board under the symbol “WSZL.OB”. The following table sets forth, for the periods indicated, the range of high and low bid prices for the common stock as reported. Please note that quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Years Ended December 31, 2008 and 2007	High	Low
First Quarter 2008 (through February 25, 2008)	$18.00	$12.80
Fourth Quarter 2007	$18.75	$12.35
Third Quarter 2007	$17.50	$15.00
Second Quarter 2007	$16.43	$12.10
First Quarter 2007	$12.50	$8.38

Western Sizzlin stockholders are encouraged to obtain current market quotations for Western Sizzlin common stock prior to making any decision with respect to the merger. The market price for Western Sizzlin common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is consummated.

As of , 2009 there were 2,844,402 shares of Western Sizzlin common stock outstanding and  holders of record of Western Sizzlin common stock.

Western Sizzlin’s board of directors has not declared a cash dividend in either of the two most recent fiscal years. Other than the special dividend that was paid November 6, 2009 in the form of Steak n Shake shares (see “Recent Events”), Western Sizzlin’s last dividend was paid in 2003, and Western Sizzlin does not anticipate paying a dividend in the foreseeable future.

OTHER MATTERS

Legal Matters

The validity of the debentures to be issued in connection with the merger will be passed upon for Steak n Shake by Ice Miller LLP, Indianapolis, Indiana.

Experts

The consolidated financial statements, and the related financial statements schedule, of The Steak n Shake Company and subsidiaries incorporated in this Registration Statement by reference from The Steak n Shake Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and the effectiveness of The Steak n Shake Company’s internal control over financial reporting as of September 30, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements and the related financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for income tax uncertainties), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Western Sizzlin Corporation and subsidiaries as of December 31, 2008 and 2007 and for the years then ended included in this Registration Statement have been audited by Dixon Hughes PLLC, an independent registered public accounting firm, as set forth in their report (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes), which is included herein on page F-2. Such consolidated financial statements have been included in this proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Western Sizzlin Corporation and subsidiaries for the year ended December 31, 2006 included in this Registration Statement have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report, which is included herein on page F-3. Such consolidated financial statements have been included in this proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Future Stockholder Proposals

Western Sizzlin held its 2009 annual meeting of stockholders on August 13, 2009. If the merger agreement is approved and adopted and the merger is approved by the requisite vote at the Western Sizzlin special meeting and the merger is completed, Western Sizzlin will be a wholly-owned subsidiary of Steak n Shake and, consequently, Western Sizzlin will not hold an annual meeting of its stockholders in 2010. Western Sizzlin stockholders that receive Steak n Shake common stock in the distribution of the Steak n Shake shares and hold such shares will be entitled to participate, as stockholders of Steak n Shake, in the 2010 annual meeting of stockholders of Steak n Shake.

If the merger is not completed for any reason, Western Sizzlin expects to hold a 2010 annual meeting of its stockholders, which we refer to as the “2010 Annual Meeting,” and an eligible stockholder who wants to have a proposal considered for inclusion in the proxy statement for the 2010 Annual Meeting, must notify the Secretary of Western Sizzlin. Western Sizzlin stockholders may submit proposals for consideration at 2010 Annual Meeting, if held. Western Sizzlin Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in company-sponsored proxy materials for that meeting. To be timely under Western Sizzlin’s Bylaws, Stockholder proposals which are intended to be presented at the 2010 Annual Meeting must be received by Western Sizzlin not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of Western Sizzlin’s 2009 annual meeting. The notice must contain the information required by the Bylaws.

These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in company-sponsored proxy materials. In order for a stockholder proposal to be considered for inclusion in Western Sizzlin’s proxy statement for the 2010 Annual Meeting, the written proposal must be received by Western Sizzlin no later than March 22, 2010. Such proposals also will need to comply with the requirements of the Exchange Act and the rules and regulations thereunder, including Rule 14a-8, regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Other Matters

As of the date of this proxy statement/prospectus, neither the Steak n Shake board of directors nor the Western Sizzlin board of directors knows of any matter that will be presented for consideration at the Western Sizzlin special meeting, other than as set forth in this proxy statement/prospectus.

Where You Can Find More Information

Steak n Shake has filed a registration statement on Form S-4 to register with the SEC the debentures to be issued to Western Sizzlin stockholders in the merger, if approved. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Steak n Shake in addition to being a proxy statement of Western Sizzlin. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, or the exhibits to the registration statement.

Steak n Shake, Western Sizzlin, Merger Sub, and Messrs. Biglari and Cooley have jointly also filed a Transaction Statement on Schedule 13E-3 with the SEC, which contains additional information concerning the merger transaction.

In addition, Steak n Shake and Western Sizzlin each file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy any reports, statements or other information that Steak n Shake and Western Sizzlin file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

If you are a Steak n Shake stockholder or a Western Sizzlin stockholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through Steak n Shake, Western Sizzlin, the SEC or the SEC’s Internet web site as described above. Documents filed with the SEC are available from Steak n Shake and Western Sizzlin without charge, excluding all exhibits, except that, if Steak n Shake and Western Sizzlin have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. You may obtain documents filed with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

The Steak n Shake Company
36 South Pennsylvania Street, Suite 500
Indianapolis, Indiana 46204
(317) 633-4100
Attention: Duane Geiger

Western Sizzlin Corporation
401 Albemarle Ave. SE
Roanoke, Virginia 24013
(540) 345-3195
Attention: Robyn Mabe

If you would like to request documents, please do so by , 2010 in order to receive them before Western Sizzlin’s special meeting.

In addition, the reports, opinions, or appraisals described or referred to in this proxy statement/prospectus, including those of B. Riley and of Duff & Phelps, will be made available for inspection and copying at the principal executive offices of Steak n Shake or Western Sizzlin, as applicable, during normal business hours by any interested holder of Steak n Shake common stock or Western Sizzlin common stock or its representative who has been so designated in writing, as applicable.

The SEC allows Steak n Shake to “incorporate by reference” information into this prospectus. This means that Steak n Shake can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included in a document subsequently filed with the SEC or that is included directly in this document.

This prospectus incorporates by reference the documents listed below that Steak n Shake previously filed with the SEC. They contain important information about the company and its financial condition.

The Steak n Shake Company (000-08445)

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed on December 14, 2009;
•	Proxy Statement (Annual Shareholders Meeting) filed on April 3, 2009; and
•	Current Reports on Form 8-K and 8-K/A filed on October 23, 2009, December 18, 2009 and December 22, 2009.

In addition, Steak n Shake also incorporate by reference any additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Western Sizzlin special meeting in connection with the merger. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished, rather than filed, with the SEC, the information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus.

To the extent required by the rules and regulations of the SEC, each of Steak n Shake and Western Sizzlin will amend this proxy statement/prospectus to include information filed after the date of this proxy statement/prospectus. Similarly, to the extent required by the SEC’s rules and regulations, the Schedule 13e-3 Parties will amend the Schedule 13E-3 filed by such parties to include information filed subsequent to the date hereof.

Steak n Shake has supplied all of the information contained or incorporated by reference in this proxy statement/prospectus relating to Steak n Shake, and Western Sizzlin has supplied all information contained in this proxy statement/prospectus relating to Western Sizzlin. This document constitutes the prospectus of Steak n Shake and a proxy statement of Western Sizzlin.

What Information You Should Rely On

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Steak n Shake and Western Sizzlin have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated , 2010. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Western Sizzlin stockholders nor the issuance of debentures in connection with the merger creates any implication to the contrary.

INDEX TO WESTERN SIZZLIN’S FINANCIAL STATEMENTS

The following financial statements and related notes have been excerpted from Western Sizzlin’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009, and Western Sizzlin’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 12, 2009. Unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Western” and “Western Sizzlin” within this section refer to Western Sizzlin Corporation and its consolidated subsidiaries.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Western Sizzlin Corporation

We have audited the accompanying consolidated balance sheets of Western Sizzlin Corporation and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2008 and 2007 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Sizzlin Corporation and subsidiaries as of December 31, 2008 and 2007 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 10, on January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.

/s/ Dixon Hughes PLLC High Point, North Carolina March 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Western Sizzlin Corporation:

We have audited the accompanying consolidated statements of operations, shareholders’ equity and cash flows of Western Sizzlin Corporation and Subsidiaries for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Western Sizzlin Corporation and subsidiaries for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton Greensboro, North Carolina March 16, 2007

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2008 and 2007

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$330,998	$727,378
Money market investments	3,735,821	—
Trade accounts receivable, less allowance for doubtful accounts of $339,752 in 2008 and $198,425 in 2007	1,064,389	994,085
Current installments of notes receivable, less allowance for impaired notes of $62,926 in 2008 and $50,904 in 2007	198,912	219,501
Other receivables	78,982	132,283
Income tax receivable	98,362	90,161
Inventories	59,126	73,017
Prepaid expenses	133,785	228,396
Deferred income taxes	494,926	404,334
Total current assets	6,195,301	2,869,155
Notes receivable, less allowance for impaired notes receivable of $6,980 in 2008 and $15,501 in 2007, excluding current installments	449,990	625,231
Property and equipment, net	1,500,149	1,877,694
Investment in real estate	3,745,152	3,745,152
Investments in marketable securities	16,708,479	15,896,865
Investment management customer relationships, net of accumulated amortization of $73,762 in 2008 and $0 in 2007	1,346,238	—
Franchise royalty contracts, net of accumulated amortization of $9,454,432 in 2008 and $8,824,135 in 2007	—	630,296
Goodwill	4,995,262	4,310,200
Financing costs, net of accumulated amortization of $194,639 in 2008 and $192,832 in 2007	5,572	7,378
Investment in unconsolidated joint venture	304,695	304,996
Deferred income taxes	665,805	235,655
Other assets	36,180	6,450
	$35,952,823	$30,509,072
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable – line of credit	$—	$2,000,000
Due to broker	—	342,022
Current installments of long-term debt	373,925	118,783
Accounts payable	812,839	733,983
Accrued expenses and other	1,423,092	1,283,237
Total current liabilities	2,609,856	4,478,025
Long-term debt, excluding current installments	2,833,587	566,272
Other long-term liabilities	1,208,147	89,039
	6,651,590	5,133,336
Minority interest	11,288,681	1,873,748
Commitments and contingencies (Notes 2, 9 and 18)
Stockholders’ equity:
Convertible preferred stock, series A, $10 par value (involuntary liquidation preference of $10 per share). Authorized 25,000 shares; none issued	—	—
Convertible preferred stock, series B, $1 par value (involuntary liquidation preference of $1 per share). Authorized 875,000 shares; none issued	—	—
Common stock, $0.01 par value. Authorized 10,000,000 shares; issued (including treasury stock) 2,831,884 in 2008 and 2,696,625 shares in 2007	28,320	26,967
Treasury stock, at cost, 9,099 shares in 2008, 0 shares in 2007	(90,583)	—
Additional paid-in capital	22,235,872	20,415,785
Retained earnings (accumulated deficit)	(3,376,054)	2,978,189
Accumulated other comprehensive income (loss) – unrealized holding gains (losses), net of taxes	(785,003)	81,047
Total stockholders’ equity	18,012,552	23,501,988
	$35,952,823	$30,509,072

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Operations
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Revenues:
Company-operated restaurants	$13,083,237	$12,908,577	$12,985,109
Franchise operations	3,726,020	3,955,762	4,011,740
Other	395,490	393,274	407,091
Total revenues	17,204,747	17,257,613	17,403,940
Costs and expenses – restaurant and franchise operations:
Company-operated restaurants – food, beverage and labor costs	9,783,218	9,307,505	9,294,432
Restaurant occupancy and other	2,379,768	2,366,121	2,458,666
Franchise operations – direct support	1,308,433	1,361,900	1,234,256
Subleased restaurant property expenses	545,226	101,664	64,438
Corporate expenses	1,989,356	1,965,862	2,226,151
Depreciation and amortization expense	1,041,818	1,063,017	1,057,492
Impairment and other charges	—	—	46,284
Claims settlement and legal fees associated with lawsuit	180,044	741,287	289,109
Total costs and expenses – restaurant and franchise operations	17,227,863	16,907,356	16,670,828
Equity in income (loss) of joint venture	199,699	157,516	(160,902)
Income from restaurant and franchise operations	176,583	507,773	572,210
Investment advisory fee income	240,478	—	—
Net realized gain on sales of marketable securities	204,232	1,972,252	—
Net unrealized losses on marketable securities held by limited partnerships	(7,130,689)	(2,787,876)	—
Amortization expense – investment activities	(73,762)	—	—
Expenses of investment activities, including interest of $109,042 in 2008 and $0 in 2007 and 2006	(983,968)	(347,634)	(105,000)
Loss from investment activities	(7,743,709)	(1,163,258)	(105,000)
Other income (expense):
Interest expense	(84,844)	(106,263)	(159,518)
Loss on early extinguishment of long-term debt	—	—	(92,535)
Interest income	110,718	106,741	69,269
Other, net	11,183	11,048	175,721
Total other income (expense), net	37,057	11,526	(7,063)
Income (loss) before income tax expense and minority interests	(7,530,069)	(643,959)	460,147
Income tax expense (benefit)	(502,200)	(49,078)	185,808
Minority interests	673,626	351,252	—
Net income (loss)	$(6,354,243)	$(243,629)	$274,339
Earnings (loss) per share (basic and diluted):
Net income (loss)	$(2.29)	$(0.13)	$0.23

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity
Years ended December 31, 2008, 2007 and 2006

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Dollars	Shares	Dollars
Balances, December 31, 2005	1,188,850	$11,889	—	$—	$8,681,775	$3,065,854	$—	$11,759,518
Net Income	—	—	—	—	—	274,339	—	274,339
Change in unrealized holding gains, net of taxes of $715,608	—	—	—	—	—	—	1,249,269	1,249,269
Comprehensive income								1,523,608
Compensation expense associated with stock option plans	—	—	—	—	39,100	—	—	39,100
Stock options exercised	3,000	30	—	—	27,570	—	—	27,600
Costs incurred in rights offering	—	—	—	—	(123,280)	—	—	(123,280)
Stock issued in rights offering	595,900	5,959	—	—	4,165,516	—	—	4,171,475
Balances, December 31, 2006	1,787,750	17,878	—	—	12,790,681	3,340,193	1,249,269	17,398,021
Net Loss	—	—	—	—	—	(243,629)	—	(243,629)
Change in unrealized holding gains, net of taxes of $32,771	—	—	—	—	—	—	54,576	54,576
Less: Reclassification of unrealized gains on securities sold during 2007, net of taxes of $700,583	—	—	—	—	—	—	(1,222,798)	(1,222,798)
Comprehensive loss								(1,411,851)
Share based compensation	—	—	—	—	5,920	—	—	5,920
Costs incurred in rights offering	—	—	—	—	(97,455)	—	—	(97,455)
Stock issued in rights offering	898,875	8,989	—	—	7,631,449	—	—	7,640,438
Stock options exercised	10,000	100	—	—	85,190	—	—	85,290
Cumulative effect of adopting FIN 48	—	—	—	—	—	(118,375)	—	(118,375)
Balances, December 31, 2007	2,696,625	26,967	—	—	20,415,785	2,978,189	81,047	23,501,988
Net Loss	—	—	—	—	—	(6,354,243)	—	(6,354,243)
Change in unrealized holding gains (losses), net of taxes of $47,798	—	—	—	—	—	—	(866,050)	(866,050)
Comprehensive loss	—	—	—	—	—	—	—	(7,220,293)
Shares issued for Mustang Capital Advisors, LP acquisition	54,563	546	—	—	855,002	—	—	855,548
Shares issued for ITEX Corp common stock	57,196	572	—	—	800,172	—	—	800,744
Stock options exercised	23,500	235	—	—	164,913	—	—	165,148
Treasury stock purchases	—	—	9,099	(90,583)	—	—	—	(90,583)
Balances, December 31, 2008	2,831,884	$28,320	9,099	$(90,583)	$22,235,872	$(3,376,054)	$(785,003)	$18,012,552

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(6,354,243)	$(243,629)	$274,339
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Restaurant and franchise activities:
Depreciation and amortization of property and equipment	408,335	428,099	427,195
Amortization of franchise royalty contracts and other assets	630,296	630,296	630,295
Write-off of financing costs related to early extinguishment of long-term debt	—	—	29,699
Amortization of finance costs	1,806	4,162	22,525
Provision for doubtful accounts	145,661	124,659	110,000
Share-based compensation	—	5,920	39,100
Provision for deferred income taxes	(475,807)	695,285	185,808
Loss on disposal of property and equipment	2,879	—	11,434
Loss on sale of asset held for sale	—	—	501
Impairment charges	—	—	46,284
Equity in loss (income) of unconsolidated joint venture	(199,699)	(157,516)	160,902
Decrease in current assets and other assets	104,188	50,543	43,698
Increase (decrease) in current liabilities and other liabilities	359,006	831,788	(201,107)
	976,665	2,613,236	1,506,334
Investment operations:
Amortization of investment management customer relationships	73,762	—	—
Realized gains on sales of marketable securities, net	(204,232)	(1,972,252)	—
Unrealized losses on marketable securities, net	7,130,689	2,787,876	—
Minority interests in loss of limited partnerships	(673,626)	(351,252)	—
Proceeds from sales of marketable securities	22,998,998	12,384,056	—
Purchases of marketable securities	(25,596,362)	(24,450,012)	—
Adjustment of purchase obligation – Mustang Capital Advisors, LP	(160,531)	—	—
Decrease in money market investments	992,824	—	—
Increase (decrease) in due to broker	(342,022)	342,022	—
Provision for deferred income taxes	2,863	(765,676)	—
Increase (decrease) in current liabilities	(164,646)	128,807	—
	4,057,717	(11,896,431)	—
Net cash provided by (used in) operating activities	(1,319,861)	(9,526,824)	1,780,673
Cash flows from investing activities:
Decrease in money market and short-term investments	—	—	260,069
Additions to property and equipment	(33,669)	(35,493)	(492,107)
Purchase of real estate held for investment	—	(3,745,152)	—
Purchases of marketable securities	—	—	(4,543,768)
Purchase of Mustang Capital Advisors, net of cash acquired of $10,219	(379,872)	—	—
Distributions from unconsolidated joint venture	200,000	—	—
Proceeds from fire casualties	—	—	784,993
Proceeds from sale of property	—	—	2,800
Proceeds from sale of asset held for sale	—	—	299,499
Net cash used in investing activities	(213,541)	(3,780,645)	(3,688,514)

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows – (continued)
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from financing activities:
Cash received from exercise of stock options	$165,148	$85,290	$27,600
Cash received from stock rights offering	—	7,640,438	4,171,475
Payments on stock rights offering	—	(97,455)	(123,280)
Proceeds from issuance of long-term debt	2,641,220	—	—
Payments on long-term debt	(118,763)	(163,070)	(1,488,158)
Cash received from line of credit borrowings	—	2,000,000	695,000
Payment on line of credit borrowings	(2,000,000)	—	(695,000)
Borrowings related to margin debt	—	—	1,760,393
Payments on margin debt	—	—	(1,760,393)
Purchases of treasury stock	(90,583)	—	—
Capital contributions from minority interests in limited partnership	540,000	2,225,000	—
Net cash provided by financing activities	1,137,022	11,690,203	2,587,637
Net increase (decrease) in cash and cash equivalents	(396,380)	(1,617,266)	679,796
Cash and cash equivalents at beginning of the year	727,378	2,344,644	1,664,848
Cash and cash equivalents at end of the year	$330,998	$727,378	$2,344,644
Supplemental disclosure of cash flow information:
Cash payments for interest	$194,878	$101,176	$87,380
Adoption of FIN-48 (non-cash)	$—	$118,375	$—
Income taxes paid (refunded)	$(21,055)	$(51,969)	$402,761
Write-offs of accounts and notes receivable	$—	$521,091	$31,021
Non-cash investing and financing activities:
Unrealized gains (losses) from marketable equity securities	$(913,848)	$41,598	$1,964,877
Issuance of common stock for marketable securities	$800,744	$—	$—
Issuance of common stock for ownership interest in Mustang Capital Advisors, LP	$855,548	$—	$—

During 2006, deposits on construction of $378,455 related to company store remodels were reclassified to property and equipment upon the related assets being placed in service.

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(1) Summary of Significant Accounting Policies

(a) Introduction and Basis of Presentation

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries, with its primary business activities conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc, which franchise and operate restaurants. Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. The Company’s prime objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders. While the Company has historically been principally engaged, and intends at this time to remain principally engaged, in franchising and operating restaurants, it has recently made selective investments in other companies. At December 31, 2008, the Company had 104 franchised, 5 Company-operated and 1 joint venture restaurant operating in 19 states.

The consolidated financial statements include the accounts of Western Sizzlin Corporation and its wholly-owned subsidiaries, Western Sizzlin Franchise Corporation, The Western Sizzlin Stores, Inc., Western Sizzlin Stores of Little Rock, Inc., Austins of Omaha, Inc., Western Investments, Inc., Western Properties, Inc., a majority-owned limited partnership, Western Acquisitions, L.P., a solely-owned limited partnership, Western Real Estate, L.P. and Western Mustang Holdings, L.L.C. (collectively the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The money market investments of $3.7 million are funds held by Mustang Capital Advisors, LP for investment purposes, and are not available for use in operations. (See Note 10).

(c) Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amounts, which generally are due thirty days after the invoice date and are considered past due after thirty days. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its franchisees.

(d) Notes Receivable

Notes receivable are recorded at cost, less an allowance for impaired notes receivable. Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a note receivable to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note receivable is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note’s effective interest rate. Impairment losses are included in the allowance for impaired notes receivable through a charge to provision for bad debts. Interest income on impaired notes is recognized on the cash basis and is not material.

(e) Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of food, beverages, and restaurant supplies.

(f) Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line basis over useful lives of 3 to 10 years. Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(1) Summary of Significant Accounting Policies  – (continued)

lease term. If the estimated useful life of a leasehold improvement exceeds the lease term and the lease allows for a renewable term and renewal is reasonably assured, the estimated useful life of the leasehold improvement is used for amortization purposes. Gains or losses are recognized upon the disposal of property and equipment and the cost and the related accumulated depreciation and amortization are removed from the accounts. Maintenance, repairs, and betterments which do not enhance the value of or increase the life of the assets are expensed as incurred.

Land held for investment is recorded at cost and is being held for future sale or development.

(g) Marketable Securities

Marketable securities held by Western Sizzlin Corporation (the holding company) are held for an indefinite period of time and thus are classified as available-for-sale securities. Realized Investment gains and losses are included in the consolidated statement of income, as are provisions for other than temporary declines in the market value of available for-sale-securities. Unrealized gains and unrealized losses deemed to be temporary are excluded from earnings (losses), net of applicable taxes, as a component of other comprehensive income (loss). Factors considered in judging whether an impairment is other than temporary include the financial condition, business prospects and creditworthiness of the issuer, the length of time that fair value has been less than cost, the relative amount of decline, and the Company’s ability and intent to hold the investment until the fair value recovers.

Western Acquisitions, L.P. and Western Mustang Holdings, L.L.C. are, for GAAP purposes, investment companies under the AICPA Audit and Accounting Guide Investment Companies. The Company has retained the specialized accounting for these entities, pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation. As such, marketable equity securities held by Western Acquisitions, L.P. and Western Mustang Holdings, L.L.C. are recorded at fair value in Investments in Marketable Securities, with unrealized gains and losses resulting from the change in fair value reflected in the consolidated Statement of Operations.

The Company determines cost on marketable securities sold based on the first in, first out method.

(h) Franchise Royalty Contract, Investment Management Customer Relationships

Franchise royalty contracts are amortized on a straight-line basis over fifteen years, the estimated average life of the franchise agreements. Investment management customer relationships are amortized on a straight-line basis over ten and a half years, the estimated life of the contracts and agreements. The Company assesses the recoverability of these intangible assets by determining whether their remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds. No impairment of these intangible assets was realized in 2008, 2007, or 2006, however, there can be no assurance that future impairment tests will not result in a charge to earnings.

(i) Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill determined to have an indefinite useful life is not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Intangible Assets.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. No impairments to goodwill were recognized in 2008, 2007 or 2006, however, there can be no assurance that future impairment tests will not result in a charge to earnings.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(1) Summary of Significant Accounting Policies  – (continued)

On July 9, 2008, the Company completed an acquisition of controlling interests in Mustang Capital Advisors, LP and its general partner, Mustang Capital Management, LLC, through the Company’s wholly-owned subsidiary, Western Mustang Holdings, LLC. Goodwill in the amount of $556,000 has been recorded in the Investment Activity Segment for the year ended December 31, 2008 in connection with this acquisition.

(j) Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of

Long-lived assets, such as property and equipment, land held for investment, franchise royalty contracts and investment management contracts and limited partnership agreements are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(k) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce net deferred tax assets to the amount that is more-likely-than-not to be realized. While the Company has considered ongoing, prudent and feasible tax planning strategies in assessing the need for a valuation allowance, in the event the Company was to determine that it would be able to realize deferred tax assets in the future in an amount in excess of the net recorded amount, the Company would make an adjustment to the valuation allowance.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The requirements of FIN 48 were adopted during the first quarter of 2007. The impact of adoption was a reduction to retained earnings on January 1, 2007, of $118,375.

(l) Revenue Recognition

Revenue at Company-operated restaurants is recognized as customers pay for products at the time of sale. Initial franchise fees are recognized when all material services have been substantially performed by the Company and the restaurant has opened for business. Franchise royalties, which are based on a percentage of monthly sales, are recognized as income on the accrual basis and are due within a month after a period ends. Other revenues consist primarily of sales of seasonings and marinades to franchisees. Revenues from these sales are recognized when the product is shipped to the franchisee. Revenues are reported net of related sales taxes.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(1) Summary of Significant Accounting Policies  – (continued)

(m) Accounting for Investment Advisory Fee Income

Investment advisory fees received by the Company are calculated quarterly based on contractual rates and the dollar amount of assets under management. Investment advisory fees from limited partners is calculated and collected annually based on a contractual rate applied to the excess of the returns of the underlying investments over a stated threshold.

(n) Cost of Sales

Cost of sales of the Company contains components from each reportable segment. Cost of Company-operated restaurants consists of food, beverage and employee costs. Restaurant occupancy and other includes utilities, insurance, maintenance, rent and other such costs of the Company-operated stores. Cost of franchise operations-direct support, includes direct costs associated with servicing the franchisees including personnel providing direct support, training materials and opening costs. Rebates and discounts from suppliers are recorded as the related purchases are made and are recognized as a reduction to cost of sales as the related inventory is sold.

Costs incurred for advertising at the franchise level as well as at the Company-operated restaurants, is expensed as incurred. Franchise advertising costs to promote the brand and to sell franchises totaled approximately $123,000, $169,000 and $137,000 for 2008, 2007 and 2006, respectively, and are included in costs and expenses in the accompanying consolidated statement of operations. Company-operated advertising expense, specific to each location totaled approximately $85,000, $61,000 and $175,000 for 2008, 2007 and 2006, respectively.

(o) Leases and Subleases

The Company’s policy requires the use of a consistent lease term for (i) calculating the maximum depreciation period for related buildings and leasehold improvements; (ii) classifying the lease; and (iii) computing periodic rent expense increases where the lease terms include escalations in rent over the lease term. The lease term commences on the date when the Company becomes legally obligated for the rent payments. The Company accounts for rent escalations in leases on a straight-line basis over the expected lease term. Any rent holidays after lease commencement are recognized on a straight-line basis over the expected lease term, which includes the rent holiday period. Leasehold improvements that have been funded by lessors have historically been insignificant. Any leasehold improvements the Company makes that are funded by lessor incentives or allowances under operating leases are recorded as leasehold improvement assets and amortized over the expected lease term. Such incentives are also recorded as deferred rent and amortized as reductions to lease expense over the expected lease term. The Company records contingent rent expense based on estimated sales for respective units over the contingency period.

(p) Earnings (Loss) Per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(1) Summary of Significant Accounting Policies  – (continued)

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years indicated:

	Income (Loss) (Numerator)	Weighted Average Shares (Denominator)	Earnings (Loss) per Share Amount
Year ended December 31, 2008:
Net loss – basic	$(6,354,243)	2,769,779	$(2.29)
Net loss – diluted	$(6,354,243)	2,769,779	$(2.29)
Year ended December 31, 2007:
Net loss – basic	$(243,629)	1,904,885	$(0.13)
Net loss – diluted	$(243,629)	1,904,885	$(0.13)
Year ended December 31, 2006:
Net income – basic	$274,339	1,215,103	0.23
Net income – diluted	$274,339	1,224,582	0.23

Options to purchase 50,000 shares in 2006 were antidilutive and were not included in the diluted EPS calculation. For the years ended December 31, 2008 and 2007, the Company excluded from the loss per share calculations all potential common stock because the effect on earnings per share was anti-dilutive.

(q) Reclassifications

Certain reclassifications have been made to the 2006 consolidated statements of operations to place them on a basis comparable with the 2008 and 2007 information which had no impact on earnings or equity.

Beginning in 2007, the Company considered all investment activities to be operating activities.

(r) Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(s) Variable Interests

The Company has a voting interest in WSI ADRF, Inc. (“ADRF”), an entity formed to develop national, regional and local advertising campaigns and materials for the benefit of the Company’s franchised and company-owned restaurants. The Company-owned restaurants and substantially all of its franchisees are members of ADRF and therefore are required to remit a monthly payment to ADRF. These fees, along with contributions received from certain of the Company’s vendors, are used by ADRF to develop and produce advertising and related materials for the company-owned restaurants and the franchisees. Total revenues of ADRF were approximately $428,000, $426,000 and $532,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company determined that ADRF is a variable interest entity but that neither the Company nor its Company-owned stores are the primary beneficiary of ADRF and that the Company is not obligated to absorb the losses of ADRF, if any. Accordingly, the results of ADRF are not consolidated with the Company. The Company’s maximum exposure to loss as a result of its involvement with ADRF is limited to reimbursement

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(1) Summary of Significant Accounting Policies  – (continued)

of the costs of providing certain personnel and space to ADRF. The reimbursements from ADRF for these services were $160,000, $178,000 and $144,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

(t) Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. Effective January 1, 2008, the Company adopted the provisions of SFAS 157 for financial assets and liabilities. The Company applied the provisions of FSP FAS 157-2, Effective Date of FASB Statement 157, which defers the provisions of SFAS 157 for nonfinancial assets and liabilities to the first fiscal period beginning after November 28, 2008. The nonfinancial assets for which we have deferred adoption include goodwill and long-lived assets. The Company is required to adopt SFAS 157 for nonfinancial assets and liabilities that are not measured at fair value on a recurring basis in the first quarter of 2009 and is still evaluating the impact on the Consolidated Financial Statements.

In May 2007, the FASB issued FASB Staff Position No. FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies (“FSP FIN 46(R)-7”) which provides clarification on the applicability of FIN 46(R), as revised, to the accounting for investments by entities that apply the accounting guidance in the AICPA Audit and Accounting Guide, Investment Companies. FSP FIN 46(R)-7 amends FIN 46(R), as revised, to make permanent the temporary deferral of the application of FIN 46(R), as revised, to entities within the scope of the guide under Statement of Position (“SOP”) No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1. The adoption of FSP FIN 46(R)-7 is not expected to have a material impact on the Company.

SOP 07-1, issued in June 2007, addresses whether the accounting principles of the AICPA Audit and Accounting Guide Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 07-1, as originally issued, was to be effective for fiscal years beginning on or after December 15, 2007 with earlier adoption encouraged. In February 2008, the FASB issued FSP SOP 07-1-1, Effective Date of AICPA Statement of Position 07-01, to indefinitely defer the effective date of SOP 07-01.

The Company’s majority-owned subsidiaries, Western Acquisitions, LP and Mustang Capital Advisors, LP, are investment companies as currently defined in the AICPA Audit and Accounting Guide, Investment Companies. The Company has retained the specialized accounting for Western Acquisitions, LP and Mustang Capital Advisors, LP pursuant to EITF 85-12, Retention of Specialized Accounting for Investments in Consolidation. As such, marketable equity securities held by Western Acquisitions, LP and Mustang Capital Advisors, LP are recorded at fair value in Investments in Marketable Securities in the consolidated financial statements, with unrealized gains and losses resulting from the change in fair value reflected in the Consolidated Statement of Operations. The Company intends to monitor future developments associated with this Statement in order to assess the impact, if any, which may result.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141R”), and Statement of Financial Accounting Standard No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). These new standards will significantly change the accounting for and reporting for business combinations and

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(1) Summary of Significant Accounting Policies  – (continued)

noncontrolling (minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. These standards will impact the Company if it completes an acquisition or obtains additional minority interests after the effective date. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in consolidated financial statements. Among other requirements, this statement requires that the consolidated net income attributable to the parent and the noncontrolling interest be clearly identified and presented on the face of the consolidated income statement. SFAS 160 is effective for the first fiscal period beginning on or after December 15, 2008. The Company is required to adopt SFAS 160 in the first quarter of 2009 and is currently evaluating the impact of adopting SFAS 160 on its Consolidated Financial Statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards SFAS No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging ActivitiesAn Amendment of FASB Statement No. 133. SFAS applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. It requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. This standard is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets and requires enhanced related disclosures. FSP 142-3 must be applied prospectively to all intangible assets acquired subsequent to fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact that FSP 142-3 will have on its consolidated financial statements.

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). The FSP clarifies the application of FAS No. 157, Fair Value Measurements, when the market for a financial asset is not active. The FSP was effective upon issuance, including reporting for prior periods for which financial statements have not been issued. The adoption of the FSP for reporting as December 31, 2008, was given consideration when making estimates of Level 2 fair value estimates, as disclosed in Note 13.

(2) Acquisition of Controlling Interests

On July 9, 2008, the Company completed the acquisition of a 50.5% controlling interest in Mustang Capital Advisors, LP and a 51% controlling interest in its general partner, Mustang Capital Management, LLC, through the Company’s wholly-owned subsidiary, Western Mustang Holdings, LLC. Mustang Capital Advisors, LP, a Texas limited partnership, is a registered investment advisor, and is the investment advisor to, and the general partner of Mustang Capital Partners I, LP and Mustang Capital Partners II, LP (the “Funds”). The Funds are private investment funds organized for the purpose of trading and investing in securities. The aggregate purchase price was $1,245,640, which consisted of $300,000 in cash, $90,092 in transaction costs, and 54,563 shares of common stock issued at a per share price of $15.68. Mustang Capital Advisors, LP managed approximately $34 million in assets through its funds and managed accounts as of December 31,

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(2) Acquisition of Controlling Interests  – (continued)

2008. The value of the 54,563 common shares issued was determined based on the average market price of the Company’s common shares over the 3-day period before and after the terms of the acquisition were agreed to and announced. The acquisition was accounted for as a purchase under GAAP (Generally Accepted Accounting Principles) and as a result, Mustang Capital Advisors, LP and Mustang Capital Management, LLC are consolidated into the Company’s financial statements. As a result of the acquisition, the Company expects to diversify its holdings in marketable securities and increase the cash flow stream into the Company.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

At July 9, 2008
Cash	$10,219
Money market investments of investment advisory segment	4,728,645
Investments in marketable securities	5,253,811
Other assets	451
Investment management customer relationships	1,420,000
Goodwill	685,062
Total assets acquired	12,098,188
Accrued expenses	35,839
Purchase obligation	1,155,879
Total liabilities assumed	1,191,718
Minority interests	9,660,830
Net assets acquired	$1,245,640

In connection with the acquisition of Mustang Capital Advisors, L.P. in 2008, the Company acquired certain customer related intangible assets. The value assigned to these intangible assets of $1,420,000 was determined based on the present value of the estimated cash flows to be generated by the assets.

In the event of the death, disability, or removal of the minority interest holder of Mustang Capital Advisors, LP (the “Partnership”) and of Mustang Capital Management, LLC, or at any time after the Company has received aggregate distributions from the Partnership and/or Mustang Capital Management, LLC equal to $1,050,241, any of such events being a “Put Event”, the Company has the obligation to purchase from the minority interest holder or his legal representative all of the minority interest holder’s ownership percentages, at a price and on terms contractually stipulated (the “Purchase Obligation”). Upon the occurrence of any Put Event, the Purchase Obligation shall equal the sum of the Applicable Amount and the Hypothetical Amount, as defined below.

The Applicable Amount means a dollar amount equal to the aggregate amount of assets under management by the Partnership at the date of the Put Event, multiplied by 5.074%, with such result multiplied by the minority interest holder’s ownership percentage at the date of the Put Event. The Hypothetical Liquidation Amount means the amount expressed in dollars that the minority interest holder would receive if, on the date of the particular Put Event, the Partnership sold all of its tangible assets at their fair market values for cash, paid its liabilities and distributed the remaining amount to the partners.

At the date of settlement of the Purchase Obligation, the Applicable Amount is required to be settled by payment of 28.56% in cash and 71.44% in common stock of Western Sizzlin Corporation, and the Hypothetical Liquidation amount shall be settled by payment of cash.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(2) Acquisition of Controlling Interests  – (continued)

The calculated Purchase Obligation at December 31, 2008 (as if a Put Event has occurred) totals $1,107,620 and is reported in accordance with the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity in the accompanying consolidated balance sheet as of December 31, 2008 in other long-term liabilities.

If the Purchase Obligation as of December 31, 2008 were settled on that date, the Company would be required to pay $316,333 in cash and issue 63,865 shares of its common stock (based on a closing market value per share of $12.39). Any change in the market value per share of the Company’s common stock will increase or decrease the number of shares required to settle the Purchase Obligation, but will not change the amount of the Purchase Obligation.

The accompanying consolidated financial statements include the results of operations and cash flows of Mustang Capital Advisors, LP and Mustang Capital Management, LLC from July 9, 2008 (date of acquisition) through December 31, 2008.

(3) Accounts and Notes Receivable

Activity in the allowance for doubtful accounts was as follows:

	Years Ended December 31,
	2008	2007	2006
Allowance for doubtful accounts:
Beginning of year	$264,831	$652,563	$573,584
Provision for bad debts	144,827	124,659	110,000
Recoveries	—	—	—
Accounts and notes receivable written off	—	(512,091)	(31,021)
End of year	$409,658	$264,831	$652,563
Allowance for doubtful accounts allocated to:
Accounts receivable	$339,752	$198,425	$470,758
Notes receivable	69,906	66,406	181,805
	$409,658	$264,831	$652,563

The Company has various notes receivable from franchisees for amounts due under franchise agreements. The recorded investment in notes receivable for which an impairment has been recognized and the related allowance for doubtful accounts were $69,906 and $66,406, at December 31, 2008 and 2007, respectively. The average recorded investment in impaired notes was approximately $68,000, $124,000, and $150,000 during 2008, 2007 and 2006, respectively.

The Company’s franchisees and Company-operated restaurants are not concentrated in any specific geographic region, but are concentrated in the family steak house business. A multi-unit franchisee in Mississippi with eleven Western Sizzlin restaurants represents 7.07% and 12.17% of the Company’s franchise accounts receivables at December 31, 2008 and 2007, respectively. Other than this franchisee, no single franchisee accounts for a significant amount of the Company’s franchise revenue.

The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific franchisees, historical collection trends and other information. Generally, the Company does not require collateral to support receivables.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(4) Property and Equipment

Property and equipment at December 31, 2008 and 2007 consists of the following:

	2008	2007
Furniture, fixtures, and equipment	$2,507,809	$2,479,834
Leasehold improvements	3,715,282	3,712,619
Total property and equipment, at cost	6,223,091	6,192,453
Less accumulated depreciation and amortization	4,722,942	4,314,759
	$1,500,149	$1,877,694

(5) Investment in Real Estate

On December 13, 2007, Western Real Estate, LP, a Delaware limited partnership, managed by Western Properties, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, purchased approximately 23 acres of real property located in Bexar County, Texas, from unaffiliated third parties. Western Properties, Inc. serves as the general partner of Western Real Estate, LP, which intends to operate as a private real estate investment fund. Land held for investment by Western Real Estate, LP at December 31, 2008 and 2007 of $3,745,152 is recorded at cost. The land was originally purchased using available cash and a $2,000,000 draw on the Company’s existing line of credit. On February 1, 2008, the purchase was refinanced through the issuance of a note payable of $2,641,220, secured by the land held for investment.

(6) Investments in Marketable Securities

Investment and capital allocation decisions of Western Sizzlin Corporation and Western Acquisitions, LP are made by Mr. Sardar Biglari, the Company’s Chairman and Chief Executive Officer, under limited authority delegated by the Board of Directors for Western Sizzlin Corporation, and the management of Western Acquisitions, LP. The delegated authority includes the authority to borrow funds in connection with making investments in marketable securities or derivative securities, subject to Board reporting requirements and various limitations. As of the date of this filing, Mr. Biglari has authority to manage surplus cash up to $10 million, and in addition, has authority to borrow a maximum of $5 million. The Company has a margin securities account with a brokerage firm. The margin account bears interest at the Federal Funds Target Rate quoted by the Wall Street Journal, plus .5%, or approximately .75% as of the date of this report, with the minimum and maximum amount of any particular loan to be determined by the brokerage firm, in its discretion, from time to time. The margin loan balances at December 31, 2008 and 2007 were $0 and $342,022, respectively. The collateral securing the margin loans are the Company’s holdings in marketable securities. The minimum and maximum amount of any particular margin may be established by the brokerage firm, in its discretion, regardless of the amount of collateral delivered to the brokerage firm, and the brokerage firm may change such minimum and maximum amounts from time to time.

The minority interest holder in Mustang Capital Advisors, LP and Mustang Capital Management, LLC, has authority to manage the investments in these particular Funds.

In the normal course of business, substantially all of the Company’s securities transactions, money balances and security positions are transacted with a broker. The Company is subject to credit risk to the extent any broker with whom they conduct business is unable to fulfill contractual obligations on their behalf. The Company monitors the financial conditions of such brokers and does not anticipate any losses from these counterparties.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(6) Investments in Marketable Securities  – (continued)

•	Marketable Securities held by Western Sizzlin Corporation (the holding company)

Marketable equity securities held by Western Sizzlin Corporation (the holding company) are held for an indefinite period and thus are classified as available-for-sale. Available-for-sale securities are recorded at fair value in Investments in Marketable Securities on the consolidated balance sheet, with the change in fair value during the period excluded from earnings and recorded, net of tax, as a component of other comprehensive income (loss).

During the year, the Company completed an exchange offer to acquire shares of ITEX Corporation in exchange for the Company’s common stock. A total of 864,487 shares of ITEX common stock were validly tendered. The Company issued 57,196 shares of common stock in exchange for ITEX shares tendered, based upon the exchange ratio of one share of ITEX common stock for .06623 shares of the Company’s common stock as set forth in the tender offer. As of December 31, 2008, the Company owns 1,704,201 shares of ITEX common stock, which represents approximately 10% of Itex’s total outstanding stock.

Following is a summary of marketable equity securities held by Western Sizzlin Corporation (the holding company) as December 31, 2008 and 2007:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008
Itex Corporation	$1,487,631	$—	$(771,867)	$715,764
Other	25,093	—	(13,136)	11,957
	$1,512,724	$—	$(785,003)	$727,721
December 31, 2007
Itex Corporation	$584,332	$116,382	$—	$700,714
Other	21,358	12,464	—	33,820
	$605,690	$128,846	$—	$734,534

During 2007, the Company realized net gains on sales of marketable securities held by Western Sizzlin Corporation (the holding company) of $1,923,379, comprised of gross gains of $3,692,662 and gross losses of $1,769,483. There were no realized gains or losses from marketable equity securities held by Western Sizzlin Corporation (the holding company) for the year ended December 31, 2008.

Management has evaluated the unrealized losses on marketable equity securities held by Western Sizzlin Corporation (the holding Company) to determine if such impairment is other than temporary, and has concluded that they are temporary as of December 31, 2008. In the event management concludes in future periods that such losses are other than temporary, a charge will be taken in the statement of operations to reduce the cost of the securities to their fair value.

Substantially all of the marketable equity securities held by Western Sizzlin Corporation (the holding company) have been in a continuous loss position for less than six months as of December 31, 2008.

Western Sizzlin Corporation’s (the holding company) investments in Itex Corporation account for substantially all of its unrealized losses at December 31, 2008. Unrealized losses on the investments in Itex Corporation did not occur until August 2008 due, in management’s judgment to the volatility and illiquidity of the stock and not to the performance of Itex Corporation. Management’s philosophy is to seek and invest in stocks of businesses at prices below their intrinsic business value.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(6) Investments in Marketable Securities  – (continued)

•	Marketable Securities held by Western Acquisitions, LP

In April 2007, the Company formed Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary, to serve as the general partner of Western Acquisitions, LP, a Delaware limited partnership that operates as a private investment fund. Through Western Investments, Inc., Mr. Biglari operates as the portfolio manager to the fund. During the third quarter of 2007, the Company contributed cash along with its holdings in the common stock of The Steak n Shake Company to Western Investments, Inc., which in turn contributed these assets to Western Acquisitions, LP. Cash contributions from outside investors of $540,000 and $2,225,000 for the years ended December 31, 2008 and 2007, respectively, were made to the limited partnership.

As of December 31, 2008 and 2007, Western Investments, Inc. owned 85.11% and 87.57% of Western Acquisitions, LP. As such, Western Acquisitions, LP has been consolidated into the accompanying financial statements with the 14.89% and 12.43% ownership by minority limited partners presented as minority interest on the accompanying consolidated balance sheets as of December 31, 2008 and 2007, respectively. Western Acquisitions, LP is considered, for GAAP purposes, an investment company under the AICPA Audit and Accounting Guide Investment Companies. The Company has retained the specialized accounting for Western Acquisitions, LP pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investment in Consolidation. As such, marketable equity securities held by Western Acquisitions, LP are recorded at fair value in Investments in Marketable Securities, with unrealized gains and losses resulting from changes in fair value reflected in the Consolidated Statements of Operations.

As of December 31, 2008, Western Acquisitions, LP owns a total of 1,553,545 shares of The Steak n Shake Company’s common stock.

Following is a summary of marketable equity securities held by Western Acquisitions, LP as of December 31, 2008 and 2007:

	As of December 31, 2008		As of December 31, 2007
	Cost	Fair Value	Cost	Fair Value
The Steak n Shake Co.	$19,159,412	$9,243,593	$17,902,714	$15,046,851
Other	139,881	80,737	138,660	115,480
Total marketable equity securities	$19,299,293	$9,324,330	$18,041,374	$15,162,331

Net realized gains (losses) and net change in unrealized gains (losses) from marketable equity securities held by Western Acquisitions, LP were as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007
Realized gains	$—	$83,867
Realized losses	(39,852)	(34,994)
Net realized gains (losses) on sales of marketable securities	$(39,852)	$48,873
Net unrealized losses on marketable securities held by Western Acquisitions, LP	$(7,095,919)	$(2,787,876)

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(6) Investments in Marketable Securities  – (continued)

•	Marketable Securities held by Mustang Capital Advisors, LP

On July 9, 2008, the Company completed an acquisition of controlling interests in Mustang Capital Advisors, LP and its general partner, Mustang Capital Management, LLC, through the Company’s wholly-owned subsidiary, Western Mustang Holdings, LLC. The acquisition was accounted for as a purchase under GAAP and as a result, Mustang Capital Advisors, LP and Mustang Capital Management, LLC are consolidated into the Company’s financial statements.

Western Mustang Holdings, LLC is, for GAAP purposes, an investment company under the AICPA Audit and Accounting Guide Investment Companies. The Company has retained the specialized accounting for Mustang Capital Advisors, LP pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investment in Consolidation. As such, marketable equity securities held by Mustang Capital Advisors, LP are recorded at fair value in Investments in Marketable Securities, with unrealized gains and losses resulting from changes in fair value reflected in the Consolidated Statements of Operations.

Following is a summary of marketable equity securities held by Western Mustang Holdings, LLC as of December 31, 2008 and July 9, 2008 (date of acquisition):

	As of December 31, 2008		As of July 9, 2008
	Cost	Fair Value	Cost	Fair Value
Total marketable equity securities	$6,621,658	$6,656,428	$5,253,811	$5,253,811

Net realized gains (losses) and net change in unrealized gains (losses) from marketable equity securities held by Mustang Capital Advisors, LP from July 9, 2008 (date of acquisition) through December 31, 2008, were as follows:

Realized gains	$884,147
Realized losses	(660,063)
Net realized gains on sales of marketable securities	$244,084
Net unrealized losses on marketable securities held by Mustang Capital Advisors, LP	$(34,770)

(7) Debt

At December 31, 2008, there were no amounts outstanding on a $2,000,000 line of credit with a bank. The line is payable on demand, subject to annual renewal by the bank with an automatic renewal at May 31, 2009, carries an interest rate of prime minus 0.50% (2.75% at December 31, 2008 and 6.75% at December 31, 2007) and collateralized by accounts receivable and the assignment of all franchise royalty contracts. Subsequent to year end, the Company borrowed $350,000 from the line on January 9, 2009. The average amount of outstanding borrowings during 2008 and 2007 approximated $182,000 and $83,000, respectively.

The investment in real estate was originally purchased using available cash and a $2,000,000 draw on the Company’s line of credit on December 13, 2007. On February 1, 2008, the purchase was refinanced through the issuance of a note payable to a bank of $2,641,220, secured by the land held for investment. Interest accrues on the unpaid principal balance at prime minus 0.5%, or 2.75% as of December 31, 2008 with one payment of principal of $264,122 due and payable on January 29, 2009, with all remaining principal and accrued interest due on January 30, 2010.

The Company has various notes payable to a finance company with interest rates ranging from 9.82% to 10.07% due in equal monthly installments, including principal and interest, ranging from $6,591 to $13,487, with a final payment due on April 13, 2010. The notes payable require pre-payment premiums in certain

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(7) Debt  – (continued)

circumstances and contain certain restrictive covenants, including debt coverage ratios, periodic reporting requirements and maintenance of operations at certain Company-operated restaurants that collateralize the notes payable. At December 31, 2008 the Company was in compliance with all covenants on the notes payable. The notes payable are collateralized by accounts receivable, inventory and property and equipment.

Following is a summary of long-term debt as of December 31, 2008 and 2007:

	2008	2007
Note payable to bank	$2,641,220	$—
Notes payable to finance company	566,292	685,055
	3,207,512	685,055
Less current installments	373,925	118,783
Long-term debt, excluding current installments	$2,833,587	$566,272

The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2008 are as follows: 2009, $373,925; 2010, $2,498,483; 2011, $134,189; 2012, $148,342 and 2013, $52,573.

As of December 31, 2007, the Company had amounts due to a broker of $342,022. Due to broker represents cash borrowed on margin from a custodian broker for investment. No such amounts were due as of December 31, 2008.

(8) Stockholders’ Equity

The Board of Directors approved a share repurchase program on June 24, 2008 authorizing the Company to repurchase up to 500,000 shares of the Company’s common stock commencing June 25, 2008 at prices set as the Company’s management deems appropriate. Management expects to make, on an opportunistic basis, repurchases of the Company’s common stock to the extent permitted by applicable regulatory requirements. The program can be suspended or terminated at any time without prior notice, but in any event shall terminate no later than June 25, 2009. The Company made repurchases of 9,099 shares during the fourth quarter of 2008 and has recorded as treasury stock.

During the quarter ended June 30, 2008, the Company issued 57,196 shares of common stock in exchange for 864,487 shares of ITEX Corporation common stock related to the exchange offer. The fair value of the Company’s common stock issued was recorded at the closing market price of $14.00 per share on May 13, 2008, the expiration date of the tender offer. (See Note 6.)

On July 9, 2008, the Company completed an acquisition of controlling interests in Mustang Capital Advisors, LP and its general partner, Mustang Capital Management, LLC, through the Company’s wholly-owned subsidiary, Western Mustang Holdings, LLC. The aggregate purchase price included the issuance of 54,563 shares of common stock issued at a per price share of $15.68 (See Note 2).

The Company conducted a rights offering during the fourth quarter of 2007. The Company’s Form S-3 Registration Statement (as amended) became effective as of October 17, 2007. The record date for the offering was October 10, 2007 and the offering expired November 16, 2007. The Company distributed, at no charge to stockholders, one transferable right for each share of common stock held on the record date. For every two rights held, a stockholder was entitled to purchase one share of the Company’s common stock for $8.50. The net cash proceeds from the sale of the common stock offered, after payment of fees and expenses, were approximately $7.6 million. The Company used proceeds for purchases of marketable securities and the purchase of land held for investment. The balance of the proceeds were used for general corporate purposes, working capital needs and acquisitions of, or investments in, related or unrelated lines of business, as described in the offering prospectus.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(8) Stockholders’ Equity  – (continued)

On July 31, 2006, the Board of Directors approved a 1-for-10 reverse stock split. The record date of the transaction was August 10, 2006. No fractional shares were issued in connection with the reverse stock split. The par value of the common stock remained at $0.01 per share after the reverse stock split. Unless otherwise indicated, the capital stock accounts and all share and earnings per share data in this report give effect to the reverse stock split, applied retroactively to all periods presented.

The Company conducted a rights offering during the fourth quarter of 2006. The Company’s Form S-3 Registration Statement (as amended) became effective as of November 7, 2006. The record date for the offering was November 9, 2006 and the offering expired December 8, 2006. The Company distributed, at no charge to stockholders, one transferable right for each share of common stock held on the record date. For every two rights held, a stockholder was entitled to purchase one share of the Company’s common stock for $7.00. The net cash proceeds from the sale of the common stock offered, after payment of fees and expenses, were approximately $4 million. The Company used approximately $2.5 million of the net proceeds to pay off the balance of the line of credit of $695,000 and to pay off margin debt of $1.8 million on the investment in marketable securities.

(9) Leases

The Company is obligated under various leases through 2015 for equipment, offices, Company-operated restaurants and restaurants which are subleased to franchisees. Initial terms for facility leases are typically 5 to 10 years, followed by additional terms containing renewal options at 5 year intervals, and may include rent escalation clauses. In addition, certain of the leases require the payment of contingent rentals based on a percentage of sales above stipulated levels.

At December 31, 2008, minimum rental payments due under operating leases and sublease rentals to be received by the Company are as follows:

	Operating Leases	Sublease Rentals	Net
2009	$634,425	$—	$634,425
2010	623,880	—	623,880
2011	367,611	—	367,611
2012	399,171	—	399,171
2013	405,086	—	405,086
Subsequent years	766,908	—	766,908
Total minimum lease payments	$3,197,081	$—	$3,197,081

Total rent expense (net of sublease rentals of $40,500, $54,000, and $377,000, under operating leases for 2008, 2007 and 2006, respectively) approximated $705,000, $787,000 and $878,000 for 2008, 2007 and 2006, respectively. Contingent rentals approximated $0, $0 and $109,000 in 2008, 2007 and 2006, respectively. Taxes, insurance and maintenance expenses relating to all leases are obligations of the Company.

Certain of the Company’s sublease arrangements are with franchisees. Sublease income received from franchisees amounted to $40,500 in 2008, $54,000 in 2007 and $208,000 in 2006.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(10) Income Taxes

Income tax expense (benefit) for the years ended December 31, 2008, 2007 and 2006 consists of the following:

	Current	Deferred	Total
Year ended December 31, 2008:
Federal	$(32,835)	$(446,459)	$(479,294)
State	3,579	(26,485)	(22,906)
	$(29,256)	$(472,944)	$(502,200)
Year ended December 31, 2007:
Federal	$64,421	$(71,955)	$(7,534)
State	(43,108)	1,564	(41,544)
	$21,313	$(70,391)	$(49,078)
Year ended December 31, 2006:
Federal	$—	$174,238	$174,238
State	—	11,570	11,570
	$—	$185,808	$185,808

Income tax expense (benefit) differs from the amount computed by applying the statutory corporate tax rate of 34% to income (loss) before income tax expense as follows for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Expected income tax expense (benefit)	$(2,564,771)	$(218,946)	$156,450
State income tax, net of federal income tax benefit	(156,201)	35,906	11,570
Effective state income tax rate adjustment	—	—	11,390
Adjustment of purchase obligation	(54,581)	—	—
Stock options exercised	(52,910)	—	—
Tips credit	(114,209)	—	—
Change in valuation allowance	2,206,631	120,000	—
FIN 48 adjustments	(20,904)	(78,289)	—
NOL carryforward adjustment	1,782	(26,568)	—
Minority interest in net loss of limited partnerships	229,033	119,426	—
Other	23,930	(607)	6,398
	$(502,200)	$(49,078)	$185,808

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(10) Income Taxes  – (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets at December 31, 2008 and 2007 are presented below:

	2008	2007
Deferred income tax assets:
Net operating loss carryforwards	$792,219	$364,096
Accounts receivable, principally due to allowance for doubtful accounts	149,197	96,451
Accrued expenses	350,736	394,041
AMT credit	80,152	76,285
Tips credit	91,247	—
Unrealized losses on securities	3,094,436	871,138
Stock options	9,287	9,287
Contribution carryforward	1,168	—
Severance pay	45,525	—
Other	34,643	—
Less valuation allowance	(2,326,631)	(120,000)
Subtotal	2,321,979	1,691,298
Deferred income tax liabilities:
Investment in joint venture	(2,975)	(2,975)
Property and equipment, principally due to impairment charges	(107,785)	(105,869)
Prepaid expenses	(48,724)	(83,181)
Goodwill	(1,001,764)	(859,284)
Subtotal	(1,161,248)	(1,051,309)
Net deferred income tax assets	$1,160,731	$639,989

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of a valuation allowance of $2,326,631and $120,000 at December 31, 2008 and 2007, respectively, related to the unrealized losses of marketable securities.

At December 31, 2008, the Company has net operating loss carryforwards for income tax purposes of $2,175,246 available to offset future taxable income. Loss carryforwards of $844,755 are subject to certain annual limitations of $199,154 per year.

Expiration Date:
2018	$844,755
2026	149,937
2028	1,180,544
$2,175,246

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(10) Income Taxes  – (continued)

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No.109” (“FIN 48”), on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized a liability for uncertain tax positions in the amount of $118,376, including interest of $25,595, which was accounted for as an adjustment to the beginning balance of retained earnings. As of December 31, 2008, the Company has a recorded liability of $7,552, including interest of $2,236, for such uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. For the years ended December 31, 2008 and 2007, the Company recognized expense (benefit) of $(11,307) and $5,467, respectively, related to accrued interest associated with uncertain tax positions.

The following table summarizes the changes in the Company’s unrecognized tax benefits:

	2008	2007
January 1,	$28,456	$118,375
Increase due to current tax positions	—	22,037
Settlements	(9,597)	(45,294)
Adjustment	(11,307)	(66,662)
December 31,	$7,552	$28,456

The Company is generally no longer subject to U.S. federal, state and local tax examinations by taxing authorities for years prior to 2005.

(11) Stock Options

The Company has two stock option plans: the 2005 Stock Option Plan and the 2004 Non-Employee Directors’ Stock Option Plan. The 1994 Incentive and Non-qualified Stock Option Plan was terminated in 2008 with the exercise of all outstanding options under this plan during year ended December 31, 2008. Under the 2005 and 2004 Plans, employees and directors may be granted options to purchase shares of common stock at the fair market value on the date of the grant.

Options granted under the 2005 and 2004 Plans vest at the date of the grant. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Assumptions utilized in the model are evaluated and revised, as necessary, to reflect market conditions and experience on the respective dates of grant. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatilities are based on the historical volatility of the Company’s stock for a period equal to the expected term of the options. The expected term of the options represents the period of time that options granted are outstanding and is estimated using historical exercise and termination experience.

Prior to the adoption of SFAS No. 123R, the benefit of tax deductions in excess of recognized stock compensation expense was reported as a reduction of taxes paid within operating cash flows. SFAS No. 123R requires that such benefits be recognized as a financing cash flow. The benefits of tax deductions in excess of recognized stock compensation expense for the years ended December 31, 2008 and 2007 were immaterial.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(11) Stock Options  – (continued)

There were no options granted during 2008. The fair values of options granted during the years ended December 31, 2007 and 2006 were estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted average assumptions in the table below:

	Years Ended December 31,
	2008	2007	2006
Expected term (years)	—	5	5
Risk-free interest rate	—	4.50%	5.08%
Volatility	—	78.83%	84.03%
Dividend yield	—	—	—

There were 1,000 stock options granted during the year ended December 31, 2007, all at an estimated fair value of $5.92. There were 6,000 stock options granted during the year ended December 31, 2006. The estimated fair value at the date of grant was $5.10 per option for the 1,000 stock options granted during the first quarter of 2006 and $6.80 per option for the 5,000 stock options granted during the second quarter of 2006. There were no stock options granted during the third or fourth quarters of 2006. The estimated weighted average fair value of the stock options granted during the year ended December 31, 2006 was $6.50 per option. Stock option activity during the years ended December 31, 2008, 2007 and 2006 was as follows:

	Options Outstanding	Exercise Price per Share Weighted Average	Contractual Term Weighted Average (Years)	Aggregate Intrinsic Value
Balance, December 31, 2005	67,000	$9.00	—	$—
Granted	6,000	9.80	—	—
Exercised	(3,000)	9.20	—	—
Expired	(12,000)	9.08	—	—
Balance, December 31, 2006	58,000	9.00	—	—
Granted	1,000	9.15	—	—
Exercised	(10,000)	8.36	—	—
Expired	(13,000)	8.75	—	—
Balance, December 31, 2007	36,000	7.10	—	—
Granted	—	—	—	—
Exercised	23,500	7.03	—	—
Expired	—	—	—	—
Balance, December 31, 2008	12,500	$7.25	1.83	$64,284

All options outstanding at December 31, 2008 are fully vested and exercisable. The total fair value of shares vested during the years ended December 31, 2008, 2007, and 2006 was $0, $5,920 and $39,100, respectively. At December 31, 2008, there were 40,000 shares available for future grants under the plans, however, on April 25, 2007, the Company’s Board of Directors elected to suspend future grants under all plans indefinitely. The Company recorded $0, $5,920 and $39,100 of compensation expense for stock options for the years ended December 31, 2008, 2007 and 2006, respectively.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(12) Employee Benefit Plan

The Company maintained a 401(k) investment plan (the Plan) for the benefit of its employees through December 31, 2006. Employees were eligible to participate in the 401(k) plan after a 12-month period of service. Under the Plan, employees elected to have up to 16% of their salary, subject to Internal Revenue Service limitations, withheld on a pretax basis and invested on their behalf. The Plan provided for discretionary contributions by the Company. For the year ended December 31, 2006, the Company did not provide for any discretionary contribution. Effective January 1, 2007, the Company terminated the Plan.

(13) Fair Value Measurement

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value reporting option for any assets and liabilities not previously recorded at fair value.

Effective January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measurements, applicable to all financial assets and liabilities and for nonfinancial assets and liabilities recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS 157 describes three levels of inputs that may be used to measure fair value:

Level 1 Quoted market prices in active markets for identical assets or liabilities.

Level 2 Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 Unobservable inputs that are not corroborated by market data.

At December 31, 2008, the Company’s investments in marketable securities are carried at fair value, based on quoted market prices, in the consolidated balance sheets and are classified within Level 1 of the fair value hierarchy, with the exception of $1.5 million that have been valued, in the absence of observable market prices, by Mustang Capital Advisors, LP. The Funds investments in Level 1 securities are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the period.

Approximately $1.5 million of the investments held by Mustang Capital Advisors, LP have been classified within Level 2 of the fair value hierarchy and have been valued, in the absence of observable market prices, by the management of Mustang Capital Advisors, LP. Fair value is determined using valuation methodologies after giving consideration to a range of observable factors including last known sales price; any current bids or offers on the stock; comparisons to publicly traded stocks with appropriate discounts for liquidity; size of position; control data research; and current market conditions. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that can not be reasonably determined. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(14) Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2008 and 2007. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$330,998	$330,998	$727,378	$737,378
Money market investments	3,735,821	3,735,821	—	—
Trade-accounts receivable	1,064,389	1,064,389	994,085	994,085
Notes receivable	648,902	642,239	844,732	828,311
Other receivables	78,982	98,982	132,283	132,283
Investments in marketable securities	16,708,479	16,708,479	15,896,865	15,896,865
Financial liabilities:
Note payable – line of credit	—	—	2,000,000	2,000,000
Due to broker	—	—	342,022	342,022
Long-term debt	3,207,512	3,294,575	685,055	747,354
Accounts payable	812,839	812,839	733,983	733,983
Accrued expenses and other	1,423,092	1,423,092	1,283,237	1,283,237
Other liabilities	1,208,147	1,208,147	89,039	89,039

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	Cash and cash equivalents, trade accounts receivable, other receivables, notes payable-line of credit, due to broker, accounts payable, accrued expenses and other liabilities: The carrying amounts approximate fair value because of the short maturity of those instruments.
•	Notes receivable: The fair value is determined as the present value of expected future cash flows discounted at the interest rate which approximates the rate currently offered by local lending institutions for loans of similar terms to companies with comparable credit risk.
•	Long-term debt: The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates which approximate those currently offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders.

(15) Impairment and Other Charges

In 2006, the Company recorded impairment charges of $46,284 related to leasehold improvements for which no future cash flows are anticipated associated with subleased properties. In 2008 and 2007 there were no such expenses.

The impairment charges relate to the “Franchising” operating segment as discussed in Note 16.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(16) Reportable Segments

The Company has organized segment reporting with additional information to reflect how the Company views its business activities. The Company-operated Restaurant segment consists of the operations of all Company-operated restaurants and derives its revenues from restaurant operations. This segment also includes net costs incurred from subleases of previously operated locations, which is presented separately. The Franchising segment consists primarily of franchise sales and support activities and derives its revenues from sales of franchise and development rights and collection of royalties from franchisees. The Investment Activity segment consists of investment activities and certain directly related expenses associated with legal matters. The Company does not allocate certain expenses to any business segment. These costs include expenses of the following functions: legal, accounting, stockholder relations, personnel not directly related to a segment, information systems and other headquarter activities. These unallocated expenses are designated as unallocated corporate expenses. Certain other expenses (such as sublease property expense, impairment and other charges, gains on settlement of insurance claims, and claims settlement and legal fees associated with a lawsuit) are also not allocated to any reportable segment.

The following table summarizes reportable segment information:

	Years Ended December 31,
	2008	2007	2006
Revenues from reportable segments:
Restaurants	$13,083,237	$12,908,577	$12,985,109
Franchising	4,121,510	4,349,036	4,418,831
Total revenues	$17,204,747	$17,257,613	$17,403,940
Depreciation and amortization: (non-investing)
Restaurants	$379,102	$401,199	$385,332
Franchising	630,196	630,755	630,295
Corporate	32,420	31,063	41,865
Total depreciation and amortization	$1,041,818	$1,063,017	$1,057,492
Interest expense:
Restaurants	$61,856	$76,732	$136,097
Corporate	22,988	29,531	23,421
Total interest expense	$84,844	$106,263	$159,518

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(16) Reportable Segments  – (continued)

	Years Ended December 31,
	2008	2007	2006
Interest income:
Corporate	$110,718	$106,741	$69,269
Total interest income	$110,718	$106,741	$69,269
Income (loss) from restaurant and franchise operations:
Restaurants and equity in joint venture	$740,847	$991,268	$685,777
Franchising	2,182,782	2,667,653	2,554,280
Subleased restaurant expenses, impairment and other unallocated expenses	(725,270)	(842,951)	(399,831)
Corporate	(2,021,776)	(2,308,197)	(2,268,016)
Total income from restaurant and franchise operations:	$176,583	$507,773	$572,210
Income (loss) from investment activities
Investment advisory fee income	$240,478	$—	$—
Net realized gain (loss) on sales of marketable securities	204,232	1,624,618	—
Net unrealized losses on marketable securities held by limited partnership	(7,130,689)	(2,787,876)	—
Expense of investment activities	(1,057,730)	—	(105,000)
Total income (loss) from investment activities	$(7,743,709)	$(1,163,258)	$(105,000)

	2008	2007
Total assets:
Restaurants	$6,523,219	$6,032,635
Franchising	1,920,513	2,803,432
Corporate	1,203,830	1,901,467
Investment activities	26,305,261	19,771,538
Total assets	$35,952,823	$30,509,072
Total goodwill:
Restaurants	$3,539,057	$3,539,057
Franchising	771,143	771,143
Investment activities	556,062	—
Total goodwill	$4,866,262	$4,310,000

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(17) Amortizing Intangible Assets

	As of December 31, 2008			As of December 31, 2007
	Gross Carrying Amount	Weighted Average Amortization Period	Accumulated Amortization	Gross Carrying Amount	Weighted Average Amortization Period	Accumulated Amortization
Amortizing intangible assets:
Franchise royalty contracts	$9,454,432	15.0	$9,454,432	$9,454,432	15.0	$8,824,136
Investment in management contracts and limited partnership agreements	1,420,000	10.5	73,762	—	—	—
	$10,874,432	10.5	$9,528,194	$9,454,432	15.0	$8,824,136

In connection with the acquisition of Mustang Capital Advisors, L.P. (See Note 2) in 2008, the Company acquired certain customer related intangible assets. The value assigned to these intangible assets of $1,420,000 was determined based on the present value of the estimated cash flows to be generated by the assets.

Amortization expense for amortizing intangible assets for the years ended December 31, 2008, 2007 and 2006 was $704,058, $630,296, and $630,296, respectively. Franchise royalty contracts are fully amortized as of December 31, 2008. The estimated annual amortization expense for the remaining amortizing intangible assets is $75,238 per year through 2018.

(18) Commitments and Contingencies

Commitments

Western Investments, Inc. is the general partner of Western Acquisitions, L.P. Limited partnership interests in Western Acquisitions, L.P. are either Class A or Class B. The classes are identical except that Class A interests must be held for two years, whereas Class B interests are held for five years. Additionally, Western Investments, Inc., will, at the end of the five year period, reimburse the holders of Class B interests for the first 30% of any cumulative net losses they may suffer. As of December 31, 2008, Western Acquisitions, L.P., did not have any limited partners holding Class B interests. As of December 31, 2008, minority limited partners holding Class A interests held 14.89% ownership.

The Company has a severance provision contained within the Employment Agreement with its Chief Financial Officer. The agreement provides certain termination benefits in the event that employment with the Company is terminated without cause and upon a change of control. Under the terms of the agreement, in the event of termination without cause the executive will receive termination benefits equal to six months of the executive’s annual base salary in effect on the termination date and the continuation of health and welfare benefits through the termination date of the agreement. Under a change of control, the executive will receive termination benefits equal to one year of the executive’s base salary in effect on the change of control date and the continuation of health and welfare benefits through the termination date of the agreement.

The Company has a severance provision contained within the Employment Agreement with the President of one of its subsidiaries, Western Sizzlin Franchise Corporation. The agreement provides for an automatic renewal of one year unless the Company or the executive provides notice of termination as specified in the agreement. Under the term of the agreement, in the event of termination without cause, the executive will receive termination benefits equal to one year of the executive’s annual base salary in effect on the termination date and the continuation of health and welfare benefits through the termination date of the agreement.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(18) Commitments and Contingencies  – (continued)

Contingencies

The Company accrues for an obligation for contingencies, including estimated legal costs, when a loss is probable and the amount is reasonably estimable. As facts concerning contingencies become known to the Company, the Company reassesses its position with respect to accrued liabilities and other expenses. These estimates are subject to change as events evolve and as additional information becomes available during the litigation process.

Little Rock, Arkansas Lease

In September 2006, the Company was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLP, et al. v. Western Sizzlin Corporation, et al. The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single ten year lease agreement. The Company occupied these locations for a period of time, but before the end of the lease, subleased each of these premises to various operators. The ten year lease agreement expired on June 30, 2006. In the lawsuit the plaintiffs sought recovery of alleged damages for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs. The case was tried to a 12 person jury in Little Rock, starting February 12, 2008. The jury returned a verdict for the plaintiffs on February 20, 2008, in the amount of $689,526. On February 29, 2008, the Circuit Court of Pulaski County, Arkansas entered judgment on the jury’s verdict in the case against the Company in the amount of $689,666 plus plaintiff’s legal costs. The Company posted a bond to secure the judgment and stay collection pending the appeal of the verdict. The appeal has now been fully briefed by both sides. A decision from the Arkansas Court of Appeals is expected by June 2009. If the appellate court affirms the judgment against the Company, the amount due the plaintiffs would include interest accrued on the judgment from February 29, 2008, through the period of the decision on appeal. This additional amount is not expected to exceed $70,000. If the verdict is affirmed, the Plaintiffs will renew their efforts to have the trial court award Plaintiffs their attorneys’ fees. To date, the court has declined to make any award of fees. There has been no change in the Company’s loss contingency accrual of $900,000 since December 31, 2007.

Other

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of the management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

(19) Investment in Unconsolidated Joint Venture

The Company is a partner in a 50/50 joint venture with a franchisee, for a new restaurant in Harrisonburg, Virginia. During October 2005, the joint venture entered into a loan agreement for $3.05 million and the Company guaranteed 50% of the loan obligation, with the partner guaranteeing the other 50%. The Company estimates the fair value of the guarantee to be approximately $30,000 and recorded the amount in other long-term liabilities and in investments in unconsolidated joint venture on the accompanying balance sheet at December 31, 2008 and 2007. The term of the guarantee extends through July 1, 2026 and the Company would be required to perform under the guarantee should the joint venture not to be able to meet its scheduled principal and interest payments. Pursuant to the joint venture agreement, a cash contribution of $300,000 from each 50/50 partner was also made at the closing of this financing. The Company is accounting for the investment using the equity method and the Company’s share of the net income (loss) for the joint venture of $199,699, $157,516 and ($160,902) for the years ended December 31, 2008, 2007 and 2006, respectively, is included in equity in earnings of unconsolidated joint venture. Distributions were received from the joint venture of $200,000, $0, and $0 for the years ended December 31, 2008, 2007, and 2006,

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(19) Investment in Unconsolidated Joint Venture  – (continued)

respectively. The amount of the Company’s equity represented by undistributed earnings of the joint venture totaled $274,695 at December 31, 2008. The restaurant opened for business on December 14, 2006.

Financial Data

The following is selected financial information for the joint venture at December 31, 2008 and 2007:

	Year Ended December 31, 2008	Year Ended December 31, 2007
	(Unaudited)	(Unaudited)
Statement of Operations Data:
Total revenues	$4,890,392	$4,960,695
Cost of food	2,007,969	2,110,602
Payroll expense	1,445,213	1,502,077
Marketing and smallware expense	189,741	204,374
General and administrative	456,926	404,106
Depreciation and amortization	203,341	200,869
Interest	212,646	223,574
Other income (expense)	(24,842)	62
Net Income (loss)	399,398	315,031
Balance Sheet Data:
Cash	$257,490	$332,740
Current receivables	2,378	7,557
Prepaid expenses	11,364	3,171
Inventory	18,035	16,384
Land, leasehold improvements, and construction in progress, net	3,566,081	3,750,051
Loan costs, net	10,420	11,946
Total assets	3,865,970	4,122,050
Loan payable	2,951,460	3,138,580
Accounts payable and accrued expenses	365,120	433,479
Members’ equity	549,389	549,991

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

20) Quarterly Results of Operations (Unaudited)

The following tables summarize unaudited quarterly results of operations:

	Quarter Ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2008:
Total revenues	$4,175,251	$4,562,228	$4,435,137	$4,032,131
Income (loss) before income tax expense and minority interest	(4,588,974)	(2,257,287)	3,213,314	(3,897,122)
Net income (loss)	(3,850,995)	(1,956,024)	2,939,713	(3,486,937)
Net income (loss) per common share – basic	(1.43)	(.72)	1.04	(1.24)
Net income (loss) per common share – diluted	(1.43)	(.72)	1.04	(1.24)

	Quarter Ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2007:
Total revenues	$4,129,690	$4,690,571	$4,522,015	$3,915,337
Income (loss) before income tax expense and minority interest	251,731	378,009	3,894,617	(5,168,316)
Net income (loss)	149,957	232,163	2,472,115	(3,097,864)
Net income (loss) per common share – basic	.08	.13	1.38	(1.38)
Net income (loss) per common share – diluted	.08	.13	1.37	(1.38)

Total revenues and net income are typically higher in the second and third quarters as opposed to the first and fourth quarters in the Company’s industry segment.

Realized gains on sales of marketable securities, net, of $1,972,252 were recorded in the third quarter of 2007.

During the fourth quarter of 2007, the Company recorded $2,430,000 of unrealized losses, net of minority interest, on marketable securities held by the limited partnership. In addition, the accrual for the legal loss contingency of $600,000 (See Note 18) and additional legal expenses associated with investment activities were other major reasons for the net loss in the fourth quarter of 2007.

During 2008, unrealized (losses) gains on marketable securities held by limited partnerships totaled $(4.2) million, $(2.3) million, $3.3 million, and $(3.9) million, for the first, second, third and fourth quarters, respectively.

During 2008, investment advisory fee income of $124,024 and $116,454 were recorded during the third and fourth quarters, respectively.

WESTERN SIZZLIN CORPORATION

Consolidated Balance Sheets
September 30, 2009 and December 31, 2008

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,538,840	$330,998
Money market investments	2,176,728	3,735,821
Trade accounts receivable, net of allowance for doubtful accounts of $486,551 in 2009 and $339,752 in 2008	963,804	1,064,389
Current installments of notes receivable, less allowance for impaired notes of $62,926 in 2009 and 2008	250,731	198,912
Other receivables	68,792	78,982
Income taxes receivable	82,066	98,362
Inventories	69,327	59,126
Prepaid expenses	205,465	133,785
Deferred income taxes	380,959	494,926
Total current assets	5,736,712	6,195,301
Notes receivable, less allowance for impaired notes receivable of $6,980 in 2009 and 2008, excluding current installments	345,771	449,990
Property and equipment, net	1,220,565	1,500,149
Investment in real estate	3,745,152	3,745,152
Investments in marketable securities	1,156,553	727,721
Investments in marketable securities held by limited partnerships	28,538,208	15,980,758
Intangible assets, net of accumulated amortization of $169,089 in 2009 and $73,762 in 2008	1,250,911	1,346,238
Goodwill	4,995,262	4,995,262
Financing costs, net of accumulated amortization of $195,641 in 2009 and $194,639 in 2008	4,570	5,572
Investment in unconsolidated joint venture	294,156	304,695
Deferred income taxes	—	665,805
Other assets	39,469	36,180
	$47,327,329	$35,952,823
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable – line of credit	$100,000	$—
Current installments of long-term debt	2,495,478	373,925
Accounts payable	621,423	812,839
Accrued expenses and other	1,245,350	1,423,092
Total current liabilities	4,452,251	2,609,856
Long-term debt, excluding current installments	366,611	2,833,587
Other long-term liabilities	1,419,809	1,208,147
Deferred income taxes	123,924	—
	6,372,595	6,651,590
Redeemable noncontrolling interests	14,519,875	11,288,681
Stockholders’ Equity:
Common stock, $0.01 par value. Authorized 10,000,000 shares; issued and outstanding 2,840,384 in 2009 and 2,831,884 in 2008	28,405	28,320
Treasury stock, at cost, 9,099 shares in 2009 and 2008	(90,583)	(90,583)
Additional paid-in capital	22,296,562	22,235,872
Retained earnings (accumulated deficit)	4,426,932	(3,376,054)
Accumulated other comprehensive loss – unrealized holding losses	(226,457)	(785,003)
Total stockholders’ equity	26,434,859	18,012,552
	$47,327,329	$35,952,823

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Consolidated Statements of Operations
Three Months and Nine Months Ended September 30, 2009 and 2008
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Company-operated restaurants	$3,350,238	$3,434,035	$10,064,358	$10,050,437
Franchise operations	843,528	1,001,102	2,695,286	3,122,179
Total revenues	4,193,766	4,435,137	12,759,644	13,172,616
Costs and expenses – restaurant and franchise operations:
Company-operated restaurants – food, beverage and labor costs	2,443,975	2,607,642	7,376,467	7,410,127
Restaurant occupancy and other	606,915	629,125	1,740,383	1,762,936
Franchise operations – direct support	211,898	309,570	696,241	923,491
Subleased restaurant property expenses	—	362,766	—	427,257
Corporate expenses	359,858	725,693	1,210,077	1,641,389
Depreciation and amortization expense	93,057	258,062	286,205	786,676
Corporate litigation fees and expenses	5,225	4,056	35,413	162,820
Total costs and expenses – restaurant and franchise operations	3,720,928	4,896,914	11,344,786	13,114,696
Equity in income of joint venture	80,309	43,258	219,462	150,585
Income from restaurant and franchise operations	553,147	(418,519)	1,634,320	208,505
Investment advisory fee income	101,600	124,024	286,710	124,024
Net realized gains (losses) on sales of marketable securities	588,293	24,122	1,123,815	(15,730)
Net unrealized gains (losses) on marketable securities held by limited partnerships	5,482,399	3,255,469	8,931,320	(3,187,655)
Amortization expense – investment operations	(33,810)	—	(95,327)	—
Reimbursements (expenses) of investment activities, including interest of $16,706 and $30,374 for the three month periods and $49,272 and $84,060 for the nine month periods ended September 30, 2009 and 2008, respectively	(212,008)	174,318	(475,547)	(794,355)
Purchase obligation adjustment	(253,416)	—	(245,773)	—
Income (loss) from investment operations	5,673,058	3,577,933	9,525,198	(3,873,716)
Other income (expense):
Interest expense	(14,100)	(15,827)	(45,566)	(70,022)
Interest income	32,491	69,801	103,702	102,168
Other, net	(478)	(74)	28,670	118
Total other income, net	17,913	53,900	86,806	32,264
Income (loss) before income tax expense (benefit)	6,244,118	3,213,314	11,246,324	(3,632,947)
Income tax expense (benefit):
Current	11,537	(19,877)	34,751	(5,256)
Deferred	673,062	(57,966)	1,033,414	(161,005)
Total income tax expense (benefit)	684,599	(77,843)	1,068,165	(166,261)
Net income (loss)	5,559,519	3,291,157	10,178,159	(3,466,686)
(Income) losses attributable to redeemable noncontrolling interests	(1,981,057)	(351,444)	(2,375,173)	599,384
Net income (loss) attributable to Western Sizzlin Corporation	$3,578,462	$2,939,713	$7,802,986	$(2,867,302)
Earnings (loss) per share (basic and diluted):
Net income (loss) attributable to Western Sizzlin Corporation – basic	$1.26	$1.04	$2.75	$(1.04)
Net income (loss) attributable to Western Sizzlin Corporation – diluted	$1.26	$1.04	$2.75	$(1.04)

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Consolidated Statement of Changes in Stockholders’ Equity
Nine Months Ended September 30, 2009
(Unaudited)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Dollars	Shares	Dollars
Balances, December 31, 2008	2,831,884	$28,320	9,099	$(90,583)	$22,235,872	$(3,376,054)	$(785,003)	$18,012,552
Net income attributable to Western Sizzlin Corporation	—	—	—	—	—	7,802,986	—	7,802,986
Change in unrealized holding losses, net of tax benefit of $129,718	—	—	—	—	—	—	558,546	558,546
Comprehensive income
Stock options exercised	8,500	85	—	—	60,690	—	—	60,775
Balances, September 30, 2009	2,840,384	$28,405	9,099	$(90,583)	$22,296,562	$4,426,932	$(226,457)	$26,434,859

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$10,178,159	$(3,466,686)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Restaurant and franchise activities:
Depreciation and amortization of property and equipment	284,165	311,447
Amortization of franchise royalty contracts and other assets	—	472,722
Amortization of finance costs	1,002	2,507
Provision for doubtful accounts	153,000	90,580
Equity in income of unconsolidated joint venture, net of distributions of $230,000 in 2009 and $150,000 in 2008	10,539	(585)
Provision for deferred income taxes (benefit)	1,033,414	(206,303)
(Increase) decrease in current assets and other assets	(58,699)	138,866
Increase (decrease) in current liabilities and other liabilities	(359,485)	495,847
	1,063,936	1,305,081
Investment operations:
Change in money market investments	1,559,093	970,521
Realized (gains) losses on sales of marketable securities, net	(1,123,815)	15,730
Unrealized (gains) losses on marketable securities, net	(8,931,320)	3,187,655
Amortization expense of investment management customer relationships	95,327	—
Proceeds from sales of marketable securities held by limited partnerships	8,314,505	4,293,837
Purchases of marketable securities	(10,816,824)	(5,943,630)
Decrease in due to broker	—	(290,411)
Change in purchase obligation	245,773	(18,275)
Provision for deferred income taxes	—	45,298
Decrease in current liabilities	—	(128,807)
	(10,657,261)	2,131,918
Net cash provided by (used in) operating activities	584,834	(29,687)
Cash flows from investing activities:
Additions to property and equipment	(4,581)	(22,505)
Purchases of marketable securities	—	(803,314)
Purchase of Mustang Capital Advisors, LP, net of cash acquired of $10,219	—	(379,872)
Net cash used in investing activities	(4,581)	(1,205,691)
Cash flows from financing activities:
Cash received from exercise of stock options	60,775	165,148
Proceeds from issuance of long-term debt	—	2,641,220
Payments on long-term debt	(345,423)	(92,954)
Proceeds from (payments on) line of credit borrowings, net	100,000	(2,000,000)
Capital contributions from noncontrolling interests in limited partnerships, net	812,237	540,000
Net cash provided by financing activities	627,589	1,253,414
Net increase in cash and cash equivalents	1,207,842	18,036
Cash and cash equivalents at beginning of the period	330,998	727,378
Cash and cash equivalents at end of the period	$1,538,840	$745,414
Supplemental disclosure of cash flow information:
Cash payments for interest	$95,433	$154,848
Income taxes paid, net of refunds	$19,884	$27,508
Non-cash investing and financing activities:
Gross unrealized (gains) losses from marketable equity securities	$428,828	$—
Issuance of common stock for marketable securities	$—	$800,744
Issuance of common stock for ownership interest in Mustang Capital Advisors, LP	$—	$855,548

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(1) Introduction and Basis of Presentation

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries, with its primary business activities conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc, which franchise and operate restaurants. Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. The Company’s prime objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders. While the Company has historically been principally engaged, and intends at this time to remain principally engaged, in franchising and operating restaurants, it has recently made selective investments in other companies. At September 30, 2009, the Company had 96 franchised, 5 Company- operated and 1 joint venture restaurants operating in 19 states.

The consolidated financial statements include the accounts of Western Sizzlin Corporation and its wholly-owned subsidiaries, Western Sizzlin Franchise Corporation, The Western Sizzlin Stores, Inc., Western Sizzlin Stores of Little Rock, Inc., Austins of Omaha, Inc., Western Investments, Inc., Western Properties, Inc., a majority-owned limited partnership, Western Acquisitions, L.P., a solely-owned limited partnership, Western Real Estate, L.P., Western Mustang Holdings, L.L.C., a majority-owned limited liability company, Mustang Capital Management, L.L.C., a majority-owned limited partnership, Mustang Capital Advisors, L.P., and two limited partnerships, Mustang Capital Partners I, L.P. and Mustang Capital Partners II, L.P., (collectively the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements of Western Sizzlin Corporation, (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all material reclassifications and adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the results of operations, financial position and cash flows for each period shown have been included. The unaudited consolidated financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the Company’s annual consolidated financial statements and notes. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

(2) Summary of Significant Accounting Policies

In June 2009, the Financial Accounting Standards Board (“FASB”) approved its Accounting Standards Codification (“FASB ASC”) (formerly SFAS No.168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162). The codification is the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS No. 168, the codification supersedes all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the codification will become nonauthoritative. The codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and was adopted by the Company for the periods ended September 30, 2009. The codification did not have a material impact on the consolidated financial statements.

Effective January 1, 2008, the Company adopted the provisions of FASB ASC 820, (formerly Statement of Financial Accounting Standards No. 157, Fair Value Measurements) for financial assets and liabilities. FASB ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB ASC 820 applies under other accounting pronouncements that require or

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(2) Summary of Significant Accounting Policies  – (continued)

permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, FASB ASC 820 does not require any new fair value measurements. In the first quarter of 2009, using the transition provision contained in FASB ASC 820-10, (formerly FSP FAS 157-2, Effective Date of FASB Statement 157) the Company adopted the guidance in FASB ASC 820 for its nonfinancial assets and liabilities that are measured on a non-recurring basis. The nonfinancial assets for which the Company deferred adoption include goodwill and long-lived assets. As of September 30, 2009, the Company does not have any significant non-recurring measurements of nonfinancial assets and nonfinancial liabilities.

In the first quarter of 2009, the Company adopted FASB ASC 805-10 and FASB ASC 810-10-65 (formerly Statement of Financial Accounting Standards No. 141(R), Business Combinations, and Statement of Financial Accounting Standard No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51). FASB ASC 805-10 and FASB ASC 810-10-65 significantly changed the accounting for and reporting for business combinations and noncontrolling (minority) interests in consolidated financial statements. FASB ASC 805-10 and FASB ASC 810-10-65 were effective for the first fiscal period beginning on or after December 15, 2008. FASB ASC 805-10 will impact the Company if it completes an acquisition or obtains additional minority interests after the effective date. FASB ASC 810-10-65 amends previously issued guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Among other requirements, this statement requires that the consolidated net income (loss) attributable to the parent and the noncontrolling interests be clearly identified and presented on the face of the consolidated statement of operations. The redeemable noncontrolling interests reported in the consolidated balance sheet represent limited partner ownership in investment fund subsidiaries consolidated into the Company’s financial statements. The limited partnership agreements of these funds contain certain redemption features that are not solely within control of the Company. As such, in accordance with FASB ASC 480-10 (formerly EITF Topic No. D-98), the redeemable noncontrolling interests are classified outside of stockholders’ equity in the accompanying consolidated balance sheets. Certain reclassifications resulting from the adoption of FASB ASC 810-10-65 and FASB ASC 480-10 have been made to the 2008 amounts to conform to the current year’s presentation.

In the first quarter of 2009, the Company adopted FASB ASC 815-10-65 (formerly Statement of Financial Account Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133). FASB ASC 815-10-65 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. FASB ASC 815-10-65 was effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of FASB ASC 815-10-65 did not impact the Company’s consolidated financial statements.

In the first quarter of 2009, the Company adopted FASB ASC 350-30 and FASB ASC 275-10-50 (formerly FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets). FASB ASC 350-30 and FASB ASC 275-10-50 amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset and requires enhanced related disclosures. The adoption of FASB ASC 350-30 and FASB ASC 275-10-50 did not impact the Company’s consolidated financial statements.

In the second quarter of 2009, the Company adopted FASB ASC 820-10-65 (formerly FASB Staff Position FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). FASB ASC 820-10-65 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(2) Summary of Significant Accounting Policies  – (continued)

indicate a transaction is not orderly for fair value measurements. The adoption of FASB ASC 820-10-65 did not impact the determination of fair value or reporting of its financial results.

In the second quarter of 2009, the Company adopted FASB ASC 320-10-65 (formerly FASB Staff Position FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”). This FASB ASC amends previously issued guidance to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. FASB ASC 320-10-65 replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. FASB ASC 320-10-65 provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although FASB ASC 320-10-65 does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. FASB ASC 320-10-65 was effective for interim and annual periods ending after June 15, 2009. The adoption of FASB ASC 320-10-65 did not have a significant impact on the determination or reporting of its financial results but did result in additional disclosures.

In the second quarter of 2009, the Company adopted FASB ASC 825-10-65 (formerly FASB Staff Position FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments) (See Note 11). FASB ASC 825-10-65 required an entity to provide interim disclosure about the fair value of all financial instruments and to include disclosures related to the methods and significant assumptions used in estimating those instruments. FASB ASC 825-10-65 was effective for interim and annual periods ending after June 15, 2009.

In the second quarter of 2009, the Company adopted the provisions of FASB ASC 855-10, (formerly SFAS No. 165, Subsequent Events). FASB ASC 855-10 requires management to evaluate subsequent events through the date the financial statements are either issued, or available to be issued. Companies are required to disclose the date through which subsequent events have been evaluated. FASB ASC 855-10 was effective for interim or annual financial periods ending after June 15, 2009. The adoption of FASB ASC 855-10 did not have a material effect on the Company’s financial statements and related disclosures.

(3) Investments in Marketable Securities

Investment and capital allocation decisions of Western Sizzlin Corporation and Western Acquisitions, LP are made by Mr. Sardar Biglari, the Company’s Chairman and Chief Executive Officer. For investment decisions for Western Sizzlin Corporation the Board of Directors for Western Sizzlin Corporation has delegated limited authority including the authority to borrow funds in connection with making investments in marketable securities or derivative securities at the holding company level, subject to Board reporting requirements and various limitations. As of the date of this filing, Mr. Biglari has authority to manage surplus cash up to $10 million, and in addition, has authority to borrow a maximum of $5 million. The Company has a margin securities account with a brokerage firm. The margin account bears interest at the Federal Funds Target Rate quoted by the Wall Street Journal, plus .5%, or approximately .75% as of the date of this report, with the minimum and maximum amount of any particular loan to be determined by the brokerage firm, in its discretion, from time to time. The margin loan balances at September 30, 2009 and 2008 were $0. The collateral securing the margin loans are the Company’s holdings in marketable securities. The minimum and maximum amount of any particular margin may be established by the brokerage firm, in its discretion,

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(3) Investments in Marketable Securities  – (continued)

regardless of the amount of collateral delivered to the brokerage firm, and the brokerage firm may change such minimum and maximum amounts from time to time. Mr. Biglari has full capital allocation decisions over Western Acquisitions, LP.

The noncontrolling interest holder in Mustang Capital Advisors, LP and Mustang Capital Management, LLC, has been delegated authority to manage the investments in these particular Funds.

In the normal course of business, substantially all of the Company’s securities transactions, money balances and security positions are transacted with a broker. The Company is subject to credit risk to the extent any broker with whom they conduct business is unable to fulfill contractual obligations on their behalf. The Company monitors the financial conditions of such brokers and does not anticipate any losses from these counterparties.

•	Marketable Securities held by Western Sizzlin Corporation (the holding company)

Marketable equity securities held by Western Sizzlin Corporation (the holding company) are held for an indefinite period and thus are classified as available-for-sale. Available-for-sale securities are recorded at fair value in Investments in Marketable Securities on the consolidated balance sheet, with the change in fair value during the period excluded from earnings and recorded, net of tax, as a component of other comprehensive income (loss). Substantially all of the marketable securities held by Western Sizzlin Corporation have been in a continuous loss position for approximately twelve months as of September 30, 2009.

Following is a summary of marketable equity securities held by Western Sizzlin Corporation (the holding company) as of September 30, 2009 and December 31, 2008:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2009
Itex Corporation	$1,487,631	$—	$(345,817)	$1,141,814
Other	25,097	—	(10,358)	14,739
	$1,512,728	$—	$(356,175)	$1,156,553
December 31, 2008
Itex Corporation	$1,487,631	$—	$(771,867)	$715,764
Other	25,093	—	(13,136)	11,957
	$1,512,724	$—	$(785,003)	$727,721

There were no realized gains or losses from marketable equity securities held by Western Sizzlin Corporation (the holding company) for the three or nine months ended September 30, 2009 or 2008.

On a quarterly basis, the Company performs an assessment to determine whether there have been any events or economic circumstances to indicate that a marketable equity security with an unrealized loss has suffered other-than-temporary impairment, pursuant to FASB ASC 320-10-65 (formerly FSP FAS 115-2 and FAS 124-2). Western Sizzlin Corporation’s (the holding company) investments in Itex Corporation account for substantially all of its unrealized losses at September 30, 2009 and December 31, 2008. Unrealized losses on the investments in Itex Corporation did not occur until August 2008. In management’s judgment, the future earnings potential and underlying business economics are favorable and the Company intends to hold this position for the long term.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(3) Investments in Marketable Securities  – (continued)

•	Marketable Securities held by Western Acquisitions, LP

Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary, serves as the general partner of Western Acquisitions, LP, a Delaware limited partnership that operates as a private investment fund. Through Western Investments, Inc., Mr. Biglari operates as the portfolio manager to the fund. Cash contributions from outside investors of $0 and $540,000 for the nine months ended September 30, 2009 and 2008, respectively, were made to the limited partnership.

As of September 30, 2009 and December 31, 2008, Western Investments, Inc. owned 85.3% of Western Acquisitions, LP. As such, Western Acquisitions, LP has been consolidated into the accompanying financial statements with the 14.7% ownership by noncontrolling limited partners presented as redeemable noncontrolling interests on the accompanying consolidated balance sheets totaling $2,716,454 and $1,396,092 as of September 30, 2009 and December 31, 2008, respectively, pursuant to FASB ASC 810-20 (formerly EITF 04-05 — Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Limited Rights).

Western Acquisitions, LP is considered, for GAAP purposes, an investment company under the AICPA Audit and Accounting Guide Investment Companies. The Company has retained the specialized accounting for Western Acquisitions, LP pursuant to FASB ASC 810-10-25 (formerly EITF Issue No. 85-12, Retention of Specialized Accounting for Investment in Consolidation). As such, marketable equity securities held by Western Acquisitions, LP are recorded at fair value in Investments in Marketable Securities held by limited partnerships, with unrealized gains and losses resulting from changes in fair value reflected in the Consolidated Statements of Operations.

As of September 30, 2009, Western Acquisitions, LP owned a total of 1,553,545 shares of The Steak n Shake Company’s common stock.

Following is a summary of marketable equity securities held by Western Acquisitions, LP as of September 30, 2009 and December 31, 2008:

	As of September 30, 2009		As of December 31, 2008
	Cost	Fair Value	Cost	Fair Value
The Steak n Shake Co.	$19,159,412	$18,285,225	$19,159,412	$9,243,593
Other	139,881	154,243	139,881	80,737
Total marketable equity securities	$19,299,293	$18,439,468	$19,299,293	$9,324,330

Net realized gains (losses) and net change in unrealized gains (losses) from marketable equity securities held by Western Acquisitions, LP were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Realized gains.	$—	$—	$—	$—
Realized losses	—	—	—	(39,852)
Net realized gains (losses) on sales of marketable securities	—	—	—	$(39,852)
Net unrealized gains (losses) on marketable securities	$4,791,594	$3,597,201	$9,115,139	$(2,845,923)

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(3) Investments in Marketable Securities  – (continued)

The limited partners of Western Acquisitions, LP can redeem their investments after two years from contribution dates. Pursuant to a request for redemption from certain limited partners of Western Acquisitions, LP, subsequent to September 30, 2009, an in-kind stock distribution was made to such limited partners having an aggregate value of approximately $1.36 million.

•	Marketable Securities held by Mustang Capital Advisors, LP

Western Mustang Holdings, LLC owns a 50.5% controlling interest in Mustang Capital Advisors, LP (“MCA”) and a 51% controlling interest in its general partner, Mustang Capital Management, LLC (“MCM”).

MCM owns a 1% interest in, and serves as general partner of MCA. MCA is a registered investment advisor and serves as the investment advisor to, and the general partner of, Mustang Capital Partners I, LP and Mustang Capital Partners II, LP (the “Funds”). The Funds are private investment funds organized for the purpose of trading and investing in securities.

As of September 30, 2009 and December 31, 2008, MCA’s ownership interest in the Funds was 2.8% and 5.0%, respectively, with the remaining interests in the Funds held by various limited partners who are unrelated to the Company. The combined equity of the unrelated limited partners in the Funds totaled 97.2% and 95.0% of the net assets of the Funds as of September 30, 2009 and December 31, 2008, respectively. As a result of the significant investments in the Funds by these limited partners, as well as the 49.5% non-controlling interest in MCA and the 49% non-controlling interest in MCM (which owns 1% of MCA), the Company owned approximately 1.4% of the combined net assets of the Funds as of September 30, 2009 and December 31, 2008. However, through its majority interest in MCA, the General Partner of the Funds, the Company controls the investments and operations of the Funds. As such, the balance sheets of the Funds and the results of their operations are included in the accompanying consolidated financial statements pursuant to ASC 810-20 (formerly EITF 04-05 — Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Limited Rights).

The assets of the Funds consist primarily of money market investments totaling $2,176,728 and $3,735,821 as of September 30, 2009 and December 31, 2008, respectively, (representing 100% of the amounts included in the Company’s consolidated balance sheets under Money market investments as of each balance sheet date), and of marketable securities totaling $10,098,740 and $6,656,428 as of September 30, 2009 and December 31, 2008, respectively, (representing 35% and 42%, respectively, of the amounts included in the Company’s consolidated balance sheets under the line item “investments in marketable securities held by limited partnerships” at each balance sheet date).

The combined equity of the unrelated limited partners in the Funds and the non-controlling interests in MCA and MCM totaled $11,803,421 and $9,892,589 as of September 30, 2009 and December 31, 2008, respectively, and is included in redeemable noncontrolling interests in the accompanying consolidated balance sheets.

Western Mustang Holdings, LLC, is, for GAAP purposes, an investment company under the AICPA Audit and Accounting Guide Investment Companies. The Company has retained the specialized accounting for Mustang Capital Advisors, LP pursuant to FASB ASC 810-10-25 (formerly EITF Issue No. 85-12, Retention of Specialized Accounting for Investment in Consolidation). As such, marketable equity securities held by Mustang Capital Advisors, LP are recorded at fair value in Investments in Marketable Securities held by limited partnerships, with unrealized gains and losses resulting from changes in fair value reflected in the Consolidated Statements of Operations.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(3) Investments in Marketable Securities  – (continued)

Following is a summary of marketable equity securities held by Western Mustang Holdings, LLC as of September 30. 2009 and December 31, 2008:

	As of September 30, 2009		As of December 31, 2008
	Cost	Fair Value	Cost	Fair Value
The Steak n Shake Co.	$1,811,202	$2,059,750	$—-	$—
Other	8,530,193	8,038,990	6,621,658	6,656,428
Total marketable equity securities	$10,341,395	$10,098,740	$6,621,658	$6,656,428

Net realized gains (losses) and net change in unrealized gains (losses) for the nine months ended September 30, 2009, from marketable equity securities held by Mustang Capital Advisors, LP were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Realized gains.	$617,299	$52,210	$1,263,572	$52,210
Realized losses	(29,006)	(28,088)	(139,757)	(28,088)
Net realized gains (losses) on sales of marketable securities	588,293	$24,122	1,123,815	$24,122
Net unrealized gains (losses) on marketable securities	$690,805	$(341,732)	$(183,819)	$(341,732)

(4) Stock Options

The Company has two stock option plans: the 2005 Stock Option Plan and the 2004 Non-Employee Directors’ Stock Option Plan. The 1994 Incentive and Non-qualified Stock Option Plan was terminated in 2008 with the exercise of all outstanding options under this plan during year ended December 31, 2008. Under the 2005 and 2004 Plans, employees and directors may be granted options to purchase shares of common stock at the fair market value on the date of the grant.

Options granted under the 2005 and 2004 Plans vest at the date of the grant. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Assumptions utilized in the model are evaluated and revised, as necessary, to reflect market conditions and experience on the respective dates of grant. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatilities are based on the historical volatility of the Company’s stock for a period equal to the expected term of the options. The expected term of the options represents the period of time that options granted are outstanding and is estimated using historical exercise and termination experience.

Prior to the adoption of FASB ASC 718 (formerly SFAS No. 123R), the benefit of tax deductions in excess of recognized stock compensation expense was reported as a reduction of taxes paid within operating cash flows. FASB ASC 718 requires that such benefits be recognized as a financing cash flow. The benefits of tax deductions in excess of recognized stock compensation expense for the three and nine months ended September 30, 2009 and 2008 were immaterial.

There were no options granted during the three or nine months ended September 30, 2009 and 2008.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(4) Stock Options  – (continued)

The following table summarizes stock options outstanding as of September 30, 2009, as well as activity during the nine month period then ended:

	Options Outstanding	Exercise Price per Share Weighted Average	Contractual Term Weighted Average	Aggregate Intrinsic Value
Balance, December 31, 2008	12,500	$7.25	1.83	$64,284
Granted	—	—	—	—
Exercised	8,500	—	—	—
Expired/Forfeited	—	—	—	—
Balance, September 30, 2009	4,000	$7.46	1.46	$24,173

All options outstanding at September 30, 2009 are fully vested and exercisable. At September 30, 2009, there were 40,000 shares available for future grants under the plans, however, on April 25, 2007, the Company’s Board of Directors elected to suspend future grants under all plans indefinitely. Subsequent to September 30, 2009, the remaining 4,000 options outstanding were exercised.

(5) Goodwill and Other Intangible Assets

The Company conforms to the provisions of FASB ASC 350 (formerly Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets). Under FASB ASC 350, goodwill and intangible assets deemed to have indefinite lives are reviewed for impairment and written down and charged to results of operations when their carrying amount exceeds their estimated fair value. The Company is required to perform impairment tests each year at the end of the calendar year, or between yearly tests in certain circumstances, for goodwill. There can be no assurance that future impairment tests will not result in a charge to earnings.

Amortizing Intangible Assets

	As of September 30, 2009			As of December 31, 2008
	Gross Carrying Amount	Weighted Average Amortization Period	Accumulated Amortization	Gross Carrying Amount	Weighted Average Amortization Period	Accumulated Amortization
Amortizing intangible assets:
Investment in management customer relationships	$1,420,000	10.5	$169,089	$1,420,000	10.5	$73,762
	$1,420,000	10.5	$169,089	$1,420,000	10.5	$73,762

In connection with the acquisition of Mustang Capital Advisors, L.P in 2008, the Company acquired certain customer related intangible assets. The value assigned to these intangible assets of $1,420,000 was determined based on the present value of the estimated cash flows to be generated by the assets.

Amortization expense for amortizing intangible assets for the three and nine months ended September 30, 2009 was $33,810 and $95,327, respectively. Franchise royalty contracts, originally acquired in January 2004, were fully amortized as of December 31, 2008. The estimated annual amortization expense for the remaining amortizing intangible asset is $135,240 per year through 2018.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(6) Debt

At September 30, 2009, there was $100,000 outstanding on a $1,500,000 line of credit with a bank. The line is payable on demand, subject to annual renewal by the bank (January 30, 2010), carries an interest rate of prime (3.25% at September 30, 2009 and at December 31, 2008), with a floor of 4%, collateralized by trade accounts receivable and the assignment of all franchise royalty contracts.

In 2008, the Company’s purchase of the investment in real estate was refinanced through the issuance of a note payable to a bank of $2,641,220, secured by the land held for investment. Interest accrues on the unpaid principal balance at prime minus 0.5%, or 2.75% as of September 30, 2009. The Company made one payment of principal of $264,122 on January 29, 2009, and all remaining principal and accrued interest is due on January 30, 2010. Accordingly, the outstanding balance of this debt is classified as a current liability at September 30, 2009.

The Company has a note payable to a finance company with interest at 10.07% due in equal monthly installments, including principal and interest, of $13,487, with a final payment due on April 13, 2010. The note payable requires pre-payment premiums in certain circumstances and contains certain restrictive covenants, including debt coverage ratios, periodic reporting requirements and maintenance of operations at certain Company-operated restaurants that collateralize the note payable. The note payable is collateralized by accounts receivable, inventory and property and equipment.

(7) Income Taxes

The Company adopted the provisions of FASB ASC 740-10 (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109), on January 1, 2007. As of September 30, 2009, the Company has a recorded liability of $11,805, including interest of $6,489, for such uncertain tax positions. The recorded liability was increased by $979 during the three months ended September 30, 2009

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of a valuation allowance of $0, $2,327,000 and $1,074,000 at September 30, 2009, December 31, 2008 and September 30, 2008, respectively, related to the unrealized losses on marketable securities.

(8) Earnings (Loss) Per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) attributable to Western Sizzlin Corporation by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(8) Earnings (Loss) Per Share  – (continued)

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations for the periods indicated:

	Income (Loss) (Numerator)	Weighted Average Shares (Denominator)	Earnings (Loss) per Share Amount
Three months ended September 30, 2009
Net income – basic	$3,578,462	2,833,917	$1.26
Net income – diluted	$3,578,462	2,835,045	$1.26
Three months ended September 30, 2008
Net income – basic	$2,939,713	2,822,637	$1.04
Net income – diluted	$2,939,713	2,826,513	$1.04

	Income (Loss) (Numerator)	Weighted Average Shares (Denominator)	Earnings (Loss) per Share Amount
Nine months ended September 30, 2009
Net income – basic	$7,802,986	2,832,569	$2.75
Net income – diluted	$7,802,986	2,834,480	$2.75
Nine months ended September 30, 2008
Net loss – basic	$(2,867,302)	2,750,132	$(1.04)
Net loss – diluted	$(2,867,302)	2,750,132	$(1.04)

For the nine months ended September 30, 2008, the Company excluded from the loss per share calculation all common stock equivalents because the effect on loss per share was anti-dilutive.

(9) Reportable Segments

The Company has organized segment reporting with additional information to reflect how the Company views its business activities. The Company-operated Restaurant segment consists of the operations of all Company-operated restaurants and derives its revenues from restaurant operations. The Franchising segment consists primarily of franchise sales and support activities and derives its revenues from sales of franchise and development rights and collection of royalties from franchisees. The Investment Operations segment consists of investment operations and certain direct expenses associated with legal matters. The Company does not allocate certain expenses to any business segment. These costs include expenses of the following functions: legal, accounting, stockholder relations, personnel not directly related to a segment, information systems and other headquarter activities. These unallocated expenses are designated as unallocated corporate expenses. Certain other expenses (such as sublease property expense and claims settlement and legal fees associated with a lawsuit) are also not allocated to any reportable segment.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(9) Reportable Segments  – (continued)

The following table summarizes reportable segment information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues from reportable segments:
Restaurants	$3,350,238	$3,434,035	$10,064,358	$10,050,437
Franchising	843,528	1,001,102	2,695,286	3,122,179
Total revenues	$4,193,766	$4,435,137	$12,759,644	$13,172,616
Depreciation and amortization:
Restaurants	$86,591	$92,420	$264,571	$289,526
Franchising	6,466	165,642	21,634	497,150
Total depreciation and amortization	$93,057	$258,062	$286,205	$786,676
Income from restaurant and franchise operations:
Restaurants and equity in joint venture	$293,066	$148,106	$902,399	$738,432
Franchising	625,164	525,890	1,977,411	1,701,538
Subleased properties expenses	—	(362,766)	—	(427,257)
Unallocated expenses	(5,225)	(4,056)	(35,413)	(162,820)
Corporate	(359,858)	(725,693)	(1,210,077)	(1,641,388)
Total income from restaurant and franchise operations:	$553,147	$(418,519)	$1,634,320	$208,505
Income (loss) from investment operations:
Investment advisory fee income	$101,600	$124,024	$286,710	$124,024
Net realized gains (losses) on sales of marketable securities	588,293	24,122	1,123,815	(15,730)
Net unrealized gains (losses) on marketable securities held by limited partnership	5,482,399	3,255,469	8,931,320	(3,187,655)
Amortization expense – investment operations	(33,810)	—	(95,327)	—
Reimbursements (expenses) of investment operations	(212,008)	174,318	(475,547)	(794,355)
Purchase obligation adjustment	(253,416)	—	(245,773)	—
Total income (loss) from investment operations	$5,673,058	$3,577,933	$9,525,198	$(3,873,716)
Interest Expense:
Restaurants	$14,100	$15,827	$45,566	$70,022
Total interest expense	$14,100	$15,827	$45,566	$70,022
Interest Income:
Corporate	$32,491	$69,801	$103,702	$102,168
Total interest income	$32,491	$69,801	$103,702	$102,168

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(9) Reportable Segments  – (continued)

	September 30, 2009	December 31, 2008
Total assets:
Restaurants	$7,509,734	$6,523,219
Franchising	2,428,165	1,920,513
Corporate	359,434	1,203,830
Investment activities	37,029,996	26,305,261
Total assets	$47,327,329	$35,952,823

	September 30, 2009	December 31, 2008
Total goodwill:
Restaurants	$3,539,057	$3,539,057
Franchising	771,143	771,143
Investment activities	685,062	685,062
Total goodwill	$4,995,262	$4,995,262

(10) Fair Value Measurements

Effective January 1, 2008, the Company adopted FASB ASC 825-10 (formerly Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities). FASB ASC 825-10 permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value reporting option for any assets and liabilities not previously recorded at fair value.

Effective January 1, 2008, the Company adopted the provisions of FASB ASC 820 (formerly Statement of Financial Accounting Standards No. 157, Fair Value Measurements), applicable to all financial assets and liabilities and for nonfinancial assets and liabilities recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. FASB ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 Quoted market prices in active markets for identical assets or liabilities.

Level 2 Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 Unobservable inputs that are not corroborated by market data.

At September 30, 2009 and December 31, 2008, the Company’s investments in marketable securities are carried at fair value, based on quoted market prices, in the consolidated balance sheets and are classified within Level 1 of the fair value hierarchy, with the exception of $1.5 million that have been valued, in the absence of observable market prices, by Mustang Capital Advisors, LP. The Funds investments in Level 1 securities are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the period.

Approximately $1.5 million of the investments held by Mustang Capital Advisors, LP have been classified within Level 2 of the fair value hierarchy and have been valued, in the absence of observable

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(10) Fair Value Measurements  – (continued)

market prices, by the management of Mustang Capital Advisors, LP. Fair value is determined using valuation methodologies after giving consideration to a range of observable factors including last known sales price; any current bids or offers on the stock; comparisons to publicly traded stocks with appropriate discounts for liquidity; size of position; control data research; and current market conditions. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that can not be reasonably determined. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed.

The Company’s investments in marketable securities are measured at fair value on a recurring basis. There have been no changes in inputs during the period ended September 30, 2009.

(11) Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at September 30, 2009 and December 31, 2008. FASB ASC 825-10 (formerly SFAS No. 107, Disclosures about Fair Value of Financial Instruments), defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties:

	September 30, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$1,538,840	$1,538,840	$330,998	$330,998
Money market investments	2,176,728	2,176,728	3,735,821	3,735,821
Trade-accounts receivable	963,804	963,804	1,064,389	1,064,389
Notes receivable	596,502	592,277	648,902	642,239
Other receivables	68,792	68,792	78,982	78,982
Investments in marketable securities	29,694,761	29,694,761	16,708,479	16,708,479
Financial liabilities:
Note payable – line of credit	100,000	100,000	—	—
Long-term debt	2,862,089	2,727,692	3,207,512	3,294,575
Accounts payable	621,423	621,423	812,839	812,839
Accrued expenses and other	1,245,350	1,245,350	1,423,092	1,423,092
Other liabilities	1,419,809	1,419,809	1,208,147	1,208,147

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, trade accounts receivable, other receivables, notes payable-line of credit, due to broker, accounts payable, accrued expenses and other liabilities: The carrying amounts approximate fair value because of the short maturity of those instruments.

Notes receivable: The fair value is determined as the present value of expected future cash flows discounted at the interest rate which approximates the rate currently offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(11) Fair Value of Financial Instruments  – (continued)

Long-term debt: The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates which approximate those currently offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders.

There were no changes to the methods or significant assumptions used to estimate fair values for the period ended September 30, 2009.

(12) Commitments and Contingencies

Commitments

The limited partners of the two investment funds managed by Mustang Capital Advisors, LP can redeem their investments annually. The limited partners of Western Acquisitions, LP can redeem their investments after two years from contribution dates. Certain limited partners of Western Acquisitions, LP with redeemable noncontrolling interests totaling $2.3 million at September 30, 2009, have requested complete liquidation of their investments in Western Acquisitions, LP. Pursuant to that request and subsequent to September 30, 2009, an in-kind stock distribution having an aggregate value of approximately $1.36 million was made to such limited partners. Additional distributions will be made to these limited partners as permitted by the limited partnership agreement.

The Company has a severance provision contained within the Employment Agreement with its Chief Financial Officer. The agreement provides certain termination benefits in the event that employment with the Company is terminated without cause and upon a change of control. Under the terms of the agreement, in the event of termination without cause the executive will receive termination benefits equal to nine months of the executive’s annual base salary in effect on the termination date and the continuation of health and welfare benefits through the termination date of the agreement. Under a change of control, the executive will receive termination benefits equal to one year of the executive’s base salary in effect on the change of control date and the continuation of health and welfare benefits through the termination date of the agreement.

The Company has a severance provision contained within the Employment Agreement with the President of one of its subsidiaries, Western Sizzlin Franchise Corporation. The agreement provides for an automatic renewal of one year unless the Company or the executive provides notice of termination as specified in the agreement. Under the terms of the agreement, in the event of termination without cause, the executive will receive termination benefits on a graduated percentage of base salary and continuation of health and welfare benefits based on length of service.

In connection with the acquisition of controlling interests in Mustang Capital Advisors, LP and Mustang Capital Management, LLC, the Company is obligated to purchase the noncontrolling interest holder’s ownership upon the occurrence of certain events. The purchase obligation will ultimately be settled in cash and shares of the Company’s common stock. The Company is accounting for this purchase obligation pursuant to FASB ASC 480-10 (formerly Statement of Financial Accounting Standards No. 150 (As Amended) — Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity). The resulting liability is reported in other long-term liabilities on the accompanying consolidated balance sheet. The change in the purchase obligation liability for the third quarter of 2009 is an increase of $253,416 and an increase $245,773 for the nine months ended September 30, 2009.

Contingencies

The Company accrues an obligation for contingencies, including estimated legal costs, when a loss is probable and the amount is reasonably estimable. As facts concerning contingencies become known to the Company, the Company reassesses its position with respect to accrued liabilities and other expenses. These estimates are subject to change as events evolve and as additional information becomes available during the litigation process.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(12) Commitments and Contingencies  – (continued)

Little Rock, Arkansas Lease

In September 2006, the Company was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLP, et al. v. Western Sizzlin Corporation, et al. The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single ten year lease agreement. The Company occupied these locations for a period of time, but before the end of the lease, subleased each of these premises to various operators. The ten year lease agreement expired on June 30, 2006. In the lawsuit the plaintiffs sought recovery of alleged damages for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs. The case was tried to a 12 person jury in Little Rock, starting February 12, 2008. The jury returned a verdict for the plaintiffs on February 20, 2008, in the amount of $689,526. On February 29, 2008, the Circuit Court of Pulaski County, Arkansas entered judgment on the jury’s verdict in the case against the Company in the amount of $689,666 plus plaintiff’s legal costs. On appeal by the Company, on May 14, 2009, the Arkansas Supreme Court reversed and remanded the case for a new trial. On June 25, 2009, the Arkansas Supreme Court issued a per curiam order denying Parks Land Company’s petition for a rehearing. The new trial has been scheduled in the Pulaski County Circuit Court for the week of February 22, 2010. As previously reported, the Company has accrued $900,000 related to this loss contingency. There has been no change in the Company’s loss contingency accrual of $900,000 since December 31, 2007.

Other

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of the management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

(13) Investment in Unconsolidated Joint Venture

The Company is a partner in a 50/50 joint venture with a franchisee for a restaurant in Harrisonburg, Virginia. During October 2005, the joint venture entered into a loan agreement for $3.05 million and the Company guaranteed 50% of the loan obligation. The estimated fair value of the guarantee of approximately $30,000 is recorded in other long-term liabilities and in investments in unconsolidated joint venture on the accompanying consolidated balance sheets at September 30, 2009 and December 31, 2008. The term of the guarantee extends through July 1, 2026 and the Company would be required to perform under the guarantee should the joint venture not to be able to meet its scheduled principal and interest payments. Pursuant to the joint venture agreement, a cash contribution of $300,000 from each 50/50 partner was also made at the closing of this financing. The Company is accounting for the investment using the equity method and the Company’s share of the net income of the joint venture is reported in the accompanying statements of operations as equity in earnings of unconsolidated joint venture.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(13) Investment in Unconsolidated Joint Venture  – (continued)

Selected Financial Data

The following is selected financial information for the joint venture as of and for the three and nine months ended September 30, 2009 and 2008, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Statement of Operations Data:
Total revenues	$1,320,228	$1,216,010	$3,943,194	$3,639,345
Cost of food	528,614	508,049	1,604,786	1,494,523
Payroll expense	359,463	353,545	1,068,412	1,054,087
Gross profit	432,151	354,416	1,269,996	1,090,735
Marketing and operating expense	48,559	49,128	149,925	140,179
General and administrative	121,723	114,502	377,149	336,832
Depreciation and amortization	51,615	51,212	154,145	152,131
Interest	49,637	53,056	149,855	160,422
Net income	160,617	86,518	438,922	301,171

	September 30, 2009	September 30, 2008
Selected Balance Sheet Data:
Cash	$113,315	$112,464
Prepaid expenses	10,124	11,934
Inventory	16,588	16,620
Land, equipment and building improvements, net	3,433,006	3,616,910
Loan costs, net	9,277	10,820
Total assets	3,582,511	3,775,765
Loan payable	2,801,492	2,999,177
Accounts payable and accrued expenses	252,708	225,426
Members’ equity	528,311	551,161

(14) Impact of Recently Issued Accounting Standards

In May 2007, the FASB adopted new standards which provide clarification to the accounting for investments by entities that apply the accounting guidance in FASB ASC 946 (formerly the AICPA Audit and Accounting Guide, Investment Companies). FSP FIN 46(R)-7 amends FASB ASC 810 (formerly FIN 46(R), as revised), to make permanent the temporary deferral of the application of FASB ASC 810, to entities within the scope of the guide under FASB ASC 946 (formerly Statement of Position (“SOP”) No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies). FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1. The adoption of FSP FIN 46(R)-7 is not expected to have a material impact on the Company.

In June 2007, the FASB adopted new standards that address whether the accounting principles of FASB ASC 946 (formerly the AICPA Audit and Accounting Guide Investment Companies) may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(14) Impact of Recently Issued Accounting Standards  – (continued)

retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. The new standards were to be effective for fiscal years beginning on or after December 15, 2007 with earlier adoption encouraged. However, in February 2008, the FASB issued new guidance that indefinitely defers the effective date of these new guidelines.

The Company’s majority-owned subsidiaries, Western Acquisitions, LP and Mustang Capital Advisors, LP, are investment companies as currently defined in FASB ASC 946 (formerly the AICPA Audit and Accounting Guide, Investment Companies). The Company has retained the specialized accounting for Western Acquisitions, LP and Mustang Capital Advisors, LP pursuant to FASB ASC 810-10-25 (formerly EITF 85-12, Retention of Specialized Accounting for Investments in Consolidation). As such, marketable equity securities held by Western Acquisitions, LP and Mustang Capital Advisors, LP are recorded at fair value in Investments in Marketable Securities in the consolidated financial statements, with unrealized gains and losses resulting from the change in fair value reflected in the Consolidated Statement of Operations. The Company intends to monitor future developments associated with this Statement in order to assess the impact, if any, which may result.

In June 2009, the FASB adopted new standards which significantly change the accounting for transfers of financial assets and the criteria for determining whether to consolidate a variable interest entity (“VIE”). The new standards eliminate the qualifying special purpose entity (“QSPE”) concept, establish conditions for reporting a transfer of a portion of a financial asset as a sale, clarify the financial-asset derecognition criteria, revise how interests retained by the transferor in a sale of financial assets initially are measured, and remove the guaranteed mortgage securitization recharacterization provisions. The new standards also require reporting entities to evaluate former QSPEs for consolidation, change the approach to determining a VIE’s primary beneficiary from a mainly quantitative assessment to an exclusively qualitative assessment designed to identify a controlling financial interest, and increase the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. These standards require additional year-end and interim disclosures for public and nonpublic companies that are similar to the disclosures required by FASB ASC 860 (formerly FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities). The new standards are effective January 1, 2010. The Company is currently evaluating these new standards but does not believe that they will have a significant impact on the determination or reporting of its financial results.

(15) Subsequent Events

In accordance with the provisions of FASB ASC 855-10 (formerly SFAS No. 165), the Company has evaluated subsequent events through November 13, 2009, which is the date these financial statements were issued. All subsequent events requiring recognition as of September 30, 2009, have been incorporated into the consolidated financial statements presented herein.

The Company has entered into an Agreement and Plan of Merger with The Steak n Shake Company dated October 22, 2009. If the merger is completed, the Company will become a wholly owned subsidiary of The Steak n Shake Company and will cease to be a publicly traded company. The merger is subject to approval by the Company’s stockholders.

In accordance with the Agreement and Plan of Merger, on October 22, 2009 the Company declared a special dividend payable to the Company’s stockholders in the form of 1,322,806 shares of Steak n Shake common stock that was beneficially owned by Western Investments, Inc. Each stockholder of the Company of record as of November 2, 2009 was entitled to receive this dividend which was distributed on November 6, 2009. The dividend was payable at the rate of approximately 0.465 shares of Steak n Shake common stock for each share of Company common stock outstanding as of November 2, 2009 (fractional share interests were settled by a cash payment).

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2009 and 2008
(Unaudited)

(15) Subsequent Events  – (continued)

The limited partners of Western Acquisitions, LP can redeem their investments after two years from contribution dates. Pursuant to a request for redemption from certain limited partners of Western Acquisitions, LP, subsequent to September 30, 2009, an in-kind stock distribution was made to such limited partners having an aggregate value of approximately $1.36 million.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

THE STEAK N SHAKE COMPANY,

GRILL ACQUISITION CORPORATION

and

WESTERN SIZZLIN CORPORATION

Dated as of October 22, 2009

Exhibit List

Exhibit A  Certificate of Merger

Exhibit B  Form of Debenture

Exhibit C  Form of Indenture

Exhibit D  Surviving Corporation Charter

Exhibit E  List of Company Stockholders Subject to Voting Agreements

Exhibit F  Form of Voting Agreement

Exhibit G  Form of Legal Opinion (Olshan)

Exhibit H  Form of Legal Opinion (Ice Miller)

AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2009 (this “Agreement”), by and among The Steak n Shake Company, an Indiana corporation (“Parent”), Grill Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Western Sizzlin Corporation, a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the Company Board (as defined herein), acting upon the unanimous recommendation of the Company Special Committee (as defined herein), has approved this Agreement and declared that it is advisable and in the best interests of the Company and its stockholders (a) for the Company to effect the Parent Share Distribution (as defined herein) and (b) for Merger Sub to merge with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein, such that the Company would continue as the surviving corporation in the Merger and become a wholly owned subsidiary of Parent, and has resolved to recommend that this Agreement be adopted and the Merger be approved by the Company Stockholders (as defined herein);

WHEREAS, the Board of Directors of Parent, acting upon the unanimous recommendation of the Parent Special Committee (as defined herein), and the Board of Directors of Merger Sub have each determined that it is in the best interests of Parent and Merger Sub, respectively, and in the best interests of the stockholders of Parent and Merger Sub, respectively, to consummate the Merger upon the terms and subject to the conditions set forth herein, and have approved this Agreement and the Merger;

WHEREAS, subject to the satisfaction (or waiver) of all conditions to the Merger set forth in this Agreement, Merger Sub and the Company shall execute a Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and effectuate the Merger by filing the Certificate of Merger in accordance with the DGCL;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger as specified herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Company Stockholders (as defined herein) listed on Exhibit E attached hereto are entering into voting agreements (the “Voting Agreements”) with Parent in the form attached hereto as Exhibit F, pursuant to which, among other things, such Company Stockholders will agree in accordance with the terms of the Voting Agreements to vote all of their shares of Common Stock in favor of adopting and approving this Agreement at the Stockholders’ Meeting (as defined herein) or any postponement or adjournment thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and subject to the conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.01.  Definitions.

(a)  For purposes of this Agreement:

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Acquisition Proposal” means any bona fide inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses of the Company or its Subsidiaries that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (B) securities representing 15% or more of any class of equity securities of the Company or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the stockholders or other equity holders of any Person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.).

“Client” means any person to which the Company or any of its Subsidiaries provides investment management or investment advisory services, including any sub-advisory services, pursuant to an Investment Advisory Agreement.

“Company Material Adverse Effect” means, when used in connection with the Company, any event, state of facts, circumstance, change, development, action, omission or effect (any such item an “Effect”) that, individually or in the aggregate, is or is reasonably likely to be (i) materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) materially adverse to the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement, except in each case for any such Effect resulting from, arising out of or relating to (a) the taking of any action or incurring of any expense in connection with this Agreement or any of the other transactions contemplated by this Agreement, (b) the entry into or announcement of this Agreement and the transactions contemplated thereby, (c) any change in or interpretations of (i) United States generally accepted accounting principles (“GAAP”) or (ii) any Law, (d) any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its Subsidiaries operates, including the restaurant industry generally, or affecting the United States or foreign economies in general or in the United States or foreign financial, banking or securities markets (which changes do not affect the Company and its Subsidiaries to a materially disproportionate degree), (e) any action taken by Parent, Merger Sub, or any of their respective directors, officers, stockholders or Affiliates, (f) the Parent Share Distribution; or (g) changes in the share price or trading volume of the Common Stock. Company Material Adverse Effect does not include any changes, events, conditions or effects relating solely to Parent or its Subsidiaries’ financial condition, results of operations or business.

“Common Stock” means the common stock of the Company, $0.01 par value per share.

“Company Board” means the Board of Directors of the Company.

“Company Charter” means the Restated Certificate of Incorporation of the Company, dated December 1, 1995, as amended.

“Company Special Committee” means the special committee of disinterested directors of the Company with authority delegated by the Company Board to evaluate a possible business combination involving the Company and its Subsidiaries and Parent.

“Company Stockholders” means all beneficial owners of Common Stock.

“Debentures” means the debentures to be issued by Parent under the Indenture to Company Stockholders pursuant to Section 2.06(a) and in the form attached hereto as Exhibit B.

“Environmental Laws” means all applicable foreign, federal, state and local laws, rules and regulations, orders, judgments, decrees, policies and other legal requirements, including common law, relating to or establishing standards of conduct for the regulation and protection of human health and safety, Hazardous Material or injury to or pollution or protection of the environment or natural resources, including, but not limited to, CERCLA; the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Section 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their implementing regulations and state and local counterparts or equivalents and any transfer of ownership notification or approval statute and any requirements or standards applicable to the voluntary cleanup of environmental contamination.

“Environmental Liabilities” means any and all liabilities, claims, actions, damages, losses, costs, expenses, fees (including reasonable attorneys’ and consultants’ fees), obligations, fines, penalties, awards, amounts paid in settlement, Taxes, Liens, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees or judgments relating to any Environmental Law, any Company or Subsidiary Environmental Permit or Hazardous Material, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Party” means any Person, group of related Persons, or group that includes any Person or group of related Persons from whom the Company has received a written Acquisition Proposal before 12:01 a.m. (Eastern time) on the No-Shop Period Start Date and with whom the Company Special Committee is having ongoing discussions or negotiations as of the No-Shop Period Start Date with respect to an Acquisition Proposal which is, or the Company Special Committee believes is reasonably likely to lead to, a Superior Proposal.

“Franchisee” shall mean a Person other than the Company or its Subsidiaries that is granted a right (whether directly by the Company or one of its Subsidiaries or by another Franchisee) to establish or operate or license others to establish or operate a business under any of the Brands or under the Western Sizzlin franchise system.

“Franchise Agreements” shall mean the franchise agreements (including franchise agreements, license agreements, satellite agreements, franchise development agreements, co-branding agreements, area development agreements, development incentive agreements together with all ancillary agreements) under which the Company or any of its Subsidiaries has or may grant any person the right to establish and operate a business under any of the Brands or under the Western Sizzlin franchise system.

“Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which the Company or any of its Subsidiaries acts as investment adviser, investment sub-adviser, manager, general partner or sponsor, whether or not registered or qualified for offer and sale to members of the public generally with any Governmental Authority.

“Governmental Authority” means collectively the SEC, state franchise authorities and all other federal, state, county, local or other governmental or regulatory courts, agencies, authorities (including taxing and self regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the parties and any of their respective Subsidiaries.

“Hazardous Material” means all substances, pollutants, chemicals, compounds and wastes regulated by, or may form the basis of liability under, any Environmental Laws and includes the meanings of all such terms in or under any Environmental Laws, including those defined as “pollutants,” “toxic substances,” “contaminants,” “hazardous substances,” “regulated wastes,” “special wastes,” or “hazardous wastes” under Environmental Laws and petroleum and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including, without limitation, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, asbestos, urea formaldehyde, mold or other toxic growth.

“Indenture” means that certain Indenture, to be entered into by and between Parent and Wells Fargo Bank, N.A., as trustee, in the form attached hereto as Exhibit C.

“Intellectual Property” means (i) all United States and international patents, patent applications and statutory invention registrations, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world; (ii) trademarks, service marks, Internet domain names, trade dress, logos, trade names, corporate names, general use e-mail addresses and other source identifiers, together with (1) all national, foreign and state registrations, applications for registration and renewals and extensions thereof, (2) all common law rights related thereto, (3) all goodwill associated therewith, and (4) and all benefits, privileges, causes of action and remedies relating to any of the foregoing; and registrations and applications for registration thereof; (iii) all copyrights and copyright registrations and applications for registration thereof, certificates of copyright and copyrighted interests throughout the world, and all rights in mask works; (iv) computer software, programs and databases; and (v) trade secrets under all applicable Law, including know-how and confidential and proprietary information.

“Investment Advisory Agreement” means an agreement under which the Company or any of its Subsidiaries acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Company” or “Company’s Knowledge” (or words of similar import) means the actual knowledge, or awareness of the existence or absence of a fact or circumstance that would cause a reasonable person to make an inquiry with respect thereto, of the Company’s or any of its Subsidiaries' directors or executive officers.

“Knowledge of Parent” or “Parent’s Knowledge” (or words of similar import) means the actual knowledge, or awareness of the existence or absence of a fact or circumstance that would cause a reasonable person to make an inquiry with respect thereto, of Parent's directors or executive officers.

“Liens” means any mortgages, deeds of trust, hypothecations, liens (statutory or other), leases, subleases, encumbrances, conditional or installment sale agreements, security interests, pledges, deeds to secure debt, charges, options or any easement, right of way, license or other claims of third parties of any kind or encumbrance to title.

“Ordinary Course” means, with respect to a specified Person, the ordinary course of business of such Person and/or any of its Subsidiaries, consistent with past practice.

“Parent Expenses” means an amount equal to all documented out-of-pocket expenses and fees of Parent (including, without limitation, the Parent Special Committee) or Merger Sub (including, without limitation, all reasonable fees of counsel, accountants, experts and consultants, and all printing expenses), actually incurred or accrued by any of them or on their behalf in connection with the Merger and the transactions contemplated by this Agreement in an aggregate amount not to exceed One Million Dollars ($1,000,000.00).

“Parent Material Adverse Effect” means, when used in connection with Parent, any Effect that, individually or in the aggregate, is or is reasonably likely to be (i) materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, or (ii) materially adverse to the ability of Parent to perform its obligations hereunder or under the Debentures or to consummate the transactions contemplated by this Agreement, except in each case for any such Effect resulting from, arising out of or relating to (a) the taking of any action or incurring of any expense in connection with this Agreement or any of the other transactions contemplated by this Agreement, (b) the entry into or announcement of this Agreement and the transactions contemplated thereby, (c) any change in or interpretations of (i) GAAP or (ii) any Law, (d) any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its Subsidiaries operates, including the restaurant industry generally, or affecting the United States or foreign economies in general or in the United States or foreign financial, banking or securities markets (which changes do not affect Parent and its Subsidiaries to a materially disproportionate degree), (e) any action taken by the Company, any of its Subsidiaries or any of their respective directors, officers, stockholders or Affiliates, or (f) changes in the share price or trading volume of the common stock of Parent. Parent Material Adverse Effect does not include any changes, events, conditions or effects relating solely to the Company or its Subsidiaries’ financial condition, results of operations or business.

“Parent Shares” means the 1,322,806 shares of common stock of Parent, par value $0.50 per share, in the aggregate, beneficially owned by the Company and/or its Subsidiaries.

“Parent Special Committee” means the special committee of disinterested directors of Parent with authority delegated by the Board of Directors of Parent to evaluate a possible business combination involving the Company and its Subsidiaries and Parent.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been made, (ii) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other liens created by Law, in each case arising in the Ordinary Course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been made, (iii) with respect to the Leased Properties only, liens, security interests or encumbrances that have been placed on the fee estate in real property which do not terminate the Company's or applicable Subsidiary's rights under the applicable lease, sublease or other agreement in the event such liens, security interests or encumbrances are foreclosed or other statutory or contractual remedies related thereto are enforced, (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and for which the Company or Parent has made adequate accruals in the Company Financial Statements or Parent Financial Statements, as applicable, in accordance with GAAP, (v) zoning, entitlement and other land use regulations by Governmental Authorities, (vi) easements, survey exceptions, leases, subleases and other occupancy contracts, reciprocal easements, restrictions and other encumbrances on title to real property that do not (A) with respect to Leased Property, prevent or materially interfere with the use and operation of such real property as presently used and operated, contain any rights of forfeiture or reverter, grant any third parties the right to acquire all or any part of such real property or require the removal, alteration or relocation of any building, structures or improvements that are located on such real property and are material to the use and operation of such real property as presently used and operated, (B) with respect to Company Property, prevent or materially interfere with the Company's or any of its Subsidiaries' intended use and operation of such real property, materially impact the fair market value of such real property, contain any rights of forfeiture or reverter or grant any third parties the right to acquire all or any part of such real property or require the removal, alteration or relocation of any building, structures or improvements that are located on such real property and are material to the Company’s or any of its Subsidiaries’ intended use and operation or fair market value of such real property, or (vii) Liens described in Section 3.12(a)(i) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, firm, joint venture, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Purchase Price Adjustment” means an amount equal to (i) $0.00, if the average of the low and high prices as reported in the Wall Street Journal of a Parent Share on the date of the Parent Share Distribution (such average, the “Parent Share FMV”) is equal to or less than $12.00 per share, or (ii) if the Parent Share FMV is greater than $12.00 per share, the product of thirty-eight percent (38.0%) multiplied by the difference of (A) the amount of income recognized for federal income Tax purposes by the Company as a result of the Parent Share Distribution less (B) the amount of income that would have been recognized for federal income Tax purposes by the Company as a result of the Parent Share Distribution if the Parent Share FMV were $12.00 per share.

“Release” means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Stockholder Approval” means the affirmative approval of the Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding shares of Common Stock as of the record date for the Stockholders’ Meeting.

“Subsidiary” or “Subsidiaries” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means an Acquisition Proposal that constitutes a written proposal or offer, except the references therein to “15%” shall be replaced by “51%”, which was not obtained in violation of Section 6.04, if and only if, the Company Board, upon the recommendation of the Company Special Committee, determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that the proposal (i) if consummated, would result in a transaction that is more favorable from a financial point of view to the Company Stockholders than the Merger and the other transactions contemplated hereby (taking into account any break-up fees, expense reimbursement provisions and conditions to consummation), and (ii) is reasonably capable of being completed without undue delay (based upon, among other things, the availability of financing, the expectation of obtaining required regulatory approvals, the identity and background of the Person making the proposal and the timing and conditions of closing).

“Tax Returns” shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

“Tax Subsidiary” means any entity in which the Company owns a direct or indirect equity interest for federal income tax purposes of at least 10%, determined by either voting power or value.

“Taxes” means (i) all net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest, any penalties or additions to tax with respect thereto, and including any fees or penalties imposed on a Person in respect of any information Tax Return made to a Governmental Authority; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“WARN” means the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Sec. 2101 et. seq., as amended, and any other similar state, local or government regulation or ordinance.

“Working Capital” means the aggregate of all consolidated inventory, accounts receivable, prepaid expenses and other current assets (including cash on hand or in deposit) of the Company and its Subsidiaries minus consolidated accounts payable, accrued expenses and other current liabilities (excluding current maturities of debt) of the Company and its Subsidiaries.

(b)  The following terms have the meaning set forth in the Sections set forth below:

DEFINED TERMS

Page
1940 Act	A-6
Acquisition Proposal	A-6
Action	A-25
Adverse Recommendation Change	A-50
Advisers Act	A-7
Affiliate	A-7
Agreement	A-6
Benefit Plans	A-25
Blue Sky Laws	A-23
Brands	A-39
Business Day	A-7
CERCLA	A-7
Certificate of Merger	A-6
Certificates	A-7
Client	A-7
Closing	A-16
Closing Date	A-16
Code	A-18
Common Stock	A-7
Company	A-6
Company Baseline Balance Sheet	A-24
Company Board	A-7

Page
Company Charter	A-7
Company Disclosure Schedule	A-20
Company Fairness Opinion	A-38
Company Financial Statements	A-24
Company Material Adverse Effect	A-7
Company Option Plans	A-19
Company Properties	A-30
Company Property	A-30
Company Recommendation	A-48
Company SEC Reports	A-23
Company Special Committee	A-7
Company Stock Options	A-19
Company Stockholders	A-8
Company Termination Fee	A-59
Company’s Knowledge	A-9
Confidentiality Agreement	A-49
Debentures	A-8
Delaware Court	A-61
DGCL	A-6
Dissenting Shares	A-17
Effect	A-7
Effective Time	A-16
Electronic Notice	A-60
Environmental Consents	A-34
Environmental Laws	A-8
Environmental Liabilities	A-8
Environmental Permits	A-8
ERISA	A-8
ERISA Affiliate	A-28
Exchange Act	A-8
Exchange Agent	A-18
Exchange Ratio	A-17
Excluded Party	A-8
FCPA	A-38
Franchise Agreements	A-8
Franchise Funds	A-41
Franchisee	A-8
Fund	A-8
GAAP	A-7

Page
Go-Shop Period	A-49
Governmental Authority	A-9
Grant Date	A-21
Hazardous Material	A-9
Indebtedness	A-9
Indenture	A-9
Intellectual Property	A-9
Investment Advisory Agreement	A-9
IRS	A-9
IT Systems	A-32
Knowledge of Parent	A-9
Knowledge of the Company	A-9
Law	A-23
Lease Documents	A-31
Leased Properties	A-31
Liens	A-9
Material Contracts	A-35
Merger	A-6
Merger Consideration	A-17
Merger Sub	A-6
Multiemployer Plan	A-28
Nonelectronic Notice	A-61
No-Shop Period Start Date	A-49
Option Exchange Fund	A-19
Option Merger Consideration	A-19
Ordinary Course	A-9
Outside Date	A-57
Parent	A-6
Parent Baseline Balance Sheet	A-44
Parent Benefit Plans	A-52
Parent Disclosure Schedule	A-42
Parent Expenses	A-9
Parent Fairness Opinion	A-44
Parent Financial Statements	A-43
Parent Material Adverse Effect	A-10
Parent SEC Reports	A-43
Parent Share Distribution	A-54
Parent Share FMV	A-11
Parent Shares	A-10

Page
Parent Special Committee	A-10
Parent Termination Fee	A-59
PBGC	A-28
Per Share Distribution Amount	A-54
Permits	A-11
Permitted Liens	A-10
Person	A-11
Proxy Statement	A-30
Purchase Price Adjustment	A-11
Registration Statement	A-30
Release	A-8
Representative	A-49
SEC	A-11
Section 262	A-11
Securities Act	A-11
SOX	A-24
Stockholder Approval	A-11
Stockholders’ Meeting	A-48
Subsidiaries	A-11
Subsidiary	A-11
Superior Proposal	A-11
Supplier	A-38
Surviving Corporation	A-16
Surviving Corporation Bylaws	A-16
Surviving Corporation Charter	A-16
Tax Returns	A-11
Tax Subsidiary	A-11
Taxes	A-12
Termination Date	A-57
Title Report	A-11
Transaction Statement	A-11
UFOCs	A-40
Voting Agreements	A-6
WARN	A-12
Working Capital	A-12

ARTICLE II.
MERGER

SECTION 2.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL.

SECTION 2.02.  Closing; Effective Time.

(a)  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01 and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place (a) remotely via the electronic exchange of documents and signatures on such date as the Company and Parent shall mutually agree following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or if the parties do not so agree, on the second Business Day following satisfaction or waiver of such conditions or (b) at such other place, date or time as may be mutually agreed in writing by the Company and Parent. The date of the Closing is referred to herein as the “Closing Date.” The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) that the Closing shall be deemed to have taken place at the offices of Ice Miller LLP, One American Square, Suite 2900, Indianapolis, Indiana 46282-0200, at 10:00 a.m., Eastern time, on the Closing Date.

(b)  Subject to the terms hereof, at the Closing, the parties hereto shall cause the Certificate of Merger to be executed, acknowledged and filed with, delivered in the manner required by the DGCL to, and accepted for recording by, the Secretary of State of the State of Delaware and shall make all other filings and recordings required under the DGCL. The “Effective Time” shall be the later of (i) the date and time of the acceptance for recording of the Certificate of Merger with the Secretary of State of the State of Delaware or (ii) such later time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger.

SECTION 2.03.  Effect of the Merger.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall be a wholly-owned Subsidiary of Parent. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

SECTION 2.04.  Charter; Bylaws.

(a)  At the Effective Time, the Company Charter, as in effect immediately prior to the Effective Time, shall be amended in its entirety to be in the form of Exhibit D hereto, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided by Law and such Certificate of Incorporation.

(b)  At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided by Law, the Surviving Corporation Charter and such Bylaws.

SECTION 2.05.  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time and such others as Parent shall have designated, if any, shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws, and the officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 2.06.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares or any shares of Common Stock to be canceled pursuant to Section 2.06(b)) shall be canceled and shall be converted automatically (subject to Section 2.07) into the right to receive an amount per share in principal amount of Debentures at the rate determined by dividing (i) an amount equal to the difference of $22,959,000.00 less the Purchase Price Adjustment by (ii) the number of shares of Common Stock outstanding immediately prior to the Effective Time (the “Exchange Ratio”) or, if applicable, cash as set forth in Section 2.07 in lieu of such principal amount of Debentures, or such Debentures and such cash (together, such Debentures and such cash, the “Merger Consideration”);

(b)  Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no payment or distribution shall be made hereunder with respect thereto; and

(c)  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute all of the issued and outstanding equity interests of the Surviving Corporation after the Effective Time of the Merger.

SECTION 2.07.  Merger Consideration Payable in Cash.  The Debentures to be issued by Parent to Company Stockholders pursuant to Section 2.06(a) are solely issuable in whole multiples of $1,000. In the event that a Debenture to be issued to a Company Stockholder following the application of the Exchange Ratio set forth in Section 2.06(a) is not evenly divisible by 1,000, the amount in excess of the $1,000 principal amount of the Debenture or the next whole multiple thereof shall be paid to such Company Stockholder in cash as set forth in Section 2.09. In the event that any Company Stockholder's portion of the Merger Consideration is less than $1,000 following the application of the Exchange Ratio set forth in Section 2.06(a), such Company Stockholder shall only be entitled to receive such Company Stockholder's portion of the Merger Consideration in cash, and such Company Stockholder shall not be entitled to receive a Debenture.

SECTION 2.08.  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing, is entitled to demand and properly demands appraisal of such shares in accordance with the provisions of Section 262 of the DGCL (“Section 262”), and who complies in all respects and has otherwise perfected and not withdrawn or lost his or her rights in accordance with Section 262 (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.06(a) but instead, at the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Company Stockholder holding Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such Company Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262, then the right of such Company Stockholder to be paid the fair value of such Company Stockholder’s Dissenting Shares under Section 262 shall cease, such Dissenting Shares shall no longer be deemed Dissenting Shares and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the portion of the Merger Consideration to which such Company Stockholder would otherwise be entitled under Section 2.06(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. For the avoidance of doubt, holders of Dissenting Shares shall be entitled to receive the Per Share Distribution Amount with respect to shares of Common Stock held of record immediately prior to the Effective Time, irrespective of the exercise of appraisal rights pursuant to Section 262.

SECTION 2.09.  Surrender of Shares; Stock Transfer Books.

(a)  Prior to the Closing, Merger Sub shall designate a bank or trust company to act as exchange and paying agent (the “Exchange Agent”) for the payment or exchange, as applicable, of the Merger Consideration and the Option Merger Consideration (as defined below).

(b)  Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each Person who was, at the Effective Time, a holder of record of shares of Common Stock entitled to receive Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of one or more Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article II, and such Certificate shall then be canceled. Until surrendered as contemplated by this Section 2.09(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive (i) the Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II and (ii) the Per Share Distribution Amount, which the holder thereof has the right to receive with respect of such Certificate pursuant to Section 6.12. If delivery of any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of exchange that the Certificate so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such transfer shall have paid all transfer and other Taxes required by reason of the delivery of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable.

(c)  If any holder of shares of Common Stock is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit in form and substance and with surety as may be reasonably required by the Surviving Corporation.

(d)  Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock or Company Stock Options (as defined below) such Taxes and other amounts as it reasonably determines is required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended through the date hereof (the “Code”), and the rules and regulations promulgated thereunder, or analogous provision of state or local Tax Law. To the extent that amounts are so deducted, withheld and paid to the applicable taxing authority by the Surviving Corporation, Merger Sub or Parent, as the case may be, such deducted, withheld and paid amounts shall be treated for purposes of this Agreement as having been paid to the holder of the shares of Common Stock or the holder of the Company Stock Option in respect of which such deduction, withholding and payment was made by the Surviving Corporation, Merger Sub or Parent. Each Company Stockholder and any other Person who may receive payments from Parent pursuant to this Agreement, simultaneously with the surrender to the Exchange Agent of its Certificates pursuant to Section 2.09(b), shall provide the Exchange Agent or the Parent, as applicable, any IRS Forms W-4, W-9 or other certificates or forms as may be specified in the form of Letter of Transmittal mailed to Company Stockholders by the Exchange Agent, if required, for the Exchange Agent, Parent, Merger Sub or the Surviving Corporation to meet its withholding obligations under any applicable Tax Law. If appropriate forms are not submitted to Parent or the Exchange Agent, as applicable, the withholding to be made will be the maximum amount provided by applicable Tax Laws.

(e)  At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except the right to receive the Per Share Distribution Amount pursuant to Section 6.12 and as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article II.

SECTION 2.10.   Treatment of Options.

(a)  A list identifying each of the Company’s stock option plans, programs and arrangements (collectively, the “Company Option Plans”) and outstanding options to acquire shares of Common Stock under the Company Option Plans or any other outstanding stock option agreement (the “Company Stock Options”) is set forth in Section 2.10(a) of the Company Disclosure Schedule (such list to include the name of the Company Option Plan under which such options were issued, the holders thereof, the number of shares subject thereto and the exercise prices thereof).

(b)  No Company Option Plan nor any Company Stock Option shall be assumed by Parent or Merger Sub in connection with the Merger.

(c)  The Company shall take all necessary and appropriate actions so that, at the Effective Time, each outstanding Company Stock Option shall be fully vested and exercisable in accordance with its terms, and to the extent not theretofore exercised, the Company shall cause any Company Stock Option that is not exchanged as provided in Section 2.10(d) to be canceled at the Effective Time and no further Company Stock Options shall be granted.

(d)  Each Company Stock Option that is outstanding and unexercised as of the Effective Time and with respect to which the Merger Consideration is greater than the applicable exercise price per share of such Company Stock Option shall be cancelled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the difference of the Merger Consideration minus the applicable exercise price per share of such Company Stock Option (the “Option Merger Consideration”).

(e)  On or before the Effective Time, Parent shall deposit with the Exchange Agent the Option Merger Consideration for the benefit of the holders of Company Stock Options (the “Option Exchange Fund”). Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make payments of the Option Merger Consideration out of the Option Exchange Fund in accordance with this Agreement and the Certificate of Merger. The Option Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Option Exchange Fund shall be paid to the Surviving Corporation. The Option Merger Consideration paid with respect to Company Stock Options in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration as provided in this Section 2.10(d). Any portion of the Option Exchange Fund which remains undistributed to the holders of Company Stock Options for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Company Stock Options prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Option Merger Consideration. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent, or any employee, officer, director, stockholder, partner, member, agent of Affiliate thereof, shall be liable to any Person in respect of the Option Merger Consideration if the Option Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.11.  Supplementary Action.  If at any time after the Effective Time, any further assignments or assurances in Law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Merger Sub or the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of either or both of Merger Sub or the Company, as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

SECTION 2.12.  Aggregate Merger Consideration.  Notwithstanding anything to the contrary contained herein, by virtue of the Merger and the other transactions contemplated by this Agreement, the Company Stockholders, in the aggregate and to the extent eligible under the terms of this Agreement, shall be entitled to receive no more than an amount equal to the difference of $22,959,000.00 less the Purchase Price Adjustment in cash and principal amount of Debentures.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01.  Organization and Qualification; Subsidiaries.

(a)  Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, each of the Company and each Subsidiary of the Company is an entity duly organized, validly existing and, in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and, except for such failures that would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has the requisite corporate, partnership or limited liability company power and corporate, partnership or limited liability company authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (ii) the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation, limited liability company or partnership, as the case may be, to do business, and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b)  A complete and correct listing of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization of such Subsidiary, each jurisdiction where such Subsidiary is licensed or qualified to do business and the percentage of the outstanding capital stock or other equity interests of such Subsidiary owned directly or indirectly by the Company is set forth on Section 3.01(b) of the Company Disclosure Schedule. All outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by the Company, free and clear of all Liens except as set forth on Section 3.01(b) of the Company Disclosure Schedule; (iii) are free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted; and (iv) were not issued in violation of any preemptive or similar rights. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, as of the date of this Agreement, the Company does not directly or indirectly own any equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, other than marketable securities held directly or indirectly by Mustang Capital Management, LLC or Western Investments, Inc. in the Ordinary Course that do not exceed one percent (1%) of the voting power of the issuer of such securities.

SECTION 3.02.  Certificate of Incorporation and Bylaws.  The Company has heretofore made available to Parent a complete and correct copy of the Company Charter and the Company’s Bylaws and the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of each Subsidiary of the Company. Such Company Charter, Company’s Bylaws and Certificate of Incorporation, Bylaws or equivalent organizational documents of each Subsidiary are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of the Company Charter, its Certificate of Incorporation, Bylaws or equivalent organizational documents.

SECTION 3.03.  Capitalization.

(a)  The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock. As of the date hereof, (i) 2,840,384 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and all of which were not issued in violation of and are not subject to any preemptive or similar rights; (ii) 9,099 shares of Common Stock are held in the treasury of the Company; (iii) no shares of Common Stock are held by any of the Company's Subsidiaries; (iv) 4,000 shares of Common Stock are subject to outstanding options, all of which are vested and exercisable in accordance with their terms; and (v) 40,000 shares of Common Stock remain available and are reserved for future issuance pursuant to employee stock options or stock incentive rights under the Company Option Plans. The information contained in Section 2.10(a) of the Company Disclosure Schedule with respect to the Company Option Plans and Company Stock Options is true, correct and complete. With respect to the Company Stock Options, (A) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (B) each such grant was made in accordance with the terms of all applicable Laws, including the rules of the Company Option Plans and any exchange on which Company securities are traded, (C) the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Common Stock on the applicable Grant Date, and (D) no Company Stock Option is an “incentive stock option” under Section 422 of the Code.

(b)  Except as set forth in Section 3.03(a), no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such stock or securities, or other similar rights issued by the Company that are linked to the value of the Common Stock or the value of the Company, any of its Subsidiaries, or any part thereof, are issued, reserved for issuance or outstanding.

(c)  All shares of Common Stock subject to issuance as set forth in Section 3.03(a), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, and when the exercise or conversion price thereof has been paid, fully paid and nonassessable. Except as set forth in this Section 3.03, there are no bonds, debentures, notes or other securities, instruments or obligations of the Company or any of its Subsidiaries, in each case, the value of which is based upon or derived from any capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Stockholders or the stockholders or other equity holders of any of the Company's Subsidiaries may vote. Except as set forth in this Section 3.03, there are no securities, options, warrants, calls, rights or contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the

Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

(d)  Except for the Voting Agreements, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or (B) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. Except for the Voting Agreements, the Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, except as may be disclosed in filings with the SEC on Schedule 13D, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant Company Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

SECTION 3.04.  Authority Relative to this Agreement.

(a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the Parent Share Distribution. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the performance by the Company of its obligations hereunder or to consummate the transactions contemplated hereby (other than, with respect to the consummation of the Merger, the Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)  The disinterested members of the Company Board, after receiving the unanimous recommendation of the Company Special Committee, at a meeting duly called and held at which all of the directors of the Company were present, (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Distribution, are advisable and fair to and in the best interests of the Company Stockholders, and approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) unanimously directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted to the Company Stockholders for their approval and adoption and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby. The Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock required by applicable Law, the Company Charter and the Company's Bylaws to duly effect the approval and adoption of this Agreement and the transactions contemplated hereby.

SECTION 3.05.  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement by the Company will not, and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (i) conflict with or violate the Company Charter or the Company's Bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any statute, law, regulation, ordinance, rule or Governmental Authority judgment, order or decree (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or such Subsidiary is bound or affected, except for any conflicts or violations that would not reasonably be expected to have a Company Material Adverse Effect, or (iii) except as would not reasonably be expected to have a Company Material Adverse Effect, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or such Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any such Subsidiary is a party or by which the Company or such Subsidiary or any property or asset of the Company or such Subsidiary is bound or affected.

(b)  The execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”), (ii) as specified in Section 3.05(b) of the Company Disclosure Schedule, (iii) for the filing and recordation of appropriate merger documents as required by the DGCL, and (iv) such other consents, approvals, authorizations, permits, filings or notifications where such failure to be obtained (A) would not prevent or materially delay consummation of the Merger or (B) would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06.  Permits; Compliance.

(a)  Each of the Company and its Subsidiaries is in possession and compliance with the terms of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of, or filing with, any Governmental Authority necessary for each of the Company or such Subsidiary to lawfully own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received any notice of any action pending or threatened by any Governmental Authority to revoke, withdraw or suspend any Permit and no event has occurred or will occur in connection with the consummation of the transactions contemplated by this Agreement which, with or without the giving of notice, the passage of time, or both, has resulted in or would reasonably be expected to result in a violation, order or deficiency with respect to or a revocation, withdrawal or suspension of any Permit, except for any such events that have not and would not reasonably be expected to have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement do not require any consent, approval, license, authorization, registration, certification, permit or any other action of any Governmental Authority or other third party relating to any Permit, except where the failure to obtain any such consent, approval, license, authorization, registration, certification, permit or for any such other action to occur would not reasonably be expected to have a Company Material Adverse Effect.

(b)  The conduct by the Company and its Subsidiaries of their respective businesses has been and is in compliance with all applicable Laws, with such exceptions as have not and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07.  SEC Filings; Financial Statements.

(a)  The Company has timely filed or furnished all forms, reports, schedules, statements and documents required to be filed or furnished by it with the SEC since January 1, 2006 (the “Company SEC Reports”). As of their respective dates or, if amended, as of the date of such amendment, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Reports and, to the extent applicable, SOX (as defined below), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2006 relating to the Company SEC Reports, together with all written responses of the Company thereto. Except as set forth in Section 3.07 of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC. Except as set forth in Section 3.07 of the Company Disclosure Schedule, no Subsidiary of the Company is required to file or furnish any form, report or other document with the SEC.

(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments, none of which are expected to be material). Except to the extent disclosed or reserved against the Company’s most recent balance sheet (including the notes thereto) included in the Company SEC Reports (the “Company Baseline Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except for liabilities incurred in the Ordinary Course that would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Company Material Adverse Effect.

(c)  The Company is in compliance with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it.

(d)  The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the Company SEC Reports, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers in violation of Section 402 of SOX.

(e)  Neither the Company nor any of its Subsidiaries is a party to, or has any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries published financial statements or other SEC Documents.

(f)  The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act. To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the Company's internal controls over financial reporting.

(g)  The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

SECTION 3.08.  Absence of Certain Changes or Events.  Since the date of the Company Baseline Balance Sheet, except as contemplated or permitted by this Agreement, each of the Company and its Subsidiaries has conducted its business in the Ordinary Course, and there has not been:

(a)  any Effect, including damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance), constituting or that would reasonably be expect to have a Company Material Adverse Effect;

(b)  any change by the Company in its financial or tax accounting methods, principles or practices;

(c)  any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the Ordinary Course;

(d)  any acquisition, exclusive license, sale or transfer of any material asset of the Company, other than in the Ordinary Course;

(e)  any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company, other than the Parent Share Distribution, or any redemption, purchase or other acquisition of any of its securities;

(f)  any material increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its Subsidiaries, except in the Ordinary Course; or

(g)  any negotiation or agreement by the Company to do any of the things described in this Section 3.08.

SECTION 3.09.  Absence of Litigation.  Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, investigation or proceeding (an “Action”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any property or asset of the Company or any of its Subsidiaries or involving any present or former directors or officers of the Company in their capacities as such, before any Governmental Authority that has had or would, if adversely decided against the Company or its Subsidiaries, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or such Subsidiary nor any of their present or former directors or officers is subject to any continuing order of, or consent decree, settlement agreement or similar written agreement with, any Governmental Authority, or any order, judgment, injunction or decree of any Governmental Authority, in each case, that has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.09 of the Company Disclosure Schedule, the Company has no Knowledge of any indemnification, breach of contract or similar claims against the Company or any of its Subsidiaries which are pending, or to the Knowledge of the Company, threatened, in each case in excess of $50,000 in amount, with respect to any acquisition or disposition by the Company or such Subsidiary of any assets or businesses.

SECTION 3.10.  Employees and Employee Benefit Plans.

(a)  General.

(i)  Section 3.10(a)(i) of the Company Disclosure Schedule lists all employee benefit plans and employment or severance agreements or other similar arrangements maintained, sponsored or otherwise contributed to by the Company or any ERISA Affiliate, or have been maintained or contributed to in the last six (6) years by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has any liability or obligation for present or future payment of benefits for employees of the Company or any ERISA Affiliate, including any such employees who are employed outside the United States or with respect to which the Company or any ERISA Affiliate could have any liability (collectively, the “Benefit Plans”), including, without limitation, (A) any profit-sharing, deferred compensation, bonus, stock option, phantom stock, stock purchase, pension, retainer, consulting, retirement, severance, change of control, supplemental unemployment benefits, welfare or incentive plan, agreement or arrangement, (B) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, (C) any hospitalization, health, welfare, dental, disability, life insurance, health or dependent care flexible spending account, or other benefit plan, or (D) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(ii)  The Company has delivered to Parent true, correct and complete copies of all Benefit Plans listed in Section 3.10(a)(i) of the Company Disclosure Schedule including (without limitation) (A) all amendments thereto and all related trust documents, benefits booklets, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan; (B) all IRS determination, opinion, notification and advisory letters, and any pending applications and correspondence to or from the IRS or the Department of Labor with respect to any such application or letter; (C) all material written communications by the Company or any ERISA Affiliate to any employee or employees (including, without limitation, summary plan descriptions and summary annual reports) or written communications received by the Company or any ERISA Affiliate from employees in the last two (2) years relating to any Benefit Plan and any proposed Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any ERISA Affiliate; (D) nondiscrimination test reports for each applicable Benefit Plan for the most recent plan year; (E) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Benefit Plan for the most recent plan year; and (F) all reports, forms and other documents required to be filed with any Governmental Authority in the last three (3) years (including, without limitation, Forms 5500 and all schedules and financial statements attached thereto for all Benefit Plans subject to ERISA). Neither the Company nor any ERISA Affiliate has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual other than in the Ordinary Course, or (z) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(iii)  The Benefit Plans have been operated in material compliance in all respects with their terms and the applicable provisions of ERISA, the regulations and authorities thereunder, and all other Laws applicable to the Benefit Plans. There are no actions, investigations, legal proceedings, or other claims or suits (other than claims for benefits in the Ordinary Course) pending or, to the Knowledge of the Company, threatened against the Benefit Plans or their assets or arising out of the Benefit Plans which would reasonably be expected to result in material liability to the Company or its Subsidiaries. The Company and its Subsidiaries have performed all obligations required to be performed by them under, and are not in default under or in violation of, and the Company has no Knowledge of any default or violation by any party to, any Benefit Plan.

(iv)  Neither the Company, any of its Subsidiaries, any ERISA Affiliate nor any Benefit Plan has, or would reasonably be expected to have, by reason of the transactions contemplated by this Agreement, to make any payment, whether by way of acceleration of vesting or otherwise, that could be classified as a “parachute payment” within the meaning of Code Section 280G. Neither Parent, Merger Sub or the Company will be precluded from deducting, for federal income tax purposes, any payment, whether or not listed on Section 3.10(a)(iv) of the Company Disclosure Schedule, which are or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director or agent of the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, by reason of such payment’s characterization as an excess parachute payment under Section 280G of the Code.

(v)  No Benefit Plan is subject to the terms of any collective bargaining agreement.

(vi)  All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with their terms have been timely made or will be made prior to Closing. The Company or any ERISA Affiliate has not provided, nor is it required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code.

(vii)  There has been no amendment to, announcement by the Company or any ERISA Affiliate relating to, or change in employee participation of coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year.

(viii)  Except as set forth on Section 3.10(a)(viii) of the Company Disclosure Schedule, neither the execution nor delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will (either alone or together with any other event): (i) result in any material payment (including, without limitation, any material bonus, severance, unemployment compensation, forgiveness of indebtedness, or golden parachute payment) becoming due to any current or former employee, officer or director of the Company or any Subsidiary, (ii) increase any material benefit otherwise payable under any Benefit Plan, or (iii) result in the material acceleration of the time of payment, vesting or funding, of any such benefit.

(ix)  The Company or any Subsidiary has not classified any individual as an “independent contractor” or of similar status who, according to a Benefit Plan or the applicable Laws of the jurisdiction, should have been classified as an employee of any of the Company or any Subsidiary. The Company or any Subsidiary does not have any material liability by reason of any employee of the Company or Subsidiary being improperly excluded from participating in any Benefit Plan.

(x)  No stock or other security issued by the Company or an ERISA Affiliate forms or has formed a part of the assets of any Benefit Plan.

(xi)  Except as disclosed on Section 3.10(a)(xi) of the Company Disclosure Schedule, each Benefit Plan that is subject to Code Section 409A has been administered in compliance with Code Section 409A or, to the extent that it has not been administered in compliance with Code Section 409A, can be corrected without any inclusion in income of any employee of the Company or its Subsidiaries, and the regulations and other guidance issued thereunder, and no compensation shall be includable in the gross income of any employee of the Company or Subsidiary as a result of the operation of Code Section 409A with respect to any arrangements or agreements in effect prior to the Closing Date solely as a result of a documentary or operational failure under Code Section 409A occurring prior to the Effective Time.

(xii)  To the Knowledge of the Company, all Benefit Plans, substantially all of the participants of which are non-resident aliens of the United States, comply in all material respects with all applicable local Laws. With respect to any Benefit Plan, substantially all of the participants of which are non-resident aliens of the United States, the Company or any ERISA Affiliate has not (nor will have as a consequence of the Merger) any liability to make payment to any pension plan as a result of any deficiency or shortfall in the funding of such plan.

(xiii)  Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company or any Subsidiary (other than benefit claims and administration expenses in the Ordinary Course).

(xiv)  No Benefit Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (in writing) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(xv)  The Company and its Subsidiaries have maintained workers' compensation coverage as required by applicable state Law through purchase of insurance and not by self insurance or otherwise.

(b)  Qualified Plans.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code and any trust maintained pursuant thereto has received a determination letter or opinion letter to such effect and that any such trust is exempt from federal income taxation under Section 501(c) of the Code, and nothing has occurred or failed to occur with respect to the amendment or the operations of the Benefit Plans which is reasonably likely to cause the loss of such qualification or exemption. The Company, any of its Subsidiaries, any ERISA Affiliates, or any Benefit Plan has not engaged in any prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) with respect to any Benefit Plan that could subject the Company or its Subsidiaries to any material taxes, penalties or other liabilities under Section 4975 of the Code or Section 502(i) of ERISA.

(c)  Title IV Plans.  With respect to each Benefit Plan subject to Title IV of ERISA (other than a Multiemployer Plan) in which the Company, any Subsidiary of the Company or any trade or business (whether or not incorporated) that is a member of a group of which the Company or any Subsidiary of the Company is a member and with which the Company or any Subsidiary of the Company is under common control within the meaning of Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”), within the five years prior to the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has withdrawn from such Benefit Plan as a “substantial employer” (as defined in Section 4001(a) (2) of ERISA), (ii) neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has filed a notice of intent to terminate any such Benefit Plan or adopted any amendment to treat any such Benefit Plan as terminated, (iii) the Pension Benefit Guaranty Company (“PBGC”) has not instituted an Action to terminate any such Benefit Plan, (iv) no material reportable event (as described in Section 4043 of ERISA) (other than those events as to which the thirty day notice period is waived) has occurred with respect to any such Benefit Plan and (v) for plan years beginning before 2008, no amendment with respect to which security was required under Section 307 of ERISA has been made. No accumulated funding deficiency, whether or not waived, exists with respect to any such Benefit Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to the PBGC with respect to any Benefit Plan subject to Title IV of ERISA, other than for the payment of premiums, all of which have been paid when past due. No such Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code. With respect to the actuarial report furnished to Parent under Section 3.10(a)(ii) above, the information supplied to the actuary by the Company and its ERISA Affiliates for use in preparing the report was complete and accurate and neither the Company nor any ERISA Affiliate has any reason to believe that the conclusions expressed in that report are incorrect. No event has occurred since the date of any such actuarial report that had, or is likely to have, a materially adverse effect on the ratio of plan assets to the actuarial present value of plan obligations for accumulated benefits shown in the report. No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any liability imposed under Section 4069 of ERISA.

(d)  Multiemployer Plans.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate participates or has participated in the six years prior to the date of this Agreement in any multiemployer plan, as defined under Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company, any of its Subsidiaries or any ERISA Affiliate has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any Multiemployer Plan nor does the Company, any of its Subsidiaries or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA that has not been paid in full as of the date hereof. All required contributions, withdrawal liability payments or other payments of any type that the Company any of its Subsidiaries or any ERISA Affiliate have been obligated to make to any Multiemployer Plan have been duly and timely made. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has undertaken any course of action that would reasonably be expected to lead to a complete or partial withdrawal from any Multiemployer Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has received notice from the PBGC or from any Multiemployer Plan to the effect that any such plan is in reorganization within the meaning of Section 4241 of ERISA.

(e)  The Company, each of its Subsidiaries and each ERISA Affiliate have materially complied, such that no material liability would reasonably be expected to result to the Company, any of its Subsidiaries or any ERISA Affiliate as a result of the failure to so comply, with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder, including, without limitation, the “M&A regulations” issued as Treasury Regulations § 54.4980B-9, with respect to each Benefit Plan that is, or was during any taxable year of the Company, any of its Subsidiaries or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan has been operated in compliance with the applicable continuation requirements of applicable state Law mandating health insurance continuation coverage for employees of the Company or Subsidiary.

(f)  Labor Matters.

(i)  With respect to the employees of the Company and its Subsidiaries, (A) within the twelve months prior to the date of this Agreement, there has not been pending nor, to the Knowledge of the Company, any threatened strike, slowdown, stoppage, organizational effort, picketing, handbilling activity, representation or certification campaign, grievance, arbitration, administrative hearing, or claim of unfair labor practice, not including workers’ compensation claims, (B) there is no pending or, to the Company’s Knowledge, threatened Action for wrongful discharge, Action for employment discrimination, Action for sexual harassment or other Action involving an employment dispute of any nature against the Company or any of its Subsidiaries; (C) neither the Company nor any of its Subsidiaries are a party to any collective bargaining agreement or other contract with any labor union or any other similar organization, no labor union or similar organization currently represents the employees of the Company or its Subsidiaries, and to the Knowledge of the Company, no labor union or similar organization, or any employees of the Company or any of its Subsidiaries have taken any action with respect to organizing the employees of the Company or its Subsidiaries; and (D) the Company has not, in the two years prior to the date of this Agreement, effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries without complying with the notice requirements and other provisions of WARN which could cause any liability to the Company or any of its Subsidiaries with respect to the employees of the Company or any of its Subsidiaries.

(ii)  The Company and its Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, individual and collective consultation, notice of termination, redundancy and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary, overtime pay or any other form of compensation that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation or order by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted and is now pending or, to the Company’s Knowledge, threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and is now pending or, to the Company’s Knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries have employed or employ any person. No inquiry or investigation affecting the Company or any of its Subsidiaries has been made and is now pending or, to the Company’s Knowledge, threatened by the Commission for Racial Equality, the Equal Employment Opportunity Commission or any similar body.

(iii)  Except as set forth in Section 3.10(f)(iii) of the Company Disclosure Schedule, the employment of each of the employees of the Company or any of its Subsidiaries is terminable at will, without cause or prior notice. Neither the consummation of the Merger nor any termination of employment of any employees of the Company or any of its Subsidiaries will result in or give rise to (A) any liability to make any severance, retention, termination, change of control, “golden parachute,” or any other payment to present or former employees; or (B) the acceleration of any other rights or benefits to any present or former employee, whether pursuant to a Benefit Plan, Law, contract or otherwise. There are no customs, established practices or discretionary arrangements of the Company or any of its Subsidiaries in relation to the termination of employment of any of its employees (whether voluntary or involuntary). Neither the Company nor any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee. There is no term of employment of any employee of the Company or any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his or her contract of employment or entitling him or her to any payment or benefit whatsoever or entitling him or her to treat himself or herself as redundant or otherwise dismissed or released from any obligation.

SECTION 3.11.  Registration Statement; Proxy Statement; Transaction Statement.  The information relating to and provided by the Company and its Subsidiaries, or their respective representatives, to be contained in the registration statement on Form S-4 to be filed with the SEC by Parent for the purpose of registering the offer and sale of the Debentures to be issued in the Merger (the “Registration Statement”), and the information included or incorporated by reference in the proxy statement to be sent to the Company Stockholders in connection with the Stockholders’ Meeting (as it may be amended or supplemented, the “Proxy Statement”) and in the transaction statement on Schedule 13e-3 under Section 13(e) of the Exchange Act and Rule 13(e)-3 thereunder (the “Transaction Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Company Stockholders and at the time of the Stockholders' Meeting, with respect to the Proxy Statement and the Transaction Statement, and, at the date it is declared effective, with respect to the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives for inclusion or incorporation by reference in the Proxy Statement, the Registration Statement or the Transaction Statement. The Proxy Statement and the Transaction Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 3.12.  Property and Leases.

(a)  (i) Section 3.12(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list and address of all interests in real property owned by the Company and its Subsidiaries as of the date of this Agreement (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). Each of the Company and its Subsidiaries own fee simple title to each of the Company Properties in which it has an interest, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title, except for (i) Permitted Liens, and (ii) matters set forth in Section 3.12(a)(i) of the Company Disclosure Schedule. Except as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule, neither the Company nor any of its

Subsidiaries has received any written notice that the Company or the applicable Subsidiary has violated any Law applicable to the ownership or operation of the Company Properties or any covenants, conditions, easements or restrictions of record affecting any of the Company Properties, which violation has not been cured and, if not cured, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule, there are no leases, subleases, occupancy agreements, options to purchase or rights of first refusal with respect to the Company Properties and there are no parties in possession of the Company Properties other than the Company and its Subsidiaries.

(ii)  Section 3.12(a)(ii) of the Company Disclosure Schedule lists each interest in real property leased (including ground leases) or subleased as of the date of this Agreement by the Company and any of its Subsidiaries (collectively, the “Leased Properties”). True, correct and complete copies of all leases, subleases and each amendment and assignment of interest related thereto executed by the Company or any of its Subsidiaries or, to the extent the Company or any of its Subsidiaries has received written notice of such assignment, by the landlords or fee simple title holders with respect thereto prior to the date of this Agreement concerning the Leased Properties (“Lease Documents”) have been made available to Parent. The Company or one of its Subsidiaries has the right to use and occupancy of the Leased Property for the full term of the lease or sublease relating thereto, subject to the terms of the Lease Documents. Each such lease or sublease is a legal, enforceable and binding agreement of the Company or a Subsidiary thereof and, to the Knowledge of the Company, each of the other parties thereto, and there is no, nor has the Company or any of its Subsidiaries received notice of any, default by the Company or a Subsidiary thereof (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder by the Company or a Subsidiary thereof), which has not been cured and, if not cured, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have Knowledge of any default by any other party to a Lease Document which has not been cured and, if not cured, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except for the Permitted Liens or as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or mortgaged or otherwise encumbered any interest in any such lease or leasehold.

(iii)  Each Company Property and Leased Property, has received all approvals of Governmental Authorities (including licenses and Permits) required in connection with the ownership or lease, as applicable, and operation thereof, except where the failure to receive such approvals would not reasonably be expected to have a Company Material Adverse Effect, and have been operated and maintained in all material respects in accordance with applicable Laws. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings with respect to the Company Property or, to the Knowledge of the Company, the Leased Property that would materially adversely affect the use, occupancy or value thereof.

(b)  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all the personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens.

(c)  The Company has no Knowledge of any physical damage to any Company Properties that has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13.  Intellectual Property.

(a)  Each of the Company and its Subsidiaries own, license or otherwise possess legally enforceable rights to use and fully exploit all Intellectual Property used in the conduct of its business.

(b)  Section 3.13(b) of the Company Disclosure Schedule contains a complete and accurate list of all (i) registered patents and patent applications, (ii) registered trademarks, trademark applications, unregistered trademarks, service marks, and trade names, (iii) copyrights and copyright registrations and applications for registration of copyrights, (iv) domain name registrations, and (v) registrations and applications for registration of industrial designs, mask works or other industrial rights owned by the Company, specifying as to each such item, as applicable: (A) the owner of the item, (B) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of the item, (D) the date of application or issuance or registration of the item; and (E) the status of any such registration or application (e.g., pending, cancelled or abandoned).

(c)  All of the registered patents, industrial design registrations, trademark and service mark registrations, copyright registrations, mask work registrations and domain name registrations indicated in Section 3.13(b) of the Company Disclosure Schedule are valid and in full force, are held of record in the name of the Company free and clear of all Liens and other claims (including by way of example and not limitation, claims of joint authors or inventors), and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, the Company or the applicable Subsidiary is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright, mask work and domain name registration indicated in Section 3.13(b), and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

(d)  Section 3.13(d) of the Company Disclosure Schedule contains a complete and accurate list of each license, sublicense, consent, settlement, joint development, collaboration or other agreement (whether written or otherwise) pertaining to the use, development or modification of any Intellectual Property used by the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries licenses or otherwise authorizes a third party to use Intellectual Property owned by the Company or such Subsidiary, other than the Franchise Agreements. Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such agreements is in breach of or default under any such license or other agreement and except as set forth on Section 3.13(d) of the Company Disclosure Schedule, each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect.

(e)  To the Knowledge of the Company, the business operations of each of the Company and its Subsidiaries as currently conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services of the Company and each such Subsidiary, do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, or constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has any pending claims that a third party has violated or infringed any of the Company's Intellectual Property.

(f)  To the Knowledge of the Company, there has been no unauthorized disclosure, publication or other release of the trade secrets or other confidential or proprietary information of the Company or any of its Subsidiaries.

(g)  The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by the Company or any of its Subsidiaries, including all computer hardware, software, firmware and telecommunications systems used in the businesses of Company and its Subsidiaries (the “IT Systems”), are operated and maintained in a commercially appropriate manner, including without limitation, by installing and operating appropriate network and workstation security firewall systems and screening the IT Systems, and the components thereof, for the presence of known computer software viruses. Each of the Company and its Subsidiaries has taken commercially appropriate steps to provide for the archival and restoration of the critical business data of the Company and such Subsidiary in the event of a disaster.

SECTION 3.14.  Taxes.  Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)  All federal Tax Returns and all other Tax Returns required to be filed by or on behalf of the Company or any of its Tax Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete in all material respects. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, (i) all Taxes payable by or on behalf of the Company or any of its Tax Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither the Company nor any of its Tax Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and no request for any such waiver or extension is currently pending. Section 3.14 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by or on behalf of the Company or any of its Subsidiaries and with whom Tax Returns are required to be filed by or on behalf of the Company or any of its Subsidiaries.

(b)  No audit or other proceeding by any taxing authority is ongoing or pending with respect to any Taxes due from or with respect to any Tax Subsidiary, and there is no dispute with respect to any liability for Taxes of the Company or any Tax Subsidiary either claimed or raised, or to the Knowledge of the Company, threatened in writing.

(c)  The Company and its Tax Subsidiaries (i) have complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d)  Neither the Company nor any of its Tax Subsidiaries has received written notice from any taxing authority in a jurisdiction in which the Company or such Tax Subsidiary does not file a Tax Return stating that the Company or such Tax Subsidiary is or may be subject to taxation by that jurisdiction.

(e)  Neither the Company nor any of its Tax Subsidiaries (i) is a party to any Tax sharing, Tax indemnity or similar agreement or arrangement, other than any agreement or arrangement between the Company and any of its Tax Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing and (ii) has any liability for the Taxes of any Person other than the Company and its Tax Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(f)  Within the past two years, neither the Company nor any Tax Subsidiary has distributed stock of another Person in a transaction intended to be governed by Section 355 of the Code, nor has the stock of the Company or any Tax Subsidiary been distributed in transaction intended to be governed by Section 355 of the Code.

(g)  Neither the Company nor any Tax Subsidiary has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4, or any transaction that is the same as, or substantially similar to, any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h)  Neither the Company nor any Tax Subsidiary has been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i)  Neither the Company nor any Subsidiary (i) has elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is the subject of any closing agreement with respect to Taxes that will have continuing effect following the Closing.

(j)  The Company and its Tax Subsidiaries have not made any payments and are not obligated to make any payments, nor are the Company and its Tax Subsidiaries a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under either Sections 280G or 162(m) of the Code.

(k)  There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of the Company and its Tax Subsidiaries under the federal consolidated return regulations or other comparable or similar provisions of state law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 3.15.  Environmental Matters.

(a)  Each of the Company and its Subsidiaries and the Company Properties are in compliance in all material respects with all Environmental Laws and Environmental Permits (as defined below).

(b)  Each of the Company and its Subsidiaries possesses and maintains all material Permits required by Environmental Laws (collectively, “Environmental Permits”) in connection with their ownership of the Company Properties and in connection with the operation of their business as it is now conducted. There is no Action pending, or to the Knowledge of the Company, threatened, that seeks revocation, cancellation, withdrawal, suspension or any adverse modification of such Environmental Permits. The Company and its Subsidiaries have timely filed all applications necessary to renew such Environmental Permits, except where the failure by the Company to timely file any such application would not reasonably be expected to have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement do not require any consent, approval, license, authorization, registration, certification, permit or any other action of any Governmental Authority in connection with Environmental Laws or other third party relating to any Environmental Permit (collectively, “Environmental Consents”), except where the failure to obtain such Environmental Consents would not reasonably be expected to have a Company Material Adverse Effect.

(c)  None of the Company, any of its Subsidiaries, the Company Properties or the Leased Properties is subject to any pending or, to the Knowledge of the Company, threatened Environmental Liabilities, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring a material Environmental Liability.

(d)  With respect to the Company Properties and the Leased Properties, neither the Company nor any of its Subsidiaries has arranged for the treatment, storage or disposal of or otherwise caused to be treated, stored or disposed of any Hazardous Material, (i) with respect to which they have received any written notice of any actual or potential Environmental Liabilities which have not been resolved in all material respects, or (ii) to the Knowledge of the Company, at any off-site location listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or any other list, schedule, log, inventory or record, which is publicly available, searchable and maintained by a Governmental Authority with respect to sites where there has been a Release or threatened Release of Hazardous Materials.

(e)  No Release of Hazardous Material has occurred on, at or under any Company Property since the acquisition of the Company Property by the Company or since the leasing of the Leased Property by the Company or any of its Subsidiaries, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring a material Environmental Liability.

(f)  Neither the Company nor any of its Subsidiaries has received any written request for information from any Governmental Authority, pursuant to Section 104(e) of CERCLA or any similar Environmental Law, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring a material Environmental Liability.

(g)  The Company and its Subsidiaries have made available to Parent true and complete copies of all environmental audits and other material environmental documents and reports, studies, analysis, tests or monitoring in their possession or control relating to the Company Properties, the Leased Properties and their Environmental Liabilities.

(h)  To the Company’s Knowledge, except as set forth in this Agreement, there is no information in the possession or control of the Company or any of its Subsidiaries that discloses facts or circumstances with respect to the Company Properties, the Leased Properties or the business of the Company and its Subsidiaries that would reasonably be expected to result in material Environmental Liabilities.

(i)  Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has retained or assumed by contract any material Environmental Liabilities.

(j)  To the Knowledge of the Company, there are no Hazardous Materials present at any of the Company Properties or the Leased Properties, including any Hazardous Materials contained in barrels above ground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water or any other part of any of the Company Properties or the Leased Properties, or incorporated into any structure therein or thereon, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring a material Environmental Liability.

SECTION 3.16.  Material Contracts.

(a)  Section 3.16(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations, whether written or oral (and, if oral, a complete and accurate summary thereof), to which the Company or any Subsidiary of the Company is a party, together with all amendments, waivers or other changes thereto (such contracts being “Material Contracts”):

(i)  each contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation which is reasonably likely to involve payments in excess of $50,000 in any one case or $100,000 in the aggregate by or to the Company or any Subsidiary of the Company, other than any Franchise Agreement;

(ii)  all collective bargaining agreements, employment and consulting agreements, independent contractor agreements, severance agreements, director or officer indemnification agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and similar plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for, the Company or any Subsidiary of the Company;

(iii)  all broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising or marketing contracts and agreements in excess of $50,000 in any one case;

(iv)  all contracts and agreements relating to (A) any indebtedness (which does not include accounts payable incurred in the Ordinary Course), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries in excess of $50,000 in the aggregate, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (C) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (D) any financing of the Company or any of its Subsidiaries effected through “special purpose entities” or synthetic leases or project financing, (E) any obligations of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of Ordinary Course trade payables), (F) any obligation or liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations in excess of $50,000 in the aggregate, or (G) any guarantee of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, “Indebtedness”) or any Liens upon any properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness;

(v)  all contracts and licenses relating to the Intellectual Property, other than those entered into in connection with Franchise Agreements in the Ordinary Course;

(vi)  all contracts and agreements that (A) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary, or, to the Knowledge of the Company, any executive officer of the Company and/or any Subsidiary, to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary to use any supplier or third party for all or substantially all of any of its material requirements or need in any respect, (C) limit or purport to limit the ability of Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary to solicit any customers or clients of the other parties thereto, (D) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary to provide to the other parties thereto “most favored nation” pricing, or (E) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company and/or any Subsidiary to market or co-market any products or services of a third party;

(vii)  all joint venture contracts, partnership arrangements or other agreements outside the Ordinary Course involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any Subsidiary with any third Person;

(viii)  all powers of attorney and proxies entered into by or granted to the Company or any of its Subsidiaries, whether limited or general, revocable or irrevocable;

(ix)  each contract otherwise described in this Section 3.16(a) containing any provisions (A) contemplating or relating in any way to a change in control or similar event with respect to the Company or any one or more of its Subsidiaries or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such contract or give rise under such contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or material entitlements of any Person, or (B) prohibiting or imposing any restrictions on the assignment of all or any portion of such contract by Subsidiaries, including provisions requiring consent or approval of, or notice to, any Person in the event of a change in control of the Company or any of its Subsidiaries to any other Person (without regard to any exception permitting assignments to Subsidiaries or affiliates);

(x)  all contracts, agreements and arrangements entered into by the Company or any of its Subsidiaries and any other Person providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other Person, and information identifying the maximum amounts, if any, that are still payable or potentially payable to any other Person under such contracts, agreements and arrangements pursuant to any post-closing adjustment to the purchase price (including under any “earnout” or other similar provision);

(xi)  all confidentiality, non-disclosure and/or standstill agreements entered into by the Company or any of its Subsidiaries (other than in the Ordinary Course) except those which have expired by their terms; and

(xii)  all other contracts, agreements, commitments, leases, licenses, arrangements, instruments and/or obligations, whether or not made in the Ordinary Course, which are material to the Company and its Subsidiaries, the conduct of the business thereof, or the termination or cancellation of which would have or would reasonably be expected to have a Company Material Adverse Effect.

(b)  The Company has made available to Parent and Merger Sub true, complete and correct copies of all Material Contracts, together with all amendments, waivers or other changes thereto, and has been given a written summary of all oral Material Contracts. Each Material Contract is in full force and effect (except for those Material Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, and except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under any Material Contract, (ii) to the Knowledge of the Company, none of the other parties to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such Material Contract whether as a termination or cancellation for convenience or for default of the Company or any of its Subsidiaries and (iv) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall constitute a default under, or give rise to cancellation rights under, or otherwise adversely affect any of the Company’s rights under any Material Contract.

SECTION 3.17.  Insurance.  Section 3.17 of the Company Disclosure Schedule contains a true and complete list of all material policies of liability, theft, fidelity, business interruption, key man life, fire, product liability, worker’s compensation and other forms of insurance held by the Company or any of its Subsidiaries in effect as of the date of this Agreement. True and complete copies of each such insurance policy have been made available to Parent. With respect to each policy of insurance listed on Section 3.17 of the Company Disclosure Schedule, all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. Such policies are sufficient for compliance with (a) all requirements of applicable Laws and (b) all contracts to which the Company is a party, and such policies are valid, outstanding and enforceable. To the Company’s Knowledge, the Company has not been refused any insurance with respect to its or any of its Subsidiaries' assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years.

SECTION 3.18.  State Takeover Statutes.  The approval by the Company Board and the Company Special Committee of this Agreement, the Merger and the other transactions contemplated hereby constitutes approval of this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery, performance and consummation of this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 3.19.  Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their officers or directors) nor, to the Knowledge of the Company, any of their respective agents, distributors, employees or other Person associated with or acting on their behalf has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery law applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

SECTION 3.20.  Affiliate Contracts and Affiliated Transactions.  Except as set forth in Section 3.20 of the Company Disclosure Schedule or as described in the Company SEC Reports filed prior to the date hereof, no officer or director of the Company or of any Subsidiary of the Company (or, to the Company’s Knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% or more of the Common Stock is a party to any material contract, agreement, commitment, lease, license, arrangement, instrument, obligation, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, in each case that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

SECTION 3.21.  Brokers and Other Expenses.  No broker, investment banker, financial advisor or other Person, other than B. Riley & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by the Company Special Committee on behalf of the Company. Section 3.21 of the Company Disclosure Schedule sets forth the amount of any broker’s fees, financial advisors’ or other similar fees payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement, other than fees payable to B. Riley & Co.

SECTION 3.22.  Fairness Opinion.  Prior to the execution of this Agreement, B. Riley & Co. has delivered to the Company Special Committee its written opinion (the “Company Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein and in reliance thereon, the Merger Consideration to be received by the Company Stockholders in the Merger, after giving effect to the Parent Share Distribution is, in the aggregate, fair to the Company Stockholders from a financial standpoint. As of the date of this Agreement, the Company Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

SECTION 3.23.  Suppliers.  Except as set forth in Section 3.23 of the Company Disclosure Schedule, no supplier of the Company or any of its Subsidiaries has provided more than 5% of the products and supplies required for the operation of the respective business of the Company or such Subsidiary during the most recently completed fiscal year and the subsequent interim period. None of the suppliers listed in Section 3.23 of the Company Disclosure Schedule (each, a “Supplier) has canceled or otherwise terminated, or made any written threat to the Company or such Subsidiary to cancel or otherwise terminate, its relationship with the Company or such Subsidiary, or has decreased materially its services or supplies to the Company or such Subsidiary. The Company has not received written notice, and the Company has no reason to believe, that the Company and its Subsidiaries will experience any material difficulty in obtaining, in the desired quantity and quality, the raw materials or supplies required for the operation of their respective businesses. Neither the Company nor any of its Subsidiaries has engaged in any fraudulent conduct with respect to any of the Suppliers.

SECTION 3.24.  Books and Records.  The books, records and accounts of the Company and its Subsidiaries, in all material respects (a) have been maintained in accordance with good business practices on a basis consistent with prior years; (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; and (c) accurately and fairly reflect the basis for the financial statements contained in the Company SEC Reports.

SECTION 3.25.  Broker-Dealer, Fund and Investment Advisory Matters.

(a)  Mustang Capital Management, LLC is duly registered as an investment adviser with the SEC and has made required notice filings and obtained such investment adviser registrations required by each other applicable Governmental Authority pursuant to applicable Law and such registrations are in full force and effect. Mustang Capital Management, LLC is in compliance with all applicable federal, state and foreign Laws requiring such registration, licensing or qualification, and is not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified. There is no Action pending or, to the Knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such registration, license or qualification.

(b)  None of the Company, any of its Subsidiaries, or any of their respective officers or employees, is or is required to be registered, licensed or qualified as a broker-dealer, futures commission merchant, commodity trading advisor, commodity pool operator, registered principal, registered representative, insurance agent, salesperson, or in any other capacity, with the SEC or any securities or insurance commission or other Governmental Authority as required by applicable Law.

(c)  Neither the Company nor any Subsidiary (i) is an “investment company” within the meaning of the 1940 Act, or (ii) serves in any capacity described in Section 9(a) or 9(b) of the 1940 Act with respect to any investment company registered under the 1940 Act or any company required to be registered as an investment company under the 1940 Act.

(d)  With respect to Mustang Capital Management, LLC, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 203(e) of the Advisers Act to act as an investment adviser, (ii) no “person associated” (as defined in Section 202(a)(17) of the Advisers Act) with such person is (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser, and (iii) there is no Action pending and served on the Company or any Subsidiary of the Company or, to the Company’s Knowledge, pending and not so served or threatened by any Governmental Authority, which would result in (A) the ineligibility under such Section 203(e) of such person to act as an investment adviser or (B) the ineligibility under such Section 203(f) of such “person associated” with such person to serve as a “person associated” with an investment adviser.

(e)  The Company has not received written notice of, any violations of any of the above.

(f)  Mustang Capital Management, LLC has at all times since January 1, 2004 rendered investment advisory services to all Clients and to investment Funds in compliance with all requirements, if any, as to investment objectives, portfolio composition and portfolio management, the terms of the applicable Investment Advisory Agreement, written instructions from such Clients and Funds, offering memoranda, applicable law and, to the Company’s Knowledge, the organizational documents of such Clients and Funds.

SECTION 3.26.  Franchises.

(a)  True and complete copies of all Franchise Agreements in effect as of the date hereof relating to any of the following brands: “Western Sizzlin,” “Western Sizzlin Wood Grill,” “Great American Steak & Buffet” and “Quincy Steakhouses” (the “Brands”) have been delivered or made available to Parent. The Company and its Subsidiaries have had, at all relevant times, the corporate, partnership or limited liability company power and authority and legal right to enter into and carry out the terms of each Franchise Agreement. Except set forth in Section 3.26(a) of the Company Disclosure Schedule, the Company’s and its Subsidiaries' existing Franchise Agreements (i) do not obligate the Company or any of its Subsidiaries to buy or otherwise acquire the stock, assets or contractual rights of any Franchisee, (ii) do not impose on the Company or any if its Subsidiaries an obligation to guarantee any Franchisee’s lease obligations, third party financing obligations or any other material obligations to third parties, and

(iii) impose on Franchisees an obligation to comply with all applicable Laws. Except as set forth on Section 3.26(a) of the Company Disclosure Schedule, no Person holds any option or right to acquire from the Company or any of its Subsidiaries any Franchise Agreements. Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has granted any sub-franchising or developmental rights to any of the Brands which remain in force. All of the Franchise Agreements are legal, valid and binding agreements, enforceable against the Company or its Subsidiary party thereto, as applicable, and to the Knowledge of the Company, enforceable against each Franchisee thereunder, subject to any Franchisee’s bankruptcy, insolvency, receivership or similar proceeding under state or federal law; there are no existing material defaults by the Company or any of its Subsidiaries thereunder; no event has occurred which (with notice, or lapse of time, or both) would constitute a material default by the Company or any of its Subsidiaries thereunder or which would permit any Franchisee to terminate its Franchise Agreement, or that would otherwise, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Company, there have been no fees received by the Company or any of its Subsidiaries pursuant to a Franchise Agreement that are currently, or which with the execution of this Agreement, the consummation of the transactions contemplated hereby, the passage of time, or the giving of notice, or both, would be subject to a claim for refund by a Franchisee.

Section 3.26(a) of the Company Disclosure Schedule specifies each Franchisee that, to the Knowledge of Company, (i) is in default under a Franchise Agreement; (ii) has received notice from the Company or any of its Subsidiaries during the past twelve months that such Franchisee is or was in default under such Franchise Agreement; or (iii) is the subject of a case under the U.S. Bankruptcy Code or any other bankruptcy, insolvency, receivership or similar case or proceeding under state or federal law. Each Franchise Agreement entered into since January 1, 2006, is substantially similar to the form of Franchise Agreement incorporated into the Uniform Franchise Offering Circular or, as applicable, the franchise disclosure document (collectively, the “UFOCs”) that was issued to the Franchisee contemporaneously with the sale of the franchise by the Company or any of its Subsidiaries to the Franchisee. Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, the Company’s rights under its Franchise Agreements have not been subordinated to the interests of a Franchisee’s lender and no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect. Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, since January 1, 2006, no Franchise Agreement has been rescinded or terminated prior to its stated expiration date; and to Company’s Knowledge, no basis for any demand of rescission, set-off, credit, reduction in payment required to be made pursuant to the terms of any Franchise Agreement, counterclaim or defense exists or has been asserted or threatened with respect to any Franchise Agreement. Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, no notices of default have been issued by the Company or any of its Subsidiaries with respect to any Franchise Agreement for a default which has not been cured, and none of the Company or any of its Subsidiaries has waived any default by a Franchisee which would materially and adversely affect any Franchise Agreement. Since January 1, 2006, all offers and sales of Franchise Agreements, and terminations or non-renewals of Franchise Agreements have complied in all material respects with applicable Law and the terms of the respective Franchise Agreements.

(b)  Since January 1, 2006, the Company and its Subsidiaries have prepared and maintained each of their previous and current UFOCs for the Brands in an accurate manner and in accordance with applicable Law, have filed and maintained their UFOCs in all states or other jurisdictions in which the Company or any of its Subsidiaries offered or sold franchises which required filing, registration and/or approval prior to offers or sales of franchises in such states or other jurisdictions and have not failed to file any required amendments, updates or renewals on a timely and accurate basis. The Company has provided or made available to Parent prior to the date hereof, copies of all material correspondence since January 1, 2006 relating to the registration and renewals of the UFOCs in the applicable states or other jurisdictions. Since January 1, 2006, the respective officers and directors of the Company and each of its Subsidiaries, and to the Knowledge of the Company, the respective employees, agents and Representatives of the Company and each of its Subsidiaries have not furnished any materials or information which are in any way inconsistent with any “earnings claim” information or “financial performance representations” set forth in Item 19 of the UFOCs, as that term is defined by federal and state franchising laws, or which would otherwise constitute “earnings claims” or “financial performance representations” as so defined.

(c)  Except as set forth in Section 3.26(c) of the Company Disclosure Schedule, there are no other Material Contracts or special arrangements with any Franchisee other than as set forth in the respective Franchise Agreements or as disclosed in the UFOCs.

(d)  Except as set forth in Section 3.26(d) of the Company Disclosure Schedule, since January 1, 2006, none of the Company or any of its Subsidiaries have maintained any advertising funds requiring any Franchisee to make payments to the Company or any of its Subsidiaries or to an advertising fund for use in connection with national or regional advertising, and neither the Company nor any of its Subsidiaries has required any Franchisee to participate in any national, regional, or local advertising cooperatives (collectively, “Franchise Funds”). The Company and each of its Subsidiaries have since January 1, 2006 complied in all respects with all agreements governing the Franchise Funds. The only covenants or agreements governing the Franchise Funds are contained in the Franchise Agreements or disclosed in the UFOCs. Since January 1, 2006, the Franchise Funds and all monies paid thereto have been collected, accounted for, allocated and used in accordance with the Franchise Agreements or as disclosed in the UFOCs. The Company has provided Parent with all copies of documents pertaining to the Franchise Funds as well as all documents relating to any Franchisee advisory councils, any local advertising cooperatives, Franchisee associations, or related organizations affecting any of the Brands. To the Company’s Knowledge, there are no allegations that any of the expenditures from the Franchise Funds have been used for or applied to anything other than as expressly permitted by the terms and conditions of each Franchise Agreement or were otherwise improperly collected, accounted for, maintained, used or applied. Except as described in Section 3.26(d) of the Company Disclosure Schedules, to the Company’s Knowledge, no franchise association (either independent or Company sponsored) is currently in place. The organization of a franchise association is not currently contemplated by the Company, nor, to the Company’s Knowledge, any Franchisee.

(e)  Section 3.26(e) of the Company Disclosure Schedule contains a description of any contract, agreement, arrangement, commitment, instrument, plan, practice, authorization, understanding, obligation or other undertaking of any kind or character under which the Company or any of its Subsidiaries receives rebates, discounts or other remuneration from suppliers of goods or services to its Franchisees. The Company and each of its Subsidiaries has complied in all material respects with all contractual obligations governing such entity's receipt and disclosure of such rebates, discounts or other remuneration from such suppliers. Neither the Company nor any of its Subsidiaries is a guarantor or otherwise a party to any agreement pursuant to which it agreed to become directly or contingently liable for any obligation of any Franchisee.

(f)  The Company has maintained all files, books and records relating to the Franchise Agreements and franchise system which are sufficiently complete and accurate in all material respects. Section 3.26(f) of the Company Disclosure Schedule includes a list of each of the current Operations Manuals utilized by the Franchisees for each Brand, and true and complete copies of such Operations Manuals have been provided by the Company to Parent.

(g)  There are no written or oral contracts, agreements, arrangements, commitments, instruments, plans, practices, authorizations, understandings, obligations or other undertakings of any kind or character with independent sales representatives, contractors, brokers or consultants under which the Company or any of its Subsidiaries has authorized any Person to sell or promote franchises on behalf of the Company or any of its Subsidiaries or agreed to rebate or share amounts receivable under any Franchise Agreement.

(h)  Neither the execution of this Agreement nor the consummation of the transactions contemplated herein, including the Merger, would result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.

(i)  Except as set forth in Section 3.26(i) of the Company Disclosure Schedule, there is no Action pending, or to the Knowledge of Company, threatened against or involving the Company or any of its Subsidiaries with respect to any of its Franchisees, and to the Company’s Knowledge, there is no basis for any such Action. To the Company’s Knowledge, there is no Action pending or threatened against any Franchisee which is reasonably likely to require or cause the Company or any of its Subsidiaries to be joined as a party thereto or which otherwise is reasonably likely to have a Company Material Adverse Effect.

(j)  Except as set forth in Section 3.26(j) of the Company Disclosure Schedule, no Franchisee of the Company has (i) since January 1, 2009, paid royalty payments or other payments owed to the Company or any of its Subsidiaries in installments or otherwise on a schedule other than as set forth in the Franchisee's Franchise Agreement and (ii) since January 1, 2009, made a royalty payment or other payment owed to the Company or any of its Subsidiaries more than fifteen (15) days after such payment became due.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule that has been prepared by Parent and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01.  Corporate Organization.  Parent is a corporation duly organized and in existence under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not prevent or materially delay consummation of any of the transactions contemplated hereby, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.02.  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the performance by Parent and Merger Sub of their respective obligations hereunder or to consummate the transactions contemplated hereby (other than, with respect to the consummation of the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.03.  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws or other equivalent organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in

Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate, in any material respect, any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or (iii) result in any material breach of, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

(b)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their obligations under this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of any of the transactions contemplated hereby, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.04.  Registration Statement; Proxy Statement; Transaction Statement.  The information relating to and provided by Parent and Merger Sub to be contained in the Registration Statement, the Proxy Statement and the Transaction Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Company Stockholders and at the time of the Stockholders’ Meeting, with respect to the Proxy Statement and the Transaction Statement, and, at the date it is declared effective, with respect to the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Subsidiaries or Representatives for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement or the Transaction Statement. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

SECTION 4.05.  SEC Filings; Financial Statements.

(a)  Parent has timely filed or furnished all forms, reports, schedules, statements and documents required to be filed or furnished by it with the SEC since January 1, 2006 (the “Parent SEC Reports”). As of their respective dates or, if amended, as of the date of such amendment, the Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Parent SEC Reports and, to the extent applicable, SOX, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by Parent from the SEC. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of any ongoing review by the SEC.

(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments, none of which are expected to be material). Except to the extent disclosed or reserved against the Parent’s most recent balance sheet (including the notes thereto) included in the Parent SEC Reports (the “Parent Baseline Balance Sheet”), neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except for liabilities incurred in the Ordinary Course that would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)  Neither Parent nor any of its Subsidiaries is a party to, or has any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries the Parent Financial Statements.

SECTION 4.06.  Absence of Certain Changes or Events.  Since the date of the Parent Baseline Balance Sheet, except as permitted by this Agreement, each of Parent and its Subsidiaries has conducted its business in the Ordinary Course and there has not occurred any Effect, including damage to, destruction or loss of any asset of Parent or any of its Subsidiaries (whether or not covered by insurance), constituting or that would reasonably be expect to have a Parent Material Adverse Effect.

SECTION 4.07.  Absence of Litigation.  Except as set forth in Section 4.07 of the Parent Disclosure Schedule, there is no Action pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any property or asset of Parent or any of its Subsidiaries or involving any present or former directors or officers of Parent in their capacities as such, before any Governmental Authority that individually or in the aggregate has had or would, if adversely decided against Parent or its Subsidiaries, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any property or asset of Parent or such Subsidiary nor any of their present or former directors or officers is subject to any continuing order of, or consent decree, settlement agreement or similar written agreement with, any Governmental Authority, or any order, judgment, injunction or decree of any Governmental Authority, in each case, that has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.08.  Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are owned of record and beneficially by Parent.

SECTION 4.09.  Brokers.  Other than Duff & Phelps, LLC no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.10.  Fairness Opinion.  Prior to the execution of this Agreement, Duff & Phelps, LLC has delivered to the Parent Special Committee its written opinion (the “Parent Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the transactions contemplated by this Agreement are fair to Parent from a financial standpoint. As of the date of this Agreement, the Parent Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

SECTION 4.11.  Books and Records.  The books, records and accounts of Parent and its Subsidiaries, in all material respects (a) have been maintained in accordance with good business practices on a basis consistent with prior years; (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; and (c) accurately and fairly reflect the basis for the financial statements contained in the Parent SEC Reports.

ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01.  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with its terms, unless Parent shall otherwise agree in writing and except as specifically permitted or required by this Agreement, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the Ordinary Course and in material compliance with all applicable Laws. The Company agrees to use its reasonable best efforts to preserve intact the current business organization of the Company and its Subsidiaries, to keep available the services of its current officers, employees and consultants of the Company and its Subsidiaries, to preserve the current relationships of the Company and its Subsidiaries with franchisees, customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or any of its Subsidiaries. By way of amplification and not limitation, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the earlier of the Effective Time or the date this Agreement is terminated in accordance with its terms, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a)  amend or propose to amend or otherwise change the Company Charter or Bylaws of the Company or similar organizational documents of the Company or any of its Subsidiaries;

(b)  except pursuant to rights under any Company Stock Option, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, any other ownership interest (including, without limitation, any “phantom” interest), of the Company or any of its Subsidiaries;

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than the Parent Share Distribution pursuant to Section 6.12;

(d)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Company’s or any of its Subsidiary’s capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for such capital stock, except for redemptions or purchases required under Company Option Plans in accordance with their present terms;

(e)  (i) acquire (including, without limitation, by merger, share exchange, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money in excess of $50,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (or enter into any “keep-well” or other agreement to maintain the financial condition of any Person having the same economic effect) other than in the Ordinary Course, or make any loans or advances, or grant any security interest in any of its assets other than a purchase money security interest; (iii) enter into, materially amend or terminate any Material Contract other than in the Ordinary Course; or (iv) dispose of any assets or properties with a fair market value in excess of $50,000 in the aggregate (other than inventory or any obsolete assets or properties);

(f)  materially revalue any assets or make any material changes to its accounting policies or procedures except as required by GAAP;

(g)  make any amendments to the terms of any outstanding debt or equity security (including any Company Stock Option) or any Company Option Plan, other than as may be necessary, in the sole discretion of the Company Board or the Company Special Committee, to consummate the transactions contemplated by this Agreement;

(h)  make any loan, advance or capital contribution to, or otherwise make any investment in, any Person other than loans or advances to, or investments in, wholly-owned Subsidiaries of the Company existing on the date of this Agreement in the Ordinary Course and other than portfolio investments for the accounts of the investment Subsidiaries of the Company in the Ordinary Course and not involving investments that have the purpose or effect of influencing control of any Person;

(i)  sell, lease, license, encumber or otherwise dispose of, or subject to any Lien, any of its assets, other than (i) sales of inventory in the Ordinary Course, (ii) portfolio sales for the account of the investment Subsidiaries of the Company in the Ordinary Course, and (iii) other dispositions in the Ordinary Course so long as the aggregate value of all assets so disposed does not exceed $50,000;

(j)  (i) grant to any current or former director, officer, employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new or amend (including by accelerating rights or benefits under) any existing, employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, officer, employee or consultant, or (iii) establish, adopt or become obligated under any new Benefit Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Benefit Plan or arrangement in existence on the date hereof;

(k)  settle or compromise any pending or threatened Action (i) involving potential payments by or to the Company or any of its Subsidiaries of more than $50,000 in the aggregate, (ii) that admit liability or consent to non-monetary relief, or (iii) that otherwise have or would reasonably be expected to have a Company Material Adverse Effect;

(l)  pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course, (ii) cancel any Indebtedness in excess of $50,000 in the aggregate, (iii) waive or assign any claims or rights of substantial value, or (iv) waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(m)  (i) make or rescind any tax election, (ii) take any material tax position or settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes, (iii) make any material change to its method of reporting income, deductions or other tax items for tax purposes, or (iv) file any amended Tax Returns;

(n)  enter into any license with respect to Intellectual Property unless such license is non-exclusive and entered into in the Ordinary Course;

(o)  enter into any new line of business;

(p)  make any capital expenditures in excess of an amount equal to the amount of capital expenditures specifically contemplated by the Company’s 2009 budget as made available to Parent and Merger Sub prior to the date of this Agreement plus $100,000.00;

(q)  enter into any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations of the type described in Section 3.16(a)(vi)(A) or Section 3.16(a)(vii);

(r)  enter into any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a violation or breach of such contract, agreement or arrangement;

(s)  enter into, modify, amend, cancel or terminate any contract, agreement, commitment, lease, license, arrangement, instrument or obligation which if so entered into, modified, amended or terminated would reasonably be expected to (i) have a Company Material Adverse Effect, or (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement;

(t)  take any action that results or is reasonably likely to result in any of the representations or warranties of the Company hereunder, or omit to take any action to prevent any representations or warranties of the Company hereunder from, being untrue in any material respect or any condition in Article VII to not be satisfied;

(u)  except as otherwise specifically permitted by this Agreement, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to delay the timely consummation of the Merger in accordance with the terms of this Agreement or otherwise adversely affect the Merger; or

(v)  announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

In connection with the continued operation of the Company and the Subsidiaries, the Company will confer in good faith with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations at such times reasonably requested by Parent and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.02.  Conduct of Business by Parent Pending the Merger.  Parent covenants and agrees that, between the date of this Agreement and the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with its terms, unless the Company shall otherwise agree in writing and except as specifically permitted or required by this Agreement, the businesses of Parent and its Subsidiaries shall be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the Ordinary Course and in material compliance with all applicable Laws. Parent agrees to use its commercially reasonable efforts to preserve intact the current business organization of Parent and its Subsidiaries, to keep available the services of its current officers, employees and consultants of Parent and its Subsidiaries, to preserve the current relationships of Parent and its Subsidiaries with franchisees, customers, suppliers, licensors, licensees, distributors and others having business dealings with Parent or any of its Subsidiaries. By way of amplification and not limitation, except as expressly contemplated by this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries shall, between the date of this Agreement and the earlier of the Effective Time or the date this Agreement is terminated in accordance with its terms, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

(a)  take any action that results or is reasonably likely to result in any of the representations or warranties of Parent and Merger Sub hereunder, or omit to take any action to prevent any representations or warranties of Parent and Merger Sub hereunder from, being untrue in any material respect or any condition in Article VII to not be satisfied;

(b)  take any action that would reasonably be expected to constitute a breach of the covenants set forth in Section 4.02, Section 4.03 or Section 4.08 of the Indenture, if the Indenture were effective as of the date hereof;

(c)  except as otherwise specifically permitted by this Agreement, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to delay the timely consummation of the Merger in accordance with the terms of this Agreement or otherwise adversely affect the Merger or Parent’s ability to issue the Debentures; or

(d)  announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

ARTICLE VI.
ADDITIONAL AGREEMENTS

SECTION 6.01.  Stockholders’ Meeting.  The Company shall as promptly as reasonably practicable after the date hereof, in accordance with applicable Law and the Company Charter and the Company's Bylaws, duly call, give notice of, and in no event later than 25 Business Days after mailing the Proxy Statement to the Company Stockholders, convene and hold a special meeting of its stockholders solely for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby, including the Merger, and obtaining the Stockholder Approval (the “ Stockholders’ Meeting”). In connection with the Stockholders’ Meeting, the Company shall (i) except to the extent that the Company Board has effected or effects an Adverse Recommendation Change in accordance with Section 6.04(e), include in the Proxy Statement, and not subsequently withdraw or modify in any manner materially adverse to Parent or Merger Sub, the recommendation of the Company Board and the Company Special Committee that the Company Stockholders approve the Merger and adopt this Agreement (the “Company Recommendation”) and (ii) use its reasonable best efforts to obtain the Stockholder Approval. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company, the Company Board or any of their advisors of any Acquisition Proposal.

SECTION 6.02.  Proxy Statement; Registration Statement; and Transaction Statement.

(a)  As promptly as possible, the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement and use reasonable efforts to have the Registration Statement declared effective. The Company and Parent shall prepare and file a preliminary joint Proxy Statement which shall be included as a prospectus in the Registration Statement. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and Registration Statement, and notify each other of the receipt of any comments of the SEC and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to each other promptly copies of all correspondence between the parties or any representative of the parties and the SEC. The parties shall provide each other and counsel a reasonable opportunity to review the Proxy Statement and Registration Statement, including all amendments and supplements thereto, prior to filing them with the SEC and shall give each other and counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Common Stock entitled to vote at the Stockholders’ Meeting at the earliest practicable time; provided, however, that the Company shall not be required to mail the Proxy Statement to its stockholders, or to call, give notice of, convene or hold the Stockholders’ Meeting, on or prior to the No-Shop Period Start Date. The Registration Statement and the Proxy Statement and all amendments and supplements thereto, shall comply with applicable Law and be in form and substance satisfactory to the Company and Parent.

(b)  In connection with the filing of the Proxy Statement, the Company, acting through the Company Special Committee, and Parent shall cooperate to: (i) concurrently with the preparation and filing of the Proxy Statement and the Registration Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Transaction Statement relating to the Merger and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Transaction Statement; (ii) notify each other of the receipt of any comments of the SEC and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to each other promptly copies of all correspondence between the parties or any representative of the parties and the SEC; (iii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response; (iv) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (v) have cleared by the SEC the Transaction

Statement; and (vi) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Transaction Statement if any event shall occur which requires such action at any time prior to the Stockholders’ Meeting.

(c)  Parent shall use its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate, to have the Registration Statement declared effective under the Securities Act as promptly as practical after filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under applicable Blue Sky Laws in connection with the issuance of the Debentures in the Merger and the Company shall furnish all information concerning the Company and its security holders as may be reasonably requested in connection with any such action.

(d)  If, at any time, prior to receipt of the Stockholder Approval, any event or change occurs which is required to be described in an amendment or supplement to the Proxy Statement or Registration Statement, the parties shall promptly notify each other and shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in any such amendment or supplement of the Proxy Statement to the Company Stockholders.

SECTION 6.03.  Access to Information; Confidentiality.

(a)  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and the respective officers, directors, employees, managers, auditors and agents of the Company and its Subsidiaries to, afford the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub complete access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books, contracts, commitments, Tax returns and records of the Company and its Subsidiaries, and shall promptly furnish to Parent and Merger Sub a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and any financial, operating and other data and information concerning the Company and its Subsidiaries as Parent or Merger Sub, through their officers, employees, accountants, counsel and other representatives may reasonably request. No investigation by Parent, Merger Sub or any of their respective officers, directors, employees, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent, Merger Sub or any of their respective officers, directors, employees, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement.

(b)  All information obtained by Parent or Merger Sub pursuant to this shall be kept confidential in accordance with the letter agreement, dated May 28, 2009 (the “Confidentiality Agreement”), between Parent and the Company.

SECTION 6.04.  Acquisition Proposals.

(a)  Notwithstanding anything contained in this Agreement to the contrary, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern Time) on the 30th day thereafter (the “No-Shop Period Start Date”), the Company and its Subsidiaries and any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a “Representative ”) shall have the right to, directly or indirectly, under direction of the Company Special Committee: (i) initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to the making or implementation of any Acquisition Proposal; (ii) continue or otherwise engage or participate in any negotiations or discussions with any Person with respect to any Acquisition Proposal, including by way of public disclosure; and (iii) release any Person from, or waive any provision of, any confidentiality or standstill agreement to which such Person is a party to the extent necessary to permit the Company to conduct the activities set forth in clauses (i) and (ii) above. In furtherance of the activities contemplated by the preceding sentence, the Company may (A) furnish non-public information with respect to the Company and the Subsidiaries to any Person (provided that the Company (1) concurrently furnishes such information to Parent, and (2) furnishes such information pursuant to a confidentiality agreement which contains terms and conditions substantially similar to, and no less favorable to the Company, than those contained in the Confidentiality Agreement), and (B) disclose to the Company Stockholders any information required to be disclosed under applicable Law. Within one Business Day following the beginning of the No-Shop Period Start Date, the Company, acting through the Company Special Committee, shall notify Parent, in writing, of the number and identities of Excluded Parties and shall provide Parent a copy of each written Acquisition Proposal received from any Excluded Party.

(b)  Subject to Section 6.04(d), and except with respect to any Excluded Party, at any time prior to obtaining the Stockholder Approval or, if earlier, the termination of this Agreement in accordance with its terms, following 12:01 a.m. (Eastern Time) on the No-Shop Period Start Date, none of the Company or any Subsidiary shall, nor shall any of them authorize or permit, directly or indirectly, any Representative to, directly or indirectly: (i) initiate, solicit (including by way of furnishing information or assistance) or take any other action designed to, or that could reasonably be expected to, solicit any inquiries or the making of any proposal or other action that constitutes an Acquisition Proposal; (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any non-public information in furtherance of any inquiries that would reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal, or that is intended or that would reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement (other than a confidentiality agreement referred to in or permitted by Section 6.04(d)); or (iv) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Recommendation (it being understood that, subject to and without limitation of Section 6.04(f), taking a public neutral position with respect to any Acquisition Proposal shall be considered an adverse modification), or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing in this clause (iv), an “Adverse Recommendation Change”). Except with respect to any Excluded Party, on the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated immediately any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that nothing in this Section 6.04 shall preclude the Company, any Subsidiary or their respective Representatives from complying with the provisions of the last sentence of this Section 6.04(b). Notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.04(a) with respect to any Excluded Party or any Acquisition Proposal made by an Excluded Party, including with respect to any amended proposal submitted by such Excluded Party following the No-Shop Period Start Date, and the restrictions in this Section 6.04(b) shall not apply with respect thereto. Except with respect to any Excluded Party, on the No-Shop Period Start Date, the Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with a potential transaction with (whether by merger, acquisition, stock sale, asset sale or otherwise) the Company or any Subsidiary, or any material portion of their assets, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Subsidiary.

(c)  From and after the No-Shop Period Start Date, and until Stockholder Approval is obtained or, if earlier, this Agreement is terminated in accordance with its terms, the Company shall notify Parent promptly (but in no event later than one Business Day), in writing, after receipt of (i) any Acquisition Proposal, (ii) any request for non-public information that the Company reasonably believes could lead to or contemplates an Acquisition Proposal, or (iii) any inquiry for discussions or negotiations that the Company reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal, request or inquiry. The Company (or its outside counsel) shall advise and confer with Parent (or its outside counsel) and keep Parent (or its outside counsel) apprised regarding the progress of negotiations concerning any Acquisition Proposal (including any Acquisition Proposal made by an Excluded Party), and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry.

(d)  Notwithstanding Section 6.04(b) or any other provision of this Agreement to the contrary, and except with respect to any Excluded Party, following the receipt by the Company or any Subsidiary, after the No-Shop Period Start Date until any time prior to obtaining the Stockholder Approval or, if earlier, the termination of this Agreement in accordance with its terms, of an Acquisition Proposal (that was not initiated or solicited in violation of Section 6.04(b)), the Company Special Committee may (directly or through Representatives) contact the Person making such Acquisition Proposal and its advisors solely for the purpose of clarifying the Acquisition Proposal, or the material terms thereof, the conditions to and its likelihood of consummation, so as to determine whether the Acquisition Proposal is reasonably likely to lead to a Superior Proposal. If the Company Special Committee determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Special Committee may, if the Company Special Committee determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (i) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such Acquisition Proposal (provided that the Company (1) concurrently furnishes such information to Parent, and (2) furnishes such information pursuant to a confidentiality agreement which contains terms and conditions substantially similar to, and no less favorable to the Company, than those contained in the Confidentiality Agreement); (ii) disclose to the Company Stockholders any information required to be disclosed under applicable Law; and (iii) participate in negotiations regarding such Acquisition Proposal.

(e)  At any time prior to obtaining the Stockholder Approval, if the Company has received a Superior Proposal that has not been withdrawn or abandoned, then the Company Board, upon the recommendation of the Company Special Committee, may make an Adverse Recommendation Change; provided, however, that (i) no Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Parent's receipt of written notice from the Company (A) advising Parent that the Company Board, upon the recommendation of the Company Special Committee, intends to make an Adverse Recommendation Change, (B) advising Parent of the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board, upon the recommendation of the Company Special Committee (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new written notice be provided to Parent and a new three (3) Business Day notice period for the first such material revision to a Superior Proposal and a new two (2) Business Day notice period for each subsequent material revision to a Superior Proposal), and (C) representing that the Company has complied with this Section 6.04, (ii) during such two (2) or three (3) Business Day period, as applicable, the Company, if requested by Parent, shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board, upon the recommendation of the Company Special Committee, to proceed with the Company Recommendation and not make an Adverse Recommendation Change, and (iii) the Company shall not make an Adverse Recommendation Change if, prior to the expiration of the applicable notice period, Parent delivers a definitive proposal to adjust the terms and conditions of this Agreement such that the Company Board, upon the recommendation of the Company Special Committee, reasonably determines in good faith (after consultation with outside legal counsel and financial advisors) that the Acquisition Proposal ceases to be a Superior Proposal.

(f)  Nothing in this Section 6.04 or elsewhere in this Agreement shall prevent the Company from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or (ii) from otherwise making any disclosure to Company Stockholders with respect to an Acquisition Proposal if, the Company Board, upon the recommendation of the Company Special Committee, determines in good faith after consultation with outside counsel, that failure to so disclose would likely be inconsistent with the disclosure requirements under applicable Law.

(g)  Nothing contained in this Section 6.04 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 6.04.

SECTION 6.05.  Employees and Employee Benefits Matters.  (a) As of the Effective Time, Parent shall cause the employees of the Company and its Subsidiaries as of the Effective Time to be provided with base salaries and bonuses at a rate not less than the rate in effect, and arrangements (but not including stock options or other equity based arrangements) that are substantially equivalent in the aggregate to those provided to such employees under the Benefit Plans, immediately prior to the Effective Time; provided that following the Effective Time Parent, the Company and the Subsidiaries of the Company shall have the same right to terminate any employee’s employment, and to amend, modify or terminate any compensation arrangement or employee benefit plan or arrangement as the Company has on the date hereof. Parent shall cause each new benefit plan (the “Parent Benefit Plans”) in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and, other than for purposes of accrual of benefits under any defined benefit pension plan, for all other purposes, under the Parent Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company or its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of the Benefit Plans in accordance with and to the extent permitted by their terms or reduce, terminate or not continue any of the benefits under such Benefit Plans following the Effective Time to the extent not inconsistent with the foregoing.

(b)  At and following the Effective Time, the Surviving Corporation shall continue to be obligated to satisfy, in accordance with their terms, all its obligations required pursuant to contractual rights of current and former employees of the Company and its Subsidiaries existing as of the Effective Time and listed in Section 3.10(a)(i) of the Disclosure Schedule, including all employment severance or “change-in-control” or similar agreements of the Company.

(c)  At such time as employees of the Company and its Subsidiaries become eligible to participate in a medical, dental, health or other welfare plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Parent and to the extent (A) permitted by Law and (B) to the extent that such limitations had been satisfied under the relevant analogous Benefit Plan as of the Effective Time, (ii) provide each such employee with full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the employees and their dependents to the same extent credit was given under the analogous Benefit Plan of the Company prior to the Effective Time and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d)  Third Party Beneficiaries.  Nothing in this Section 6.05 shall be construed to give any rights to any Person who is not a party to this Agreement, nor to be enforceable by any such Person.

SECTION 6.06.  Directors’ and Officers’ Indemnification and Insurance.

(a)  For a period of six years from the Effective Time, the Surviving Corporation Charter and the Surviving Corporation Bylaws shall contain provisions for the indemnification to the fullest extent permitted by Law of individuals who, at or prior to the Effective Time, were directors, officers, fiduciaries or agents of the Company or any of its Subsidiaries, which for a period of six years from the Effective Time shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of those individuals, unless such modification shall be required by Law or each such individual affected thereby otherwise consents in writing thereto.

(b)  The Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this more than an amount equal to 250% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Merger Sub or the Surviving Corporation shall use its reasonable efforts to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(c)  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation or its successors or assigns to assume the obligations provided for in this Section 6.06.

(d)  The provisions of this Section 6.06 are intended for the benefit of and shall be enforceable by, each of the indemnified parties and their respective heirs and representatives.

SECTION 6.07.  Further Action; Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger set forth in Article VII; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee (other than the fees and expenses of its own legal counsel), penalty or other consideration to obtain any Permit, consent, approval, authorization, estoppel or qualification required for the consummation of the Merger, other than de minimus amounts or amounts that are advanced or simultaneously reimbursed by Parent. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b)  The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.07(a). Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated hereby, and to the extent practicable neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority and, subject to applicable law and the Confidentiality Agreement, provide copies of all filed documents to the non-filing party and their advisors prior to filing.

(c)  Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(d)  Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation of any kind (i) to enter into any negotiations or to otherwise agree with or litigate against any Governmental Authority, including, but not limited to, any Governmental Authority or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or (ii) otherwise agree with any Governmental Authority or any other party to sell or otherwise dispose of, agree to any limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, its Subsidiaries, Parent or any of Parent’s affiliates if Parent shall believe in good faith that such sale, disposal or limitation would have an adverse effect on the business or financial condition of Parent and its Subsidiaries, taken as a whole, on a post-Merger basis.

SECTION 6.08.  Public Announcements.  Subject to the rights of the Company pursuant to Section 6.04, Parent, Merger Sub and the Company agree that no public release or announcement concerning the transactions contemplated hereby or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

SECTION 6.09.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. After the Effective Time, Parent shall have the right to direct the defense or settlement of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld.

SECTION 6.10.  Financial Statements.  Between the date of this Agreement and the Closing Date, unless the Company obtains the prior written waiver of Parent, the Company hereby covenants and agrees to deliver to Parent within thirty calendar days after the end of each month a copy of the unaudited balance sheet and income statement of Western Sizzlin Franchise Corp. (which do not contain footnotes and are subject to normal and recurring quarterly and year end adjustments), which shall be prepared in a manner and containing information consistent with the Company’s past practices in the Ordinary Course.

SECTION 6.11.  Voting Agreements.  The Company shall use its best efforts to keep those certain Voting Agreements between Parent and those Persons on Exhibit E entered into as of the date hereof in full force and effect.

SECTION 6.12.  Parent Share Distribution.

(a)  As soon as practicable after the date of this Agreement, the Company shall declare, and the Company shall distribute, a stock dividend of the Parent Shares to the holders of record of all Common Stock that is issued and outstanding on the record date of such dividend, other than with respect to shares of Common Stock held by the Company as treasury shares or by Subsidiaries of the Company (the “Parent Share Distribution,” and the number of shares distributable in respect of each share of Common Stock outstanding as of the record date shall be referred to as the “Per Share Distribution Amount”).

(b)  The Company shall cooperate with Parent to avoid the distribution of fractional shares of the Parent Shares.

SECTION 6.13.  Certain Real Estate and Environmental Matters

(a)  The Company or its Affiliates shall use their reasonable best efforts to obtain and provide to Parent prior to Closing fully executed estoppels from the landlords or fee simple title holders of each of the Leased Properties other than the Leased Properties located in Alexandria, Virginia and Roanoke, Virginia, each in the form mutually agreed upon by the parties hereto.

(b)  The Company shall obtain an updated title report on the Company Property located in San Antonio, Texas from Alliant National Title Insurance Company (or another nationally recognized title insurance company (or agent thereof) approved by Parent in writing, such approval not to be unreasonably withheld) and provide the updated title report to Parent prior to Closing (the “Title Report”). The Title Report shall contain no liens, encumbrances or title defects other than the general exceptions, Permitted Liens or the matters disclosed on Schedule B of the Owner Policy of Title Insurance issued by Alliant National Title Insurance Company under Policy Number TXO 150864.

ARTICLE VII.
CONDITIONS TO THE MERGER

SECTION 7.01.  Mutual Conditions to the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (where permitted by applicable Law), by each party hereto at or prior to the Effective Time, of the following conditions:

(a)  Stockholder Approval.  The Company shall have obtained the Stockholder Approval.

(b)  No Order.  No Governmental Authority shall have issued an order, decree, judgment, injunction or taken any other action which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c)  Registration Statement.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, and no Action by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing. Parent shall have received all state securities or “blue sky” authorizations necessary to issue the Debentures pursuant to the Merger.

(d)  Listing Approval.  The Debentures to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, and the New York Stock Exchange shall not have objected to the consummation of the Merger.

(e)  Indenture.  The Indenture shall have been qualified under The Trust Indenture Act of 1939, as amended.

SECTION 7.02.  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable Law), of the following additional conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, to the extent qualified by materiality or references to Company Material Adverse Effect, and the representations and warranties in Section 3.03, whether or not so qualified, shall be true and correct and, to the extent not qualified by materiality or references to Company Material Adverse Effect (other than the representations and warranties contained in Section 3.03), shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)  Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  Officer Certificate.  The Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

(d)  Third Party Consents.  The Company shall have received all consents, approvals, waivers and authorizations required in connection with this Agreement and the transactions contemplated hereby listed in Section 3.05(b) of the Company Disclosure Schedule.

(e)  No Company Material Adverse Effect.  There shall not have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, whether or not covered by insurance.

(f)  Dissenting Shares.  The applicable twenty day period in Section 262(d) of the DGCL for stockholders to demand or perfect appraisal rights pursuant to Section 262 shall have expired and the total number of Dissenting Shares shall not exceed 12.5% of the issued and outstanding shares of Common Stock as of the Effective Time.

(g)  Distribution of Parent Shares.  The Company shall have declared a dividend to the Company Stockholders of record immediately prior to the Effective Time of all of the Parent Shares in accordance with Section 6.12.

(h)  Investment Advisory Client Consents.  The Company shall have received or been deemed to receive the consents, approvals, waivers and authorizations required in connection with this Agreement and the transactions contemplated hereby from Clients holding at least seventy-five percent (75%) of the assets under management by Mustang Capital Management, LLC, in a form reasonable acceptable to Parent.

(i)  Legal Opinion.  Parent shall have received a legal opinion from Olshan Grundman Frome Rosenzweig & Wolosky LLP, the Company's legal counsel, in substantially in the form attached hereto as Exhibit G.

SECTION 7.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable Law) of the following additional conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement which are qualified by materiality shall be true and correct and, to the extent not qualified by materiality shall be true and correct in all material respects, in each case, as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b)  Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  Officer Certificate.  Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the President and a Vice President of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

(d)  Legal Opinion.  The Company shall have received a legal opinion from Ice Miller LLP, the Parent Special Committee's legal counsel, in substantially in the form attached hereto as Exhibit H.

(e)  No Parent Material Adverse Effect.  There shall not have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, whether or not covered by insurance.

SECTION 7.04.  Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such party’s failure to use its reasonable best efforts to consummate the Merger and other transactions contemplated by this Agreement, as required by Section 6.07 of this Agreement, or such party’s breach of any other provision of this Agreement has been the proximate cause of, or resulted in, the failure of the condition to be satisfied.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval, only as follows (the date of any such termination, the “Termination Date”):

(a)  by the mutual written consent of each of Parent, Merger Sub and the Company, duly authorized (i) with respect to Parent, by the Parent Special Committee, (ii) with respect to Merger Sub, by its Board of Directors or other governing body, and (iii) with respect to the Company, by the Company Special Committee;

(b)  by either Parent or the Company by written notice to the other, duly authorized (i) with respect to Parent, by the Parent Special Committee, and (ii) with respect to the Company, by the Company Special Committee:

(i)  if at the Stockholders’ Meeting (or at any adjournment or postponement thereof) the Stockholder Approval is not obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to the Company where the failure to obtain the Stockholder Approval shall have been caused by or related to the Company's breach of this Agreement;

(ii)  if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; or

(iii)  if the consummation of the Merger shall not have occurred on or before the 270th day after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c)  by written notice from Parent to the Company, duly authorized by the Parent Special Committee, if (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date, or (ii) the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, Section 7.02(a), Section 7.02(b) or Section 7.02(g), and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by the Company within ten Business Days after the Company’s receipt of written notice of such breach from Parent, provided that each of Parent and Merger Sub is not in material breach of its obligations or its representations and warranties under this Agreement;

(d)  by written notice from the Company to Parent, duly authorized by the Company Special Committee, if (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.03 not being satisfied prior to the Outside Date, or (ii) Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, Section 7.03(a) or Section 7.03(b) and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Parent or Merger Sub within ten Business Days after Parent’s receipt of written notice of such breach from the Company, provided that the Company is not in material breach of its obligations or its representations and warranties under this Agreement;

(e)  by written notice of Parent to the Company, duly authorized by the Parent Special Committee, (i) if the Company Board or the Company Special Committee shall fail to include the Company Recommendation in the Proxy Statement, (ii) in the event of an Adverse Recommendation Change, (iii) if the Company Board or the Company Special Committee shall approve any Acquisition Proposal or publicly recommend that the holders of the Common Stock accept or approve any Acquisition Proposal; (iv) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement in principle with respect to any Acquisition Proposal, (v) the Company Board fails to publicly reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five Business Days of a written request by Parent to provide such reaffirmation; or (vi) the Company shall have breached any of its obligations under Section 6.04; or

(f)  by the Company, if the Company Board has effected an Adverse Recommendation Change, provided that for such termination to be effective the Company shall have paid to Parent the Company Termination Fee.

SECTION 8.02.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company and each of their respective directors, officers, employees, advisors, agents or stockholders, and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 6.03 (Confidentiality), Section 6.08 (Public Announcements), Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and Article IX (General Provisions), which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02 shall relieve any party hereto from liabilities or damages arising out of any fraud or breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

SECTION 8.03.  Fees and Expenses.

(a)  Except as otherwise set forth in this Section 8.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that out-of-pocket costs and expenses incurred in connection with printing and mailing the Proxy Statement shall be borne by the Company.

(b)  The Company agrees that if this Agreement shall be terminated:

(i)  pursuant to Section 8.01(e)(vi) and concurrently with such termination or within twelve months following the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal that is ultimately consummated (whether or not such consummation occurs within twelve months following the termination of this Agreement or thereafter), or an Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, the Company Termination Fee; provided, however, that for the purposes of this Section 8.03(b)(i) the term Acquisition Proposal shall have the meaning assigned to such term in Section 1.01(a), except that the references to “15%” shall be deemed to be references to “51%”; or

(ii)  pursuant to Sections 8.01(e)(i), 8.01(e)(ii), 8.01(e)(iii), 8.01(e)(iv), 8.01(e)(v) or Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee.

(c)  Parent agrees that if this Agreement shall be terminated pursuant to Section 8.01(d)(ii), then Parent shall pay the Company the Parent Termination Fee.

(d)  The Company Termination Fee shall be paid by the Company as directed by Parent in writing and the Parent Termination Fee shall be paid by Parent as directed by the Company in writing, in each case, in immediately available funds as soon as is reasonably practicable, but in any event no more than three Business Days following the event giving rise to the obligation to make such payment.

(e)  For purposes of this Agreement, “Company Termination Fee” means an amount equal to $1,250,000; provided, however, that “Company Termination Fee” shall mean $837,500 if the Acquisition Proposal that results in the action or event that forms the basis of termination pursuant to Section 8.01, is submitted by an Excluded Party before the No-Shop Period Start Date. In no event shall Company be required to pay the Company Termination Fee more than once. Anything to the contrary contained in this Agreement notwithstanding, if this Agreement is terminated under circumstances set forth in Section 8.01 as a result of which Parent is entitled to receive payment of the Company Termination Fee: (i) Parent’s right to receive the Company Termination Fee pursuant to Section 8.03(b) shall be Parent’s sole and exclusive remedy against the Company, any of its Subsidiaries or any of their respective Affiliates, stockholders, directors, officers, employees, agents or representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the Merger or any other transactions contemplated hereby to be consummated, and (ii) upon payment of all amounts that are required to be paid pursuant to Section 8.03(b), none of Company, any of its Subsidiaries or any of their respective Affiliates, stockholders, directors, officers, employees, agents or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any other transactions contemplated hereby, other than those set forth in Section 9.01.

(f)  For purposes of this Agreement, “Parent Termination Fee” means an amount equal to $500,000. In no event shall Parent be required to pay the Parent Termination Fee more than once. Anything to the contrary contained in this Agreement notwithstanding, including without limitation, the final proviso of Section 8.02, if this Agreement is terminated under circumstances set forth in Section 8.01 as a result of which the Company is entitled to receive payment of the Parent Termination Fee: (i) the Company’s right to receive the Parent Termination Fee pursuant to Section 8.03(c) shall be the Company’s sole and exclusive remedy against Parent, Merger Sub, or any of their respective Subsidiaries, Affiliates, stockholders, directors, officers, employees, agents or representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the Merger or any other transactions contemplated hereby to be consummated and (ii) upon payment of all amounts that are required to be paid pursuant to Section 8.03(c), none of Parent, Merger Sub or any of their respective Subsidiaries, Affiliates, stockholders, directors, officers, employees, agents or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any other transactions contemplated hereby, other than those set forth in Section 9.01.

(g)  In the event this Agreement is terminated pursuant to Section 8.01(b)(i), the Company shall pay Parent the Parent Expenses in immediately available funds, and in no event later than three Business Days after submission of statements therefore by Parent to the Company.

(h)  Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. Accordingly, if either the Company or Parent fails promptly to pay the amounts due pursuant to this Section 8.03, and, in order to obtain such payment, (i) Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.03, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, or (ii) the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 8.03, Parent shall pay to the Company its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, in each case together with interest on the amounts set forth in this Section 8.03 at the prime rate published in the Wall Street Journal on the date such payment was required to be made (or if the Wall Street Journal is not published on the applicable date, the date of the most recent publication).

ARTICLE IX.
GENERAL PROVISIONS

SECTION 9.01.  Non-Survival of Representations and Warranties.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Section 6.03 (Confidentiality), Section 6.08 (Public Announcements), Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and this Article X (General Provisions) shall survive termination indefinitely.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed sent, given and delivered (i) immediately if given by personal delivery, (ii) one day after deposit with an overnight delivery service, (iii) three days after deposit in the mail via registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice) and (iv) by Electronic Notice as provided below:

if to Parent or Merger Sub:

William J. Regan, Jr.
Chair, Special Committee of the Board of Directors
Of The Steak N Shake Company
8624 Fairway Green Drive
Fair Oaks Ranch, TX 78015
Email: wregan37@earthlink.net

with a copy to (which shall not constitute notice):

Ice Miller LLP
One American Square
Suite 3100
Indianapolis, IN 46282-0200
Attention: Mark Barnes
         Anthony Aaron
Email: mark.barnes@icemiller.com
      anthony.aaron@icemiller.com

if to the Company:

Kenneth R. Cooper
Chair, Special Committee of the Board of Directors
Of Western Sizzlin Corporation
14607 San Pedro, Suite 130
San Antonio, TX 78232-4356
Email: kcooperlawoffice@sbcglobal.net

with a copy to (which shall not constitute notice):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky
Email: swolosky@olshanlaw.com

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 9.02 if sent with return receipt requested to the electronic mail address specified above (or at such other electronic mail address for a party as shall be specified by the receiving party in signed writing in a nonelectronic form). Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

SECTION 9.03.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.04.  Entire Agreement; Assignment.  This Agreement (including any exhibits, schedules and annexes to this Agreement), the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, other than the Confidentiality Agreement. This Agreement and any of the rights or obligations hereunder shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party hereto without the prior written consent of the other parties and any such purported assignment shall be null and void, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 9.05.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 9.06.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to termination of this Agreement pursuant to Section 8.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided, that, specific performance shall not be available to any party hereto to the extent that the party seeking specific performance would have the right upon termination of this Agreement pursuant to Section 8.01 to receive payment pursuant to Section 8.03 (b), (d), (e) or (f).

SECTION 9.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to its conflict of law rules. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (the “Delaware Court”) and not in any other state or federal court in the United States or any court in other country. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Delaware Court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the Delaware Court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 as to giving notice hereunder shall be deemed effective service of process on such party.

SECTION 9.08.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.09.  Interpretation.  All references in this Agreement, the Company Disclosure Schedule and Parent Disclosure Schedule to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word “including” shall mean “including without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

SECTION 9.10.  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the Company Stockholders, no amendment may be made that would, under applicable Law, require further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.11.  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.10, waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 9.12.  Investigation.  The respective representations of Parent, Merger Sub and the Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation conducted by any party hereto either before or after the execution of this Agreement.

SECTION 9.13.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.14.  Remedies Cumulative.  Except as set forth in Section 9.06, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

[Remainder of page intentionally left blank]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER BY AND AMONG
THE STEAK N SHAKE COMPANY, GRILL ACQUISITION CORPORATION AND
WESTERN SIZZLIN CORPORATION]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE STEAK N SHAKE COMPANY
By: /s/ William J. Regan, Jr. Name: William J. Regan, Jr. Title: Ch., SnS Special Committee
GRILL ACQUISITION CORPORATION
By: /s/ William J. Regan, Jr. Name: William J. Regan, Jr. Title: President
WESTERN SIZZLIN CORPORATION
By: /s/ Kenneth R. Cooper Name: Kenneth R. Cooper Title: Chairman, Special Committee

Exhibits Intentionally Omitted

ANNEX B

October 22, 2009

Special Committee of the Board of Directors
Western Sizzlin Corporation
401 Albemarie Ave. SE
Roanoke, VA 24013

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, of the merger consideration (the “Consideration”) to be received by the holders of the issued and outstanding shares of common stock (“Common Stock”) of Western Sizzlin Corporation (“Western” or the “Company”) as part of a merger by and among The Steak n Shake Company, an Indiana corporation (“Parent” or “SNS”), Grill Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Western, a Delaware corporation (hereinafter, collectively referred to as the “Transaction”).

We understand that prior to the Effective Time of the Transaction and pursuant to the Draft Agreement and Plan of Merger dated October 21, 2009 (the “Merger Agreement”), the Company will declare a special dividend of the 1,322,806 shares of common stock of SNS, par value $0.50 per share, in the aggregate, beneficially owned by the Company and/or its Subsidiaries, to the holders of record of all the Company’s Common Stock that is issued and outstanding immediately prior to the record date. At the Effective Time of the Transaction, each share of the Company’s Common Stock shall be cancelled and converted into the right to receive an amount per share in principal amount of Debentures at the rate determined by dividing (i) $22,959,000.00 (subject to adjustment as provided in the Merger Agreement) by (ii) the number of shares of Common Stock outstanding immediately prior to the Effective Time.

The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Capitalized terms used, but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

B. Riley & Co., LLC (“B. Riley”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been engaged to act as financial advisors to Western in connection with the Transaction and to advise the Company as to the fairness, from a financial point of view, of the proposed Merger Consideration being issued in connection with the Transaction.

In arriving at our opinion, we have undertaken reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances (the “Analysis”). We have, among other things:

(i)	reviewed a draft of the Merger Agreement, dated October 21, 2009, which we understand to be in substantially final form;
(ii)	reviewed a draft form of the Indenture, dated October 21, 2009, which we understand to be in substantially final form;
(iii)	reviewed public filings and press releases prepared by Western and SNS senior management related to each company’s business and financial prospects;

(iv)	reviewed non-public internal financial information and other data prepared by Western and SNS senior management related to each company’s business and financial prospects;
(v)	discussed each company’s business, operations, financial condition, future prospects and projected operations and performance, on a stand-alone basis, with members of the Western and SNS senior management teams;
(vi)	reviewed publicly available financial information and stock market data with respect to certain other companies engaged in generally comparable businesses;
(vii)	reviewed publicly available financial terms of relevant mergers and acquisitions;
(viii)	reviewed the San Antonio real estate parcel’s market appraisal prepared by Duggar, Canady, Grafe, Inc. (the “San Antonio Appraisal”);
(ix)	reviewed and prepared various other financial analyses to assess Western’s fair market value; and
(x)	conducted such other financial studies, analyses and investigations and evaluated such other information, as B. Riley deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have assumed and relied upon the representations and warranties of Western and SNS contained in the Merger Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of Western and SNS as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefore) provided to us and we have assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of Western and SNS. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection of any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal with the exception of the San Antonio Appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without material adverse effect on the Company or the Transaction.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with the consent of the Special Committee, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received by Western’s stockholders pursuant to the Merger Agreement and does not address the Company's underlying business decision to effect the Transaction or any other terms of the Transaction. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

B. Riley has acted as a financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, portions of which are contingent upon the delivery of this Analysis and the consummation of the Transaction. In addition, the Company has agreed to indemnify B. Riley for certain liabilities arising out of this engagement. This opinion has been approved by B Riley’s fairness opinion committee.

It is understood that this opinion was prepared solely for the confidential use of Western’s Special Committee of the Board of Directors in its evaluation of the proposed Transaction. This opinion is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be reproduced in full in any filing required to be made with the Securities and Exchange Commission related to the Transaction and summarized or described in such filing in a manner reasonably satisfactory to B. Riley.

This Analysis solely addresses the fair values of the merger consideration to Western addressed within our scope and does not address any other terms or aspects relating to the Transaction. This analysis does not address the Company’s underlying business decision to proceed with or effect the Transaction or the structure thereof, the relative merits of the Transaction compared to any alternative business strategy or transaction in which the Company might engage, or whether any alternative transaction might produce superior benefits to the Company. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any stockholders' meeting held in connection with the Transaction.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion, as of the date hereof, that the merger consideration to be received by Western’s stockholders, after giving effect to the Parent Share Distribution, is, in the aggregate, fair to the Company’s stockholders from a financial point of view.

Very truly yours,

ANNEX C

October 21, 2009

CONFIDENTIAL

Special Committee of the Board of Directors The Steak n Shake Company
36 S. Pennsylvania Street
Suite 500
Indianapolis, Indiana 46204

Dear Members of the Special Committee:

The Special Committee of the Board of Directors of The Steak n Shake Company (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the public shareholders of the Company (other than Mr. Sardar Biglari, Mr. Philip Cooley and their affiliates and associates) of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

Duff & Phelps understands that the Company, Grill Acquisition Corporation, an indirect wholly owned subsidiary of the Company (“Merger Sub”), and Western Sizzlin Corporation (“WEST”) propose to enter into an agreement and plan of merger (the “Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into WEST and that, in connection with the Proposed Transaction, each outstanding share of common stock, par value $0.01 per share, of WEST (the “WEST Common Stock”), shall be converted automatically into the right to receive approximately $8.11 per share in principal amount of debentures issued by the Company ($22,959,000 of debentures in the aggregate). Prior to closing the Proposed Transaction, WEST shall declare a dividend to its common stockholders of 1,322,806 shares of common stock of the Company, par value $0.50 per share, which represents all of the shares of the Company beneficially owned by WEST and/or its subsidiaries (the “SNS Distribution”). If the fair market value (“FMV”) per share of the Company is equal to or less than $12.00 for purposes of recognizing federal income tax by WEST as a result of the SNS Distribution, there will be no adjustment to the principal amount of debentures to be issued on account of the SNS Distribution. However, if the FMV per share of the Company as determined for such purposes is greater than $12.00, the aggregate principal amount of debentures issued by the Company will be reduced by the product of thirty-eight percent (38.0%) multiplied by the difference of (A) the amount of income recognized for federal income tax purposes by WEST as a result of the SNS Distribution less (B) the amount of income that would have been recognized for federal income tax purposes by WEST as a result of the SNS Distribution if the FMV per share of the Company were $12.00 per share.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of our Opinion included, but were not limited to, the items summarized below:

1.	Discussed the operations, financial conditions future prospects and projected operations and performance of the Company and WEST, and regarding the Proposed Transaction with the management of the Company and WEST;
2.	Reviewed certain publicly available financial statements and other business and financial information of the Company and WEST, and the industries in which they operate;

Special Committee of the Board of Directors
The Steak n Shake Company
October 22, 2009

3.	Reviewed certain internal financial statements and other financial and operating data concerning the Company and WEST, which the Company and WEST have identified as being the most current consolidated financial statements available as of June 30, 2009;
4.	Reviewed certain internal unconsolidated financial statements and other financial and operating data concerning WEST as of July 31, 2009 and August 31, 2009;
5.	Reviewed certain financial forecasts of the Company prepared by the management of the Company;
6.	Reviewed certain financial forecasts of WEST prepared by the management of WEST and adjusted by the management of the Company;
7.	Reviewed certain information relating to potential strategic, financial and operational benefits anticipated from the Proposed Transaction (the “Strategic Benefits”) as prepared by WEST and adjusted by the management of the Company;
8.	Reviewed a draft of the Agreement dated October 19, 2009, a draft of the Voting Agreement dated October 19, 2009 (the “Voting Agreement”) and a draft of the Company indenture for 14% subordinated debentures due 2014 dated October 19, 2009 (the “Indenture”);
9.	Reviewed the historical trading price and trading volume of the Company Common Stock and WEST Common Stock;
10.	Compared the financial performance of the Company and WEST and the prices and trading activity of the Company Common Stock and WEST Common Stock with those of certain other publicly traded companies that we deemed relevant;
11.	Compared certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant; and
12.	Conducted such other analyses and considered such other factors as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with your consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;
2.	Assumed that any estimates, evaluations, forecasts and projections, as well as the Strategic Benefits, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same; and that the Strategic Benefits will be realized at the times and in the amounts projected by WEST as adjusted by the Company;
3.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
4.	Assumed that information supplied to Duff & Phelps and representations and warranties made in each of the Agreement, the Indenture and the Voting Agreement are substantially accurate;
5.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction (including the SNS Distribution) will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

Special Committee of the Board of Directors
The Steak n Shake Company
October 22, 2009

6.	Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including the terms of the Indenture and whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and
7.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company's solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company's credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (b) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company's perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Transaction, or (c) advise the Special Committee of the Board of Directors or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company Common Stock or WEST Common Stock after announcement of the Proposed Transaction. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company's officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Special Committee and may not translate to any other purposes. This Opinion (a) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (b) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (c) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Special Committee of the Board of Directors
The Steak n Shake Company
October 22, 2009

Subject to the prior written approval of Duff & Phelps, this Opinion may be included in its entirety in any proxy statement or prospectus distributed to stockholders of the Company or of WEST in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by Duff & Phelps. Except as described above, without our prior consent, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Duff & Phelps has acted as financial advisor to the Special Committee of the Board of Directors of the Company, and will receive a fee for its services. No portion of Duff & Phelps' fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the engagement letter between the Company and Duff & Phelps, a portion of Duff & Phelps' fee is payable upon Duff & Phelps' stating to the Special Committee of the Board of Directors of the Company that it is prepared to deliver its Opinion. As part of this engagement, Duff & Phelps has received $225,000 in fees for the performance of valuation services. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the public shareholders of the Company (other than Mr. Sardar Biglari, Mr. Philip Cooley and their affiliates and associates) (without giving effect to any impacts of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the internal opinion committee of Duff & Phelps.

Respectfully submitted,

DUFF & PHELPS, LLC

ANNEX D

SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262 Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.

Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (“Agreement”) is made and entered into as of October ___, 2009, by and among The Steak n Shake Company, an Indiana corporation (“SNS”), and the undersigned securityholder (the “Securityholder”) of Western Sizzlin Corporation, a Delaware corporation (the “Company”). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”), by and among SNS, Grill Acquisition Corporation, a Delaware corporation (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company such that the Company will continue as the surviving corporation and become a wholly-owned subsidiary of SNS, as more fully described in the Merger Agreement (the “Transaction”);

WHEREAS, the Securityholder is the beneficial owner of, or exercises control and direction over, the number of issued and outstanding shares of Common Stock of the Company as set forth on the signature page hereof (the “Shares”); and

WHEREAS, as a material inducement for SNS to enter into the Merger Agreement, the Securityholder is willing to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of such Securityholder’s Shares or New Shares (as defined below), or any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable, in respect of any Shares or New Shares (the “Securities”), and (ii) vote such Securityholder’s Securities as set forth herein;

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Agreement to Retain Shares.

1.1. Transfer and Encumbrance. The Securityholder agrees that it will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, pledge, exchange, or otherwise dispose of or encumber the Securities (except as may be specifically required by court order, in which case the Securityholder shall give SNS prior written notice and any such transferee shall agree to be bound by the terms and conditions of this Agreement) prior to the Expiration Date (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Securities, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Termination Date (as such term is defined in the Merger Agreement), and (ii) the date on which the Merger Agreement is terminated in accordance with its terms (including any extensions to the Merger Agreement, as provided for therein).

1.2. New Shares. The Securityholder agrees that any shares of the capital stock or securities of the Company that the Securityholder purchases or with respect to which the Securityholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (the “New Shares”), and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any New Shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Securityholder agrees to vote the Securities, and, to the full extent legally permitted, cause holders of record of the Securities to vote (and to provide evidence thereof within ten (10) days prior to the meeting): (i) in favor of approval of the Transaction, the Merger Agreement and the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the Transaction; (ii) in favor of any alternative structure as may be agreed upon by SNS and the Company to effect the Transaction; provided that such alternative structure is on terms in the aggregate no less favorable to the Securityholder than the terms of the Transaction set forth in the Merger Agreement (including, without limitation, with respect to the consideration to be received by the Securityholder); and (iii) against the consummation of any Superior Proposal or any action, proposal, agreement or transaction (other than the Transaction, the Merger Agreement or the transactions contemplated thereby) that in any such case would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, which could reasonably result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or which would be inconsistent with the Transaction or any other transaction contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder will not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 2. In addition, prior to the Expiration Date, the Securityholder agrees not to enter into any agreement, discussions or negotiations with any Person other than SNS or any of its affiliates with respect to an Acquisition Proposal or a potential Acquisition Proposal. This Agreement is intended to bind the Securityholder as a stockholder of the Company only with respect to the specific matters set forth herein.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from voting in his, her or its sole discretion on any matter other than those matters referred to in this Agreement.

3. No Opposition. Prior to the Expiration Date, the Securityholder agrees not to take, or cause to be taken, any action in its capacity as a stockholder of the Company that would prevent the consummation of the Transaction and the transactions contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder agrees to take, or cause to be taken in its capacity as a stockholder of the Company, all actions necessary to effect the Transaction and the transactions contemplated by the Merger Agreement.

4. Representations, Warranties and Covenants of Securityholder. The Securityholder hereby represents and warrants to, and covenants with, SNS that:

4.1. Ownership. The Securityholder has good and marketable title to, and is the sole legal and beneficial owner of the Shares, in each case free and clear of all Liens. As of the date hereof, the Securityholder does not beneficially own any shares or securities of the capital stock of the Company other than such Securityholder’s Shares or shares issuable upon exercise of outstanding options awarded under the Company’s stock incentive plans.

4.2. Authorization; Binding Agreement. The Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto. The Securityholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by SNS, this Agreement is a legal, valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms.

4.3. No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) require the Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any Governmental Authority; (ii) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any Law or any arbitration award binding upon the Securityholder; or (iii) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Securityholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Securityholder is subject or by which the Securityholder or any of the Securityholder’s properties or assets are bound. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares. The Securityholder has not previously assigned or sold any of the Shares to any third party.

4.4. Regulatory Approvals. The Securityholder agrees that, so long as the Securityholder is required to vote the Securities in favor of the Transaction, the Securityholder shall, at SNS’s or the Company’s cost, cooperate with all reasonable requests by SNS in obtaining all governmental and regulatory approvals required to permit SNS to complete the Transaction as contemplated in the Merger Agreement.

4.5. Public Disclosure. The Securityholder agrees not to make any public disclosure or announcement of or pertaining to this Agreement, the Transaction, the Merger Agreement or the transactions contemplated thereby nor to disclose that any discussions or negotiations are taking place in connection therewith without the prior written consent of SNS, except as required by Law or stock exchange rule.

5. Further Assurances. The Securityholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of SNS, to carry out the purpose and intent of this Agreement and to consummate the Transaction, the Merger Agreement and the transactions contemplated thereby.

6. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Expiration Date.

7. Miscellaneous.

7.1. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The terms and provisions of this Agreement shall not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

7.2. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that SNS may freely assign its rights to a direct or indirect wholly-owned subsidiary of SNS without such prior written approval but no such assignment shall relieve SNS of any of its obligations hereunder. Any purported assignment without such consent shall be void.

7.3. Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

7.4. Specific Performance; Injunctive Relief. The parties hereto acknowledge that SNS will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Securityholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to SNS upon such violation, SNS shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to SNS at law or in equity.

7.5. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand, national or international overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid (effective when delivered by hand or telecopy, one (1) day after dispatch by overnight courier, and three (3) business days after dispatch by mail), as follows:

(a)  if to SNS, to:

William J. Regan, Jr.
Chair, Special Committee of the Board of Directors
of The Steak n Shake Company
8624 Fairway Green Drive
Fair Oaks Ranch, TX 78015
Facsimile No.: (830) 755-4368

with a copy to:

Ice Miller LLP
One American Square, Suite 2900
Indianapolis, IN 46282-0200
Attention: Mark Barnes
Facsimile No.: (317) 592-4868

and/or

Anthony Aaron
Facsimile No.: (317) 592-4659

(b)  if to the Securityholder, to the address set forth beneath such Securityholder’s signature below.

7.6. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.7. Entire Agreement. This Agreement contains the entire understanding of SNS and Securityholder in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

7.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

7.9. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

7.10. Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement, or any judgment entered by any court in respect thereof shall be brought in the courts of Indiana or the applicable U.S. District Court in Indiana as the commencing party may elect, and the Securityholder hereby accepts the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the Securityholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which the Securityholder may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Indiana or the applicable U.S. District Court in Indiana, as selected by the commencing party, and hereby further irrevocably waives any claim that any suit, action or proceedings brought Indiana or in such District Court has been brought in an inconvenient forum.

7.11. No Limitation on Actions of the Securityholder as Director. Notwithstanding anything to the contrary in this Agreement, in the event the Securityholder, or a representative of the Securityholder, is an officer or director of the Company, nothing in this Agreement is intended or shall be construed to require the Securityholder, or its representative, as the case may be, in such individual’s capacity as an officer or director of the Company, to act or fail to act in accordance with such individual’s fiduciary duties in such capacity.

7.12. Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

7.13. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OT OF OR RELATED TO THIS AGREEMENT, ANY PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

7.14. Disclosure. The Securityholder hereby authorizes SNS to publish or disclose in any SNS reports required to be filed under the Exchange Act or the Securities Act, including, without limitation, any report on Form 8-K or any Schedule 13D, if applicable, and any other applicable Laws, its identity and the nature of its commitments, arrangements and understandings under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

THE STEAK N SHAKE COMPANY

By:
Printed:
Title:

SECURITYHOLDER

Signature

Print Name:
Title:	(if applicable)

Securityholder’s Address for Notice:

Facsimile:

Shares beneficially owned:

_______ shares of Common Stock

[SIGNATURE PAGE TO VOTING AGREEMENT]

ANNEX F

FORM OF INDENTURE

INDENTURE

Dated as of _____________, 20__

Between

THE STEAK N SHAKE COMPANY

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

As Trustee

14% SUBORDINATED DEBENTURES DUE 201_

F-1

F-2

F-3

F-4

CROSS-REFERENCE TABLE

TM Section	Identure Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	N.A.
(b)	7.08; 7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	12.02
(c)	N.A.
313 (a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	7.06
(d)	7.06
314 (a)(1)	4.02
(a)(2)	12.01
(a)(4)	4.03
(b)	N.A.
(c)	2.02; 7.02(b); 8.01(3)
(d)	N.A.
(e)	4.03; 12.04
(f).	4.03
315 (a)(1)	6.05; 7.01(b)(1)
(a)(2)	7.01(b)(2)
(b)	7.05; 12.01
(c)	7.01(a)
315 (d)(1)	7.01(b)
(d)(2)	7.01(c)(2)
(d)(3).	6.05; 7.01(c)(3)
(e)	6.09
316 (a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317 (a)(1)	6.03
(a)(2)	6.10
(b)	2.04
318 (a)	1.04

N.A. means not applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

F-5

INDENTURE dated as of ______________________, 20__, between THE STEAK N SHAKE COMPANY, an Indiana corporation (“Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s 14% Subordinated Debentures Due 201_ (“Debentures”):

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION, APPLICABILITY
OF THE TRUST INDENTURE ACT

Section 1.01. Definitions.

“Affiliate.” Any Person controlling or controlled by or under common control with the referenced Person. “Control” for this definition means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent.” Any Registrar or Paying Agent.

“Board.” The Board of Directors of the Person or any officer or committee thereof authorized to act for such Board.

“Business Day.” A day that is not a Legal Holiday.

“Company.” The party named as such above until a successor which duly assumes the obligations upon the Debentures and under the Indenture replaces it and thereafter means the successor.

“Capital Lease Obligation.” At the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense.” With respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Subsidiaries for such period on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense.” With respect to any Person for any period, (i) the sum, without duplication, of: (A) consolidated interest expense of such Person and its Subsidiaries for such period (including amortization of original issue discount, the interest component of Capital Lease Obligations and net payments (if any) pursuant to Interest Rate Hedging Agreements, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses) and (B) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued, less (ii) interest income of such Person and its Subsidiaries for such period.

“Consolidated Net Income.” With respect to any Person for any period, the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP.

“Credit Facility.” Any debt facility or commercial paper facility with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Debentures.” The Debentures described above issued under this Indenture.

“Debt.” With respect to any Person, without duplication, (i) any obligation of such Person to pay the principal of, premium of, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) in respect of borrowed money (including instances where the recourse of the lender is to the whole of the

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assets of such Person or to a portion thereof), (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) including securities, (C) evidenced by any letter of credit or performance bond (or any reimbursement agreement in respect thereof) or any bank guarantees or banker’s acceptance, (D) representing Capital Lease Obligations, (E) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or (F) representing any obligations in respect of Interest Rate Hedging Agreements; (ii) all direct or indirect guarantees, agreements to be jointly liable or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clause (i), to the extent that such indebtedness, obligations or liabilities would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; (iii) any obligation of the type described in clauses (i) and (ii) secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person’s legal liability; and (iv) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii).

“Default.” Any event which is, or after notice or passage of time would be, an Event of Default.

“EBITDA.” With respect to any Person for any period, an amount equal to: (i) the sum of (A) Consolidated Net Income, (B) any provision for taxes based on income or profits, (C) Consolidated Interest Expense, (D) loss from extraordinary items, (E) Consolidated Depreciation and Amortization Expense, (F) any aggregate net loss from the sale, exchange or other disposition of capital assets and (G) all other non-cash expenses, charges and losses (including any unrealized losses relating to investments in marketable securities) that are not payable in cash in any subsequent period; minus (ii) the sum of, in each case to the extent included in the calculation of Consolidated Net Income, but without duplication, (A) any credit for income tax, (B) interest income, (C) gains from extraordinary items, (D) any aggregate net gain from the sale, exchange or other disposition of capital assets and (E) any other non-cash gains (including any unrealized gains relating to investments in marketable securities) or other items which have been added in determining Consolidated Net Income, including any reversal of a change referred to in clause (i)(G) above by reason of a decrease in the value of any marketable securities.

“Exchange Act.” The Securities Exchange Act of 1934, as amended.

“Equity Interests.” The capital stock of the Company and all warrants, options or other rights to acquire the Company’s capital stock (but excluding any debt security that is convertible into, or exchangeable for, the Company’s capital stock).

“Fixed Charge Coverage Ratio.” For any period tested, the ratio of: (i) the sum, without duplication, of the Company’s EBITDA, plus rental expense and operating lease payments, less dividends and distributions to shareholders of the Company, expenses that are extraordinary items and Unfunded Capital Expenditures, to (ii) the sum of the Company’s Consolidated Interest Expense, plus all principal payments (to the extent not funded by incurring other Debt) with respect to Debt that were paid or were due and payable by the Company or any of its consolidated Subsidiaries during the period tested, plus rental expense and operating lease payments, and all taxes paid in cash during such period. The Fixed Charge Coverage Ratio shall be determined for the period tested on a consolidated basis. For each period ending on or before the ending date of the Company’s fiscal quarter that will end on or about March 31, 2010, the calculation of the Company’s Fixed Charge Coverage Ratio shall not include principal payments made or payable during such period on the Debt payable to the noteholders under that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002, entered into by and among the Company, Prudential, Prudential Investment Management, Inc., and certain Prudential affiliates, as amended, and as it may hereafter be amended, modified, or restated from time to time and that certain Credit Agreement dated as of November 16, 2001 entered into by and between the Company and Fifth Third Bank, as amended, and as it may be hereafter modified or restated from time to time.

“GAAP.” Generally accepted accounting principles in the United States.

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“Holder” or “Debentureholder.” A Person in whose name a Debenture is registered.

“Indenture.” This Indenture as amended from time to time, including the terms of the Debentures and any amendments.

“Interest Rate Hedging Agreements.” With respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Officers’ Certificate.” A certificate signed by two Officers, at least one of whom shall be the principal executive officer, principal financial officer or principal accounting officer of the Company. See Section 11.03 and Section 11.04.

“Opinion of Counsel.” Written opinion from legal counsel who is acceptable to the Trustee. See Section 11.03 and Section 11.04.

“Person.” Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Principal” of a Debenture means the principal of the Debenture plus the premium, if any, on the Debenture which is due or overdue or is to become due at the relevant time.

“Proceeding.” A liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under Bankruptcy Law, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution, but shall not include any transaction permitted by and made in compliance with Article V.

“Representative.” The indenture trustee or other trustee, agent or representative for an issue of Senior Debt.

“SEC.” The U.S. Securities and Exchange Commission.

“Senior Debt.” (i) Debt of the Company under or in respect of any Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts and (ii) any other Debt of the Company permitted under the terms of this Indenture, unless the instrument under which such Debt is incurred or issued expressly provides that it is on a parity with or subordinated in right of payment to the Debentures. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt shall not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Debt of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables, (iv) any Debt that is incurred in violation of this Indenture (other than Debt under any Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Debt under this Indenture) or (v) Debt that, if it were treated as Senior Debt at the time when it was incurred, would have caused the total unpaid principal amount of Senior Debt of the Company that would then be outstanding to have exceeded $50,000,000.

“Subsidiary.” In respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“TIA.” The Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of this Indenture, except as provided in Section 1.04 and Section 9.03.

“Trust Officer.” Any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters or to whom a matter concerning the Indenture may be referred.

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“Trustee.” The party named as such above until a successor replaces it and thereafter means the successor. See also Section 10.14.

“U.S. Government Obligations.” Securities that are direct, noncallable, nonredeemable obligations of, or noncallable, nonredeemable obligations guaranteed by, the United States for the timely payment of which obligation or guarantee the full faith and credit of the United States is pledged, or funds consisting solely of such securities, including funds managed by the Trustee or one of its Affiliates (including such funds for which it or its Affiliates receives fees in connection with such management).

“Unfunded Capital Expenditures.” For any period tested, a dollar amount not less than zero equal to the Company’s capital expenditures as shown under “Investing Activities” in the Company’s consolidated statement of cash flows for such period in accordance with GAAP, minus the sum of (i) proceeds from property and equipment disposals under “Investing Activities” in the Company’s consolidated statement of cash flows for such period in accordance with GAAP, and (ii) proceeds from the issuance of long-term debt and from sale-leaseback transactions included under “Financing Activities” in the Company’s consolidated statement of cash flows for such period in accordance with GAAP.

Section 1.02. Other Definitions.

Term	Defined in Section
“Bankruptcy Law”	6.01
“Custodian”	6.01
“Defaulted Interest”	2.13
“Distribution”	10.14
“Fixed Charge Coverage Ratio”	4.02
“Event of Default”	6.01
“incur”	4.03
“Junior Debentures”	10.13
“Legal Holiday”	11.06
“Notice”	11.01
“Officer”	11.09
“Paying Agent”	2.03
“Payment Blockage Period”	10.14
“Proceeding”	1.01
“Registrar”	2.03
“Senior Debt Default Notice”	10.14
“Senior Debt Payment Default”	10.14
“Tangible Liabilities”	4.03
“Tangible Net Worth”	4.03

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term defined in Section 1.01 or Section 1.02 has the meaning assigned to it therein, and terms defined in the TIA have the meanings assigned to them in the TIA;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and words in the plural include the singular;

(e) provisions apply to successive events and transactions;

(f) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(g) “including” means including without limitation.

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Section 1.04. Trust Indenture Act. The provisions of TIA Sections 310 through 317 that impose duties on any Person (including the provisions automatically deemed included herein unless expressly excluded by this Indenture) are a part of and govern this Indenture upon and so long as the Indenture and Debentures are subject to the TIA. If any provision of this Indenture limits, qualifies or conflicts with such duties, the imposed duties shall control. If a provision of the TIA requires or permits a provision of this Indenture and the TIA provision is amended, then the Indenture provision shall be automatically amended to like effect.

ARTICLE II
THE DEBENTURES

Section 2.01. Form and Dating. The Debentures and the certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture. The Debentures may have notations, legends or endorsements required by Section 2.11, law, stock exchange rule, automated quotation system, agreements to which the Company is subject, or usage. Each Debenture shall be dated the date of its authentication. The Debentures shall be in denominations of $1,000.00 and whole multiples of $1,000.00.

Section 2.02. Execution and Authentication. Two Officers shall sign the Debentures for the Company by manual or facsimile signature.

If an Officer whose signature is on a Debenture no longer holds that office at the time the Debenture is authenticated, the Debenture is still valid.

A Debenture shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Debenture. The signature shall be conclusive evidence that the Debenture has been authenticated under this Indenture.

The Trustee shall authenticate Debentures for original issue up to the amount stated in paragraph 4 of Exhibit A in accordance with an Officers’ Certificate of the Company. The aggregate principal amount of Debentures outstanding at any time may not exceed that amount except as provided in Section 2.07. In accepting the responsibilities under this Indenture in relation to such Debentures, the Trustee shall receive, and (subject to Section 7.01) will be fully protected in relying upon, an Opinion of Counsel stating that the Indenture and such Debentures, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting creditors’ rights and by general principles of equity; and that all laws and requirements in respect of the execution and delivery by the Company of such Securities have been complied with.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Debentures. An authenticating agent may authenticate Debentures whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate.

Section 2.03. Agents. The Company shall maintain an office or agency where Debentures may be presented for registration of transfer or for exchange (“Registrar”), where Debentures may be presented for payment (“Paying Agent”). Whenever the Company must issue or deliver Debentures pursuant to this Indenture, the Trustee shall authenticate the Debentures at the Company’s request. The Registrar shall keep a register of the Debentures and of their transfer and exchange.

The Company may appoint more than one Registrar or Paying Agent. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Company does not appoint another Registrar or Paying Agent, the Trustee shall act as such.

Prior to due presentment of a Debenture for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name such Debenture is registered as the owner of such Debenture for the purpose of receiving payment of principal of and any interest on such Debenture and for all other purposes whatsoever.

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Section 2.04. Paying Agent To Hold Money in Trust. At least one Business Day prior to each due date of the Principal and interest on any Debenture, the Company shall deposit with the Paying Agent a sum sufficient to pay such Principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent will hold in trust for the benefit of Debentureholders or the Trustee all money held by the Paying Agent for the payment of the Principal of or interest on the Debentures, will notify the Trustee of any Default by the Company in making any such payment, and will comply with ARTICLE XI. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee. If the Company or any Affiliate acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.

Section 2.05. Debentureholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Debentureholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least ten (10) Business Days before each interest payment date and at such other times as the Trustee may request, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Debentureholders.

Section 2.06. Transfer and Exchange. The Debentures shall be issued in registered form and shall be transferable only upon surrender of a Debenture for registration of transfer. When a Debenture is presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Debentures of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met and the Debenture has not been redeemed. The Company may charge a reasonable fee for any registration of transfer or exchange but not for any exchange pursuant to Section 2.10, Section 3.07, Section 9.05 or Section 10.02.

All Debentures issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Debentures surrendered upon such transfer or exchange.

Section 2.07. Replacement Debentures. If the Holder of a Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company that the Debenture has been acquired by a protected purchaser, the Company shall issue a replacement Debenture. If required by the Trustee or the Company, an indemnity bond must be provided which is sufficient in the judgment of both to protect the Company, the Trustee and the Agents from any loss which any of them may suffer if a Debenture is replaced. The Company or the Trustee may charge the Holder for its expenses in replacing a Debenture.

Every replacement Debenture is an additional obligation of the Company.

Section 2.08. Outstanding Debentures.

(a) Debentures outstanding at any time are all Debentures authenticated by the Trustee except for those canceled by the Registrar, those delivered to it for cancellation and those described in this Section as not outstanding. A Debenture does not cease to be outstanding because the Company or an Affiliate holds the Debenture.

(b) If a Debenture is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Debenture is held by a protected purchaser.

(c) If Debentures are considered paid under Section 4.01, they cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Treasury Debentures Disregarded for Certain Purposes. In determining whether the Holders of the required Principal amount of Debentures have concurred in any direction, waiver or consent, Debentures owned by the Company or an Affiliate shall be disregarded and deemed not to be outstanding, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Debentures which the Trustee knows are so owned shall be so disregarded. Debentures so owned which have been pledged in good faith shall not be disregarded if the pledgee

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establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Debentures and that the pledgee is not the Company or any other obligor upon the Debentures or any Affiliate of the Company or of such other obligor.

Section 2.10. Temporary Debentures. Until definitive Debentures are ready for delivery, the Company may use temporary Debentures. Temporary Debentures shall be substantially in the form of definitive Debentures but may have variations that the Company considers appropriate for temporary Debentures. Without unreasonable delay, the Company shall deliver definitive Debentures in exchange for temporary Debentures.

Section 2.11. Global Debentures. The Company may issue some or all of the Debentures in temporary or permanent global form. The Company may issue a global Debenture only to a depository. A depository may transfer a global Debenture only to its nominee or to a successor depository. Interests in a global Debenture may be exchanged for definitive Debentures as directed by the depository in accordance with its procedures. A global Debenture shall represent the amount of Debentures specified in the global Debenture, as reflected in the schedule of exchanges to such global Debenture substantially in the form of Exhibit B. A global Debenture may have variations that the depository requires or that the Company considers appropriate for such a security.

Beneficial owners of part or all of a global Debenture are subject to the rules of the depository as in effect from time to time.

The Company, the Trustee and the Agents shall not be responsible for any acts or omissions of a depository, for any depository records of beneficial ownership interests or for any transactions between the depository and beneficial owners.

Section 2.12. Cancellation. The Company at any time may deliver Debentures to the Trustee for cancellation. The Paying Agent, if not the Trustee, shall forward to the Trustee any Debentures surrendered to them for payment. The Trustee shall cancel all Debentures surrendered for registration of transfer, exchange, payment, or cancellation and shall dispose of canceled Debentures according to its standard procedures. The Company may not issue new Debentures to replace Debentures that it has paid or which have been delivered to the Trustee for cancellation.

Section 2.13. Defaulted Interest. If the Company defaults in a payment of interest on the Debentures (“Defaulted Interest”) such Defaulted Interest shall cease to be payable to the Debentureholder on the relevant record date and shall be paid by the Company, at its election, under either (1) or (2) below:

(a) The Company may pay the Defaulted Interest together with interest thereon to the Persons which are Debentureholders on a subsequent special record date. The Company shall notify the Trustee of the amount of Defaulted Interest together with interest thereon to be paid and pay over such amount to the Trustee. The Trustee shall then fix a special record date and at the Company’s expense shall notify Debentureholders not less than 10 days prior to such special record date of the proposed payment, of the special record date, and of the payment date.

(b) The Company may make payment of Defaulted Interest together with interest thereon in any lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Debentures may be listed or designated for issuance. The Company shall give prompt notice to the Trustee and Debentureholders that it intends to make payment pursuant to this Section 2.13(b) and of the special record date of the proposed payment, and of the payment date. Such notice shall be delivered by the Company to the Trustee not less than 10 days prior to such special record date of the proposed payment.

Section 2.14. CUSIP Numbers. The Company in issuing the Debentures may use CUSIP numbers, if then generally in use, and the Trustee may use such numbers in any notice, including any notice of redemption or exchange, with respect to such Debentures provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Debentures or as contained in any notice of a redemption and that reliance may be placed only on the other identification

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numbers printed on the Debentures, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the CUSIP numbers.

ARTICLE III
REDEMPTION

Section 3.01. General. The Debentures are not redeemable by the Company at any time prior to [first anniversary of date of issue]. From and after [first anniversary of date of issue], the Company may, at its option, redeem the Debentures, in whole or in part, subject to compliance with Article III of this Indenture, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed. The Company’s right to redeem Debentures under this Article III may not be exercised if and for so long as the Company has failed to pay interest on any Debenture when the same becomes due and payable.

Section 3.02. Notice to Trustee.

(a) If Debentures are to be redeemed, the Company shall notify the Trustee of the redemption date, the Principal amount of Debentures to be redeemed and the provision of the Debentures permitting or requiring the redemption.

(b) The Company shall give each notice provided for in this Section at least 50 days before the redemption date unless a shorter period is satisfactory to the Trustee. If fewer than all the Debentures are to be redeemed, the record date relating to such redemption shall be selected by the Company and given to the Trustee, which record date shall be not less than 15 days prior to the redemption date.

Section 3.03. Selection of Debentures To Be Redeemed. If less than all the Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed by a method that complies with the requirements, if any, of any stock exchange on which the Debentures are listed and that the Trustee considers fair and appropriate, which may include selection pro rata or by lot. The Trustee shall make the selection from Debentures outstanding not previously called for redemption. The Trustee may select for redemption portions of the Principal of Debentures that have denominations larger than $1,000. Debentures and portions thereof selected by the Trustee shall be in amounts of $1,000 or whole multiples of $1,000. Provisions of this Indenture that apply to Debentures called for redemption also apply to portions of Debentures called for redemption. Global Debentures shall be selected for redemption in accordance with the procedures of the depository.

Section 3.04. Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption to each Holder whose Debentures are to be redeemed.

The notice shall state that it is a notice of redemption, identify the Debentures to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) the name and address of the Paying Agent;

(d) that Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Debentures (or portion thereof) called for redemption ceases to accrue on and after the redemption date; and

(f) list the CUSIP number of the Debentures and state that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Debentures.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense.

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Section 3.05. Effect of Notice of Redemption. Once notice of redemption is mailed, Debentures called for redemption become due and payable on the redemption date at the redemption price. Upon surrender to the Paying Agent, such Debentures shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.06. Deposit of Redemption Price. At least one Business Day prior to the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of, and accrued interest on, all Debentures to be redeemed on that date other than Debentures or portions of Debentures called for redemption which have been delivered by the Company to the Registrar for cancellation. Unless the Company shall default in the payment of Debentures (and accrued interest) called for redemption, interest on such Debentures shall cease to accrue after the redemption date.

Section 3.07. Debentures Redeemed in Part. Upon surrender of a Debenture that is redeemed in part, the Company shall deliver to the Holder (at the Company’s expense) a new Debenture equal in Principal amount to the unredeemed portion of the Debenture surrendered.

ARTICLE IV
COVENANTS

Section 4.01. Payment of Debentures. The Company shall pay or cause to be paid the Principal of and interest on the Debentures on the dates and in the manner provided in the Debentures and this Indenture. Principal and interest shall be considered paid on the date due if the Paying Agent (if other than the Company or an Affiliate thereof) holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all Principal and interest then due. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue Principal at the rate equal to two percent per annum in excess of the then applicable interest rate on the Debentures to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue Defaulted Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Restrictions on Dividends and Other Payments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay a dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment to holders of the Company’s Equity Interests in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company in excess of $2,000,000 in the aggregate during any 12-month period; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Debt that is subordinated to the Debentures, except at final maturity (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment: (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Company’s Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ended with the fiscal quarter most recently completed before the date of such Restricted Payment, shall (on a pro forma basis, as adjusted to give effect to such Restricted Payment as if it had been made as of the close of business on the last day of such period) have been greater than or equal to 1.30 to 1.00.

Section 4.03. Restrictions on Debt. Subject to the provisions of Section 4.08, the Company shall not create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Debt, and shall not permit any Subsidiary to incur any Debt, unless (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Company’s Fixed Charge Coverage Ratio for the period of four (4) consecutive fiscal quarters ended with the fiscal quarter most recently completed before the date such is

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incurred, shall (on a pro forma basis, as adjusted to give effect to the incurrence of such Debt as if it had been incurred as of the close of business on the last day of such period) have been greater than or equal to 1.30 to 1.00.

Section 4.04. SEC Reports. The Company shall file with the Trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Company will cause any quarterly and annual reports which it makes available to its stockholders to be mailed to the Holders. The Company will also comply with the other provisions of TIA Section 314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.05. Compliance Certificate. The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company, an Officers’ Certificate (that need not comply with the provisions of Section 11.04) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer(s) with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, in such Officer’s capacity as an Officer of the Company:

(a) the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default (without regard to grace periods or notice requirements) in the performance or observance of any of the terms, provisions and conditions of this Indenture, or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto; and

(b) no event has occurred and remains in existence by reason of which payments on account of the Principal of or interest on the Debentures are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

Section 4.06. Notice of Certain Events. The Company shall give prompt written notice to the Trustee and any Paying Agent of (i) any Proceeding, (ii) any Default or Event of Default, (iii) any cure or waiver of any Default or Event of Default, (iv) any Senior Debt Payment Default or Senior Debt Default Notice, and (v) if and when the Debentures are listed on any stock exchange.

Section 4.07. Corporate Existence. Except as permitted by Article V hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all rights (charter and statutory) of the Company.

Section 4.08. Senior Debt Limitation. Notwithstanding the provisions of Section 4.03 hereof, the Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Debt (other than Debt that is Senior Debt at the time that the Company incurs, creates, issues, assumes, guarantees, or otherwise becomes liable therefor) that is senior in any respect in right of payment to the Debentures.

ARTICLE V
SUCCESSORS

Section 5.01. When Company May Merge, etc. The Company shall not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, in one or more related transactions, to any Person unless:

(a) either the Company shall be the resulting or surviving entity or such Person is a corporation organized and existing under the laws of the United States, a State thereof or the District of Columbia;

(b) if the Company is not the resulting or surviving entity, such Person assumes by supplemental indenture all the obligations of the Company under the Debentures and this Indenture; and

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(c) immediately before and immediately after giving effect to such transaction or series of transactions no Default exists.

The Company shall deliver to the Trustee prior to the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each of which shall state that such consolidation, merger or transfer and such supplemental indenture comply with this ARTICLE V and that all conditions precedent herein provided for relating to such transaction and the execution and delivery of such supplemental indenture have been complied with.

Section 5.02. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Debentures with the same effect as if such successor corporation had been named as the Company herein and in the Debentures. Thereafter the obligations of the Company under the Debentures and Indenture shall terminate except for (i) obligations the Company may have under a supplemental indenture pursuant to Article IX and (ii) in the case of a sale, assignment, transfer, lease, conveyance or other disposition of the assets of the Company, the obligation to pay the Principal of and interest on the Debentures.

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.01. Events of Default. An “Event of Default” occurs if:

(a) the Company fails to pay interest on any Debenture when the same becomes due and payable and such failure continues for a period of 10 days, whether or not such payment is prohibited by the provisions of Article X;

(b) the Company fails to pay the Principal of any Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, whether or not such payment is prohibited by the provisions of Article X;

(c) the Company fails to observe or perform any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to Article V;

(d) the Company fails to comply with any of its other agreements or covenants in, or provisions of, the Debentures or this Indenture and such failure continues for the period and after the notice specified below;

(e) a default occurs under any Senior Debt of the Company, whether such Senior Debt now exists or shall be created hereafter, which default results in the acceleration of such Senior Debt prior to its express maturity; provided, that if any such acceleration is rescinded, or such Senior Debt is repaid, within a period of 10 days from the continuation of such default beyond the occurrence of such acceleration, as the case may be, such Event of Default under this Indenture and any consequential acceleration of the Debentures shall be automatically rescinded;

(f) the Company pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding,

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors; or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company in an involuntary case or proceeding,

(ii) appoints a Custodian of the Company for all or substantially all of its property, or

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(iii) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default, whether it is voluntary or involuntary, a consequence of the application of ARTICLE XI, or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means title 11 of the U.S. Code or any other U.S. federal or state law relating to bankruptcy, insolvency, winding up, liquidation, receivership, reorganization or relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

A Default under clause (d) is not an Event of Default until the Trustee or the Holders of at least 25% in Principal amount of the Debentures notify the Company and the Trustee of the Default and the Company does not cure the Default, or it is not waived, within 45 days after receipt of the notice. The notice must specify the Default, demand that it be remedied to the extent consistent with law, and state that the notice is a “Notice of Default.”

Section 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in clause (e) or (f) of Section 6.01) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in Principal amount of the Debentures by notice to the Company and the Trustee, may declare the Principal of and accrued and unpaid interest on all the Debentures to be due and payable. Upon such declaration the Principal and interest shall be due and payable immediately. If an Event of Default specified in clause (e) or (f) of Section 6.01 occurs with respect to the Company, all the Principal of and accrued and unpaid interest on all the Debentures shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in Principal amount of the Debentures by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default have been cured or waived except nonpayment of Principal or interest that has become due solely because of the acceleration.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of Principal or interest on the Debentures or to enforce the performance of any provision of the Debentures or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Debentures or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Debentureholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. The Holders of a majority in Principal amount of the Debentures by notice to the Trustee may waive an existing Default and its consequences except:

(a) a Default in the payment of the Principal of or interest on any Debenture;

(b) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Debentureholder affected.

Section 6.05. Control by Majority. The Holders of a majority in Principal amount of the Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, is unduly prejudicial to the rights of other Debentureholders, or would involve the Trustee in personal liability or expense for which the Trustee has not received a satisfactory indemnity.

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Section 6.06. Limitation on Suits. A Debentureholder may pursue a remedy with respect to this Indenture or the Debentures only if:

(a) the Holder gives to the Trustee notice of a continuing Event of Default;

(b) the Holders of at least 25% in Principal amount of the Debentures make a request to the Trustee to pursue the remedy and such Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses, and liabilities to be incurred in compliance with such request;

(c) the Trustee either (i) gives to such Holders notice it will not comply with the request, or (ii) does not comply with the request within 15 days after receipt of the request; and

(d) the Holders of a majority in Principal amount of the Debentures do not give the Trustee a direction inconsistent with the request prior to the earlier of the date, if ever, on which the Trustee delivers a notice under Section 6.06(c)(i) or the expiration of the period described in Section 6.06(c)(ii).

A Debentureholder may not use this Indenture to prejudice the rights of another Debentureholder or to obtain a preference or priority over another Debentureholder. The Trustee shall mail to all Holders any notice it receives from Holders under this Section and of any notice the Trustee provides pursuant to Section 6.06(c)(i).

Section 6.07. Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Debenture to receive payment of Principal and interest on the Debenture, on or after the respective due dates expressed in the Debenture, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Nothing in this Indenture limits or defers the right or ability of Holders to petition for commencement of a case under applicable Bankruptcy Law to the extent consistent with such Bankruptcy Law.

Section 6.08. Collection Suit by Trustee. If an Event of Default in the payment of Principal or interest specified in clause (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of Principal and accrued interest remaining unpaid, together with, to the extent that payment of such interest is lawful, interest on overdue principal and on overdue Defaulted Interest, in each case at the rate per annum borne by the Debentures and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07, and to the extent that such payment of the reasonable compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Debentures or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of

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the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

Section 6.10. Priorities. After an Event of Default any money or other property distributable in respect of the Company’s obligations under this Indenture shall be paid in the following order:

First: to the Trustee (including any predecessor Trustee) for amounts due or reasonably anticipated to become due under Section 7.07;

Second: to holders of Senior Debt to the extent required by ARTICLE XI;

Third: to Debentureholders for amounts due and unpaid on the Debentures for Principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Debentures for Principal and interest, respectively; and

Fourth: to the Company.

The Trustee may fix a record date and payment date for any payment to Debentureholders.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in Principal amount of the Debentures.

Section 6.12. Actions of a Holder. For the purpose of providing any consent, waiver or instruction to the Company or the Trustee, a “Holder” or “Debentureholder” shall include a Person who provides to the Company or the Trustee, as the case may be, an affidavit of beneficial ownership of a Debenture together with a satisfactory indemnity against any loss, liability or expense to such party to the extent that it acts upon such affidavit of beneficial ownership (including any consent, waiver or instructions given by a Person providing such affidavit and indemnity).

ARTICLE VII
TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

(b) Except during the continuance of an Event of Default:

(i) The Trustee need perform only those duties that are specifically set forth in this Indenture and no others.

(ii) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) This paragraph does not limit the effect of paragraph (b) of this Section.

(ii) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

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(iii) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 or in accordance with the direction of the Holders of a majority in principal amount of the Outstanding Debentures relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any right or power conferred upon the Trustee, under this Indenture.

(iv) The Trustee may refuse to perform any duty or exercise any right or power which would require it to expend its own funds or risk any liability if it shall reasonably believe that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company in writing. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or an Opinion of Counsel. The Trustee may also consult with counsel on any matter relating to the Indenture or the Debentures and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the advice of such counsel or in reliance on any Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e) Except in connection with compliance with TIA Section 310 or 311, the Trustee shall only be charged with knowledge of Trust Officers.

Section 7.03. Individual Rights of Trustee; Disqualification. The Trustee in its individual or any other capacity may become the owner or pledgee of Debentures and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to TIA Sections 310(b) and 311. Any other indenture of the Company is excluded from TIA Section 310(b) to the maximum extent allowable by the TIA.

Section 7.04. Trustee’s Disclaimer. The Trustee shall have no responsibility for the validity or adequacy of this Indenture or the Debentures. It shall not be accountable for the Company’s use of the proceeds from the Debentures, shall not be responsible for any statement in the Debentures other than its authentication, and shall not be responsible for any document or statement in connection with the issuance or sale of the Debentures.

Section 7.05. Notice of Defaults. If a continuing Default is known to the Trustee, the Trustee shall mail to Debentureholders a notice of the Default within 90 days after it occurs. Except in the case of a Default in payment on any Debenture, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Debentureholders.

Section 7.06. Reports by Trustee to Holders. If required pursuant to TIA Section 313(a), within 60 days after the reporting date stated in Section 11.09, the Trustee shall mail to Debentureholders a brief report dated as of such reporting date that complies with TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b)(2).

A copy of each report at the time of its mailing to Debentureholders shall be filed with the SEC and each stock exchange on which the Debentures are listed.

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Section 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services, including for any Agent capacity in which it acts. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee against any loss, liability or expense incurred by it including in any Agent capacity in which it acts. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.

The Company need not pay for any settlement made without its consent, which consent shall not unreasonably be withheld. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through negligence, willful misconduct or bad faith.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Debentures on all money or property held or collected by the Trustee, except that held in trust to pay Principal and interest on particular Debentures.

Without prejudice to its rights hereunder, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

The provisions of this Section shall survive the satisfaction and discharge or termination of this Indenture, the resignation or removal of the Trustee, and the defeasance of the Debentures.

Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign by so notifying the Company. The Holders of a majority in Principal amount of the Debentures may remove the Trustee by so notifying the Trustee and the Company. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent;

(c) a receiver or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

If a successor Trustee is not appointed and does not take office within 30 days after the retiring Trustee resigns, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office. If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or, subject to Section 6.11, any Debentureholder may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Debentureholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee. Within one year after a successor Trustee appointed by the Company or a court pursuant to this Section 7.08 takes office, the Holders of a majority in Principal amount of the Debentures may appoint a successor Trustee to replace such successor Trustee.

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A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Debentureholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

Section 7.09. Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee, if such successor corporation is eligible and qualified under Section 7.10.

Section 7.10. Eligibility. This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1) and 310(a)(2). The Trustee shall always have a combined capital and surplus as stated in Section 11.09.

Section 7.11. Preferential Collection of Claims Against Company. Upon and so long as the Indenture is qualified under the TIA, the Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed is subject to TIA Section 311(a) to the extent indicated.

ARTICLE VIII
SATISFACTION AND DISCHARGE

Section 8.01. Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect (except as to any registration of transfer or exchange of Debentures expressly provided for herein), and the Trustee, on demand of and at expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(a) either

(i) all Debentures theretofore authenticated and delivered (other than (x) Debentures which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (y) Debentures for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 8.04) have been delivered to the Trustee for cancellation; or

(ii) all such Debentures not theretofore delivered to the Trustee for cancellation

(A) have become due and payable, or

(B) will become due and payable at their stated maturity within one year, or

(C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company,

and the Company in the case of (A), (B), and (C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money or U.S. Government Obligations, or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of public accountants, to pay and discharge the entire indebtedness on such Debentures not theretofore delivered to the Trustee for cancellation, for Principal and interest to the date of such deposit (in the case of Debentures which have become due and payable) or to the stated maturity or redemption date, as the case may be;

(b) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

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Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Holders under Section 4.01, to the Trustee under Section 7.07, and, if money or U.S. Government Obligations shall have been deposited with the Trustee pursuant to clause (ii) of paragraph (a) of this Section 8.01, the obligations of the Trustee under Section 8.02 shall survive.

Section 8.02. Application of Trust Funds. The Trustee or Paying Agent shall hold in trust, for the benefit of the Holders, all money and U.S. Government Obligations deposited with it (or into which such money and U.S. Government Obligations are reinvested) pursuant to Section 8.01. It shall apply such deposited money and money from U.S. Government Obligations in accordance with this Indenture to the payment of the Principal and interest on the Debentures. Money and U.S. Government Obligations so held in trust (i) are not subject to ARTICLE XI and (ii) are subject to the Trustee’s rights under Section 7.07.

Section 8.03. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Obligations in accordance with Section 8.01 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture, the Debentures shall be revived and reinstated as though no deposit had occurred pursuant to this ARTICLE VIII, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01; provided, however, that if the Company makes any payment of Principal of or interest on any Debenture following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Debentures to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent after payment in full to the Holders.

Section 8.04. Repayment to Company. The Trustee and Paying Agent shall promptly turn over to the Company upon request any excess money or U.S. Government Obligations held by them at any time. All money or U.S. Government Obligations deposited with the Trustee pursuant to Section 8.01 (and held by it or a Paying Agent) for the payment of Debentures subsequently redeemed shall be returned to the Company upon request.

The Trustee and the Paying Agent shall pay to the Company, upon request and subject to applicable abandoned property law, any money held by them for payment of Principal or interest that remains unclaimed for two years after the right to such money has matured. After payment to the Company, Debentureholders entitled to the money shall look to the Company for payment as unsecured general creditors unless an abandoned property law designates another Person.

ARTICLE IX
AMENDMENTS

Section 9.01. Without Consent of Holders. The Company and the Trustee may amend this Indenture or the Debentures without the consent of any Debentureholder:

(a) to cure any ambiguity, defect or inconsistency;

(b) to comply with Section 5.01; or

(c) to make any change that does not adversely affect the rights of any Debentureholder.

Section 9.02. With Consent of Holders. The Company and the Trustee may amend this Indenture or the Debentures with the written consent of the Holders of at least a majority in Principal amount of the Debentures. However, notwithstanding the foregoing but subject to Section 9.04, without the written consent of each Debentureholder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

(a) reduce the amount of Debentures whose Holders must consent to an amendment;

(b) reduce the interest on or change the time for payment of interest on any Debenture;

(c) reduce the Principal of or change the fixed maturity of any Debenture;

(d) make any Debenture payable in money other than that stated in the Debenture;

(e) make any change in Section 6.04, Section 6.07 or Section 9.02 (second sentence); or

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(f) make any change in ARTICLE XI that adversely affects the rights of any Debentureholder.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

An amendment under this Section may not make any change that adversely affects the rights under ARTICLE XI of any Senior Debt unless it consents to the change.

Section 9.03. Compliance with Trust Indenture Act and Section 11.03. Every amendment to this Indenture or the Debentures shall comply with the TIA as then in effect, so long as the Indenture and Debentures are subject to the TIA. The Trustee is entitled to, and the Company shall provide an Opinion of Counsel and Officers’ Certificate that the Trustee’s execution of any amendment or supplemental indenture is permitted under this ARTICLE IX.

Section 9.04. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Debenture shall bind the Holder and every subsequent Holder of that Debenture or portion of the Debenture that evidences the same debt as the consenting Holder’s Debenture, even if notation of the consent or waiver is not made on the Debenture. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Debenture or portion of the Debenture if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Debentureholder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Debentureholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Debentureholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05. Notice of Amendment; Notation on or Exchange of Debentures. After any amendment under this Article becomes effective, the Company shall mail to Debentureholders a notice briefly describing such amendment. The failure to give such notice to all Debentureholders, or any defect therein, shall not impair or affect the validity of an amendment under this Article.

The Company or the Trustee may place an appropriate notation about an amendment or waiver on any Debenture thereafter authenticated. The Company may issue in exchange for affected Debentures new Debentures that reflect the amendment or waiver.

Section 9.06. Trustee Protected. The Trustee need not sign any supplemental indenture that adversely affects its rights.

ARTICLE X
SUBORDINATION

Section 10.01. Debentures Subordinated to Senior Debt.  The rights of Holders to payment of the Principal of and interest on the Debentures is subordinated to the rights of holders of Senior Debt, to the extent and in the manner provided in this ARTICLE X.

Section 10.02. Debentures Subordinated in Any Proceeding.  Upon any Distribution in any Proceeding,

(a) any Distribution to which the Holders are entitled shall be paid directly to the holders of Senior Debt to the extent necessary to make payment in full of all Senior Debt remaining unpaid after giving effect to all other Distributions to or for the benefit of the holders of Senior Debt; and

(b) in the event that any Distribution is received by the Trustee before all Senior Debt is paid in full, such Distribution shall be applied by the Trustee in accordance with this ARTICLE X.

Section 10.03. No Payment on Debentures in Certain Circumstances.  The Company shall not, directly or indirectly (other than in capital stock of the Company) pay any Principal of or interest on, redeem, defease or repurchase any of the Debentures (i) after any Senior Debt becomes due and payable, unless and

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until all such Senior Debt shall first be paid in full or (ii) after a Senior Debt Payment Default, unless and until such Senior Debt Payment Default has been cured, waived, or otherwise has ceased to exist.

During a Payment Blockage Period, no payment of any Principal of or interest on the Debentures may be made, directly or indirectly, by the Company. Unless the Senior Debt in respect of which the Senior Debt Default Notice has been given has been declared due and payable in its entirety within the Payment Blockage Period, at the end of the Payment Blockage Period, the Company shall pay all sums not paid to the Holders during the Payment Blockage Period and resume all other payments on the Debentures as and when due. Defaulted Interest shall be paid in accordance with Section 2.13. Any number of Senior Debt Default Notices may be given; provided, however, that as to any issue of Senior Debt (i) not more than one Senior Debt Default Notice shall be given within a period of any [366] consecutive days, and (ii) no specific act, omission or condition that gave rise to a default that existed upon the date of such Senior Debt Default Notice (whether or not such default applies to the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

If any Distribution, payment or deposit to redeem, defease or acquire any of the Debentures shall have been received by the Trustee at a time when such Distribution was prohibited by the provisions of this Section 10.03, then, unless such Distribution is no longer prohibited by this Section 10.03, such Distribution shall be received and applied by the Trustee for the benefit of the holders of Senior Debt, and shall be paid or delivered by the Trustee to the holders of Senior Debt for application to the payment of all Senior Debt.

Section 10.04. Subrogation.  The Holders shall not have any subrogation or other rights of recourse to any security in respect of any Senior Debt until such time as all Senior Debt shall have been paid in full. Upon the payment in full of all Senior Debt, the Holders shall be subrogated to the rights of the holders of Senior Debt to receive Distributions applicable to Senior Debt until all amounts owing in respect of the Debentures shall be so paid. No Distributions to the holders of Senior Debt which otherwise would have been made to the Holders shall, as between the Company and the Holders, be deemed to be payment by the Company to or on account of Senior Debt.

If any Distribution to which the Holders would otherwise have been entitled shall have been applied pursuant to the provisions of this Article to the payment of Senior Debt, then the Holders shall be entitled to receive from the holders of such Senior Debt any Distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all amounts payable on such Senior Debt to the extent provided herein.

Section 10.05. Obligations of the Company Unconditional.  This Article defines the relative rights of the Holders and holders of Senior Debt. Nothing in this Indenture is intended to or shall impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the Principal of and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company, other than the holders of Senior Debt, nor shall anything herein or in the Debentures prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this ARTICLE X, of the holders of Senior Debt in respect of any Distribution received upon the exercise of any such remedy. If the Company fails because of this Article to pay principal of or interest on a Debenture on the due date, the failure is still a Default. Upon any Distribution, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which the Proceeding is pending, or a certificate of the liquidating trustee or agent or other Person making any Distribution for the purpose of ascertaining the Persons entitled to participate in such Distribution, the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this ARTICLE X.

Section 10.06. Trustee and Paying Agents Entitled to Assume Payments Not Prohibited in Absence of Notice.  The Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee, unless and until a Trust Officer shall have received, no later than two Business Days prior to such payment, written notice thereof from the Company or from one or more holders of Senior Debt and, prior to the receipt of any such written notice, the Trustee, shall be entitled in all respects conclusively to presume that no such fact exists. Unless the Trustee shall have

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received the notice provided for in the preceding sentence, the Trustee shall have full power and authority to receive such payment and to apply the same to the purpose for which it was received, and shall not be affected by any notice to the contrary which may be received by it on or after such date. The foregoing shall not apply to any Affiliate of the Company acting as Paying Agent.

Section 10.07.  Satisfaction and Discharge.  Amounts deposited in trust with the Trustee pursuant to and in accordance with ARTICLE VIII and not prohibited to be deposited under Section 10.03 when deposited shall not be subject to this ARTICLE X.

Section 10.08.  Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt.  No right of any holder of any Senior Debt established in this ARTICLE X shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any failure by the Company to comply with the terms of this Indenture.

Section 10.09.  Right to Hold Senior Debt.  The Trustee is entitled to all of the rights set forth in this ARTICLE X in respect of any Senior Debt at any time held by it to the same extent as any other holder of Senior Debt.

Section 10.10.  No Fiduciary Duty of Trustee or Debentureholders to Holders of Senior Debt.  Neither the Trustee nor the Holders owes any fiduciary duty to the holders of Senior Debt. Neither the Trustee nor the Holders shall be liable to any holder of Senior Debt in the event that the Trustee, acting in good faith, shall pay over or distribute to the Holders, the Company, or any other Person, any property to which any holders of Senior Debt are entitled by virtue of this Article or otherwise. Nothing contained in this Section 10.10 shall affect the obligation of any other such Person to hold such payment for the benefit of, and to pay such payment over to, the holders of Senior Debt.

Section 10.11.  Distribution to Holders of Senior Debt.  Any Distribution otherwise payable to the holders of the Debentures made to holders of Senior Debt pursuant to this Article shall be made to such holders of Senior Debt ratably according to the respective amount of Senior Debt held by each.

Section 10.12.  Trustee’s Rights to Compensation, Reimbursement of Expenses and Indemnification.  The Trustee’s rights to compensation, reimbursement of expenses and indemnification under Section 6.10 and Section 7.07 are not subordinated.

Section 10.13.  Exception for Certain Distributions.  The rights of holders of Senior Debt under this Article do not extend (a) to any Distribution to the extent applied to the Trustee’s rights to compensation, reimbursement of expenses or indemnification or (b) to (i) securities which are subordinated to the securities distributed to the holders of Senior Debt on terms no less favorable to the holders of Senior Debt than the provisions of this Article, or (ii) Distributions under any plan approved by the court in any Proceeding.

Section 10.14.  Certain Definitions.  As used in this ARTICLE X,

“Distribution” in any Proceeding means any payment or distribution of assets or securities of the Company of any kind or character from any source, whether in cash, securities or other property made by the Company, custodian, liquidating trustee or agent or any other person whether pursuant to a plan or otherwise.

“Payment Blockage Period” means the period beginning when a Senior Debt Default Notice is given to the Company and the Trustee and ending (a) when the default identified in the Senior Debt Default Notice is cured, waived or otherwise ceases to exist or (b) after 179 days, whichever occurs first.

“Senior Debt Default Notice” means any notice of a default (other than a Senior Debt Payment Default) that permits the holders of any Senior Debt to declare such Senior Debt due and payable.

“Senior Debt Payment Default” means a default in the payment of any principal of or interest on any Senior Debt.

“Trustee” for purposes of this ARTICLE X includes any Paying Agent.
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ARTICLE XI
MISCELLANEOUS

Section 11.01.  Notices.  Any notice by one party to the other shall be in writing and sent to the other’s address stated in Section 11.09. The notice is duly given if it is delivered in Person or sent by a national courier service which provides next Business Day delivery or by first-class mail.

A party by notice to the other party may designate additional or different addresses for subsequent notices.

Any notice sent to a Debentureholder shall be mailed by first-class letter mailed to its address shown on the register kept by the Registrar. Failure to mail a notice to a Debentureholder or any defect in a notice mailed to a Debentureholder shall not affect the sufficiency of the notice mailed to other Debentureholders.

If a notice is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice to Debentureholders, it shall deliver or mail a copy to the Trustee and each Agent at the same time.

A “notice” includes any communication required by this Indenture.

Section 11.02.  Communication by Holders with Other Holders.  Debentureholders may communicate pursuant to TIA Section 312(b) with other Debentureholders with respect to their rights under this Indenture or the Debentures. The Company, the Trustee, and Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 11.03.  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.04. Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, the Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 11.05.  Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or a meeting of Debentureholders. Any Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.06.  Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or a day on which the Trustee or banking institutions generally are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

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Section 11.07.  No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 11.08.  Duplicate Originals.  The parties may sign any number of copies, and may execute such in counterparts, of this Indenture. One signed copy is enough to prove this Indenture.

Section 11.09.  Variable Provisions.  “Officer” means the President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

The Company initially appoints the Trustee as Registrar and Paying Agent.

The first certificate pursuant to Section 4.06 shall be for the fiscal year ending on ____________, 20___.

The reporting date for Section 7.06 is May 15 of each year. The first reporting date is May 15, 2010.

The Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee will be deemed to be in compliance with the capital and surplus requirement set forth in the preceding sentence if its obligations are guaranteed by a Person which could otherwise act as Trustee hereunder and which meets such capital and surplus requirement and the Trustee has at least the minimum capital and surplus required by TIA Section 310(a)(2).

The Company’s address is:

The Steak N Shake Company
36 S. Pennsylvania Street, Suite 500
Indianapolis, IN 46204
Facsimile No.: ______________________
[Attention: ________________________]

The Trustee’s address is:

Wells Fargo Bank, National Association
230 West Monroe Street, Suite 2900
Chicago, IL 60606
Facsimile No.: (312) 726-2158
Attention: Corporate Trust Services

With respect to presentation of the Debentures for payment or registration of transfers or exchanges, the Trustee’s address is 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations.

Section 11.10.  Governing Law.  The laws of the State of New York, without reference to choice of law or conflict of law rules, shall govern this Indenture and the Debentures.

Section 11.11.  Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 11.12.  USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (as amended, the “USA PATRIOT Act”), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

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Section 11.13. Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE DEBENTURES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures Begin on Following Page]

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

THE STEAK N SHAKE COMPANY

By:	[TITLE]

Attest:

Assistant Secretary

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	Vice President

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EXHIBIT A

(Face of Debenture)

CUSIP

No.
$

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 201_

Interest Payment Dates: June 30 and December 31

Record Dates:

The Steak n Shake Company promises to pay to  or registered assigns, the sum of  Dollars on [fifth anniversary of date of issue].

This Debenture is subordinated to Senior Debt as defined by the Indenture. The Steak n Shake Company may, at its option, redeem the Debentures, in whole or in part and without premium or penalty, as of any date that occurs on or after [first anniversary of date of issue]. See the reverse and the Indenture referenced for additional provisions of this Debenture.

Dated:
Authenticated:

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee

By	Authorized Officer

THE STEAK N SHAKE COMPANY

By

By	[SEAL]

A-1

(Back of Debenture)

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 201_

(1) Interest. The Steak n Shake Company (the “Company”), an Indiana corporation, promises to pay interest on the principal amount of this Debenture at the rate per annum shown above. The Company will pay interest semiannually on June 30 and December 31 of each year, commencing June 30, 2010. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [Date of Issue]. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) Method of Payment. The Company will pay interest on the Debentures to the Persons who are registered holders of Debentures at the close of business on the record date for the next interest payment date, except as otherwise provided herein or in the Indenture even though Debentures are cancelled after the record date and on or before the interest payment date. Holders must surrender Debentures to a Paying Agent to collect principal payments. The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay Principal and interest by wire transfer or check payable in such money. It may mail an interest check to a record date holder’s registered address.

(3) Agents. Initially, Wells Fargo Bank, National Association (“Trustee”), Corporate Trust Services, 230 West Monroe Street, Suite 2900, Chicago, Illinois 60606, will act as Registrar and Paying Agent. With respect to presentation of the Debentures for payment or registration of transfers or exchanges, the Trustee’s address is 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations. The Company may change any such Agent without notice. The Company or an Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

(4) Indenture. The Company issued the Debentures under an Indenture dated as of ______________, 20__ (“Indenture”) between the Company and the Trustee. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”). The Debentures are subject to all such terms, and Debentureholders are referred to the Indenture and the Act for a statement of such terms. The Debentures are unsecured subordinated general obligations of the Company limited to $22,959,000 in aggregate principal amount.

(5) Redemption. The Debentures are not redeemable by the Company at any time prior to [first anniversary of date of issue]. From and after [first anniversary of date of issue], the Company may, at its option, redeem Debentures in accordance with Article III of the Indenture in whole or in part without premium or penalty. The Company’s right to redeem Debentures under this Section 5 may not be exercised if and for so long as the Company has failed to pay interest on any Debenture when the same becomes due and payable.

(6) Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than sixty (60) days before the redemption date to each holder of Debentures to be redeemed at his registered address.

(7) Subordination. The Debentures are subordinated to Senior Debt as defined in the Indenture. To the extent provided in the Indenture, Senior Debt must be paid before the Debentures may be paid. The Company agrees, and each Debentureholder by accepting a Debenture agrees, to the subordination and authorizes the Trustee to give it effect.

(8) Denominations, Transfer, Exchange. The Debentures are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Debentures may be registered and Debentures may be exchanged as provided in the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law. The Registrar need not exchange or register the transfer of any Debenture or portion of a Debenture selected for redemption. Also, it need not exchange or register the transfer of any Debentures for a period of fifteen (15) days before a selection of Debentures to be redeemed.

A-2

(9) Persons Deemed Owners. Subject to Section 6.12 of the Indenture, the registered holder of a Debenture may be treated as its owner for all purposes.

(10) Amendments and Waivers. Subject to certain exceptions, the Indenture or the Debentures may be amended, and any Default may be waived, with the consent of the holders of a majority in Principal amount of the Debentures. Without the consent of any Debentureholder, the Indenture or the Debentures may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Debentureholders or to make any change that does not adversely affect the rights of any Debentureholder.

(11) Successors. When successors assume all the obligations of the Company under the Debentures and the Indenture, the Company will be released from those obligations, except as provided in the Indenture.

(12) Satisfaction and Discharge Prior to Redemption or Maturity. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Debentures and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of Principal and interest on the Debentures to redemption or maturity.

(13) Defaults and Remedies. Subject to the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the holders of at least 25% in Principal amount of the Debentures may declare all the Debentures to be due and payable immediately. Debentureholders may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in Principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Debentureholders notice of any continuing Default (except a Default in payment of Principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

(14) Trustee Dealings with Company. The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company, or its Affiliates, as if it were not Trustee, subject to the Indenture and the Act.

(15) No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Debentureholder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debentures.

(16) Authentication. This Debenture shall not be valid until authenticated by a manual signature of the Trustee.

(17) Abbreviations. Customary abbreviations may be used in the name of a Debentureholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G A (= Uniform Gifts to Minors Act).

The Company will furnish to any Debentureholder upon written request and without charge a copy of the Indenture. Requests may be made to: Secretary, The Steak N Shake Company, 36 S. Pennsylvania Street, Century Bldg. 500, Indianapolis, Indiana 46236.

A-3

ASSIGNMENT FORM

To assign this Debenture, fill in the form below:

(I) or (we) assign and transfer this Debenture to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint  to transfer this Debenture on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Debenture)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-4

EXHIBIT B

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL DEBENTURE*

The following exchanges of a part of this Global Debenture for an interest in another Global Debenture, or exchanges of a part of another Global Debenture or definitive Debenture for an interest in this Global Debenture, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Debenture	Amount of increase in Principal Amount of the Global Debenture	Principal Amount of this Global Debenture following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Indiana Business Corporation Law (“BCL”), the provisions of which govern Steak n Shake, empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

The BCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the BCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the BCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding. The BCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

The Amended and Restated Articles of Incorporation and the Restated Bylaws of Steak n Shake contain provisions pursuant to which the officers and directors of Steak n Shake are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he or she reasonably believed to be in or not opposed to the best interests of Steak n Shake. Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or a matter of law.

Steak n Shake maintains directors’ and officers’ liability insurance, the effect of which is to indemnify the directors and officers of Steak n Shake and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Steak n Shake pursuant to the foregoing provisions, Steak n Shake has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

The merger agreement filed as Exhibit 2.1 to this Registration Statement provides for indemnification of the past and present officers and directors of Western Sizzlin and its subsidiaries, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger.

Item 21. Exhibits and Financial Statement Schedules

(a) See Index to Exhibits, which is incorporated herein by reference.

(b) Schedules

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, Steak n Shake certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on December 24, 2009.

THE STEAK N SHAKE COMPANY

By:	/s/ Sardar Biglari
Name	Sardar Biglari
Title	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated as of December   , 2009.

/s/ Sardar Biglari Sardar Biglari	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director
/s/ Duane E. Geiger Duane E. Geiger	Interim CFO, Vice President, Controller (Principal Financial and Accounting Officer)
/s/ Philip L. Cooley* Philip L. Cooley	Director
/s/ Ruth J. Person* Ruth J. Person	Director
/s/ William J. Regan, Jr.* William J. Regan, Jr.	Director
John W. Ryan	Director
*By: /s/ Sardar Biglari Sardar Biglari, as Attorney-in-Fact

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger, dated as of October 22, 2009, by and among The Steak n Shake Company, Western Sizzlin Corporation and Grill Acquisition Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated October 23, 2009).
3.1*	Amended and Restated Articles of Incorporation of The Steak n Shake Company, filed with the Secretary of State of the State of Indiana on March 27, 2002.
3.2	Restated Bylaws of The Steak n Shake Company, as amended through June 17, 2009 (incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2009, filed on August 10, 2009).
4.1	The form of Indenture between The Steak n Shake Company and Wells Fargo Bank, National Association (incorporated by reference to Exhibit C to the Agreement and Plan of Merger filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated October 23, 2009).
4.2	Form of certificate representing 14% Redeemable Subordinated Debentures of The Steak n Shake Company (incorporated by reference to Exhibit B to the Agreement and Plan of Merger that was filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated October 23, 2009).
5.1*	Opinion of Ice Miller LLP.
12.1	Statement Regarding the Computation of Ratios with respect to Steak n Shake.
12.2	Statement Regarding the Computation of Ratios with respect to Western Sizzlin.
21*	Subsidiaries of The Steak n Shake Company.
23.1	Consent of Ice Miller LLP (Included as part of Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Dixon Hughes PLLC, Independent Registered Public Accounting Firm.
23.4	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).
25.1*	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee under the Indenture.
99.1*	Voting Agreement, dated October 22, 2009 between The Steak n Shake Company and Dash Acquisitions LLC.
99.2*	Voting Agreement, dated October 22, 2009 between The Steak n Shake Company and The Lion Fund, L.P.
99.3	Form of Western Sizzlin Corporation Proxy Card.
99.4	Consent of Duff & Phelps, LLC.
99.5	Consent of B. Riley & Co. LLC.

*	Previously filed.